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VIPSHOP HOLDINGS LIMITED INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on March 5, 2013

REGISTRATION NO. 333-186781

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 1
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Vipshop Holdings Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	5961 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

No. 20 Huahai Street,
Liwan District, Guangzhou 510370
The People's Republic of China
+86 (20) 2233-0000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700	Leiming Chen, Esq. Simpson Thacher & Bartlett LLP c/o ICBC Tower, 35/F 3 Garden Road, Central Hong Kong +852 2514-7600

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per ordinary share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)

Ordinary shares, par value US$0.0001 per share	13,800,000	US$13.135	US$181,263,000	US$24,725

(1)
American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-180029). Each American depositary share represents two ordinary shares.

(2)
Includes ordinary shares that are issuable upon the exercise of the underwriters' option to purchase additional shares. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low trading prices on March 1, 2013 of the Registrant's American depositary shares listed on the New York Stock Exchange, each representing two ordinary shares of the Registrant.

(4)
US$16,368 of which was previously paid on February 21, 2013.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED MARCH 5, 2013

6,000,000 American Depositary Shares

Representing 12,000,000 Ordinary Shares

Vipshop Holdings Limited

        This is a public offering of American depositary shares, or ADSs, of Vipshop Holdings Limited. We are offering 4,000,000 ADSs and the selling shareholders named in this prospectus are offering an aggregate of 2,000,000 ADSs. Each ADS represents two ordinary shares, par value US$0.0001 per share. We will not receive any proceeds from the ADSs sold by the selling shareholders.

        Our ADSs are listed on the New York Stock Exchange, or the NYSE, under the symbol "VIPS." On March 4, 2013, the closing trading price for our ADSs, as reported on the NYSE, was US$25.40 per ADS.

        We are an "emerging growth company" under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

        Investing in our ADSs involves risks. See "Risk Factors" beginning on page 13.

        Neither the United States Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds to us (before expenses)	US$	US$
Proceeds to the selling shareholders (before expenses)	US$	US$

(1)
We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See "Underwriting."

        The underwriters have an option to purchase up to an aggregate of 900,000 additional ADSs from certain selling shareholders at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus.

        The underwriters expect to deliver the ADSs to purchasers on or about                        , 2013.

Goldman Sachs (Asia) L.L.C.	Deutsche Bank Securities	J.P. Morgan

Piper Jaffray & Co.	Oppenheimer & Co.	China Renaissance Securities (Hong Kong) Limited

The date of this prospectus is                        , 2013

        You should rely only on the information contained in this prospectus or in any related free-writing prospectus that we have filed with the United States Securities and Exchange Commission, or the SEC. Neither we nor underwriters have authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

        Neither we nor the underwriters have taken any action to permit a public offering of the ADSs outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of the prospectus outside the United States.

i

CONVENTIONS USED IN THIS PROSPECTUS

        In this prospectus, unless otherwise indicated or the context otherwise requires, references to:

  •
  "we," "us," "our company" and "our" refers to Vipshop Holdings Limited, its subsidiaries and its consolidated affiliated entity;

  •
  an "active customer" for a given period refers to any registered member on vipshop.com who has purchased products from us at least once during such period;

  •
  a "repeat customer" for a given period refers to any customer who (i) is an active customer during such period, and (ii) had purchased products from us at least twice during the period from our inception on August 22, 2008 to the end of such period. Orders placed by a repeat customer during a given period include all orders placed by the customer during such period even if the customer made the first purchase from us in the same period;

  •
  a "registered member" refers to any consumer who has registered and created an account on our vipshop.com website;

  •
  "daily unique visitors" refers to the number of different IP addresses from which a website is visited during a given day;

  •
  "monthly unique visitors" refers to the number of different IP addresses from which a website is visited during a given month;

  •
  "cumulative customers" refers to all customers who had purchased products from us at least once during the period from our inception on August 22, 2008 to a specified date;

  •
  "DCM Entities" refers to, as the context may require, any or all of our shareholding entities affiliated with DCM. See "Principal and Selling Shareholders;"

  •
  "Sequoia Entities" refers to, as the context may require, any or all of our shareholding entities affiliated with Sequoia Capital China. See "Principal and Selling Shareholders;"

  •
  "Frost & Sullivan" refers to Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., a third-party market research company that we commissioned to provide information on the industry in which we operate;

  •
  "ADSs" refers to our American depositary shares, each of which represents two ordinary shares;

  •
  "China" or the "PRC" refers to the People's Republic of China, excluding, for purposes of this prospectus only, Taiwan, Hong Kong and Macau;

  •
  "shares" or "ordinary shares" refers to our ordinary shares, par value US$0.0001 per share;

  •
  "RMB" or "Renminbi" refers to the legal currency of China; and

  •
  "US$," "dollars" or "U.S. dollars" refers to the legal currency of the United States.

        Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional shares.

        Renminbi amounts shown in this prospectus are accompanied by translations into U.S. dollars solely for the convenience of the reader. Unless otherwise noted, all such translations from Renminbi to U.S. dollars in this prospectus were made at RMB6.2301 to US$1.00, the noon buying rate for December 31, 2012 as set forth in the H.10 statistical release of the Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions. On March 1, 2013, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board was RMB6.2226 to US$1.00.

ii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in the ADSs, you should carefully read the entire prospectus, including our financial statements and related notes included in this prospectus and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." This prospectus contains information from the Chinese Flash Sale Market Study, an industry report commissioned by us and prepared by Frost & Sullivan, a third-party market research firm, in February 2013. We refer to this report as the Frost & Sullivan Report in this prospectus.

Our Business

        We are China's leading online discount retailer for brands as measured by total revenues in 2011, the number of registered members as of December 31, 2012 and the number of monthly unique visitors in December 2012, according to the Frost & Sullivan Report. We offer high-quality branded products to consumers in China through flash sales on our vipshop.com website. Flash sales represents a new online retail format combining the advantages of e-commerce and discount sales through selling a finite quantity of discounted products or services online for a limited period of time. Since our inception in August 2008, we have attracted a large and growing number of consumers and popular brands. We had 26.8 million registered members and over 4.9 million cumulative customers and promoted and sold products for over 5,800 popular domestic and international brands as of December 31, 2012.

        Our business model provides a unique online shopping experience for our customers. We offer new sales events daily with a curated selection of popular branded products at deeply discounted prices in limited quantities during limited time periods, creating the element of "thrill and excitement" associated with our unique customer shopping experience. Our strong merchandizing expertise enables us to select the brand composition and product mix of our daily sales events that appeal to our customers, which mostly consist of urban and educated individuals in China who are seeking lifestyle enhancements. We have built a highly engaged and loyal customer base that contributes to our sales growth, while also enabling us to attract new customers primarily through word-of-mouth referrals. A majority of our customers have purchased products from us more than once. Our total number of repeat customers was 0.2 million, 0.9 million and 2.6 million in 2010, 2011 and 2012, respectively, representing 56.2%, 60.6% and 63.9%, respectively, of the total number of our active customers during the same periods. Orders placed by our repeat customers accounted for 86.7%, 91.9% and 93.2% of our total orders during the same periods.

        We are a preferred online flash sales channel in China for popular domestic and international brands. We believe that well-known and popular brands are attracted to our website and services because of our ability to monetize large volume of their inventory in short periods of time, increase consumer awareness of their brands and products, reach potential customers throughout China, and fulfill their demand for customer data analysis and inventory management. Among the brands who have promoted and sold products on our website, substantially all of them have returned to pursue additional sales opportunities with us. To date, we have the exclusive rights to sell selective products from over 700 brands.

        We strive to optimize every aspect of our operations as we continue to grow our business. We generally have the right to return unsold items for most of our products to our brand partners. Our logistics operations and inventory management systems are specifically designed to support the frequent sales events on our website and handle a large volume of inventory turnover. We use both leading delivery companies with nationwide coverage and quality regional and local couriers to ensure reliable and timely delivery. We have developed our IT infrastructure to support the surge of visitor traffic to our website during the peak hours of our daily flash sales. We believe that our efficient operational and management systems combined with our robust IT infrastructure set a solid foundation for our continuing growth.

        We began our operations in August 2008 and have grown significantly since then. In 2010, 2011 and 2012, we fulfilled over 0.9 million, over 7.2 million and over 21.9 million customer orders, respectively, and we generated total net revenues of US$32.6 million, US$227.1 million and US$692.1 million, respectively. In 2010, 2011 and 2012, we incurred net losses of US$8.4 million, US$107.3 million and US$9.5 million, respectively. Our net loss in 2011 and 2012 reflected non-cash share-based compensation expenses in an aggregate amount of US$73.9 million and US$7.6 million, respectively. We recorded net profit of US$6.3 million in the fourth quarter of 2012, the first time we achieved profitability after tax.

        PRC laws and regulations currently limit foreign ownership of companies that provide internet-based services, such as our online retail business. To comply with these restrictions, we conduct our online operations principally through our consolidated affiliated entity, Guangzhou Vipshop Information Technology Co., Ltd., or Vipshop Information. We face risks associated with our corporate structure, as our control over Vipshop Information is based upon contractual arrangements rather than equity ownership. See "Our Corporate History and Structure" and "Risk Factors—Risks Relating to Our Corporate Structure and Restrictions on Our Industry."

Our Value Proposition to Consumers and Brands

        Since our inception in August 2008, we have focused on building the leading online discount retail website in China. We believe that the success of vipshop.com is a direct result of the unique value proposition that we offer to both consumers and brands.

        For consumers, we provide a unique online shopping experience characterized by "thrill and excitement." The "thrill and excitement" experience for consumers arises from their discovery of the high quality items available for sale on our website each day and being able to purchase these high quality items at a significant discount to retail prices. We deliver this unique online shopping experience to consumers across China, providing them with access to carefully selected, high quality products from coveted brands which they might not otherwise have access to or have thought about purchasing.

        For brands, we offer a channel to create new consumer demand for their products and services and the ability to monetize their inventory quickly without compromising their brand promise. We provide a new and impactful marketing channel for brands to increase consumer awareness throughout China. We help brands expand their addressable market of potential customers by offering products at a price that entices new customers to try a brand's products that they may not otherwise have sampled or been able to afford. We also provide our customer behavior and transaction data to brands to help them refine their product development and sales and marketing strategies.

Our Industry

        The retail market in China is in the midst of an extended period of robust growth driven by increasing urbanization and higher levels of disposable income. Retail sales in China grew from RMB7.6 trillion in 2006 to RMB18.4 trillion in 2011, representing a compound annual growth rate, or CAGR, of 19.2%, according to China's National Bureau of Statistics. According to the Frost & Sullivan Report, retail sales in China grew from RMB15.7 trillion in 2010 to RMB18.4 trillion in 2011 and RMB20.7 trillion in 2012, and are expected to reach RMB23.7 trillion, RMB27.1 trillion and RMB30.9 trillion in 2013, 2014 and 2015, respectively. Retail sales are expected to continue to grow as a percentage of China's GDP as domestic consumption becomes a more important component of China's economy. According to the Frost & Sullivan Report, retail sales are projected to constitute 43.2% of China's GDP in 2015, compared to 39.0% in 2011. However, China's retail market is still at the relatively early stage of development. Chinese consumers, equipped with increasing purchasing power for lifestyle products and services, are highly brand conscious and price sensitive, yet the availability of discount retailers and outlet malls within China's retail ecosystem is extremely limited. According to the Frost & Sullivan Report, China's discount retail market size in 2011 and 2012 was US$15.1 billion and US$23.6 billion, respectively, compared with US$64.6 billion and US$67.8 billion in the U.S. China's discount retail market accounted for 0.5% and 0.7% of the total retail market in 2011 and 2012, respectively, compared with 1.4% and 1.4% for the same periods in the U.S., according to the Frost & Sullivan Report. Frost & Sullivan projects that discount retail sales in China will reach RMB560.8 billion in 2015, representing a CAGR of 56.3% from 2011, as discount retail channels become more developed and diversified.

        The internet is enabling Chinese consumers to more easily research and purchase products and services online. According to the Frost & Sullivan Report, the number of online shoppers in China grew from 80 million in 2008 to 187 million in 2011. The number is projected to grow to 363 million in 2015, representing a CAGR of 18.0% from 2011 to 2015. Driven by the increasing number of online shoppers, as well as higher purchase volumes per shopper, the online retail sales revenue in China is expected to grow from RMB785 billion in 2011 to RMB3,020 billion in 2015, representing a CAGR of 40.1%, according to the Frost & Sullivan Report.

        Flash sales represents a new online retail format combining the advantages of e-commerce and discount sales channels. The flash sales market in China is estimated to grow from RMB8.4 billion in 2011 to RMB104.2 billion in 2015, according to the Frost & Sullivan Report. Unlike leading flash sales models in the U.S. and Europe, the flash sales market in China has quickly expanded beyond selling primarily luxury brands and services. China's flash sales market encompasses a broader range of brands and products, appealing to a larger base of consumers. According to the Frost & Sullivan Report, the total apparel retail sales in China in 2011 were RMB946.5 billion. While sales of apparel products comprised of 57.1% of total online flash sales market in China in 2011, they are projected to decrease to represent 43.1% of the total flash sales market in 2015, as other growing product categories such as household goods, cosmetics and other lifestyle products account for a larger portion of the market, according to the Frost & Sullivan Report. We believe that the flash sales market will increase as a percentage of total retail sales in China as merchandising expertise, economies of scale and fulfillment and logistics capabilities of flash sales companies continue to improve.

Our Strengths

        We are focused on revolutionizing the online shopping experience in China for both consumers and brands. We believe the following strengths have been critical to our success to date:

  •
  China's leading online discount retailer for brands;

  •
  highly engaged and loyal customer base;

  •
  preferred online flash sales channel for popular brands;

  •
  powerful network effects;

  •
  superior operational expertise; and

  •
  experienced management team with deep industry knowledge.

Our Strategies

        Our goal is to be the destination of choice for online sales of branded products and be the lifestyle trend setter in China. We plan to execute the following strategies to achieve our goal:

  •
  enhance customer experience and loyalty through innovation;

  •
  strengthen our brand relationships and expand our product selection;

  •
  further promote our vipshop.com brand to attract more customers;

  •
  expand our operational capabilities and IT infrastructure; and

  •
  pursue strategic alliances and acquisition opportunities.

Our Challenges

        Our ability to achieve our goal and execute our strategies is subject to risks and uncertainties, including the following:

  •
  if we are unable to manage our rapid growth or execute our strategies effectively, our business and prospects may be materially and adversely affected;

  •
  if we are unable to offer branded products at attractive prices to meet customer needs and preferences, we may lose customers and our business, financial condition and results of operations may be materially and adversely affected;

  •
  our business and results of operations may be materially and adversely affected if we are unable to maintain our customer experience or provide high quality customer service;

  •
  any harm to our vipshop.com brand or failure to maintain our reputation may materially and adversely affect our business and growth prospects;

  •
  if we fail to manage our relationships with, or otherwise fail to procure products at favorable terms from, our existing brand partners, or if we fail to attract new brand partners, our business and growth prospects may suffer;

  •
  we primarily use third-party delivery companies to deliver our products, and if they fail to provide reliable delivery services, our business and reputation may be materially and adversely affected;

  •
  if we do not compete effectively against existing or new competitors, we may lose market share and customers;

  •
  we have a history of net losses and may incur net losses in the future; and

  •
  we may suffer losses if we are unable to effectively manage our inventory.

        In addition, we expect to face risks and uncertainties related to our corporate structure and doing business in China, including:

  •
  risks associated with our control over our consolidated affiliated entity, which is based on contractual arrangements rather than equity ownership; and

  •
  uncertainties associated with our compliance with applicable PRC regulations.

        Please see "Risk Factors" for a more detailed discussion of these and other risks and uncertainties we face.

Our Corporate History and Structure

        We are a holding company incorporated in the Cayman Islands and conduct our business through our subsidiaries and consolidated affiliated entity in China. We started our operations in August 2008 when our founders established Guangzhou Vipshop Information Technology Co., Ltd., or Vipshop Information, in China. In order to facilitate foreign investment in our company, our founders incorporated Vipshop Holdings Limited, or Vipshop Holdings, an offshore holding company in Cayman Islands, in August 2010. In October 2010, Vipshop Holdings established Vipshop International Holdings Limited, or Vipshop HK, a wholly owned subsidiary, in Hong Kong. Subsequently, Vipshop HK established a wholly owned PRC subsidiary, Vipshop (China) Co., Ltd. (formerly, Guangzhou Vipshop Computer Service Co., Ltd.), or Vipshop China, in January 2011.

        During 2011 and 2012, Vipshop China newly established the following wholly owned PRC subsidiaries to support our regional business expansion:

  •
  Vipshop (Kunshan) E-Commerce Co., Ltd., or Vipshop Kunshan;

  •
  Vipshop (Jianyang) E-Commerce Co., Ltd., or Vipshop Jianyang;

  •
  Vipshop (Beijing) E-Commerce Co., Ltd., or Vipshop Beijing;

  •
  Vipshop (Tianjin) E-Commerce Co., Ltd., or Vipshop Tianjin; and

  •
  Guangzhou Pinwei Software Co., Ltd., or Pinwei Software.

        The following diagram illustrates our corporate structure as of the date of this prospectus:

(1)
Shareholders of Vipshop Information include our co-founders and shareholders Eric Ya Shen, Arthur Xiaobo Hong, Bin Wu and Xing Peng, holding 52.0%, 26.0%, 11.6% and 10.4% of the total equity interests in Vipshop Information, respectively.

(2)
An intermediary holding company.

(3)
A subsidiary primarily engaged in warehousing, logistics, product procurement, research and development, technology development and consulting businesses.

(4)
Subsidiaries primarily engaged in warehousing and logistics businesses in the respective cities of Chengdu, Kunshan, Beijing and Tianjin and their respective nearby regions.

(5)
A subsidiary primarily engaged in software development and information technology support.

        Foreign ownership of internet-based businesses is subject to significant restrictions under current PRC laws and regulations. The PRC government regulates internet access, the distribution of online information and the conduct of online commerce through strict business licensing requirements and other government regulations. We are a Cayman Islands company and our PRC subsidiary, Vipshop China, is a wholly foreign owned enterprise. As a wholly foreign owned enterprise, Vipshop China is restricted from holding the licenses that are necessary for our online operation in China. To comply with these restrictions, we conduct our operations partly through Vipshop Information, our consolidated affiliated entity in China. Vipshop Information operates our website and holds the licenses necessary to conduct our internet-related operations in China.

        Our wholly owned subsidiary, Vipshop China, has entered into a series of contractual arrangements with our consolidated affiliated entity, Vipshop Information, and its shareholders, which enable us to:

  •
  exercise effective control over Vipshop Information;

  •
  receive substantially all of the economic benefits of Vipshop Information through service fees, which are equal to 100% of Vipshop Information's net income and may be adjusted at Vipshop China's sole discretion, in consideration for the technical and consulting services provided by Vipshop China; and

  •
  have an exclusive option to purchase, or designate one or more person(s) to purchase, all of the equity interests in Vipshop Information to the extent permitted under PRC laws, regulations and legal procedures.

        These contractual arrangements include:

  •
  an exclusive business cooperation agreement under which Vipshop Information agrees to engage Vipshop China as its exclusive provider of technical, consulting and other services in relation to its business operations. The term of this agreement is ten years from the execution date of October 8, 2011, which may be extended for a period to be determined by Vipshop China. Vipshop China may terminate this agreement at any time by giving 30 days' prior written notice. Vipshop Information has no right to terminate this agreement unless Vipshop China commits gross negligence or fraud;

  •
  an exclusive purchase framework agreement under which Vipshop Information agrees to purchase products or services exclusively from Vipshop China or its subsidiaries. Vipshop Information and its subsidiaries must not purchase from any third party products or services that Vipshop China is capable of providing. The term of this agreement is five years from September 1, 2011. If neither party objects in writing and both parties remain cooperating at the expiration of the agreement, the parties will continue to be bound by this agreement until a new agreement is entered into. Vipshop China may terminate this agreement at any time by giving 15 days' prior written notice. Vipshop Information has no right to terminate this agreement unless Vipshop China commits gross negligence or fraud;

  •
  an equity interest pledge agreement under which the shareholders of Vipshop Information have pledged all of their equity interests in Vipshop Information to Vipshop China to guarantee Vipshop Information's performance of its obligations under the exclusive business cooperation agreement. The agreement will remain in effect until all of the obligations of Vipshop Information under the exclusive business cooperation agreement have been duly performed or terminated;

  •
  an exclusive option agreement under which the shareholders of Vipshop Information have granted Vipshop China an exclusive option to purchase, or designate one or more person(s) to purchase, all or part of their respective equity interests in Vipshop Information at a purchase price of RMB10, subject to any adjustments as may be required by the applicable PRC laws and regulations of the time. The term of this agreement is ten years from the date of execution, which may be extended for a period to be determined by Vipshop China; and

  •
  powers of attorney under which all of the shareholders of Vipshop Information have each irrevocably appointed Vipshop China as their attorney-in-fact to act on their behalf to exercise all of their rights as shareholders of Vipshop Information and to effect transfers of all or part of their equity interests in Vipshop Information pursuant to the equity interest pledge agreement and the exclusive option agreement. Vipshop China has the right to appoint any individual or entity to exercise the power of attorney on its behalf. Each power of attorney will remain in effect until the shareholder ceases to hold any equity interest in Vipshop Information.

        We do not have any equity interest in Vipshop Information. However, as a result of contractual arrangements, we are considered the primary beneficiary of Vipshop Information, and we treat it as our consolidated affiliated entity under the generally accepted accounting principles of the United States, or U.S. GAAP. We have consolidated the financial results of Vipshop Information in our consolidated financial statements included in this prospectus in accordance with U.S. GAAP.

        We face risks with respect to the contractual arrangements with our consolidated affiliated entity and its shareholders. If our consolidated affiliated entity or its shareholders fail to perform their obligations under the contractual arrangements, our ability to enforce the contractual arrangements that give us effective control over the consolidated affiliated entity may be limited. If we are unable to maintain effective control over our consolidated affiliated entity, we would not be able to continue to consolidate its financial results. The revenues generated by our directly owned subsidiaries, apart from revenues earned in respect of the relevant contractual arrangements with Vipshop Information, are primarily derived from our product promotion activities for brands. In the years ended December 31, 2010, 2011 and 2012, our subsidiaries contributed in aggregate approximately nil, 0.37% and 0.02%, respectively, of our total consolidated net revenues, exclusive of revenues derived from Vipshop Information. As of December 31, 2010, 2011 and 2012, our holding company and our subsidiaries accounted for an aggregate of nil, 63.70% and 56.53%, respectively, of our consolidated total assets (excluding assets attributable to transactions with Vipshop Information). For a detailed description of the risks associated with our corporate structure, see "Risk Factors—Risks Relating to Our Corporate Structure and Restrictions on Our Industry." For a detailed description of the regulatory environment that necessitates the adoption of our corporate structure, see "Regulations."

        In addition, as a holding company, our ability to pay dividends may depend upon dividends paid to us by Vipshop China, our wholly owned subsidiary in China, which may be restricted under PRC law. For more information, see "Risk Factors—Risks Relating to Doing Business in China—We principally rely on dividends and other distributions on equity paid by Vipshop China in China to fund our cash and financing requirements, and any limitation on the ability of Vipshop China to make payments to us could have a material adverse effect on our ability to conduct our business" and "Regulations—Regulations on Dividend Distribution."

Our Corporate Information

        Our principal executive offices are located at No. 20 Huahai Street, Liwan District, Guangzhou 510370, the People's Republic of China. Our telephone number at this address is +86 (20) 2233-0000. Our registered office in the Cayman Islands is located at the office of International Corporation Services Ltd., P.O. Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman, KY1-1106, Cayman Islands.

        Our website is www.vipshop.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017.

Implications of Being an Emerging Growth Company

        As a company with less than US$1.0 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected not to take advantage of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

        We will remain an emerging growth company until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.0 billion; (b) December 31, 2017, the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering of our ADSs in March 2012; (c) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

 The Offering

Offering price	US$ per ADS.
ADSs offered by us	4,000,000 ADSs.
ADSs offered by the selling shareholders	2,000,000 ADSs (or 2,900,000 ADSs if the option to purchase additional ADSs from the selling shareholders is exercised in full by the underwriters).
ADSs outstanding immediately after this offering	17,204,600 ADSs (or 18,104,600 ADSs if the option to purchase additional ADSs from the selling shareholders is exercised in full by the underwriters).
Ordinary shares outstanding immediately after this offering

109,792,693 ordinary shares (or 110,300,505 ordinary shares if the option to purchase additional shares from the selling shareholders is exercised in full by the underwriters, which includes 507,812 ordinary shares in the form of ADSs from certain executive officers upon their exercise of options granted under our stock incentive plans).

The ADSs	Each ADS represents two ordinary shares.

The depositary will hold the ordinary shares underlying your ADSs. You will have rights of an ADS holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time. We do not have any present plan to declare or pay any dividends in the near future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses. You may turn in your ADSs to the depositary in exchange for our ordinary shares. The depositary will charge you fees for any exchange. We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement, as amended from time to time.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional shares	Certain selling shareholders have granted the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 900,000 additional ADSs.

Use of proceeds

We expect that we will receive net proceeds of approximately US$96.5 million from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

We plan to use the net proceeds received from this offering as follows:
• approximately US$70 million for expanding our logistics network and fulfillment capabilities;
• approximately US$10 million for further enhancing our IT systems and infrastructure, including mobile technologies; and

•

The remaining proceeds will be used for general corporate purposes, including funding working capital and potential investments in and acquisitions of complementary businesses, although we are not currently negotiating any such investment or acquisition.

See "Use of Proceeds" for more information.
Lock-up

We, our directors, executive officers and our selling and certain other shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 90 days following the date of this prospectus. See "Underwriting" for more information.

New York Stock Exchange symbol	VIPS
Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2013.
Depositary	Deutsche Bank Trust Company Americas
Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our ADSs.

 Summary Consolidated Financial and Operating Data

        You should read the following information concerning us in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        Our summary consolidated statements of income (loss) data presented below for the years ended December 31, 2010, 2011 and 2012 and our summary consolidated balance sheets data as of December 31, 2011 and 2012 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our summary consolidated statements of income (loss) data presented below for the period from August 22 to December 31, 2008 and 2009 and our summary consolidated balance sheet data as of December 31, 2008, 2009 and 2010 have been derived from our audited consolidated financial statements not included in this prospectus. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP. Our historical results for any period presented are not necessarily indicative of results to be expected for any future period.

	For the period from August 22 to December 31, 2008(1)	For the year ended December 31,
		2009		2010		2011		2012
	US$	US$	%	US$	%	US$	%	US$	%
	(in US$, except percentages and number of shares and per share data)
Summary Consolidated Statements of Income (Loss) Data:
Net revenues	1,087	2,804,830	100.0	32,582,115	100.0	227,142,876	100.0	692,112,964	100.0
Cost of goods sold(2)	(886)	(2,576,191)	(91.8)	(29,374,315)	(90.2)	(183,801,334)	(80.9)	(537,637,860)	(77.7)

Gross profit	201	228,639	8.2	3,207,800	9.8	43,341,542	19.1	154,475,104	22.3
Operating expenses(3):
Fulfillment expenses(4)	(84,641)	(611,333)	(21.8)	(5,809,118)	(17.8)	(45,478,327)	(20.0)	(96,523,444)	(13.9)
Marketing expenses	—	(303,509)	(10.8)	(2,438,066)	(7.5)	(15,253,325)	(6.7)	(32,272,629)	(4.7)
Technology and content expenses	(8,480)	(103,235)	(3.7)	(562,120)	(1.7)	(5,516,361)	(2.4)	(14,644,113)	(2.1)
General and administrative expenses	(226,145)	(650,786)	(23.2)	(2,843,583)	(8.7)	(84,575,539)	(37.3)	(25,541,812)	(3.7)

Total operating expenses	(319,266)	(1,668,863)	(59.5)	(11,652,887)	(35.7)	(150,823,552)	(66.4)	(168,981,998)	(24.4)
Other income	3,596	59,470	2.1	78,675	0.2	564,182	0.2	2,563,321	0.4

Loss from operations	(315,469)	(1,380,754)	(49.2)	(8,366,412)	(25.7)	(106,917,828)	(47.1)	(11,943,573)	(1.7)

Loss before income tax	(315,426)	(1,380,707)	(49.2)	(8,365,848)	(25.7)	(107,271,525)	(47.2)	(8,765,901)	(1.3)
Income tax expenses	—	—	—	—	—	—	—	(706,173)	(0.1)

Net loss	(315,426)	(1,380,707)	(49.2)	(8,365,848)	(25.7)	(107,271,525)	(47.2)	(9,472,074)	(1.4)
Deemed dividend on issuance of Series A Preferred Shares	—	—	—	—	—	(49,214,977)	(21.7)	—	—

Net loss attributable to ordinary shareholders	(315,426)	(1,380,707)	(49.2)	(8,365,848)	(25.7)	(156,486,502)	(68.9)	(9,472,074)	(1.4)

Net loss per share:
—Basic	(0.01)	(0.03)	—	(0.18)	—	(3.38)	—	(0.11)	—
—Diluted	(0.01)	(0.03)	—	(0.18)	—	(3.38)	—	(0.11)	—
Weighted average number of shares used in computing net loss per share:
—Basic	47,775,000	47,775,000		47,775,000		46,255,574		88,849,206
—Diluted	47,775,000	47,775,000		47,775,000		46,255,574		88,849,206
Net loss per ADS(5)
—Basic	(0.01)	(0.06)	—	(0.35)	—	(6.77)	—	(0.21)	—
—Diluted	(0.01)	(0.06)	—	(0.35)	—	(6.77)	—	(0.21)	—

(1)
We commenced operations in August 2008 but only commenced sales of our products on our vipshop.com website in December 2008. We incurred significant operating expenses and generated limited sales in the period from August 22 to December 31, 2008. As a result, percentages for this period are not meaningful for investors to evaluate our results of operations and are not presented in this table.

(2)
Excluding shipping and handling expenses, and including inventory write down which amounted to nil, US$31.7 thousand, US$2.6 million, US$1.7 million and US$12.2 million in the period from August 22 to December 31, 2008, and the years ended December 31, 2009, 2010, 2011 and 2012, respectively.

(3)
Including share-based compensation expenses as set forth below:

	For the period from August 22 to December 31, 2008	For the year ended December 31,
		2009	2010	2011	2012
Allocation of share-based compensation expenses:*
Fulfillment expenses	—	—	—	297,095	292,866
Marketing expenses	—	—	—	184,404	169,100
Technology and content expenses	—	—	—	729,420	897,133
General and administrative expenses	—	—	—	72,716,983	6,237,850

Total	—	—	—	73,927,902	7,596,949

*
The share-based compensation expenses for 2011 included (a) US$63.9 million in share-based compensation expenses in connection with the unvested shares of our co-founders; (b) US$6.2 million in shared-based compensation expenses in connection with a transfer of ordinary shares between our co-founders; and (c) US$3.8 million share-based compensation expenses in connection with share options granted to executive officers and employees. In addition, unrecognized share-based compensation expenses as of December 31, 2011 were US$19.8 million, which were related to the unvested share options granted to our executive officers and employees. The unrecognized share-based compensation expenses were expected to be recognized over a weighted-average period of 3.06 years on a straight-line basis as of December 31, 2011. The share-based compensation expenses for 2012 included US$7.6 million share-based compensation expenses in connection with share options and non-vested shares granted to our executive officers, independent directors, employees and a consultant. The unrecognized share-based compensation expenses related to share options and non-vested shares were US$14.5 million and US$2.1 million, and were expected to be recognized over a weighted-average period of 2.45 years and 3.62 years on a straight-line basis as of December 31, 2012, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation" for details.
(4)
Including shipping and handling expenses, which amounted to US$157, US$0.3 million, US$4.3 million, US$29.4 million and US$53.9 million in the period from August 22 to December 31, 2008, and the years ended December 31, 2009, 2010, 2011 and 2012, respectively.

(5)
Each ADS represents two ordinary shares.

	As of December 31,
	2008	2009	2010	2011	2012
			(in US$)
Summary Consolidated Balance Sheets Data:
Cash and cash equivalents	12,258	287,720	1,111,091	44,954,778	124,472,629
Total current assets	125,574	2,584,046	15,567,836	158,278,041	381,952,106
Total assets	229,720	2,739,835	17,132,690	167,435,320	398,917,120
Total liabilities	399,404	4,289,798	27,244,271	149,146,118	316,334,306
Total shareholders' (deficit) equity	(169,684)	(1,549,963)	(10,111,581)	18,289,202	82,582,814

        The following table presents summary operating data for the periods indicated:

	For the year ended December 31,
	2009	2010	2011	2012
New active customers (in thousands)	38	255	1,330	3,307
Repeat customers (in thousands)	14	155	903	2,625
Total orders (in thousands)	71	927	7,269	21,919
Orders placed by repeat customers (in thousands)	47	804	6,681	20,457
Brand partners	76	411	1,075	2,759

        Our new active customers increased from 538,000 in the three-month period ended December 31, 2011 to 1.3 million in the three-month period ended December 31, 2012, and our repeat customers increased from 644,000 in the three-month period ended December 31, 2011 to 1.9 million in the three-month period ended December 31, 2012. The total number of orders also increased from 3.0 million in the three-month period ended December 31, 2011 to 8.8 million in the three-month period ended December 31, 2012.

RISK FACTORS

        An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

Our limited operating history makes it difficult to evaluate our business and prospects.

        We commenced operations in August 2008 and have a limited operating history. We have experienced rapid growth in our business since our inception. As of December 31, 2012, we had attracted 26.8 million registered members and over 4.9 million cumulative customers, and had promoted and sold products for over 5,800 domestic and international brands. Our total net revenues increased from US$32.6 million in 2010 to US$227.1 million in 2011 and to US$692.1 million in 2012. However, our historical growth rate may not be indicative of our future performance. We cannot assure you that we will be able to achieve similar results or grow at the same rate as we did in the past. It is also difficult to evaluate our prospects, as we may not have sufficient experience in addressing the risks to which companies operating in new and rapidly evolving markets such as the online discount retail market, may be exposed. You should consider our prospects in light of the risks and uncertainties fast-growing companies with a limited operating history may encounter.

If we are unable to manage our rapid growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

        We have experienced a period of rapid growth and expansion that has demanded, and will continue to demand, significant financial and managerial resources. We plan to further increase our sales through enhancing our brand recognition, growing our customer base and increasing customer spending on our website.

        We intend to continue investing in our logistics network and warehousing capacity to support our long-term growth. To further improve our nationwide fulfillment capabilities, we plan to add more logistics centers and warehouses in strategic locations in China. However, we do not have experience in operating our own logistics centers. As a result, we cannot assure you that we will be able to execute our expansion plan as expected. In addition, our expansion also requires us to continue to effectively manage our relationships with brand partners and with third-party delivery companies to ensure efficient and timely delivery of our products. To continue our business growth, we will also need to allocate significant managerial and financial resources in retaining, training, managing and motivating our workforce.

        We also seek to broaden our product offerings, which will require us to introduce new product categories and work with different groups of brand partners to address the needs of different kinds of consumers. We have limited or no experience in some of our newer product offerings, such as online sales of leisure travel packages and other lifestyle products, and our expansion into these new product categories may not achieve broad customer acceptance. These offerings may present new and difficult technology or operational challenges, and we may be subject to claims if customers of these offerings experience service disruptions or failure or other quality issues. In addition, our profitability, if any, in our newer product categories may be lower than in our older categories, which may adversely affect our overall profitability and results of operations. Furthermore, there is no assurance that we will be able to recoup our investments in introducing these new product categories.

        All of these endeavors involve risks. We can provide no assurance that we will successfully execute these expansion plans and strategies. We may fail to acquire financial or managerial resources needed for our business growth in a timely and cost-efficient manner, or at all. We cannot assure you that we will be able to manage our growth effectively, and any failure to do so may have a material adverse effect on our business and prospects.

If we are unable to offer branded products at attractive prices to meet customer needs and preferences, we may lose customers and our business, financial condition and results of operations may be materially and adversely affected.

        Our future growth depends on our ability to continue to attract new customers as well as to increase the spending and repeat purchase rate of existing customers. Constantly changing consumer preferences have historically affected, and will continue to affect, the online retail industry. Consequently, we must stay abreast of emerging lifestyle and consumer preferences and anticipate product trends that will appeal to existing and potential customers. As we implement our strategy to offer a personalized web-interface focusing on deep curation and targeted offerings desired by our customers, we expect to face additional challenges in the selection of products and services. Our ability to offer individually-tailored merchandise is dependent on our IT systems, including our business intelligence system, to collect and provide accurate and reliable information on consumer interests. In addition, most of our customers are urban and educated consumers who choose to purchase branded products on our website due to the deep price discounts that we offer. If our customers cannot find desired products within our product portfolio at attractive prices, they may lose interest in our website and thus may visit our website less frequently or even stop visiting our website altogether, which in turn, may materially and adversely affect our business, financial condition and results of operations.

Our business and results of operations may be materially and adversely affected if we are unable to maintain our customer experience or provide high quality customer service.

        The success of our business largely depends on our ability to provide superior customer experience and high quality customer service, which in turn depends on a variety of factors, such as our ability to continue to provide a reliable and user-friendly website interface for our customers to browse and purchase our products, reliable and timely delivery of our products, and superior after sales services. Our sales may decrease if our website services are severely interrupted or otherwise fail to meet our customer requests. Should we or our third-party delivery companies fail to provide our product delivery and return services in a convenient or reliable manner, or if our customers are not satisfied with our product quality, our reputation and customer loyalty could be negatively affected. In addition, we also depend on our call center and online customer service representatives to provide live assistance to our customers. If our call center or online customer service representatives fail to satisfy the individual needs of customers, our reputation and customer loyalty could be negatively affected and we may lose potential or existing customers and experience a decrease in sales. As a result, if we are unable to continue to maintain our customer experience and provide high quality customer service, we may not be able to retain existing customers or attract new customers, which could have a material adverse effect on our business, financial condition and results of operations.

Any harm to our vipshop.com brand or failure to maintain our reputation may materially and adversely affect our business and growth prospects.

        We believe that the recognition and reputation of our vipshop.com brand among our customers and brand partners have significantly contributed to the growth of our business. Maintaining and enhancing the recognition and reputation of our brand are critical to our business and competitiveness. Many factors, some of which are beyond our control, are important to maintaining and enhancing our brand and may negatively impact our brand and reputation if not properly managed. These factors include our ability to:

  •
  provide satisfactory user experience as consumer preferences evolve and as we expand into new product categories;

  •
  increase brand awareness among existing and potential customers through various marketing and promotional activities;

  •
  maintain the popularity, attractiveness and quality of the products we offer;

  •
  maintain the efficiency, reliability and quality of our fulfillment services; and

  •
  preserve our reputation and goodwill in the event of any negative media publicity on internet security or product quality or authenticity issues affecting us or other online retail businesses in China.

        A public perception that non-authentic or counterfeit goods are sold on our website, even if factually incorrect, could damage our reputation, reduce our ability to attract new customers or retain our current customers, and diminish the value of our brand. If we are unable to maintain our reputation, enhance our brand recognition or increase positive awareness of our website, products and services, it may be difficult to maintain and grow our customer base, and our business and growth prospects may be materially and adversely affected.

If we fail to manage our relationships with, or otherwise fail to procure products at favorable terms from, our existing brand partners, or if we fail to attract new brand partners, our business and growth prospects may suffer.

        We source our products from both domestic and international brand partners. In 2010, 2011 and 2012, we worked with 411, 1,075 and 2,759 brand partners, respectively. Maintaining strong relationships with these brand partners is important to the growth of our business. In particular, we depend significantly on our ability to source products from brand partners at favorable pricing terms, typically at a substantial discount to the original sales price. However, our agreements do not ensure the long-term availability of merchandise or the continuation of particular pricing practices. Our contracts with our brand suppliers typically do not restrict the brand partners from selling products to other buyers. We cannot assure you that our current brand partners will continue to sell products to us on commercially acceptable terms, or at all. In the event that we are not able to purchase merchandise at favorable pricing terms, our revenues, profit margin and earnings may be materially and adversely affected. Our brand partners primarily include brand owners, and to a lesser extent, brand distributors and resellers. In the event any brand distributor or reseller does not have authority from the relevant brand owner to sell certain products to us, such brand distributor or reseller may cease selling such products to us at any time, which may adversely affect our business and revenues. In addition, if our brand partners cease to provide us with favorable payment terms or return policies, our requirements for working capital may increase, resulting in a negative effect on our cash flows from operating activities, and our operations may be materially and adversely affected. We will also need to establish new brand partner relationships to ensure that we have access to a steady supply of products on favorable commercial terms. Furthermore, our relationships with some brand partners, particularly international brand partners of apparel products in China, may be adversely affected as a result of our sale of branded products that are directly procured from overseas markets. If we are unable to develop and maintain good relationships with brand partners that would allow us to obtain a sufficient amount and variety of quality merchandise on acceptable commercial terms, it may inhibit our ability to offer sufficient products sought by our customers, or to offer these products at prices acceptable to them. Any negative developments in our relationships with brand partners could materially and adversely affect our business and growth prospects. In addition, as part of our growth strategy, we plan to further expand our brand and product offerings. If we fail to attract new brand partners to sell their branded products to us due to any reason, our business and growth prospects may be materially and adversely affected.

We primarily use third-party delivery companies to deliver our products, and if they fail to provide reliable delivery services, our business and reputation may be materially and adversely affected.

        We primarily deliver products through third-party delivery companies and are relying more on regional and local couriers which have a smaller scale of operations than nation-wide delivery companies. Currently, we maintain long-term cooperation arrangements with a number of third-party delivery companies to deliver our products to our customers. Interruptions to or failures in these third parties' delivery services could prevent the timely or proper delivery of our products. These interruptions may be due to events that are beyond our control or the control of these delivery companies, such as inclement weather, natural disasters, transportation interruptions or labor unrest or shortage. If our third-party delivery companies fail to comply with applicable rules and regulations in China, our delivery services may be materially and adversely affected. We may not be able to find alternative delivery companies to provide delivery services in a timely and reliable manner, or at all. As competition intensifies in the future, we expect that we will be required to ensure faster delivery times, which could place increasing pressure on our delivery network. Delivery of our products could also be affected or interrupted by the merger, acquisition, insolvency or government shut-down of the couriers we engage to make deliveries, especially those local couriers with relatively small business scales.

        We began to establish our own in-house delivery capabilities in Shanghai in 2011, and we may face additional challenges in managing our relationship with third-party delivery companies as a result of establishing our in-house delivery operations.

        If our products are not delivered in proper condition or on a timely basis, our business and reputation could suffer. Although we typically require the delivery companies, especially the local couriers, to make cash deposits or guarantee payments securing their due performance of duties as part of our engagement with them, such security may not be sufficient to recover the losses that we sustain as a result of their failure to perform.

If we do not compete effectively against existing or new competitors, we may lose market share and customers.

        The online discount retail market is rapidly evolving and competitive. Our primary competitors include major B2C e-commerce companies in China that sell a broad range of products and services online, such as Tmall, 360Buy and Dangdang, and other online discount retail companies in China. We compete with others based on a number of factors, including:

  •
  ability to identify products in demand among consumers and source these products on favorable terms from brand suppliers;

  •
  pricing;

  •
  breadth and quality of product offerings;

  •
  website features;

  •
  customer service and fulfillment capabilities; and

  •
  reputation among consumers and brands.

        Some of our current and potential competitors may have significantly greater resources, longer operating histories, larger customer bases and greater brand recognition. As the online discount retail market in China is expected to grow rapidly, many new competitors and some existing B2C e-commerce companies may enter into this market. In addition, other online retailers may be acquired by, receive investment from or enter into strategic relationships with, well-established and well-financed companies or investors which would help enhance their competitive positions. Some of our competitors may be able to secure more favorable terms from brand partners, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory policies and devote substantially more resources to their website and systems development than us. In addition, new and enhanced technologies may increase the competition in the online retail industry. Increased competition may negatively affect our business development, online retail and brand recognition, which may in turn affect our market share and operating margins. We can provide no assurance that we will be able to compete effectively against our competitors, and competitive pressure may have a material adverse effect on our business, prospects, financial condition and results of operations.

We have a history of net losses and may continue to incur net losses in the future. Before 2011, we had also experienced negative cash flow from operating activities.

        We have incurred net losses since our inception in August 2008. Our net losses amounted to US$8.4 million, US$107.3 million and US$9.5 million in the years ended December 31, 2010, 2011 and 2012, respectively. As of December 31, 2012, we had accumulated losses of US$176.0 million. In addition, net cash used in our operating activities amounted to US$6.6 million in 2010, before we generated net cash from operating activities of US$1.3 million and US$111.6 million in 2011 and 2012, respectively. Although we achieved net profit for the first time in the fourth quarter of 2012, we cannot assure you that we can continue to generate net profits or maintain positive cash flow from operating activities in the future. Our ability to be profitable depends on our ability to grow our business and increase our net revenues and our ability to control our costs and operating expenses. Although we have experienced significant revenue growth since our inception, such growth may not be sustainable and we may continue to incur net losses in future periods or fail to maintain positive cash flow from operating activities. We have incurred in the past and expect to continue to incur in future periods share-based compensation expenses and we expect our costs and other operating expenses to continue to increase as we expand our business, either of which will reduce our net income and may result in future losses. If our costs and operating expenses continue to increase without a commensurate increase in our revenue, our business, financial condition and results of operations will be negatively affected, and we may need additional capital to fund our continued operations.

We may suffer losses if we are unable to effectively manage our inventory.

        Due to the nature of the flash sales business, we need to manage a large volume of inventory turnover. We depend on our forecasts of demand and popularity for various kinds of products to make decisions regarding product purchases. Our customers may not order products at levels expected by us. In addition, any unfavorable market or industry conditions or change in consumer trends and preferences may limit our ability to accurately forecast the inventory levels to meet customer demand. We generally have the right to return unsold items for most of our products to our brand partners. In order to secure more favorable commercial terms, we may need to continue to enter into supply arrangements without unconditional return clauses or with more restrictive return policies.

        We recorded US$2.6 million, US$1.7 million and US$12.2 million in inventory write-downs in the years ended December 31, 2010, 2011 and 2012, respectively. Such write-downs primarily reflected the estimated market value of damaged or obsolete inventory. In addition, in October 2010, when we were in the process of implementing our new IT systems, improving our inventory count procedures and relocating our warehouse, some of our inventory stock items were not properly recorded in the inventory ledger, resulting in discrepancies between the inventory ledger and our actual inventory stock. We recorded write-downs of such discrepancies.

        If we fail to manage our inventory effectively in the future, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory values and write-downs, which could have a material adverse effect upon our business, financial condition and results of operations. In addition, if we are unable to sell products or if we are required to lower sale prices in order to reduce inventory level or to pay higher prices to our brand partners in order to secure the right to return products to our brand partners, our profit margins might be negatively affected. High inventory levels may also require us to commit substantial capital resources, preventing us from using that capital for other important purposes. If we do not accurately predict product demand, our business, financial condition and results of operations may be materially and adversely affected.

If we are subject to higher product return rates, our business, financial condition and results of operations may be materially and adversely affected.

        Purchases of apparel, fashion accessories and other items over the internet may be subject to higher return rates than merchandise sold at physical stores. We have established a seven-day product return policy in order to accommodate our customers and to overcome any hesitance that they may have in shopping on our website. Our product return rates increased from 2010 to 2011 but decreased from 2011 to 2012. If we are unable to continue to reduce our product return rates, or if our product return rates increase or are higher than expected, our revenues and costs can be negatively impacted. In addition, as we cannot return some products to our brand partners pursuant to our contracts with them, if return rates for such products increase significantly, we may experience an increase in our inventory balance, inventory impairment and fulfillment cost, which may materially and adversely affect our working capital. As a result, our business, financial condition and results of operations may be materially and adversely affected.

We rely on online retail of apparel products for a significant portion of our net revenues.

        Historically, online retail sales of apparel products accounted for a significant portion of our total net revenues. We expect that sales of these products will continue to grow and represent a significant portion of our total net revenues in the near future. We have increased our offerings to include other product categories, including fashion items, cosmetics and home goods, as well as leisure travel packages and other lifestyle products, and expect to continue to expand our product offerings to gradually diversify our revenue sources in the future. However, the sales of these new products and services may not increase to a level that would reduce our dependence on our current line of products and services. Any failure in maintaining or increasing the number of our online retail customers or our sales volumes could result in our inability to retain or capture a sufficient share of the new markets that we are targeting. Any event that results in a reduction in our sales of apparel products could materially and adversely affect our ability to maintain or increase our current level of revenue, our profitability and business prospects.

We plan to expand our logistics network. If we are not able to manage such expansion successfully, our growth potential, results of operations and business could be materially and adversely affected.

        Our logistics network, currently consisting of regional logistics centers located in Guangdong Province in Southern China, Jiangsu Province in Eastern China, Sichuan Province in Western China and Beijing in Northern China, is essential to our business growth. We intend to use a portion of the proceeds from this offering to expand our logistics network to accommodate increasing volumes of customer orders, enhance customer services, provide better coverage across China, invest in IT system and mobile channel, and other general purposes. As part of our expansion plan, we expect to add more logistics centers in the future. In 2011, we started to provide our own delivery service in Shanghai and may expand our in-house delivery service coverage to other areas. However, we do not have experience in operating our own logistics centers and delivery operations. As a result, we cannot assure you that our plans to operate our own logistics centers and delivery operations will be successful. The expansion of our logistics network will put pressure on our managerial, financial, operational and other resources. We cannot assure you that we will be able to locate suitable facilities on commercially acceptable terms in accordance with our expansion plan. Nor can we assure you that we will be able to recruit qualified managerial and operational personnel to support our expansion plan. If we are unable to secure new facilities for the expansion of our logistics operations, or to effectively control expansion-related expenses, our business, prospects, financial condition and results of operations could be materially and adversely affected.

Uncertainties regarding the growth and sustained profitability of the online retail market in China, in particular, the development of the online flash sales business model, could adversely affect our business, prospects, financial condition and results of operations.

        All of our net revenue is generated through an online retail business model, and in particular, an online flash sales business model. While online retail businesses have existed in China since the 1990s, only recently have a limited number of these companies become profitable. The flash sales business model originated in Europe in 2001 and then spread to the U.S. The business model was not introduced to China until recently. The long term viability and prospects of the online retail industry, particularly companies utilizing an online flash sales business model, and B2C e-commerce business generally in China, remain untested and subject to significant uncertainty. Our business, financial condition and results of operations will depend on numerous factors affecting the development of the online flash sales business and, more broadly, the online retail and e-commerce businesses in China, which may be beyond our control. These factors include the general economic conditions in China, the growth of internet usage, the confidence in and level of e-commerce and online spending, the emergence of alternative retail channels or business models, the success of marketing and brand building efforts by e-commerce and flash sales companies, and the development of payment, logistics, after-sale and other services associated with e-commerce and flash sales.

The proper functioning of our IT systems is essential to our business. Any failure to maintain the satisfactory performance, security and integrity of our website and systems will materially and adversely affect our business, reputation, financial condition and results of operations.

        Our IT systems mainly include technology infrastructure supporting our vipshop.com user-interface website, as well as our customer service, enterprise resource planning, warehouse and logistics management, product information management, business intelligence and administration management systems. The satisfactory performance, reliability and availability of our IT systems are critical to our success, our ability to attract and retain customers and our ability to maintain a satisfactory customer experience and level of customer service.

        Our servers may be vulnerable to computer viruses, user traffic boom that exceeds the capacity of our servers, physical or electronic break-ins and similar disruptions, which could lead to system interruptions, website slowdown or unavailability, delays in transaction processing, loss of data or the inability to accept and fulfill customer orders. We can provide no assurance that we will not experience such unexpected interruptions. We can provide no assurance that our current security mechanisms will be sufficient to protect our IT systems from any third-party intrusions, viruses or hacker attacks, information or data theft or other similar activities. Any such future occurrences could damage our reputation and result in a material decrease in our revenue. We have experienced one instance of system failure in January 2013 caused by unexpectedly large user traffic during a discount campaign, which was subsequently resolved.

        Additionally, we expect to use a portion of the proceeds of this offering to continue to upgrade and improve our IT systems to support our business growth. However, we cannot assure you that we will be successful in executing these system upgrade and improvement strategies. In particular, our systems may experience interruptions during upgrades, and the new technologies or infrastructures may not be fully integrated with the existing systems on a timely basis, or at all. If our existing or future IT systems do not function properly, it could cause system disruptions and slow response times, affecting data transmission, which in turn, could materially and adversely affect our business, financial condition and results of operations.

If we fail to successfully adopt new technologies or adapt our website and systems to changing customer requirements or emerging industry standards, our business, financial condition and results of operations may be materially and adversely affected.

        To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our website. The online retail industry is characterized by rapid technological evolution, changes in end user requirements and preferences, frequent introductions of new products and services embodying new technologies and the emergence of new industry standards and practices that could render our existing proprietary technologies and systems obsolete. Our success will depend, in part, on our ability to identify, develop, acquire or license leading technologies useful in our business, enhance our existing services, develop new services and technologies that address the increasingly sophisticated and varied needs of our existing and prospective customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of website and other proprietary technology entails significant technical and business risks. We can provide no assurance that we will be able to use new technologies effectively or adapt our website, proprietary technologies and transaction-processing systems to meet customer requirements or emerging industry standards. If we are unable to accurately project the need for such system expansion or upgrade or to adapt our systems in a cost-effective and timely manner in response to changing market conditions or customer requirements, whether for technical, legal, financial or other reasons, our business, prospects, financial condition and results of operations could be materially and adversely affected.

Our wide variety of accepted payment methods subjects us to third-party payment processing-related risks.

        We accept payments using a variety of methods, including cash on delivery, bank transfers, online payments with credit cards and debit cards issued by major banks in China, and payment through third-party online payment platforms, such as alipay.com and tenpay.com. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower our profit margins. We may also be subject to fraud and other illegal activities in connection with the various payment methods we offer, including online payment and cash on delivery options. We also rely on third parties to provide payment processing services. For example, we use third-party delivery companies for our cash on delivery payment options. If these companies become unwilling or unable to provide these services to us, or if their services quality deteriorates, our business could be disrupted. We are also subject to various rules, regulations and requirements, regulatory or otherwise, governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers or facilitate other types of online payments, and our business, financial condition and results of operations could be materially and adversely affected.

The security of operations of, and fees charged by, third-party online payment platforms may have material and adverse effects on our business.

        Currently, we accept payments through third-party online payment platforms, such as alipay.com and tenpay.com. In 2012, 38.0% of our total net revenues were collected through online payment systems. We expect that an increasing amount of our sales will be conducted over the internet as a result of the growing use of online payment systems. In all these online payment transactions, secured transmission of confidential information such as customers' credit card numbers and personal information over public networks is essential to maintain consumer confidence.

        We do not have control over the security measures of our third party online payment vendors, and security breaches of the online payment systems that we use could expose us to litigation and possible liability for failing to secure confidential customer information and could, among other things, damage our reputation and the perceived security of all of the online payment systems that we use. If a well-publicized internet or mobile network security breach were to occur, users concerned about the security of their online financial transactions may become reluctant to purchase on our website even if the publicized breach did not involve payment systems or methods used by us. In addition, there may be billing software errors that would damage customer confidence in these online payment systems. If any of the above were to occur and damage our reputation or the perceived security of the online payment systems we use, we may lose customers and customers may be discouraged from purchasing on our website, which may have an adverse effect on our business.

        In addition, there are currently only a limited number of third party online payment systems in China, such as alipay.com and tenpay.com. If any of these major payment systems decides to significantly increase the percentage fee they charge us for using their payment systems, our results of operations may be materially and adversely affected.

Our growth and profitability depend on the level of consumer confidence and spending in China.

        Our business, financial condition and results of operations are sensitive to changes in overall economic and political conditions that affect consumer spending in China. The retail industry, including the online retail sector in general and the flash sales business in particular, is highly sensitive to general economic changes. Online purchases tend to decline significantly during recessionary periods and substantially all of our net revenue is derived from online retail sales in China. Many factors outside of our control, including inflation and deflation, interest rates, volatility of equity and debt securities markets, taxation rates, employment and other governmental policies can adversely affect consumer confidence and spending. The domestic and international political environments, including military conflicts and political turmoil or social instability, may also adversely affect consumer confidence and reduce spending, which could in turn materially and adversely affect our business, financial condition and results of operations.

We may incur liability for counterfeit or unauthorized products sold or information posted on our website.

        We have been and may continue to be subject to allegations that some of the items sold on our website are counterfeited or without authorization from the relevant brand owner. In 2010, 2011 and 2012, we worked with 411, 1,075 and 2,759 brand partners, respectively. We can provide no assurance that measures we have adopted in the course of sourcing such products to ensure their authenticity or authorization and to minimize potential liability of infringing third parties' rights will be effective. Any inadvertent sales of counterfeit, non-authentic or unauthorized items, or public perception of such incidents, could harm our reputation, impair our ability to attract and retain customers and cause us to incur additional costs to respond to any incident of this nature. In the event that counterfeit products, unauthorized products or products, images, logos or any other information on our website that otherwise infringes third parties' rights are sold or posted on our website, we could also face infringement claims. We have occasionally received claim letters alleging our infringement of third-party rights. Although we have not suffered any material adverse impact due to these claims, we cannot assure you that in the future, we will not be required to allocate significant resources and incur material expenses regarding such claims. We could be required to pay substantial damages or to refrain from the sale of relevant products in the event that a claimant prevails in any proceedings against us. Forms of potential liabilities under PRC law if we negligently participated or assisted in infringement activities associated with counterfeit goods include injunctions to cease infringing activities, rectification, compensation and administrative penalties. Moreover, our reputation could be negatively affected due to the negative publicity of any infringement claim against us. Any third-party claims may have a material adverse effect on our business, prospects, financial condition and results of operations.

Failure to protect confidential information of our customers and our network against security breaches could damage our reputation and brand and substantially harm our business and results of operations.

        A significant challenge to e-commerce and communications is the secure transmission of confidential information over public networks. Currently, all product orders and, in some cases, payments for products we offer, are made through our website and systems. In such transactions, maintaining security for the transmission of confidential or private information on our website and systems, such as customers' personal information, payment related information and transaction information, is essential to maintain consumer confidence in our website and systems.

        We have adopted rigorous security policies and measures, including encryption technology, to protect our proprietary data and customer information. However, advances in technology, the expertise of hackers, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the technology that we use to protect confidential information. We may not be able to prevent third parties, especially hackers or other individuals or entities engaging in similar activities, from illegally obtaining such confidential or private information we hold as a result of our customers' visits on our website. Such individuals or entities obtaining our customers' confidential or private information may further engage in various other illegal activities using such information. In addition, we have limited control or influence over the security policies or measures adopted by third-party providers of online payment services through which some of our customers may elect to make payment for purchases at our website. Furthermore, our third-party delivery companies may also violate their confidentiality obligations and disclose or use information about our customers illegally. Although we do not believe that we will be held responsible for any such illegal activities, any negative publicity on our website's safety or privacy protection mechanism and policy could have a material adverse effect on our public image and reputation. We cannot assure you that similar events out of our control will not occur in the future, which could negatively affect our brand and reputation.

        In addition, the methods used by hackers and others engaged in illegal online activities are increasingly sophisticated and constantly evolving. Significant capital, managerial and other resources may be required to ensure and enhance information security or to address the issues caused by such security failure. Any perception by the public that e-commerce and transactions, or the privacy of user information, are becoming increasingly unsafe or vulnerable to attack could inhibit the growth of online retail and other online services generally, which may also in turn reduce the number of orders we receive and materially and adversely affect our business, financial condition and results of operations.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

        We regard our trademarks, service marks, domain names, trade secrets, proprietary technologies and other intellectual property as critical to our business. We rely on a combination of intellectual property laws and contractual arrangements, including confidentiality agreements and license agreements with our employees, brand partners and others, to protect our proprietary rights. As of December 31, 2012, we own 12 registered trademarks, copyrights to 17 software products developed by us relating to various aspects of our operations, and 34 registered domain names, including vipshop.com, vipshop.com.cn, vipshop.cn and vipshop.net. See "Business—Intellectual Property."

        It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality agreements and license agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Future strategic alliances or acquisitions may have a material adverse effect on our business, financial condition and results of operations.

        We may pursue selected strategic alliances and potential strategic acquisitions that are complementary to our business and operations, including opportunities that can help us promote our brand to new customers and brands, expand our product offerings and improve our technology infrastructure. We may also pursue strategic initiatives with brands and platforms in international markets.

        Strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance or default by counterparties, and increased expenses in establishing these new alliances, any of which may materially and adversely affect our business. We may have little ability to control or monitor the actions of our partners. To the extent a strategic partner suffers any negative publicity as a result of its business operations, our reputation may be negatively affected by virtue of our association with such party.

        In addition, although we have no current acquisition plans, we may consider entering into strategic acquisition of other companies, businesses, assets or technologies that are complementary to our business and operations as part of our growth strategy. Strategic acquisitions and subsequent integrations of newly acquired businesses would require significant managerial and financial resources and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our growth and business operations. The costs of identifying and consummating acquisitions may be significant. We may also incur significant expenses in obtaining approvals from shareholders and relevant government authorities in China and elsewhere in the world. Our failure to consummate acquisitions could also require us to pay certain pre-negotiated fees and expenses. Acquired businesses or assets may not generate expected financial results and may incur losses. In addition, acquisitions could also require the use of substantial amounts of cash, issuances of equity or debt securities, incurrence of significant goodwill and related impairment charges, amortization expenses for intangible assets and exposure to potential unknown liabilities of the acquired businesses or assets. The cost and duration of integrating newly acquired businesses could also materially exceed our expectations. Any such negative developments could have a material adverse effect on our business, financial condition and results of operations.

Any interruption in the operation of our logistics centers or data centers for an extended period may have an adverse impact on our business.

        Our ability to process and fulfill orders accurately and provide high quality customer service depends on the efficient and uninterrupted operation of our four regional logistics centers and our self-owned servers located in data centers operated by major PRC internet datacenter providers. Our regional logistics centers and data centers may be vulnerable to damage caused by fire, flood, power loss, telecommunications failure, break-ins, earthquake, human error and other events. We have developed a disaster tolerant system which includes real-time data mirroring, daily off-line data back-up and redundancy and load balancing. However, we do not carry business interruption insurance. The occurrence of any of the foregoing risks could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be subject to product liability claims if people or properties are harmed by the products we sell.

        We sell products manufactured by third parties, some of which may be defectively designed or manufactured. As a result, sales of such products could expose us to product liability claims relating to personal injury or property damage and may require product recalls or other actions. Third parties subject to such injury or damage may bring claims or legal proceedings against us as the retailer of the product. We do not currently maintain any third-party liability insurance or product liability insurance in relation to products we sell. As a result, any material product liability claim or litigation could have a material and adverse effect on our business, financial condition and results of operations. Even unsuccessful claims could result in the expenditure of funds and managerial efforts in defending them and could have a negative impact on our reputation.

We have limited insurance coverage which could expose us to significant costs and business disruption.

        Risks associated with our business and operations include, but are not limited to, damage to properties due to fire, explosions and other accidents, business interruption due to power shortages or network failure, product liability claims, transportation damages, losses of key personnel and risks posed by natural disasters including storms, floods and earthquakes, any of which may result in significant costs or business disruption. We have maintained insurance coverage we consider necessary and sufficient for our business, and customary for the industry in which we operate, including all risk property insurance covering our equipment, facilities, inventories and other properties. However, as the insurance industry in China is still in an early stage of development, insurance companies in China currently offer limited business-related insurance products. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain key-man life insurance. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss to be sustained or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

Our business depends on the continuing efforts of our management. If we lose their services, our business may be severely disrupted.

        Our business operations depend on the continuing efforts of our management, particularly the executive officers named in this prospectus. If one or more of our management were unable or unwilling to continue their employment with us, we might not be able to replace them in a timely manner, or at all. We may incur additional expenses to recruit and retain qualified replacements. Our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected. In addition, our management may join a competitor or form a competing company. We can provide no assurance that we will be able to successfully enforce our contractual rights included in the employment agreements we have entered into with our management team, in particular in China, where all these individuals reside. As a result, our business may be negatively affected due to the loss of one or more members of our management.

If we are unable to attract, train and retain qualified personnel, our business may be materially and adversely affected.

        We intend to hire and retain additional qualified employees to support our business operations and planned expansion. Our future success depends, to a significant extent, on our ability to attract, train and retain qualified personnel, particularly management, technical, marketing and other operational personnel with expertise in the online retail industry. Our experienced mid-level managers are instrumental in implementing our business strategies, executing our business plans and supporting our business operations and growth. Since our industry is characterized by high demand and intense competition for talent, we can provide no assurance that we will be able to attract or retain qualified staff or other highly skilled employees that we will need to achieve our strategic objectives. In addition, our ability to train and integrate new employees into our operations may also be limited and may not meet the demand for our business growth on a timely fashion, or at all. If we are unable to attract, train and retain qualified personnel, our business may be materially and adversely affected.

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

        We lease various properties for offices, logistics centers, data centers and customer service centers. We may not be able to successfully extend or renew such leases and may therefore be forced to relocate our affected operations. This could disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition and results of operations. In addition, we compete with other businesses for premises at certain locations or of desirable sizes. As a result, even though we could extend or renew our leases, rental payments may significantly increase as a result of the high demand for the leased properties. In addition, we may not be able to locate desirable alternative sites for our facilities as our business continues to grow and such failure in relocating our affected operations could affect our business and operations.

Our use of leased properties could be challenged by third parties, which may cause interruptions to our business operations.

        Some of our lessors do not have proper ownership certificates for the properties we lease, or have other restrictions on their ownership of the properties. In particular, our office in Guangzhou is located on land allocated by local government, and the lessor has not obtained the relevant governmental approvals for leasing these premises. Some of our leased properties were mortgaged by the owners to third parties before we entered into lease agreements with them, and if such owners fail to perform their obligations secured by such properties and the mortgage is enforced by the third parties, we may be unable to continue to lease such properties and may be forced to relocate. In addition, most of our leasehold interests in leased properties have not been registered with relevant PRC government authorities as required by the PRC law. According to PRC laws, rules and regulations, the failure to register the lease agreement will not affect its effectiveness between the tenant and the landlord, however, the landlord and the tenant may be subject to administrative fines of up to RMB10,000 each for such failure to register the lease. As of the date of this prospectus, we are not aware of any claims or actions being contemplated or initiated by government authorities or any third parties with respect to our leasehold interests in or use of such properties. However, we cannot assure you that our use of such leased properties will not be challenged by the governmental authorities or third parties alleging ownership of such properties. In the event that our use of properties is successfully challenged, we may be forced to relocate the affected operations. We can provide no assurance that will be able to find suitable replacement sites on terms acceptable to us on a timely basis, or at all, or that we will not be subject to material liability resulting from third parties' challenges on our use of such properties. As a result, our business, financial condition and results of operations may be materially and adversely affected.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the control deficiencies in our internal control over financial reporting that has been identified, we may be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.

        Prior to our initial public offering in March 2012, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. During the audits of our consolidated financial statements as of December 31, 2009, 2010 and 2011, and for the period from August 22 to December 31, 2008 and the years ended December 31, 2009, 2010 and 2011 in connection with the initial public offering of our ADSs in March 2012, we identified one "material weakness" in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States, or PCAOB, and other control deficiencies. The material weakness identified related to the lack of comprehensive U.S. GAAP accounting policies, financial reporting and internal control procedures. In particular, we did not have a comprehensive accounting policies manual and financial reporting and closing procedure manual for our finance department, and we did not have sufficient personnel to build and maintain formalized accounting policies and financial policies and financial reporting procedures in accordance with U.S. GAAP. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting."

        During 2012, we identified one "significant deficiency" in our internal control over financial reporting as defined in the standards established by PCAOB, and other control deficiencies. The significant deficiency relates to the deficient calculation mechanism of our e-Wallet system. We plan to implement a number of measures to address these control deficiencies that have been identified. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting." However, we cannot assure you that these and other remedial measures will remediate these control deficiencies.

        We are now subject to the Sarbanes-Oxley Act of 2002 as a public company in the United States. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2013. In addition, once we cease to be an "emerging growth company" as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. As a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

        In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

As an "emerging growth company," we will not be required to have auditor attestation of the effectiveness of our internal controls.

        We are an "emerging growth company" as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various requirements that are applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company, which may be for as long as five years following our initial public offering in March

2012. As a result of our current status as an emerging growth company, our investors may not have access to certain information that they may deem important.

        The JOBS Act also provides that an emerging growth company need not comply with any new or revised financial accounting standard until such date that a non-reporting company is required to comply with such new or revised accounting standard. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

Our business, financial condition and results of operations, as well as our ability to obtain financing, may be adversely affected by the downturn in the global or Chinese economy.

        The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and it is facing new challenges, including the escalation of the European sovereign debt crisis since 2011 and the slowdown of the Chinese economy in 2012. Economic conditions in China are sensitive to global economic conditions. Our business and operations are primarily based in China and substantially all of our revenues are derived from our operations in China. Accordingly, our financial results have been, and are expected to continue to be, affected by the economy and online retail industry in China. Although the economy in China has grown significantly in the past decades, any severe or prolonged slowdown in the global and/or Chinese economy could reduce our customers' expenditures for our products, which in turn may adversely affect our results of operations and financial condition. The growth rate of China's GDP decreased in 2012, and it is uncertain whether this economic slowdown will continue into 2013 and beyond. The online retail industry is particularly sensitive to economic downturns, and the macroeconomic environment in China may affect our business and prospects. A prolonged slowdown in China's economy may lead to a reduced level of online purchasing activities, which could materially and adversely affect our business, financial condition and results of operations.

        Moreover, a slowdown in the global or China's economy or the recurrence of any financial disruptions may have a material and adverse impact on financings available to us. The weakness in the economy could erode investors' confidence, which constitutes the basis of the credit markets. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world's leading economies, including China. There have also been concerns over unrest in the Middle East and Africa, which have resulted in volatility in oil and other markets, and over the possibility of a war involving Iran. There have also been concerns about the economic effect of the earthquake, tsunami and nuclear crisis in Japan and tensions in the relationship between China and Japan. The recent financial turmoil affecting the financial markets and banking system may significantly restrict our ability to obtain financing in the capital markets or from financial institutions on commercially reasonable terms, or at all. Any prolonged slowdown in the global or Chinese economy may have a negative impact on our business, results of operations and financial condition, and continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Our results of operations are subject to quarterly fluctuations due to a number of factors that could adversely affect our business and the trading price of our ADSs.

        We experience seasonality in our business, reflecting a combination of seasonal fluctuations in internet usage and traditional retail seasonality patterns. For example, we generally experience less user traffic and purchase orders during national holidays in China, particularly during the Chinese New Year holiday season in the first quarter of each year. Furthermore, sales in the traditional retail industry are significantly higher in the fourth quarter of each calendar year than in the preceding three quarters.

Due to the foregoing factors, our financial condition and results of operations for future quarters may continue to fluctuate and our historical quarterly results may not be comparable to future quarters. As a result, the trading price of our ADSs may fluctuate from time to time due to seasonality.

Risks Relating to Our Corporate Structure and Restrictions on Our Industry

Substantial uncertainties and restrictions exist with respect to the interpretation and application of PRC laws and regulations relating to online commerce and the distribution of internet content in China. If the PRC government finds that the structure we have adopted for our business operations does not comply with PRC laws and regulations, we could be subject to severe penalties, including the shutting down of our website.

        Foreign ownership of internet-based businesses is subject to significant restrictions under current PRC laws and regulations. The PRC government regulates internet access, the distribution of online information and the conduct of online commerce through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership in PRC companies that provide internet content distribution services. Specifically, foreign investors are not allowed to own more than 50% of the equity interests in any entity conducting an internet content distribution business. The Ministry of Industry and Information Technology, or the MIIT, issued the Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, or the MIIT Circular, in July 2006. The MIIT Circular reiterated the regulations on foreign investment in telecommunications businesses, which require foreign investors to set up foreign invested enterprises and obtain business operating licenses for internet content provision to conduct any value-added telecommunications business in China. Under the MIIT Circular, a domestic company that holds an internet content provision, or ICP, license is prohibited from leasing, transferring or selling the license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors that conduct value-added telecommunications business illegally in China.

        We are a Cayman Islands company and our PRC subsidiary, Vipshop China, is considered a wholly foreign owned enterprise. To comply with PRC laws and regulations, we conduct our operations in China through a series of contractual arrangements entered into between (a) Vipshop China, (b) Vipshop Information, our consolidated affiliated entity, and (c) shareholders of Vipshop Information. Vipshop Information holds the licenses and permits that are essential to the operation of our business. For a detailed description of these licenses and permits, see "Regulations." Vipshop Information is a PRC limited liability company owned by our co-founders and directors, all of whom are PRC citizens. As a result of these contractual arrangements, we exert control over Vipshop Information and consolidate its operating results in our financial statements under U.S. GAAP. For a detailed description of these contractual arrangements, see "Our Corporate History and Structure."

        In the opinion of our PRC counsel, Han Kun Law Offices, our current ownership structure, the ownership structure of our PRC subsidiaries and our consolidated affiliated entity, each as described in this prospectus, are in compliance with existing PRC laws, rules and regulations, and the contractual arrangements between Vipshop China, our consolidated affiliated entity and its shareholders, each as described in this prospectus, are not in violation of any existing PRC laws, rules and regulations. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to or otherwise different from that of our PRC counsel.

        In or around September 2011, various media sources reported that the China Securities Regulatory Commission, or CSRC, had prepared a report proposing pre-approval by a competent central government authority of offshore listings by China-based companies with variable interest entity structures, such as ours, that operate in industry sectors subject to foreign investment restrictions. However, it is unclear whether CSRC officially issued or submitted such a report to a higher level government authority or what any such report provides, or whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or what they would provide. If our ownership structure, contractual arrangements and businesses of our company, Vipshop China or our consolidated affiliated entity are found to be in violation of any existing or future PRC laws or regulations, the relevant governmental authorities, including CSRC, would have broad discretion in dealing with such violation, including levying fines, confiscating our income or the income of Vipshop China or our consolidated affiliated entity, revoking the business licenses or operating licenses of Vipshop China or our consolidated affiliated entity, shutting down our servers or blocking our website, discontinuing or placing restrictions or onerous conditions on our operations, requiring us to undergo a costly and disruptive restructuring, restricting or prohibiting our use of proceeds from this offering to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business. Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations.

We rely on contractual arrangements with our consolidated affiliated entity and its shareholders for the operation of our business, which may not be as effective as direct ownership. If our consolidated affiliated entity and its shareholders fail to perform their obligations under these contractual arrangements, we may have to resort to arbitration or litigation to enforce our rights, which may be time-consuming, unpredictable, expensive and damaging to our operations and reputation.

        Because of PRC restrictions on foreign ownership of internet-based businesses in China, we depend on contractual arrangements with our consolidated affiliated entity, Vipshop Information, in which we have no ownership interest, to partly conduct our operations. These contractual arrangements, governed by PRC law, are intended to provide us with effective control over our consolidated affiliated entity and allow us to obtain economic benefits from it. Although we have been advised by our PRC counsel, Han Kun Law Offices, that these contractual arrangements are valid, binding and enforceable under current PRC laws, these contractual arrangements may not be as effective in providing control as direct ownership. For example, our consolidated affiliated entity and its shareholders could breach their contractual arrangements with us by, among other things, failing to operate our online retail business in an acceptable manner or taking other actions that are detrimental to our interests. If we hold controlling equity interest in our consolidated affiliated entity, we would be able to exercise our shareholder rights to effect changes to its board of directors, which in turn could implement changes at the management and operational level of the consolidated affiliated entity. However, under the current contractual arrangements, if our consolidated affiliated entity or its shareholders fail to perform their obligations under these contractual arrangements, we may have to incur substantial costs to enforce such arrangements, and rely on legal remedies, including arbitration and litigation, under PRC law, which may not be sufficient or effective. In particular, the contractual arrangements provide that any dispute arising from these arrangements will be submitted to the China International Economic and Trade Arbitration Commission South China Sub-Commission for arbitration, the ruling of which will be final and binding. The legal framework and system in China, particularly those relating to arbitration proceedings, is not as developed as other jurisdictions such as the United States. As a result, significant uncertainties relating to the enforcement of legal rights through arbitration, litigation and other legal proceedings remain in China, which could limit our ability to enforce these contractual arrangements and exert effective control over our consolidated affiliated entity. If we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, our business and operations could be severely disrupted, which could materially and adversely affect our results of operations and damage our reputation, and we may not be able to consolidate the financial results of Vipshop Information into our consolidated financial statements in accordance with U.S. GAAP. See "—Risks Relating to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us."

The shareholders of our consolidated affiliated entity have potential conflicts of interest with us, which may adversely affect our business.

        Each shareholder of our consolidated affiliated entity is a shareholder and director of our company. Equity interest held by each of these shareholders in our company is less than its interest in our consolidated affiliated entity as a result of our introduction of DCM Entities and Sequoia Entities as shareholders of our company. In addition, such shareholders' equity interest in our company will be further diluted as a result of this offering as well as any future offering of equity securities. As a result, conflicts of interest may arise as a result of such dual shareholding and governance structure.

        Each of these shareholders is also a director of our company, and has a duty of care and loyalty to our company and to our shareholders as a whole under Cayman Islands law. Under the contractual arrangements with our consolidated affiliated entity and its shareholders, (a) we may replace any such individual as a shareholder of our consolidated affiliated entity at our discretion, and (b) each of these individuals has executed a power of attorney to appoint Vipshop China or its designated third party to vote on their behalf and exercise shareholder rights of our consolidated affiliated entity. However, we cannot assure you that these individuals will act in the best interests of our company should any conflicts of interest arise, or that any conflicts of interest will be resolved in our favor. These individuals may breach or cause our consolidated affiliated entity to breach the existing contractual arrangements. If we cannot resolve any conflicts of interest or disputes between us and any of these individuals, we would have to rely on legal proceedings, which may be expensive, time-consuming and disruptive to our operations. There is also substantial uncertainty as to the outcome of any such legal proceedings.

We may lose the ability to use and enjoy assets held by our consolidated affiliated entity that are important to the operation of our business if such entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

        As part of our contractual arrangements with our consolidated affiliated entity, such entity holds certain assets that are important to the operation of our business. If our consolidated affiliated entity goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If our consolidated affiliated entity undergoes a voluntary or involuntary liquidation proceeding, the unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Our contractual arrangements with our consolidated affiliated entity may result in adverse tax consequences to us.

        We may be subject to adverse tax consequences if the PRC tax authorities were to determine that the contracts between Vipshop China and our consolidated affiliated entity were not entered into on an arm's length basis and therefore constitute favorable transfer pricing arrangements. If this occurs, the PRC tax authorities could request that our consolidated affiliated entity adjust its taxable income, if any, upward for PRC tax purposes. Such a pricing adjustment could adversely affect us by increasing our consolidated affiliated entity's tax expenses without reducing our tax expenses, which could subject our consolidated affiliated entity to late payment fees and other penalties for underpayment of taxes. The PRC Enterprise Income Tax Law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm's length principles. As a result, our contractual arrangements with our consolidated affiliated entity may result in adverse tax consequences to us.

If our consolidated affiliated entity fails to obtain and maintain the requisite assets, licenses and approvals required under PRC law, our business, financial condition and results of operations may be materially and adversely affected.

        Foreign investment and the internet industry in China are highly regulated by the PRC government and numerous regulatory authorities of the central PRC government are empowered to issue and implement regulations governing various aspects of the internet industry. See "Regulations." Our PRC subsidiaries and consolidated affiliated entity are required to obtain and maintain certain assets relevant to its business as well as applicable licenses or approvals from different regulatory authorities in order to provide its current services. These assets and licenses are essential to the operation of our business and are generally subject to annual review by the relevant governmental authorities. Furthermore, our PRC subsidiaries and our consolidated affiliated entity may be required to obtain additional licenses. If we fail to obtain or maintain any of the required, assets, licenses or approvals, our continued business operations in the internet industry may subject it to various penalties, such as confiscation of illegal net revenue, fines and the discontinuation or restriction of our operations. Any such disruption in the business operations of our consolidated affiliated entity will materially and adversely affect our business, financial condition and results of operations. For instance, we have recently started a pilot program to provide our own delivery service in Shanghai. We do not currently charge additional fees for such service. Under PRC law, we are required to obtain a road transportation permit and an express delivery service permit from relevant governmental authorities to provide delivery service. As of the date of this prospectus, we have not obtained all the relevant permits. As a result, we may be subject to penalties, such as fines and ban on providing such service in the future.

Risks Relating to Doing Business in China

Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

        Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

        The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China's economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

        While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Uncertainties with respect to the PRC legal system could adversely affect us.

        We conduct our business primarily through Vipshop China, our PRC subsidiary, and Vipshop Information, our consolidated affiliated entity in China. Our operations in China are governed by PRC laws and regulations. Vipshop China is a foreign invested enterprise and is subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to foreign invested enterprises. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

        In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual or tort rights. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

        Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until some time after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies.

        The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violations of applicable laws and regulations. Issues, risks and uncertainties relating to PRC regulation of the internet-related business include, but are not limited to, the following:

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  We only have contractual control over our website. We do not directly own our website through our subsidiaries due to the restriction of foreign investment in businesses providing value-added telecommunication services in China, including internet content provision services. This may significantly disrupt our business, subject us to sanctions, compromise enforceability of related contractual arrangements, or have other harmful effects on us.

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  There are uncertainties relating to the regulation of the internet-related business in China, including evolving licensing practices. This means that some of our permits, licenses or operations may be subject to challenge, or we may fail to obtain permits or licenses that may be deemed necessary for our operations or we may not be able to obtain or renew certain permits or licenses. If we fail to maintain any of these required licenses or approvals, we may be subject to various penalties, including fines and discontinuation of or restriction on our operations. Any such disruption in our business operations may have a material and adverse effect on our results of operations.

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  New laws and regulations may be promulgated that will regulate internet activities, including online retail businesses. If these new laws and regulations are promulgated, additional licenses may be required for our operations. If our operations do not comply with these new regulations after they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

        The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain any new licenses required under any new laws or regulations. There are also risks that we may be found to violate the existing or future laws and regulations given the uncertainty and complexity of China's regulation of internet-related business.

Regulation and censorship of information disseminated over the internet in China may adversely affect our business, and we may be liable for content that is displayed on our website.

        China has enacted laws and regulations governing internet access and the distribution of products, services, news, information, audio-video programs and other content through the internet. The PRC government has prohibited the distribution of information through the internet that it deems to be in violation of PRC laws and regulations. If any of our internet content were deemed by the PRC government to violate any content restrictions, we would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations. We may also be subject to potential liability for any unlawful actions of our customers or users of our website or for content we distribute that is deemed inappropriate. It may be difficult to determine the type of content that may result in liability to us, and if we are found to be liable, we may be prevented from operating our website in China.

The audit report included in this prospectus are prepared by auditors who are not inspected fully by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection.

        As an auditor of companies that are publicly traded in the United States and a firm registered with the PCAOB, Deloitte Touche Tohmatsu is required by the laws in the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and the professional standards of the PCAOB. However, because we have substantial operations within the People's Republic of China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese government authorities, our auditor is not currently inspected fully by the PCAOB.

        Inspections of other auditors conducted by the PCAOB outside of China have at times identified deficiencies in those auditors' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor's audits and its quality control procedures. As a result, shareholders may be deprived of the benefits of PCAOB inspections, and may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Fluctuations in exchange rates may have a material adverse effect on your investment.

        The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and elsewhere in the world. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under this policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Since then, Renminbi started to appreciate against U.S. dollar and reached one of its historical high point in July 2008. Thereafter, the Renminbi was traded within a narrow band against the U.S. dollar, remaining within 1% of its July 2008 high point. In June 2010, the PRC government announced that its plan to increase the flexibility of Renminbi exchange rate. Since that time, the Renminbi has gradually appreciated against the U.S. dollar, though there have been brief periods when the U.S. dollar appreciated against the Renminbi. There remains significant international pressure on the PRC government to adopt a substantial liberalization of its currency policy, which could result in greater fluctuation of the Renminbi against the U.S. dollar.

        All of our net revenues and most of our expenses are denominated in Renminbi. Any significant revaluation of Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. For example, an appreciation of Renminbi against the U.S. dollar would reduce the amount of Renminbi we would receive if we need to convert U.S. dollars into Renminbi. Conversely, a significant depreciation of the Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ADSs.

        Limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. We did not enter into any hedging transactions to hedge our exposure to the risks relating to fluctuations in exchange rates. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Governmental control of currency conversion may limit our ability to utilize our revenue effectively and affect the value of your investment.

        The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenue in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of the SAFE, cash generated from the operations of Vipshop China in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain the SAFE's approval to use cash generated from the operations of our PRC subsidiaries and consolidated affiliated entity to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

We principally rely on dividends and other distributions on equity paid by Vipshop China in China to fund our cash and financing requirements, and any limitation on the ability of Vipshop China to make payments to us could have a material adverse effect on our ability to conduct our business.

        We are a Cayman Islands holding company and we rely principally on dividends and other distributions on equity from Vipshop China in China for our cash requirements, including for the service of any debt we may incur. Our subsidiaries' ability to distribute dividends is based upon their distributable earnings which are mainly derived from the payments for products and services from our consolidated affiliated entity. Current PRC regulations permit our PRC subsidiaries to pay dividends to Vipshop HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China and our consolidated affiliated entity is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. These reserves are not distributable as cash dividends. As of December 31, 2012, we had, on a consolidated basis, accumulated losses of US$176.0 million, representing losses incurred in Vipshop China, our consolidated affiliated entity and certain subsidiaries. As a result, such entities in China are not able to distribute dividends to us until their accumulated losses have been made up. Furthermore, if Vipshop China in China incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to Vipshop HK could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

PRC regulation of loans to and direct investments in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to Vipshop China in China.

        Any funds we transfer to Vipshop China, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign invested enterprises in China, capital contributions to Vipshop China are subject to the approval of the PRC Ministry of Commerce or its local branches and registration with other governmental authorities in China. In addition, (a) any foreign loan procured by Vipshop China is required to be registered with the SAFE or its local branches, and (b) Vipshop China may not procure loans which exceed the difference between its registered capital and its total investment amount as approved by the PRC Ministry of Commerce or its local branches. Any medium or long term loan to be provided by us to our consolidated affiliated entity must be approved by the National Development and Reform Commission and the SAFE or its local branches. We may not obtain these government approvals or complete such registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to receive such approvals or complete such registration, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

        On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign Invested Enterprises, or SAFE Circular 142. SAFE Circular 142 regulates the conversion by a foreign invested enterprise of foreign currency into Renminbi by restricting the usage of converted Renminbi. SAFE Circular 142 provides that any Renminbi capital converted from registered capital in foreign currency of a foreign invested enterprise may only be used for purposes within the business scope approved by PRC governmental authority and such Renminbi capital may not be used for equity investments within the PRC unless otherwise permitted by the PRC law. In addition, SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from registered capital in foreign currency of a foreign invested enterprise. The use of such Renminbi capital may not be changed without SAFE approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been utilized. As a result, we are required to apply Renminbi funds converted from the net proceeds we expect to receive from this offering within the business scope of Vipshop China. SAFE Circular 142 may significantly limit our ability to transfer the net proceeds from this offering or any other offering of additional equity securities to Vipshop China or invest in or acquire any other companies in the PRC. Furthermore, the SAFE promulgated SAFE Circular 59 on November 9, 2010, which tightens the regulation over settlement of net proceeds from offshore offerings. In particular, it is specifically required that any net proceed settled from offshore offerings shall be applied in the manner described in the offering documents. The SAFE also promulgated SAFE Circular 45 in November 2011, which, among other things, restrict a foreign-invested enterprise from using Renminbi funds converted from its registered capital to provide entrusted loans or repay loans between non-financial enterprises. Violations of these circulars could result in severe monetary or other penalties. SAFE Circular 142, SAFE Circular 59 and SAFE Circular 45 may significantly limit our ability to convert, transfer and use the net proceeds from this offering and any offering of additional equity securities in China, which may adversely affect our business, financial condition and results of operations.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval.

        On August 8, 2006, six PRC regulatory agencies promulgated the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. This regulation, among other things, requires offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of CSRC, prior to listing their securities on an overseas stock exchange. The implementation and application of this regulation remains unclear. Our PRC counsel, Han Kun Law Offices, has advised us that, based on their understanding of the current PRC laws, rules and regulations:

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  CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours as described in this prospectus are subject to this regulation; and

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  given that (a) we established our PRC subsidiaries by means of direct investment other than by merger or acquisition of PRC domestic companies, and (b) there is no provision in the M&A Rules that explicitly classifies contractual arrangements as a type of transaction subject to this regulation, we are not required to submit an application to CSRC for its approval of the listing and trading of our ADSs on the NYSE.

        Because there has been no official interpretation or clarification of this regulation since its adoption, there is uncertainty as to how this regulation will be interpreted or implemented. If it is determined that CSRC approval is required for our initial public offering or this offering, we may face sanctions by CSRC or other PRC regulatory agencies for failure to seek CSRC's approval for our initial public offering or this offering. These sanctions may include fines and penalties on our operations in the PRC (although to our knowledge, no definitive rules or interpretations have been issued to determine or quantify such fines or penalties), delays or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiaries, or other actions that may have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable to us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

The M&A Rules establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions.

        The M&A Rules established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council on August 3, 2008, were triggered. In addition, PRC national security review rules which became effective on September 1, 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore holding companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

        The SAFE has promulgated several regulations, including the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents' Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular 75, effective on November 1, 2005 and its implementation rules. These regulations require PRC residents and PRC corporate entities to register with local branches of the SAFE in connection with their direct or indirect offshore investment activities. These regulations are applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. Under these foreign exchange regulations, PRC residents who make, or have prior to the implementation of these foreign exchange regulations made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with the SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV, is required to update its filed registration with the local branch of the SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of the SAFE. If any PRC shareholder fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contribution into its subsidiary in China.

        All of our shareholders that we are aware of being subject to the SAFE regulations have completed all necessary registrations with the local SAFE branch as required by Circular 75. We cannot assure you, however, that all of these individuals may continue to make required filings or updates on a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such individuals to comply with the SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiaries' ability to distribute dividends to, or obtain foreign-exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

        Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

        In December 2006, the People's Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, which set forth the respective requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under either the current account or the capital account. In January 2007, the SAFE issued implementing rules for the Administrative Measures of Foreign Exchange Matters for Individuals, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen's participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. In February 2012, the SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, or the Stock Option Rules, which replaced the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plans or Stock Option Plans of Overseas Publicly-Listed Companies issued by the SAFE in March 2007. Under these rules, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with the SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly-listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes.

        We and our PRC resident employees who participate in the employee stock incentive plans, which we adopted in March 2011 and March 2012, respectively, have been subject to these regulations since our company became a publicly-listed company in the United States in March 2012. We will assist our PRC option grantees to complete the required registrations and procedures. If we or our PRC option grantees fail to comply with these regulations, we or our PRC option grantees may be subject to fines and other legal or administrative sanctions. See "Regulations—Regulations on Stock Incentive Plans."

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

        Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the State Administration of Taxation, or the SAT, on December 10, 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (a) has an effective tax rate less than 12.5% or (b) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the competent tax authority of the PRC resident enterprise this Indirect Transfer. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC tax at a rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction. In addition, the PRC resident enterprise may be required to provide necessary assistance to support the enforcement of SAT Circular 698.

        There is uncertainty as to the application of SAT Circular 698. For example, while the term "Indirect Transfer" is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax rates in foreign tax jurisdictions, and the process and format of the reporting of an Indirect Transfer to the competent tax authority of the relevant PRC resident enterprise remain unclear. In addition, there are not any formal declarations with regard to how to determine whether a foreign investor has adopted an abusive arrangement in order to reduce, avoid or defer PRC tax. SAT Circular 698 may be determined by the tax authorities to be applicable to our non-resident shareholders who acquired our shares outside of the open market and subsequently sell our shares in our private financing transactions or in the open market, including in this offering, if any of such transactions were determined by the tax authorities to lack reasonable commercial purpose. As a result, we and our non-resident investors may become at risk of being taxed under SAT Circular 698 and may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under SAT Circular 698, which may have a material adverse effect on our financial condition and results of operations or such non-resident shareholders' investments in us.

It is unclear whether we will be considered a PRC "resident enterprise" under the PRC Enterprise Income Tax Law and, depending on the determination of our PRC "resident enterprise" status, our global income may be subject to the 25% PRC enterprise income tax, which could have a material adverse effect on our results of operations.

        Under the PRC Enterprise Income Tax Law, or the EIT Law, and its implementation rules, which became effective in January 2008, an enterprise established outside of the PRC with a "de facto management body" within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules of the EIT Law define the term "de facto management bodies" as "establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., of an enterprise." On April 22, 2009, the State Administration of Taxation, or the SAT, issued a circular, or Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Further, Circular 82 states that certain PRC-controlled enterprises will be classified as "resident enterprises" if the following are located or resident in China: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders' meetings; and half or more of the senior management or directors having voting rights. In addition, the SAT issued a bulletin on July 27, 2011, effective September 1, 2011, providing more guidance on the implementation of Circular 82. This bulletin clarifies matters including resident status determination, post-determination administration and competent tax authorities. See "Regulations—PRC Enterprise Income Tax Law and Individual Income Tax Law." Although both Circular 82 and the bulletin only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the determining criteria set forth in Circular 82 and the bulletin may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax resident status of all offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals. In addition to the uncertainty regarding how the new resident enterprise classification may apply, it is also possible that the rules may change in the future, possibly with retroactive effect. Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion. In such case, we may be considered a resident enterprise and may therefore be subject to the enterprise income tax at 25% on our global income as well as PRC enterprise income tax reporting obligations. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiaries, a 25% enterprise income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

Dividends payable to our foreign investors and gains on the sale of our ADSs or ordinary shares by our foreign investors may become subject to taxes under PRC tax laws.

        Under the EIT Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of ADSs or ordinary shares by such investors is also subject to PRC tax at a rate of 10%, subject to any reduction or exemption set forth in relevant tax treaties, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our ordinary shares or ADSs, and any gain realized from the transfer of our ordinary shares or ADSs, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. See "Regulations—PRC Enterprise Income Tax Law and Individual Income Tax Law." Furthermore, if we are deemed a PRC resident enterprise, dividends payable to investors that are non-PRC individual investors and any gain realized on the transfer of ADSs or ordinary shares by investors may be subject to PRC tax at a rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties. It is unclear whether, if we are considered a PRC resident enterprise, holders of our ADSs or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas (although we do not expect to withhold at treaty rates if any withholding is required). If dividends payable to our non-PRC investors, or gains from the transfer of our ordinary shares or ADSs by such investors are subject to PRC tax, the value of your investment in our ordinary shares or ADSs may be adversely affected.

The enforcement of the Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and our results of operations.

        On June 29, 2007, the Standing Committee of the National People's Congress of China enacted the Labor Contract Law, which became effective on January 1, 2008 and was amended on December 28, 2012. The Labor Contract Law introduces specific provisions related to fixed-term employment contracts, part-time employment, probation, consultation with labor union and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining, which together represent enhanced enforcement of labor laws and regulations. According to the Labor Contract Law, an employer is obliged to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unlimited term, with certain exceptions. The employer must pay severance to an employee where a labor contract is terminated or expires, with certain exceptions. In addition, the government has continued to introduce various new labor-related regulations after the effectiveness of the Labor Contract Law. Among other things, it is required that that annual leave ranging from five to 15 days be made available to employees and that the employee be compensated for any untaken annual leave days in the amount of three times of the employee's daily salary, subject to certain exceptions. As a result of these new regulations designed to enhance labor protection and increasing labor costs in China, our labor costs are expected to increase. In addition, as the interpretation and implementation of these new regulations are still evolving, we cannot assure you that our employment practice will at all times be deemed in compliance with the new regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected.

Our failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

        Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations. We have not made adequate employee benefit payments as required under applicable PRC labor laws. Accruals for the underpaid amounts as recorded were nil, US$89 thousand, US$0.5 million, US$1.6 million and US$2.2 million as of December 31, 2008, 2009, 2010, 2011 and 2012, respectively. Our failure in making contributions to various employee benefit plans and in complying with applicable PRC labor-related laws may subject us to late payment penalties. If we are subject to such penalties in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

An occurrence of a widespread health epidemic or other outbreaks could have a material adverse effect on our business, financial condition and results of operations.

        Our business could be adversely affected by the effects of Influenza A virus subtype H1N1, or the H1N1 virus, Severe Acute Respiratory Syndrome, or SARS, avian influenza or other epidemics or outbreaks on the economic and business climate. A prolonged outbreak of any of these illnesses or other adverse public health developments in China or elsewhere in the world could have a material adverse effect on our business operations. Such outbreaks could significantly impact the online retail industry and cause a temporary closure of the facilities we use for our operations. Such impact or closures would severely disrupt our operations and adversely affect our business, financial condition and results of operations. Our operations could be disrupted if any of our employees or employees of our partners were suspected of having the H1N1 virus, SARS or avian influenza, since this could require us or our partners to quarantine some or all of such employees or disinfect the facilities used for our operations and may deter our customers or potential customers from purchasing or accepting our products. In addition, our business, financial condition and results of operations could be adversely affected to the extent that an outbreak harms the global or Chinese economy in general, such as wars, acts of terrorism, snowstorms, earthquakes, fire, floods, environmental accidents, power shortage or communication interruptions.

Risks Relating to this Offering

The market price for our ADSs has fluctuated and may be volatile.

        The market price for our ADSs has fluctuated since we first listed our ADSs. Since our ADSs became listed on the NYSE on March 23, 2012, the trading price of our ADSs have ranged from US$4.12 to US$28.49 per ADS, and the last reported trading price on March 4, 2013 was US$25.40 per ADS.

        The market price for our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

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  actual or anticipated fluctuations in our quarterly results of operations and changes of our expected results;

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  announcements by us or our competitors of new services, acquisitions, strategic relationships, joint ventures or capital investments;

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  additions to or departures of our senior management personnel;

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  detrimental negative publicity about us, our competitors or our industry;

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  changes in financial estimates by securities research analysts;

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  regulatory developments affecting us, our brand partners or our industry;

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  changes in the economic performance or market valuations of other internet, e-commerce or online retail companies in China;

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  fluctuations of exchange rates between the Renminbi and the U.S. dollar;

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  release or expiry of lock-up or other transfer restrictions on our outstanding shares or ADSs; and

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  sales or perceived potential sales of additional equity securities or ADSs.

        In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of any particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

        We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

        Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no assurance that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

The public offering price is likely to be substantially higher than our net tangible book value per share, and you could incur immediate and substantial dilution.

        If you purchase our ADSs in this offering, you may be paying substantially more for your ADSs than the average amount paid by our existing shareholders who were our shareholders before our initial public offering in March 2012 for their ordinary shares on a per ADS basis. Assuming a price to public of US$25.40, the last trading price of our ADSs on the NYSE on March 4, 2013, you will experience immediate and substantial dilution of US$22.13 per ADS, representing the difference between our net tangible book value per ADS as of December 31, 2012 and the price you will pay per ADS. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options. See "Dilution" for a more complete description of how the value of your investment in our ADSs will be diluted upon completion of this offering.

Substantial future sales or perceived potential sales of our ADSs, ordinary shares or other equity securities in the public market could cause the price of our ADSs to decline.

        Sales of our ADSs, ordinary shares or other equity securities in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have 109,792,693 ordinary shares outstanding, including 34,409,200 ordinary shares represented by ADSs, assuming the underwriters do not exercise their option to purchase additional shares. All ADSs representing our ordinary shares sold in this offering will be freely transferable by persons other than our "affiliates" without restriction or additional registration under the U.S. Securities Act of 1933, as amended, or the Securities Act. The remaining ordinary shares outstanding after this offering will be available for sale, upon the expiration of the 90-day lock-up period beginning from the date of this prospectus (if applicable to such holder), subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the representatives. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our ADSs could decline.

        Certain holders of our ordinary shares will have the right to cause us to register under the Securities Act the sale of their shares, subject to the 90-day lock-up period in connection with this offering. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the form of ADSs in the public market could cause the price of our ADSs to decline.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

        Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attached to ordinary shares represented by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attached to ordinary shares represented by the ADSs. Upon receipt of your voting instructions, the depositary will vote the underlying ordinary shares in accordance with these instructions. See "Description of Share Capital—Memorandum and Articles of Association—Voting Rights" and "Description of American Depositary Shares—Voting Rights."

        We cannot assure you that you will receive the voting materials in time to instruct the depositary to vote the ordinary shares underlying your ADSs, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will as a result not have the opportunity to exercise a right to vote. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. Although you may directly exercise your right to vote by withdrawing the ordinary shares underlying your ADSs, you may not be able to do so, on a timely basis or at all, to allow you to vote with respect to any specific matter.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings, and you may not receive cash dividends if it is impractical to make them available to you.

        We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause a registration statement, if filed, to be declared effective. There might not be an exemption from registration under the Securities Act available to us for our rights offering. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

        The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under Cayman Islands law, we conduct substantially all of our operations in China and substantially all of our directors and officers reside outside the United States.

        We are incorporated in the Cayman Islands and conduct substantially all of our operations in China through our PRC subsidiaries and consolidated affiliated entity. Substantially all of our directors and officers reside outside the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

        Our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and by the Companies Law (2012 Revision) and common law of the Cayman Islands. The rights of shareholders to take legal action against us and our directors, actions by minority shareholders and the fiduciary responsibilities of our directors are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which provides persuasive, but not binding, authority in a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors. In addition, shareholders in Cayman Islands companies may not have standing to initiate a shareholder derivative action in U.S. federal courts.

        As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Our management has discretion as to the use of the net proceeds from this offering, and such use may not produce income or increase our ADS price.

        We intend to use the net proceeds of this offering to expand our fulfillment capabilities, further enhance our IT systems, as well as for general corporate purposes. However, our management will have considerable discretion in the application of the net proceeds received by us from this offering. For more information, see "Use of Proceeds." You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our ADS price. The net proceeds from this offering may be placed in investments that do not produce income or even depreciate.

Our memorandum and articles of association contain anti-takeover provisions that could adversely affect the rights of holders of our ordinary shares and ADSs.

        Our third amended and restated memorandum and articles of association contain certain provisions that could limit the ability of third parties to acquire control of our company, including a provision that grants authority to our board directors to establish from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. The provisions could have the effect of depriving our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.

Our existing shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

        Upon the completion of this offering, our co-founders and shareholders, Mr. Eric Ya Shen and Mr. Arthur Xiaobo Hong, will beneficially own an aggregate of 28.4% of our outstanding shares, and our other pre-IPO investors will beneficially own an aggregate of 46.1% of our outstanding shares, assuming the underwriters do not exercise their option to purchase additional ADSs.

        As a result, our existing shareholders have substantial influence over our business and corporate matters, including without limitation, decisions regarding mergers and consolidations, asset disposals and director elections. They may exercise their shareholder rights in a way that they believe is in their best interest, which may conflict with the interest of our other shareholders. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering. Our concentrated ownership structure may also discourage, delay or prevent a change in control of our company, which could deprive our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. For more information regarding our principal shareholders, see "Principal and Selling Shareholders."

We may be classified as a passive foreign investment company for United States federal income tax purposes, which could subject United States investors in the ADSs or ordinary shares to significant adverse United States income tax consequences.

        Depending upon the value of our ADSs and ordinary shares and the nature of our assets and income over time, we could be classified as a "passive foreign investment company", or "PFIC," for United States federal income tax purposes. Although the law in this regard is unclear, we treat Vipshop Information as being owned by us for United States federal income tax purposes, not only because we control its management decisions but also because we are entitled to substantially all of the economic benefits associated with this entity, and, as a result, we combine this entity's operating results in our consolidated financial statements. If it were determined, however, that we are not the owner of Vipshop Information for United States federal income tax purposes, we would likely be treated as a PFIC for the current taxable year or any future taxable year.

        Assuming that we are the owner of Vipshop Information for United States federal income tax purposes, and based upon our current income and assets (taking into account the proceeds from this offering) and projections as to the value of our ADSs and ordinary shares following the offering, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. While we do not expect to become a PFIC, if, among other matters, our market capitalization is less than anticipated or subsequently declines, we may be a PFIC for the current or future taxable years. The determination of whether we are or will be a PFIC will also depend, in part, on the composition of our income and assets, which will be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, including ascertaining the fair market value of our assets on a quarterly basis and the character of each item of income we earn, we can provide no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

        If we were to be classified as a PFIC in any taxable year, a U.S. Holder (as defined in "Taxation—Material United States Federal Income Tax Considerations") would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of United States federal income tax that a U.S. Holder could derive from investing in a non-United States corporation that does not distribute all of its earnings on a current basis. Further, if we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares. For more information see the section titled "Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations."

We incurred increased costs as a result of being a public company, and we cannot predict or estimate the amount of additional future costs we may incur or the timing of such costs.

        As a public company, we have incurred significant accounting, legal and other expenses that we did not incur when we were a private company, including additional costs associated with our public company reporting obligations. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the NYSE, requires significantly heightened corporate governance practices for public companies, including Section 404 relating to internal control over financial reporting. As a company with less than US$1.0 billion in revenues for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

        We expect these and other rules and regulations applicable to public companies to increase our accounting, legal and financial compliance costs and to make certain corporate activities more time-consuming and costly. After we are no longer an "emerging growth company," we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with reasonable certainty the amount of additional costs we may incur or the timing of such costs.

        In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company's securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

        This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry Overview," "Business" and "Taxation." All statements other than statements of historical facts are forward-looking statements. Known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

        You can identify some of these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "potential," "continue" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements relating to:

  •
  our goals and strategies;

  •
  our future business development, results of operations and financial condition;

  •
  the expected growth of the online discount retail market in China;

  •
  our ability to attract customers and brand partners and further enhance our brand recognition;

  •
  our expectations regarding demand for and market acceptance of flash sales products and services;

  •
  competition in our industry;

  •
  fluctuations in general economic and business conditions in China; and

  •
  assumptions underlying or related to any of the foregoing.

        These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Moreover, we operate in a continuously evolving environment. Additional risks and uncertainties that we have not considered or currently deem to be immaterial may adversely affect us. We cannot assess the impact of all risks on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

        This prospectus also contains certain data and information, which we obtained from various government and private publications, including the Frost & Sullivan Report. Although we believe that the publications and reports are reliable, we have not independently verified the data. Statistical data in these publications includes projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

        The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately US$96.5 million, after deducting underwriting discounts and commissions and US$1.06 million in estimated offering expenses payable by us. These estimates are based upon an assumed public offering price of US$25.40 per ADS (the closing trading price of our ADSs on the NYSE on March 4, 2013). A US$1.00 increase or decrease in the assumed public offering price of US$25.40 per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease the net proceeds to us from this offering by US$3.8 million, after deducting the underwriting discount and estimated offering expenses payable by us and no other change to the number of ADSs offered by us as set forth on the cover page of this prospectus.

        We plan to use net proceeds of this offering as follows:

  •
  approximately US$70 million for expanding our logistics network and fulfillment capabilities;

  •
  approximately US$10 million to fund capital expenditures for further enhancing our IT systems and infrastructure, including mobile technologies; and

  •
  the balance for general corporate purposes, including funding working capital and potential investments in and acquisitions of complementary businesses, although we are not currently negotiating any such transactions.

        The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that a certain portion or all of the net proceeds we receive from this offering are not immediately applied for the above purposes, we plan to invest the net proceeds in short-term interest-bearing debt instruments or bank deposits.

        In using the proceeds of this offering, as an offshore holding company, we are permitted under the PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to our PRC consolidated affiliated entity only through loans, subject to satisfaction of applicable government registration and approval requirements. Capital contributions to our PRC subsidiaries must be approved by the PRC Ministry of Commerce or its local counterpart and then registered with the State Administration for Industry and Commerce, or the SAIC, or its local counterpart. The PRC Ministry of Commerce or its local counterpart is generally required to process the relevant approvals or deny our applications within 90 working days and the SAIC or its local counterpart is required to process the relevant registrations or deny our applications within 15 working days. Loans extended by us to Vipshop China cannot exceed statutory limits and must be registered with the SAFE or its local branch. The SAFE or its local branch is required to process the relevant registrations or deny our applications within 20 working days. The actual time taken, however, may be longer due to administrative delays. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to satisfy these requirements on a timely basis, our ability to remit the funds received from this offering to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. See "Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to and direct investments in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to Vipshop China in China."

        We will not receive any of the proceeds from the sale of the ADSs by the selling shareholders.

 DIVIDEND POLICY

        We have not paid in the past and do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        Our board of directors has discretion as to whether to distribute dividends, subject to the approval of our shareholders and applicable laws. Even if our board of directors decides to declare dividends, their form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual and statutory restrictions and other factors that the board of directors may deem relevant.

        Holders of our ADSs will be entitled to receive dividends, if any, subject to the terms of the deposit agreement, to the same extent as the holders of our ordinary shares. Cash dividends will be paid to the depositary of our ADSs in U.S. dollars, which will distribute them to the holders of ADSs according to the terms of the deposit agreement. Other distributions, if any, will be paid by the depositary to the holders of ADSs in any means it deems legal, fair and practical. See "Description of American Depositary Shares."

        We are a holding company incorporated in the Cayman Islands. We principally rely on dividends from our subsidiaries in China and Hong Kong for our cash needs. To pay dividends to us, our subsidiaries in China and Hong Kong need to comply with the applicable regulations. See "Risk Factors—Risks Relating to Doing Business in China—We principally rely on dividends and other distributions on equity paid by Vipshop China in China to fund our cash and financing requirements, and any limitation on the ability of Vipshop China to make payments to us could have a material adverse effect on our ability to conduct our business."

 CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2012:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect the sale of 8,000,000 ordinary shares in the form of ADSs by us and 507,812 ordinary shares in the form of ADSs by certain executive officers to be acquired upon exercise of their options granted under our stock incentive plans immediately prior to the completion of this offering at the assumed public offering price of US$25.40 per ADS (based on the closing trading price of our ADSs on March 4, 2013), and assuming that the underwriters do not exercise their option to purchase additional ADSs in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of December 31, 2012
	Actual	As Adjusted(2)
	(US$)
Loans due to a shareholder(1)	789,700	789,700
Equity:
Ordinary shares US$0.0001 par value, 471,620,833 shares authorized; 101,284,881 shares issued and outstanding, 109,792,693 shares issued and outstanding on an as adjusted basis	10,128	10,979
Additional paid-in capital	258,368,448	355,117,442
Accumulated losses	(176,025,335)	(176,025,335)
Accumulated other comprehensive income	229,573	229,573

Total shareholders' equity	82,582,814	179,332,659

Total capitalization(3)	83,372,514	180,122,359

(1)
Loans due to a shareholder was unsecured, interest free and repayable upon demand.

(2)
The as adjusted information discussed above is illustrative only. A US$1.00 increase or decrease in the assumed public offering price of US$25.40 per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease the amounts representing total shareholders' equity and total capitalization by US$3.8 million, after deducting the underwriting discount and estimated offering expenses payable by us and assuming no exercise of the underwriter's option to purchase additional ADSs from us.

(3)
Total capitalization is the sum of loans due to a shareholder and total shareholders' equity.

 DILUTION

        Our net tangible book value as of December 31, 2012 was approximately US$0.82 per ordinary share and US$1.63 per ADS. Net tangible book value per ordinary share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Dilution is determined by subtracting net tangible book value per ordinary share and the additional proceeds we will receive from this offering from the assumed offering price per ordinary share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        Without taking into account any other changes in such net tangible book value after December 31, 2012, other than to give effect to (1) the estimated net proceeds we will receive from the issuance and sale of 4,000,000 ADSs in this offering at the assumed offering price of US$25.40 per ADS (based on the closing trading price of our ADSs on March 4, 2013 as reported by the NYSE), after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, and (2) the exercise of options to acquire 507,812 ordinary shares by certain executive officers as described in the "Capitalization" section, our as adjusted net tangible book value as of December 31, 2012 would have been US$1.63 per outstanding ordinary share, or US$3.27 per ADS. This represents an immediate increase in net tangible book value of US$0.82 per ordinary share, or US$1.64 per ADS, to our existing shareholders and an immediate dilution in net tangible book value of US$11.07 per ordinary share, or US$22.13 per ADS, to investors purchasing ADSs in this offering.

        Assuming the underwriters' option to purchase additional shares is exercised in full, which would include the exercise of options to acquire an additional 507,812 ordinary shares and the sale of such shares in the form of ADSs by certain executive officers in the offering, our as adjusted net tangible book value as of December 31, 2012 would have been US$1.63 per outstanding ordinary share, or US$3.26 per ADS. This represents an immediate increase in net tangible book value of US$0.82 per ordinary share, or US$1.63 per ADS, to our existing shareholders and an immediate dilution in net tangible book value of US$11.07 per ordinary share, or US$22.14 per ADS, to investors purchasing ADSs in this offering.

        The following table illustrates such dilution, assuming either no exercise or full exercise at the underwriters' option to purchase additional shares:

	No Exercise	Full Exercise
Assumed public offering price per ordinary share	12.70	12.70
Net tangible book value per ordinary share as of December 31, 2012	0.82	0.82
As adjusted net tangible book value per ordinary share as of December 31, 2012, to give effect to this offering and the option exercise by certain executive officers as described above	1.63	1.63
Amount of dilution in net tangible book value per ordinary share to investors purchasing ADSs in this offering	11.07	11.07
Amount of dilution in net tangible book value per ADS to investors purchasing ADSs in this offering	22.13	22.14

        A US$1.00 change in the assumed public offering price of US$25.40 per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease our as adjusted net tangible book value as described above by US$3.8 million, the net tangible book value per ordinary share and per ADS by US$0.03 per ordinary share and by US$0.07 per ADS, and the dilution per ordinary share and per ADS to new investors in this offering by US$0.47 per ordinary share and US$0.93 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of our ADSs and other terms of this offering determined at pricing.

        The following table summarizes, on an as adjusted basis as of December 31, 2012, the differences between the existing shareholders immediately prior to this offering, including certain executive officers who exercise options to acquire ordinary shares and sell such shares in this offering, and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid at the assumed public offering price of US$25.40 per ADS, before deducting estimated underwriting discounts and commissions and estimated offering expenses.

	Ordinary Shares Purchased		Total Consideration
					Average Price Per Ordinary Share
						Average Price Per ADSs
	Number	Percent	Amount	Percent
Existing shareholders	101,792,693	92.7%	133,427,637	56.8%	1.31	2.62
New investors in this offering	8,000,000	7.3%	101,600,000	43.2%	12.70	25.40

Total	109,792,693	100.0%	235,027,637	100.0%

        As of the date of this prospectus, there were 9,105,342 ordinary shares issuable upon exercise of outstanding stock options and vesting of restricted shares, including vested options beneficially owned by the excecutive officers who elect to sell in this offering, at a weighted average exercise price of US$0.97 per ordinary share, and there were 7,465,842 ordinary shares available for future issuance upon the exercise of future grants under our stock incentive plans. To the extent that any of these options are exercised, there will be further dilution to new investors.

MARKET PRICE INFORMATION FOR OUR ADSs

        Our ADSs, each representing two of our ordinary shares, have been listed on the NYSE since March 23, 2012. Our ADSs trade under the symbol "VIPS." The following table provides the high and low trading prices for our ADSs on the NYSE for the periods indicated.

        The last reported trading price for our ADSs on the NYSE on March 4, 2013 was US$25.40 per ADS.

	Trading Price Per ADS
	High (US$)	Low (US$)
Monthly High and Low
March 2013 (through March 4, 2013)	27.95	24.26
February 2013	28.49	18.03
January 2013	22.81	15.65
December 2012	19.31	11.75
November 2012	13.96	9.90
October 2012	10.67	7.19
September 2012	7.67	5.72
Quarterly High and Low
First Quarter 2013 (through March 4, 2013)	28.49	15.65
Fourth Quarter 2012	19.31	7.19
Third Quarter 2012	7.67	4.76
Second Quarter 2012	6.38	4.12
First Quarter 2012 (from March 23, 2012 to March 31, 2012)	6.23	4.25
Annual High and Low
2012 (from March 23, 2012 to December 31, 2012)	19.31	4.12

 ENFORCEABILITY OF CIVIL LIABILITIES

        We were incorporated in the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include a less developed body of Cayman Islands securities laws that provide significantly less protection to investors as compared to the laws of the United States, and the potential lack of standing by Cayman Islands companies to sue before the federal courts of the United States.

        Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Law Debenture Corporate Services Inc., as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Han Kun Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

        Han Kun Law Offices has also advised us that in the event that shareholders originate an action against a company in China for disputes related to contracts or other property interests, the PRC court may accept a course of action if (a) the subject of the action is located within the PRC, (b) the company (as defendant) has seizable properties within the PRC, (c) the company has a representative organization within the PRC, or (d) the parties choose to submit to jurisdiction of PRC court in the contract. The action may be initiated by the shareholder through filing a complaint with the PRC court. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil

Procedures Law. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same right as PRC citizens and companies in an action unless such foreign country restricts rights of PRC citizens and companies.

        Travers Thorp Alberga, our counsel as to Cayman Islands law, has advised us that there is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in the circumstances described below, recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. While there is no binding authority on this point, this is likely to include, in certain circumstances, a non-penal judgment of a United States court imposing a monetary award based on the civil liability provisions of the U.S. federal securities laws.

        Travers Thorp Alberga has further advised us that a judgment obtained in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere. Neither the United States or the PRC has a treaty with the Cayman Islands providing for reciprocal recognition and enforcement of judgments of courts of the United States or the PRC respectively in civil and commercial matters.

        Travers Thorp Alberga has also advised us that any shareholder of a company incorporated in the Cayman Islands may bring an action on behalf of the company within the jurisdiction of the Cayman Islands to enforce a right vested in the company. The process of bringing an action by a shareholder is begun by issuing a writ. This action must be performed by local Cayman Islands legal counsel on behalf of the shareholder, who will act on the shareholders' behalf during the entire litigation process. The residency or citizenship of a shareholder does not impact a shareholder's ability to bring an action in the Cayman Islands.

 OUR CORPORATE HISTORY AND STRUCTURE

        We are a holding company incorporated in the Cayman Islands and conduct our business through our subsidiaries and consolidated affiliated entity in China. We started our operations in August 2008 when our founders established Vipshop Information in China. In order to facilitate foreign investment in our company, our founders incorporated Vipshop Holdings Limited, an offshore holding company in Cayman Islands, in August 2010. In October 2010, Vipshop Holdings established Vipshop HK, a wholly owned subsidiary, in Hong Kong. Subsequently, Vipshop HK established a wholly owned PRC subsidiary, Vipshop China, in January 2011.

        During 2011 and 2012, Vipshop China newly established five wholly owned PRC subsidiaries to support our regional business expansion, namely, Vipshop Kunshan, Vipshop Jianyang, Vipshop Beijing, Vipshop Tianjin and Pinwei Software.

        The following diagram illustrates our corporate structure as of the date of this prospectus:

(1)
Shareholders of Vipshop Information include our co-founders and shareholders Eric Ya Shen, Arthur Xiaobo Hong, Bin Wu and Xing Peng, holding 52.0%, 26.0%, 11.6% and 10.4% of the total equity interests in Vipshop Information, respectively.

(2)
An intermediary holding company.

(3)
A subsidiary primarily engaged in warehousing, logistics, product procurement, research and development, technology development and consulting businesses.

(4)
Subsidiaries primarily engaged in warehousing and logistics businesses in the respective cities of Chengdu, Kunshan, Beijing and Tianjin and their respective nearby regions.

(5)
A subsidiary primarily engaged in software development and information technology support.

        Foreign ownership of internet-based businesses is subject to significant restrictions under current PRC laws and regulations. The PRC government regulates internet access, the distribution of online information and the conduct of online commerce through strict business licensing requirements and other government regulations. We are a Cayman Islands company and our PRC subsidiary, Vipshop China, is a wholly foreign owned enterprise. As a wholly foreign owned enterprise, Vipshop China is restricted from holding the licenses that are necessary for our online operation in China. To comply with these restrictions, we conduct our operations partly through Vipshop Information, our consolidated affiliated entity in China. Vipshop Information operates our website and holds the licenses necessary to conduct our internet-related operations in China.

        Our wholly owned subsidiary Vipshop China has entered into a series of contractual arrangements with our consolidated affiliated entity, Vipshop Information, and its shareholders, which enable us to:

  •
  exercise effective control over Vipshop Information;

  •
  receive substantially all of the economic benefits of Vipshop Information through service fees, which are equal to 100% of Vipshop Information's net income and may be adjusted at Vipshop China's sole discretion, in consideration for the technical and consulting services provided by Vipshop China; and

  •
  have an exclusive option to purchase, or designate one or more person(s) to purchase, all of the equity interests in Vipshop Information to the extent permitted under PRC laws, regulations and legal procedures.

        We do not have any equity interest in Vipshop Information. However, as a result of contractual arrangements, we are considered the primary beneficiary of Vipshop Information, and we treat it as our consolidated affiliated entity under U.S. GAAP. We have consolidated the financial results of Vipshop Information in our consolidated financial statements included in this prospectus in accordance with U.S. GAAP.

        We face risks with respect to the contractual arrangements with our consolidated affiliated entity and its shareholders. If our consolidated affiliated entity or its shareholders fail to perform their obligations under the contractual arrangements, our ability to enforce the contractual arrangements that give us effective control over the consolidated affiliated entity may be limited. If we are unable to maintain effective control over our consolidated affiliated entity, we would not be able to continue to consolidate its financial results. The revenues generated by our directly owned subsidiaries, apart from revenues earned in respect of the relevant contractual arrangements with Vipshop Information, are primarily derived from our product promotion activities for brands. In the years ended December 31, 2010, 2011 and 2012, our subsidiaries contributed in aggregate approximately nil, 0.37% and 0.02%, respectively, of our total consolidated net revenues, exclusive of revenues derived from Vipshop Information. As of December 31, 2010, 2011 and 2012, our holding company and our subsidiaries accounted for an aggregate of nil, 63.70% and 56.53%, respectively, of our consolidated total assets (excluding assets attributable to transactions with Vipshop Information). For a detailed description of the regulatory environment that necessitates the adoption of our corporate structure, see "Regulations." For a detailed description of the risks associated with our corporate structure, see "Risk Factors—Risks Relating to Our Corporate Structure and Restrictions on Our Industry."

        The following is a summary of the material provisions of the agreements among our wholly owned PRC subsidiary Vipshop China, our consolidated affiliated entity Vipshop Information and the shareholders of Vipshop Information. For more complete information you should read these agreements in their entirety. Directions on how to obtain copies of these agreements are provided in this prospectus under "Where You Can Find Additional Information."

Contractual Arrangements with Our Consolidated Affiliated Entity

Agreements that Provide Us Effective Control over Our Consolidated Affiliated Entity

        Equity Interest Pledge Agreement.    Under the amended and restated pledge agreement among Vipshop China, Vipshop Information and its shareholders, the shareholders of Vipshop Information pledged all of their equity interests in Vipshop Information to Vipshop China to guarantee Vipshop Information's performance of its obligations under the exclusive business cooperation agreement. If any event of default as provided for therein occurs, including the failure by Vipshop Information to perform its contractual obligations under the exclusive business cooperation agreement, Vipshop China, as pledgee, will be entitled to certain rights, including the right to dispose the pledged equity interests. Without Vipshop China's prior written consent, shareholders of Vipshop Information shall not transfer or otherwise dispose of, or create or allow the creation of any encumbrance on the pledged equity interests. The equity interest pledge agreement will remain in full force and effect until all of the obligations of Vipshop Information under the exclusive business cooperation agreement have been duly performed or terminated. We have completed registering the pledge of the equity interests in Vipshop Information with the local branch of the State Administration for Industry and Commerce.

        Exclusive Option Agreement.    Under the amended and restated exclusive option agreement among Vipshop China, Vipshop Information and the shareholders of Vipshop Information, Vipshop Information's shareholders grant Vipshop China an exclusive option to purchase, or designate one or more person(s) to purchase, all or part of their respective equity interests in Vipshop Information at a purchase price of RMB10, subject to any adjustments as may be required by the applicable PRC laws and regulations at the time. Vipshop China may exercise the option by issuing a written notice to Vipshop Information. Without Vipshop China's written consent, Vipshop Information and its shareholders may not transfer, sell, pledge or otherwise dispose of, or create any encumbrance on, any assets, business or equity or beneficiary interests of Vipshop Information. This agreement will remain in full force and effect for a term of ten years from the date of execution and may be extended for a period to be determined by Vipshop China.

        Powers of Attorney.    Under the powers of attorney, the shareholders of Vipshop Information each irrevocably appointed Vipshop China as their attorney-in-fact to act on their behalf and exercise all of their rights as shareholders of Vipshop Information, including the right to attend shareholder meetings, to exercise voting rights, to appoint directors and senior management of Vipshop Information, and to effect transfers of all or part of their equity interests in Vipshop Information pursuant to the equity interest pledge agreements and exclusive option agreements. Vipshop China has the right to appoint any individual or entity to exercise the power of attorney on its behalf. Each power of attorney will remain in full force and effect until the shareholder ceases to hold any equity interests in Vipshop Information.

Agreements that Transfer Economic Benefits to Us

        Exclusive Business Cooperation Agreement.    Under the amended and restated exclusive business cooperation agreement between Vipshop China and Vipshop Information, Vipshop Information agrees to engage Vipshop China as its exclusive provider of technical, consulting and other services in relation to its business operations. In consideration of such services, Vipshop Information will pay to Vipshop China service fees which amount to all of Vipshop Information's net income. The service fees may be adjusted at Vipshop China's sole discretion based on the services rendered and the operational needs of Vipshop Information. Vipshop Information contributed approximately 100%, 99.63% and 99.98%, respectively, of our total consolidated net revenues in the years ended December 31, 2010, 2011 and 2012. Vipshop China shall exclusively own any intellectual property arising from the performance of this agreement. The term of this agreement is ten years from the execution date of October 8, 2011 and may be extended for a period to be determined by Vipshop China. Vipshop China may terminate this agreement at any time by giving 30 days' prior written notice. Vipshop Information has no right to terminate this agreement unless Vipshop China commits gross negligence or fraud.

        Exclusive Purchase Framework Agreement.    Under the exclusive purchase framework agreement between Vipshop China and Vipshop Information, Vipshop Information agrees to purchase products or services exclusively from Vipshop China or its subsidiaries. Vipshop Information and its subsidiaries must not purchase from any third party products or services that Vipshop China is capable of providing. Vipshop Information must pay Vipshop China for its products an amount, which includes a service fee, based on the unit price and the quantity of the products ordered by Vipshop Information, within five days after receipt of invoices issued by Vipshop China. The term of this agreement is five years from September 1, 2011. If neither party objects in writing and both parties remain cooperating at the expiration of the agreement, the parties will continue to be bound by this agreement until a new agreement is entered into. Vipshop China may terminate this agreement at any time by giving 15 days' prior written notice. Vipshop Information has no right to terminate this agreement unless Vipshop China commits gross negligence or fraud.

        In October 2012, we effected transfer of 10.4% of equity interest from one of the former shareholder of Vipshop Information to Mr. Eric Ya Shen, our co-founder, chief executive officer and an existing shareholder of Vipshop Information, and amended the original contractual arrangements we had with Mr. Shen to reflect this transfer. As of December 31, 2012, shareholders of Vipshop Information include our co-founders and shareholders Eric Ya Shen, Arthur Xiaobo Hong, Bin Wu and Xing Peng, holding 52.0%, 26.0%, 11.6% and 10.4% of the total equity interests in Vipshop Information, respectively.

        In the opinion of Han Kun Law Offices, our PRC legal counsel:

  •
  the ownership structures of our consolidated affiliated entity and Vipshop China comply with all existing PRC laws and regulations;

  •
  the contractual arrangements among Vipshop China and Vipshop Information and its shareholders that are governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and

  •
  each of Vipshop China and our consolidated affiliated entity has all necessary corporate power and authority to conduct its business as described in its business scope under its business license. The business licenses of Vipshop China and our consolidated affiliated entity are in full force and effect. Each of Vipshop China and our consolidated affiliated entity is capable of suing and being sued and may be the subject of any legal proceedings in PRC courts. To the best of Han Kun Law Offices' knowledge after due inquires, none of Vipshop China, our consolidated affiliated entity or their respective assets is entitled to any immunity, on the grounds of sovereignty, from any action, suit or other legal proceedings; or from enforcement, execution or attachment.

        We have been advised by our PRC legal counsel, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC legal counsel. We have been further advised by our PRC legal counsel that if the PRC government finds that the agreements that establish the structure for operating our online commerce and the distribution of internet content in China do not comply with relevant PRC government restrictions on foreign investment in value-added telecommunication, we could be subject to severe penalties, including being prohibited from continuing operations. See "Risk Factors—Risks Relating to Our Corporate Structure and Restrictions on Our Industry—Substantial uncertainties and restrictions exist with respect to the interpretation and application of PRC laws and regulations relating to online commerce and the distribution of internet content in China. If the PRC government finds that the structure we have adopted for our business operations does not comply with PRC laws and regulations, we could be subject to severe penalties, including the shutting down of our website." and "Risk Factors—Risks Relating to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us."

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        You should read the following information concerning us in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        Our selected consolidated statements of income (loss) data presented below for the years ended December 31, 2010, 2011 and 2012 and our selected consolidated balance sheets data as of December 31, 2011 and 2012 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our selected consolidated statements of income (loss) data presented below for the period from August 22 to December 31, 2008 and 2009 and our selected consolidated balance sheet data as of December 31, 2008, 2009 and 2010 have been derived from our audited consolidated financial statements not included in this prospectus. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP. Our historical results for any period presented are not necessarily indicative of results to be expected for any future period.

	For the period from August 22 to December 31, 2008(1)	For the year ended December 31,
		2009		2010		2011		2012
	US$	US$	%	US$	%	US$	%	US$	%
	(in US$, except percentages and number of shares and per share data)
Selected Consolidated Statements of Income (Loss) Data:
Net revenues	1,087	2,804,830	100.0	32,582,115	100.0	227,142,876	100.0	692,112,964	100.0
Cost of goods sold(2)	(886)	(2,576,191)	(91.8)	(29,374,315)	(90.2)	(183,801,334)	(80.9)	(537,637,860)	(77.7)

Gross profit	201	228,639	8.2	3,207,800	9.8	43,341,542	19.1	154,475,104	22.3
Operating expenses(3):
Fulfillment expenses(4)	(84,641)	(611,333)	(21.8)	(5,809,118)	(17.8)	(45,478,327)	(20.0)	(96,523,444)	(13.9)
Marketing expenses	—	(303,509)	(10.8)	(2,438,066)	(7.5)	(15,253,325)	(6.7)	(32,272,629)	(4.7)
Technology and content expenses	(8,480)	(103,235)	(3.7)	(562,120)	(1.7)	(5,516,361)	(2.4)	(14,644,113)	(2.1)
General and administrative expenses	(226,145)	(650,786)	(23.2)	(2,843,583)	(8.7)	(84,575,539)	(37.3)	(25,541,812)	(3.7)

Total operating expenses	(319,266)	(1,668,863)	(59.5)	(11,652,887)	(35.7)	(150,823,552)	(66.4)	(168,981,998)	(24.4)
Other income	3,596	59,470	2.1	78,675	0.2	564,182	0.2	2,563,321	0.4

Loss from operations	(315,469)	(1,380,754)	(49.2)	(8,366,412)	(25.7)	(106,917,828)	(47.1)	(11,943,573)	(1.7)

Loss before income tax	(315,426)	(1,380,707)	(49.2)	(8,365,848)	(25.7)	(107,271,525)	(47.2)	(8,765,901)	(1.3)
Income tax expenses	—	—	—	—	—	—	—	(706,173)	(0.1)

Net loss	(315,426)	(1,380,707)	(49.2)	(8,365,848)	(25.7)	(107,271,525)	(47.2)	(9,472,074)	(1.4)
Deemed dividend on issuance of Series A Preferred Shares	—	—	—	—	—	(49,214,977)	(21.7)	—	—

Net loss attributable to ordinary shareholders	(315,426)	(1,380,707)	(49.2)	(8,365,848)	(25.7)	(156,486,502)	(68.9)	(9,472,074)	(1.4)

Net loss per share:
— Basic	(0.01)	(0.03)	—	(0.18)	—	(3.38)	—	(0.11)	—
— Diluted	(0.01)	(0.03)	—	(0.18)	—	(3.38)	—	(0.11)	—
Weighted average number of shares used in computing net loss per share:
— Basic	47,775,000	47,775,000		47,775,000		46,255,574		88,849,206
— Diluted	47,775,000	47,775,000		47,775,000		46,255,574		88,849,206
Net loss per ADS(5)
— Basic	(0.01)	(0.06)	—	(0.35)	—	(6.77)	—	(0.21)	—
— Diluted	(0.01)	(0.06)	—	(0.35)	—	(6.77)	—	(0.21)	—

(1)
We commenced operations in August 2008 but only commenced sales of our products on our vipshop.com website in December 2008. We incurred significant operating expenses and generated limited sales in the period from August 22 to December 31, 2008. As a result, percentages for this period are not meaningful for investors to evaluate our results of operations and are not presented in this table.

(2)
Excluding shipping and handling expenses, and including inventory write down which amounted to nil, US$31.7 thousand, US$2.6 million, US$1.7 million and US$12.2 million in the period from August 22 to December 31, 2008, and the years ended December 31, 2009, 2010, 2011 and 2012, respectively.

(3)
Including share-based compensation expenses as set forth below:

	For the period from August 22 to December 31, 2008	For the year ended December 31,
		2009	2010	2011	2012
	(in US$)
Allocation of share-based compensation expenses*:
Fulfillment expenses	—	—	—	297,095	292,866
Marketing expenses	—	—	—	184,404	169,100
Technology and content expenses	—	—	—	729,420	897,133
General and administrative expenses	—	—	—	72,716,983	6,237,850

Total	—	—	—	73,927,902	7,596,949

*
The share-based compensation expenses for 2011 included (a) US$63.9 million in share-based compensation expenses in connection with the unvested shares of our co-founders; (b) US$6.2 million in shared-based compensation expenses in connection with a transfer of ordinary shares between our co-founders; and (c) US$3.8 million share-based compensation expenses in connection with share options granted to executive officers and employees. In addition, unrecognized share-based compensation expenses as of December 31, 2011 were US$19.8 million, which were related to the unvested share options granted to our executive officers and employees. The unrecognized share-based compensation expenses were expected to be recognized over a weighted-average period of 3.06 years on a straight-line basis as of December 31, 2011. The share-based compensation expenses for 2012 included US$7.6 million share-based compensation expenses in connection with share options and non-vested shares granted to our executive officers, independent directors, employees and a consultant. The unrecognized share-based compensation expenses related to share options and non-vested shares were US$14.5 million and US$2.1 million, and were expected to be recognized over a weighted-average period of 2.45 years and 3.62 years on a straight-line basis as of December 31, 2012, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation" for details.
(4)
Including shipping and handling expenses, which amounted to US$157, US$0.3 million, US$4.3 million, US$29.4 million and US$53.9 million in the period from August 22 to December 31, 2008, and the years ended December 31, 2009, 2010, 2011 and 2012, respectively.

(5)
Each ADS represents two ordinary shares.

	As of December 31,
	2008	2009	2010	2011	2012
			(in US$)
Selected Consolidated Balance Sheets Data:
Cash and cash equivalents	12,258	287,720	1,111,091	44,954,778	124,472,629
Total current assets	125,574	2,584,046	15,567,836	158,278,041	381,952,106
Total assets	229,720	2,739,835	17,132,690	167,435,320	398,917,120
Total liabilities	399,404	4,289,798	27,244,271	149,146,118	316,334,306
Total shareholders' (deficit) equity	(169,684)	(1,549,963)	(10,111,581)	18,289,202	82,582,814

        The following table presents selected operating data for the periods indicated:

	For the year ended December 1,
	2009	2010	2011	2012
New active customers (in thousands)	38	255	1,330	3,307
Repeat customers (in thousands)	14	155	903	2,625
Total orders (in thousands)	71	927	7,269	21,919
Orders placed by repeat customers (in thousands)	47	804	6,681	20,457
Brand partners	76	411	1,075	2,759

        Our new active customers increased from 538,000 in the three-month period ended December 31, 2011 to 1.3 million in the three-month period ended December 31, 2012 and our repeat customers increased from 644,000 in the three-month period ended December 31, 2011 to 1.9 million in the three-month period ended December 31, 2012. The total number of orders also increased from 3.0 million in the three-month period ended December 31, 2011 to 8.8 million in the three-month period ended December 31, 2012.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial and Operating Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are China's leading online discount retailer for brands as measured by total revenues in 2011, the number of registered members as of December 31, 2012 and the number of monthly unique visitors in December 2012, according to the Frost & Sullivan Report. We offer high-quality branded products to consumers in China through flash sales on our vipshop.com website.

        Since our inception in August 2008, we have attracted a large and growing number of customers and popular brands. As of December 31, 2012, we had 26.8 million registered members and over 4.9 million cumulative customers, and have promoted and sold products for over 5,800 domestic and international brands. We have built a highly engaged and loyal customer base that contributes to our growth and also enables us to attract new customers primarily through word-of-mouth referrals. A majority of our customers have placed orders to purchase products from us more than once. Orders placed by our repeat customers accounted for 86.7%, 91.9% and 93.2% of our total orders in 2010, 2011 and 2012, respectively.

        We began our operations in August 2008 and have grown significantly since then. In 2010, 2011 and 2012, we fulfilled over 0.9 million, over 7.2 million and over 21.9 million customer orders, respectively, and we generated total net revenues of US$32.6 million, US$227.1 million and US$692.1 million, respectively. In 2010, 2011 and 2012, we incurred net losses of US$8.4 million, US$107.3 million and US$9.5 million, respectively. Our net loss in 2011 and 2012 reflected non-cash share-based compensation expenses in an aggregate amount of US$73.9 million and US$7.6 million, respectively. We recorded net profit of US$6.3 million in the fourth quarter of 2012, the first time we achieved profitability after tax.

Key Factors Affecting Our Results of Operations

        Our business and operating results are affected by general factors affecting the online retail market in China, including China's overall economic growth, the increase in per capita disposable income, the growth in consumer spending and retail industry and the expansion of internet penetration. Unfavorable changes in any of these general factors could affect the demand for products we sell and could materially and adversely affect our results of operations.

        Our results of operations are also affected by the regulations and industry policies related to the online retail market. Although we have generally benefited from the Chinese government's policies to encourage economic growth, we are also affected by the complexity, uncertainties and changes in the PRC regulation of the internet industry. Due to PRC legal restrictions on foreign equity ownership of and investment in the online retail sector in China, we rely on contractual arrangements with our consolidated affiliated entity, Vipshop Information, and its shareholders to conduct most of our business in China. We face risks associated with our control over our consolidated affiliated entity, as our control is based upon contractual arrangements rather than equity ownership. For a description of these contractual arrangements, see "Our Corporate History and Structure." For a detailed description of the regulatory environment that necessitates the adoption of our corporate structure, see

"Regulations." For a detailed description of the risks associated with our corporate structure, see "Risk Factors—Risks Relating to Our Corporate Structure and Restrictions on Our Industry."

        While our business is influenced by general factors affecting our industry, our operating results are more directly affected by certain company specific factors, including:

Our Ability to Attract and Retain Customers

        Attracting and retaining customers has been our key focus since our inception. We measure our effectiveness in attracting and retaining customers through several key performance indicators, including our active customers, repeat customers, total orders and orders placed by repeat customers. The following table sets forth these indicators for the periods presented:

	For the year ended December 31,
	2010	2011	2012
	(in thousands)
Active customers	276	1,491	4,110
Repeat customers	155	903	2,625
Total orders	927	7,269	21,919
Orders placed by repeat customers	804	6,681	20,457

        Our growth has been driven by increases in all four key performance indicators set forth above. The increase in our active customers has been primarily attributable to the growth of the number of our registered members from 1.2 million in 2010 to 12.1 million in 2011 and to 26.8 million in 2012. The increase in our total orders has primarily resulted from the increase in orders placed by repeat customers. In 2010, 2011 and 2012, 86.7% , 91.9% and 93.2%, respectively, of our total orders were placed by repeat customers. Our total number of repeat customers was 0.2 million, 0.9 million and 2.6 million in 2010, 2011 and 2012, respectively, representing 56.2%, 60.6% and 63.9%, respectively, of the total number of our active customers during the same periods. In addition, our total number of active customers increased from 934,000 in the three-month period ended December 31, 2011 to 2.6 million in the three-month period ended December 31, 2012 and our total number of repeat customers increased from 644,000 in the three-month period ended December 31, 2011 to 1.9 million in the three-month period ended December 31, 2012. As our business is still at a high growth phase and in light of our ability to develop a highly engaged and loyal customer base, we expect continuing growth in all four key performance indicators set forth above in the foreseeable future.

Our Ability to Establish and Maintain Relationships with Brand Partners

        It is crucial for us to establish and maintain mutually beneficial relationships with our brand partners. We rely on our relationships with brand partners to offer products and services that appeal to our existing and potential customers. In particular, our ability to source popular and high quality products and services, as well as our ability to offer them at attractive prices, depends on our ability to develop mutually beneficial relationships with our brand partners. Our results of operations and financial condition are also significantly affected by the pricing, return and deposit terms we negotiate with and obtain from our brand partners.

  •
  Availability, popularity and quality.  We rely on our brand partners to make available sufficient quantities of high quality products for offering on our vipshop.com website. In the years ended December 31, 2010, 2011 and 2012, we offered 0.5 million, 1.2 million and 5.1 million SKUs for sale and organized 1,354, 11,549 and 29,207 sales events on our website, respectively. For the three months ended December 31, 2012, we organized an average of 2,874 sales events on our website per month. By December 31, 2012, we had promoted and sold products for over 5,800 domestic and international brands. As we continue to focus on building long-term relationships with our brand partners, we plan to implement framework agreements with our brand partners with supplemental supply orders and to engage more brand partners on an exclusive basis.

  •
  Pricing.  Our ability to offer our products at deeply discounted prices depends heavily on our ability to negotiate favorable pricing terms with our brand partners. Our revenues and profit margins would be materially and adversely affected if we fail to secure adequate supplies of quality products at favorable pricing terms from our brand partners.

  •
  Return and deposit.  We seek to minimize our working capital requirements and the liquidity risk of our operations. Our agreements with brand partners typically contain contractual rights to return unsold items to our brand partners on an unconditional basis. In addition, we seek to enter into long-term relationships with our brand partners and to pay lower deposits on the inventory we purchase from brand partners. Our ability to obtain favorable return and deposit terms depends on our ability to maintain favorable relationships with our brand partners.

        To date, our customers and brand partners have been increasing in parallel as a result of the powerful network effects achieved through our online discount retail model. As we gain more customers and achieve greater sales volumes, we have emerged as a channel capable of selling significant volumes of discounted branded products in a very short period of time. In turn, our sales capability allows us to attract more brands and products, which further helps us attract more customers.

Our Ability to Invest in Growth while Improving Operating Efficiency

        We are a fast-growing company and we have proactively invested, and intend to continue making necessary investments to support our growth. We are adding more logistics centers and establishing our own in-house delivery capabilities. We intend to improve our IT systems, upgrade our web-interface and enhance mobile functionality. We also plan to continue marketing and promoting our vipshop.com brand. As a result, the availability of financing and resources for our expansion plans, as well as our ability to control expenses associated with our business growth is key to our operating results. Our total operating expenses represented 35.7%, 66.4% and 24.4% of our total net revenues in 2010, 2011 and 2012, respectively. Our total operating expenses for 2011 and 2012 included share-based compensation expenses of US$73.9 million and US$7.6 million, respectively. Excluding share-based compensation expenses, our total operating expenses represented 33.9% and 23.3% of our total net revenues on a non-GAAP basis in 2011 and 2012, respectively. We expect our operating expenses to increase in absolute terms in the foreseeable future in light of our anticipated expansion and investment plans. As our business further grows, we believe we will be able to take advantage of economies of scale and the strength of our online business model to further improve our operating efficiency over time.

Key Components of Results of Operations

Net Revenues

        We derive revenues from the sale of products offered on our website. Generally, we offer our customers an unconditional right of returning products purchased for a period of seven days upon receipt of products, and the associated revenues are recognized when the return period expires. Our net revenues are recorded net of value added tax and related surcharges.

        The following table sets forth the key factors that directly affect our net revenues for the periods indicated:

	For the year ended December 31,
	2010	2011	2012
Active customers (in thousands)	276	1,491	4,110
Average net revenues per active customer (US$)	118	152	168
Total orders (in thousands)	927	7,269	21,919
Average orders per active customer	3.3	4.9	5.3

Cost of Goods Sold

        Our cost of goods sold consists of cost of merchandise sold and inventory write-downs. We procure inventory from our brand partners and our inventory is recorded at the lower of cost or estimated marketable value. Cost of inventory is determined using the identified cost of the specific item sold.

Operating Expenses

        Our operating expenses consist of (a) fulfillment expenses, (b) marketing expenses, (c) technology and content expenses and (d) general and administrative expenses. The following table sets forth the components of our operating expenses both in absolute amount and as a percentage of total net revenues for the periods indicated:

	For the year ended December 31,
	2010		2011		2012
	US$	%	US$	%	US$	%
	(in US$, except percentages)
Fulfillment expenses	5,809,118	17.8	45,478,327	20.0	96,523,444	13.9
Marketing expenses	2,438,066	7.5	15,253,325	6.7	32,272,629	4.7
Technology and content expenses	562,120	1.7	5,516,361	2.4	14,644,113	2.1
General and administrative expenses	2,843,583	8.7	84,575,539	37.3	25,541,812	3.7

Total operating expenses	11,652,887	35.7	150,823,552	66.4	168,981,998	24.4

        Fulfillment expenses.    Fulfillment expenses primarily consist of shipping and handling expenses, packaging expenses and logistics center rental expenses, as well as compensation and benefits of our logistics staff. Our shipping and handling expenses amounted to US$4.3 million, US$29.4 million and US$53.9 million in 2010, 2011 and 2012, respectively. Historically, we primarily relied on our regional logistics center in Guangdong Province in Southern China for our fulfillment services. In September, November and December 2011, we started operating our new logistics centers in Jiangsu Province in Eastern China, Sichuan Province in Western China and Beijing in Northern China, respectively, to enhance our fulfillment capacity. Throughout 2012, we were able to fully utilize the regional logistics centers and warehouses. By utilizing these regional logistics centers and warehouses, we were able to rely more on quality regional and local couriers, which generally have lower average delivery charges than national delivery companies. This shift to regional delivery companies reduced our shipping and handling expense per order and partially offset the increase in fulfillment expenses. We expect to continue to invest in our logistics network and warehousing capacity to support our long-term growth. We expect our fulfillment expenses to continue to increase in absolute amount as a result of our continued business growth and continue to constitute one of the largest components of our operating expenses.

        Marketing expenses.    Marketing expenses primarily represent advertising expenses incurred in connection with our brand promotional activities, as well as compensation and benefits of our marketing staff. Historically, we have benefited from viral marketing resulting from word-of-mouth referrals from our customers who often expressed their excitement on social media platforms regarding their purchases on our website. As we enhance our brand awareness by engaging in additional brand promotional activities, we expect our marketing expenses to increase in the foreseeable future.

        Technology and content expenses.    Technology and content expenses primarily consist of the compensation and benefits of our IT staff, telecommunications expenses, and expenses incurred in creating content for our sales events on our websites, including model fees and professional photography expenses. As we continue to expand our IT capabilities to support our anticipated growth, we expect our technology and content expenses to continue to increase in the foreseeable future.

        General and administrative expenses.    General and administrative expenses primarily consist of compensation and benefits of our headquarters and administrative staff, rental expenses, costs for professional services and other administrative and overhead expenses. As our business further grows and we continue to incur increased costs related to our ongoing compliance and reporting obligations under U.S. securities laws as a public company, we expect our general and administrative expenses to continue to increase in the foreseeable future.

Seasonality

        Our results of operations are subject to seasonal fluctuations. For example, our revenues are relatively lower during the holidays in China, particularly during the Chinese New Year period which occurs in the first quarter of the year, when customers tend to do less shopping, both online and offline. Furthermore, sales in the retail industry are typically significantly higher in the fourth quarter of the year than in the preceding three quarters. This seasonality of our business, however, was not apparent historically as each quarter had greater revenues than the prior quarter due to the rapid growth in sales that we experienced in recent years.

Taxation

Cayman Islands

        We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax in the Cayman Islands. In addition, our payment of dividends to our shareholders, if any, is not subject to withholding tax in the Cayman Islands.

Hong Kong

        Our subsidiary incorporated in Hong Kong is subject to the uniform tax rate of 16.5%. Under the Hong Kong tax laws, it is exempted from the Hong Kong income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on the remittance of dividends. No provision for Hong Kong tax has been made in our consolidated financial statements, as our Hong Kong subsidiary had not generated any assessable income for the years ended December 31, 2010, 2011 and 2012.

PRC

        Our PRC subsidiaries and the consolidated affiliated entity are companies incorporated under PRC law and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Under the PRC EIT Law and its implementation rules, both of which became effective on January 1, 2008, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, unless they qualify for certain exceptions. Our subsidiaries and the consolidated affiliated entity in the PRC are all subject to the tax rate of 25% for the periods presented, except for Vipshop Jianyang that enjoyed the following preferential tax treatment. Vipshop Jianyang was classified as a domestically-owned enterprise in the western regions that is in an industry sector encouraged by the PRC government. We expect that Vipshop Jianyang will obtain final approval from the local tax bureau to enjoy a preferential tax rate of 15% for the year ended December 31, 2012 before its annual EIT filing in 2013. Accordingly, Vipshop Jianyang has accrued for income tax expenses using the tax rate of 15% for the year ended December 31, 2012. The term "domestically-owned enterprise in an industry sector encouraged by the PRC government" as used herein refers to any enterprise with its primary business falling into the scopes of the encouraged industries stipulated in the existing related policies, including Industrial Restructuring Guidance Catalogue (2011), Industrial Restructuring Guidance Catalogue (2005), Catalogue for the Guidance of Foreign Investment Industries (Revised in 2007), and Catalogues of

Foreign-invested Advantage Industries in Central-Western Areas (2008 Revision), and the annual primary business revenue of which accounts for more than 70% of the total enterprise revenue.

        We evaluate the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2010, 2011 and 2012, we did not have any unrecognized tax benefits. We do not anticipate any significant increase to our liability for unrecognized tax benefit within the next 12 months. We will classify interest and penalties related to income tax matters, if any, in income tax expense.

        Under the PRC Enterprise Income Tax Law and its implementation rules, dividends from Vipshop China paid out of profits generated after January 1, 2008, are subject to a withholding tax of 10%, unless there is a tax treaty with China that provides for a different withholding arrangement. Distributions of profits generated by Vipshop China before January 1, 2008 are exempt from PRC withholding tax.

        Under the PRC Enterprise Income Tax Law, an enterprise established outside of the PRC with "de facto management bodies" within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term "de facto management bodies" as establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore-incorporated enterprise is located in China. In addition, the SAT issued a bulletin on July 27, 2011, effective September 1, 2011, providing more guidance on the implementation of Circular 82. This bulletin clarifies matters including resident status determination, post-determination administration and competent tax authorities. Although both Circular 82 and the bulletin only apply to offshore enterprises controlled by PRC enterprises, not those controlled by PRC individuals, the determining criteria set forth in Circular 82 and the bulletin may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals. Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion. See "Risk Factors—Risks Relating to Doing Business in China—It is unclear whether we will be considered a PRC `resident enterprise' under the PRC Enterprise Income Tax Law and, depending on the determination of our PRC `resident enterprise' status, our global income may be subject to the 25% PRC enterprise income tax, which could have a material adverse effect on our results of operations." However, even if one or more of our legal entities organized outside of the PRC were characterized as PRC resident enterprises, we do not expect any material change in our net current tax payable balance and the net deferred tax balance as none of these entities had any profit during the periods presented in the consolidated financial statements included elsewhere in this prospectus.

        The amount of tax loss carry forwards of our PRC subsidiaries and consolidated affiliated entity was US$4.3 million, US$25.8 million and US$7.7 million as of December 31, 2010, 2011 and 2012, respectively. We have provided a valuation allowance for the full amount of the deferred tax assets relating to the future benefit of net operating loss carry forwards of our PRC subsidiaries and consolidated affiliated entity, as our management is not able to conclude that the future realization of such net operating loss carry forwards is more likely than not.

Internal Control Over Financial Reporting

        Prior to our initial public offering in March 2012, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. During the audits of our consolidated financial statements as of December 31, 2009 and 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 in connection with the initial public offering of our ADSs in March 2012, we identified one "material weakness" in our internal control over financial reporting, as defined in the standards established by the PCAOB, and other control deficiencies. A "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.

        The above material weakness related to the lack of comprehensive U.S. GAAP accounting policies, financial reporting and internal control procedures. In particular, we did not have a comprehensive accounting policies manual and financial reporting and closing procedure manual for our finance department, and we did not have sufficient personnel to build and maintain formalized accounting policies and financial policies and financial reporting procedures in accordance with U.S. GAAP.

        Throughout 2012, we have implemented a number of measures to address the material weakness and other control deficiencies that have been identified, including, among other things, establishment of a separate internal audit department; and successful implementation of resource planning and warehouse management systems as well as formalized stock-taking systems; development of an accounting manual including formal procedures and policies for U.S. GAAP closing and reporting; engagement of a reputable consulting firm to help us review and improve all procedures and policies for the purposes of compliance with applicable U.S. securities regulations and accounting principles and rules. We have also hired officers and personnel with finance, accounting, SEC reporting and U.S. GAAP experience. For example, we hired for our U.S. GAAP department two more staff members who are licensed CPAs. During 2012, we determined that the above-mentioned material weakness has been remediated.

        During 2012, we identified one "significant deficiency" in our internal control over financial reporting as defined in the standards established by PCAOB, and other control deficiencies. The significant deficiency relates to the deficient calculation mechanism of our e-Wallet system. We plan to commit sufficient IT resources to re-write and upgrade the e-Wallet program and establish internal control procedures over the system discrepancies. We also plan to implement a number of measures to address other control deficiencies that have been identified.

        However, we cannot assure you that we will remediate our control deficiencies in a timely manner. See "Risk Factors—Risks Relating to Our Business and Industry—If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weakness in our internal control over financial reporting that has been identified, we may be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected."

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of our net revenues. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future period.

	For the year ended December 31,
	2010		2011		2012
	US$	%	US$	%	US$	%
	(in US$, except percentages)
Net revenues	32,582,115	100.0	227,142,876	100.0	692,112,964	100.0
Cost of goods sold(1)	(29,374,315)	(90.2)	(183,801,334)	(80.9)	(537,637,860)	(77.7)

Gross profit	3,207,800	(9.8)	(43,341,542)	(19.1)	154,475,104	22.3
Operating expenses(2):
Fulfillment expenses(3)	(5,809,118)	(17.8)	(45,478,327)	(20.0)	(96,523,444)	(13.9)
Marketing expenses	(2,438,066)	(7.5)	(15,253,325)	(6.7)	(32,272,629)	(4.7)
Technology and content expenses	(562,120)	(1.7)	(5,516,361)	(2.4)	(14,644,113)	(2.1)
General and administrative expenses	(2,843,583)	(8.7)	(84,575,539)	(37.3)	(25,541,812)	(3.7)

Total operating expenses	(11,652,887)	(35.7)	(150,823,552)	(66.4)	(168,981,998)	(24.4)
Other income	78,675	0.2	564,182	0.2	2,563,321	0.4

Loss from operations	(8,366,412)	(25.7)	(106,917,828)	(47.1)	(11,943,573)	(1.7)
Interest expense	—	—	(494,509)	(0.2)	(222,868)	(0.0)
Interest income	564	0.0	122,437	0.1	3,558,013	0.5
Exchange gain (loss)	—	—	18,375	0.0	(157,473)	(0.0)

Loss before income tax	(8,365,848)	(25.7)	(107,271,525)	(47.2)	(8,765,901)	(1.3)
Income tax expense	—	—	—	—	(706,173)	(0.1)

Net loss	(8,365,848)	(25.7)	(107,271,525)	(47.2)	(9,472,074)	(1.4)
Deemed dividend on issuance of Series A Preferred Shares	—	—	(49,214,977)	(21.7)	—	—

Net loss attributable to ordinary shareholders	(8,365,848)	(25.7)	(156,486,502)	(68.9)	(9,472,074)	(1.4)

(1)
Excluding shipping and handling expenses, and including inventory write down which amounted to US$2.6 million, US$1.7 million and US$12.2 million in the years ended December 31, 2010, 2011 and 2012, respectively.

(2)
Including share-based compensation expenses as set forth below:

	For the year ended December 31,
	2010	2011	2012
	(in US$)
Allocation of share-based compensation expenses*
Fulfillment expenses	—	(297,095)	(292,866)
Marketing expenses	—	(184,404)	(169,100)
Technology and content expenses	—	(729,420)	(897,133)
General and administrative expenses	—	(72,716,983)	(6,237,850)

Total	—	(73,927,902)	(7,596,949)

*
The share-based compensation expenses for 2011 included (a) US$63.9 million in share-based compensation expenses in connection with the unvested shares of our co-founders; (b) US$6.2 million in shared-based compensation expenses in connection with a transfer of ordinary shares between our co-founders; and (c) US$3.8 million share-based compensation expenses in connection with share options granted to executive officers and employees. In addition, unrecognized share-based compensation expenses as of December 31, 2011 were US$19.8 million, which were related to the unvested share options granted to our executive officers and employees. The unrecognized share-based compensation expenses were expected to be recognized over a weighted-average period of 3.06 years on a straight-line basis as of December 31, 2011. The share-based compensation expenses for 2012 included US$7.6 million share-based compensation expenses in connection with share options and non-vested shares granted to our executive officers, independent directors, employees and a consultant. The unrecognized share-based compensation expenses related to share options and non-vested shares were US$14.5 million and US$2.1 million, and were expected to be recognized over a weighted-average period of 2.45 years and 3.62 years on a straight-line basis as of December 31, 2012, respectively. See "—Critical Accounting Policies—Share-Based Compensation" for details.

(3)
Including shipping and handling expenses, which amounted to US$4.3 million, US$29.4 million and US$53.9 million in the years ended December 31, 2010, 2011 and 2012, respectively.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Net revenues

        Our total net revenues increased from US$227.1 million in 2011 to US$692.1 million in 2012, primarily attributable to the increase in the number of active customers and total orders. The number of our active customers increased significantly from 1.5 million in 2011 to 4.1 million in 2012. The number of our total orders increased from over 7.2 million in 2011 to 21.9 million in 2012, mainly due to the increase in both the number of active customers during the period and the number of average orders per active customer from 4.9 in 2011 to 5.3 in 2012. Consequently, our average net revenues per active customer also increased from US$152 in 2011 to US$168 in 2012. The increases in the foregoing key factors were primarily due to our further optimized product selection, the increase in the number of sales events, the increase in the number of SKUs available on our website as well as the high-quality customer services we provide. We established three logistics centers and set up several regional subsites within our website during 2011, the full utilization of which in 2012 allowed us to cater our product offerings to regional customer demographics and offer additional sales events and SKUs. 93.2% of the total orders we fulfilled in 2012 were placed by repeat customers, as compared to 91.9% in 2011.

Cost of goods sold

        Our cost of goods sold increased from US$183.8 million in 2011 to US$537.6 million in 2012, primarily attributable to the significant increase in products procured from our brand partners in line with our significantly higher sales volume.

        We recorded US$1.7 million and US$12.2 million in inventory write-downs in 2011 and 2012, respectively. Such write-downs primarily reflected the estimated market value of damaged or obsolete inventory. The increase in write-downs in 2012 is in line with the significant increase in our inventory and was also due to the more comprehensive accounting policy we established in 2012 in assessing inventory write-downs, which is made possible as our business grows and we acquire more experience and historical data on inventory management.

Gross profit and gross margin

        As a result of the foregoing, our gross profit increased from US$43.3 million in 2011 to US$154.5 million in 2012. Our gross margin increased from 19.1% in 2011 to 22.3% in 2012, primarily due to increased economies of scale in sourcing merchandise from our suppliers which in turn increased our bargaining power.

Operating expenses

        Our operating expenses increased from US$150.8 million in 2011 to US$169.0 million in 2012, primarily due to the following factors:

  •
  Fulfillment expenses.  Our fulfillment expenses increased from US$45.5 million in 2011 to US$96.5 million in 2012. Shipping and handling expenses, the largest component of our fulfillment expenses during these periods, increased from US$29.4 million in 2011 to

    US$53.9 million in 2012. These increases were primarily attributable to the significant increase in our sales volume and the number of orders fulfilled, higher staff compensation and benefits and increase in rental expenses in connection with our expanded warehouse facilities. In 2012, we fulfilled over 21.9 million customer orders, as compared to over 7.2 million customer orders in 2011. Our fulfillment expenses as a percentage of our total net revenues decreased from 20.0% in 2011 to 13.9% in 2012, primarily due to our shift of strategy towards using regional and local delivery services and capacity expansion of regional warehouses. Throughout 2012, we were able to fully utilize the regional logistics centers and warehouses in Guangdong Province, Jiangsu Province, Sichuan Province and Beijing. In addition, our regional logistics centers and warehouses enabled us to rely more on quality regional and local couriers, which generally have lower average delivery charges than national delivery companies. This shift to regional delivery companies reduced our shipping and handling expense per order and partially offset the increase in fulfillment expenses.

  •
  Marketing expenses.  Our marketing expenses increased from US$15.3 million in 2011 to US$32.3 million in 2012, primarily attributable to our increased marketing and brand promotion activities. However, our marketing expenses as a percentage of our total net revenues decreased from 6.7% in 2011 to 4.7% in 2012 as our net revenues increased at a faster pace during the same period, which demonstrated our ability to control marketing expenses and leverage word-of-mouth referrals.

  •
  Technology and content expenses.  Our technology and content expenses increased from US$5.5 million in 2011 to US$14.6 million in 2012, primarily attributable to the headcount increase of our IT personnel in connection with our expansion of IT capacities and increased compensation and benefit. However, as a percentage of our total net revenues, our technology and content expenses decrease from 2.4% to 2.1% during the same periods as our net revenues increased at a faster pace during the applicable periods.

  •
  General and administrative expenses.  Our general and administrative expenses decreased from US$84.6 million in 2011 to US$25.5 million in 2012, and as a percentage of our total net revenues, decreased from 37.2% to 3.7% during the same periods. The significant decrease in our general and administrative expenses was primarily due to our cost-control efforts and reduced share-based compensation expenses from US$72.7 million in 2011 to US$6.2 million in 2012.

Other income

        Our other income amounted to US$2.6 million in 2012, as compared to US$0.6 million in 2011. Our other income in 2012 was primarily due to income derived from providing ancillary services to our suppliers, project-based government grants and tax rebates.

Interest expense

        Our interest expense decreased from US$0.5 million in 2011 to US$0.2 million in 2012 primarily due to repayment of our bank loans.

Interest income

        Our interest income increased from US$0.1 million in 2011 to US$3.6 million in 2012 primarily due to our increased cash balance which we used for bank deposits and other investment activities.

Exchange gain/loss

        We had an exchange loss of US$157.5 thousand in 2012 as a result of loss incurred when converting our cash balance denominated in U.S. dollars into Renminbi during our operations, which was primarily attributable to the appreciation of the Renminbi against the U.S. dollar in 2012.

Net loss

        As a result of the foregoing, we recorded a net loss of US$9.5 million in 2012 as compared to a net loss of US$107.3 million in 2011.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Net revenues

        Our total net revenues increased from US$32.6 million in 2010 to US$227.1 million in 2011, primarily attributable to the increase in the number of active customers and total orders. The number of our active customers increased significantly from 0.3 million in 2010 to 1.5 million in 2011. The number of our total orders increased from over 0.9 million in 2010 to over 7.2 million in 2011, mainly due to the increase in both the number of active customers and the number of average orders per active customer during the period. The increases in the number of active customers and average orders per active customer were primarily due to our further optimized product selection, the increase in our number of sales events, and the increase in the number of SKUs available on our website. We added three logistics centers and set up several regional subsites within our website during 2011, which allowed us to cater our product offerings to regional customer demographics and offer additional sales events and SKUs. Our average net revenues per active customer increased from US$118 in 2010 to US$152 in 2011, mainly attributable to the increase in average orders per active customer from 3.3 in 2010 to 4.9 in 2011. 91.9% of the total orders we fulfilled in 2011 were placed by repeat customers, as compared to 86.7% in 2010.

Cost of goods sold

        Our cost of goods sold increased from US$29.4 million in 2010 to US$183.8 million in 2011, primarily attributable to the significant increase in products procured from our brand partners in line with our significantly higher sales volume.

        We recorded US$2.6 million and US$1.7 million in inventory write-downs in 2010 and 2011, respectively. Such write-downs primarily reflected the estimated market value of damaged or obsolete inventory.

Gross profit and gross margin

        As a result of the foregoing, our gross profit increased from US$3.2 million in 2010 to US$43.3 million in 2011. Our gross margin increased from 9.8% in 2010 to 19.1% in 2011, primarily due to the growth in revenues and increased economies of scale in sourcing merchandise from our suppliers which in turn increased our bargaining power. We recorded a lower amount of inventory write-downs in 2011, which also contributed to our gross margin increase during the period.

Operating expenses

        Our operating expenses increased from US$11.7 million in 2010 to US$150.8 million in 2011 primarily due to our significant business expansion and the US$73.9 million share-based compensation expenses recorded in 2011.

  •
  Fulfillment expenses.  Our fulfillment expenses increased from US$5.8 million in 2010 to US$45.5 million in 2011. Shipping and handling expenses, the largest component of our fulfillment expenses during these periods, increased from US$4.3 million in 2010 to US$29.4 million in 2011. These increases were primarily attributable to the significant increase in our sales volume and the number of orders fulfilled, higher staff compensation and benefits and increase in rental expenses in connection with our expanded warehouse facilities. In 2011, we fulfilled over 7.2 million customer orders, as compared to over 0.9 million customer orders in 2010. Our fulfillment expenses as a percentage of our total net revenues increased from 17.8% in 2010 to 20.0% in 2011, primarily due to a more geographically diverse customer base, improved packaging quality, and increased rentals and other expenses incurred associated with the additional logistics centers. Until September 2011, we relied on one logistics center in Guangdong Province in Southern China to support our increasingly national customer base. As we expanded our sales nationwide in 2011, we added logistics centers in Jiangsu Province in Eastern China, Sichuan Province in Western China and Beijing in Northern China. By utilizing these regional logistics centers, we were able to rely more on quality regional and local couriers, which generally have lower average delivery charges than national delivery companies. This shift to regional delivery companies reduced our shipping and handling expense per order and partially offset the increase in fulfillment expenses caused by the factors discussed above.

  •
  Marketing expenses.  Our marketing expenses increased from US$2.4 million in 2010 to US$15.3 million in 2011, primarily attributable to our increased marketing and brand promotion activities. However, our marketing expenses as a percentage of our total net revenues decreased from 7.5% in 2010 to 6.7% in 2011 as our net revenues increased at a faster pace during the same period.

  •
  Technology and content expenses.  Our technology and content expenses increased from US$0.6 million in 2010 to US$5.5 million in 2011, and as a percentage of our total net revenues, increased from 1.7% to 2.4% during the same periods. The increase in our technology and content expenses was primarily attributable to higher IT staff compensation and expenses incurred in creating and maintaining content for our significantly increased number of sales events, including professional photography expenses for the curation of products in sales events.

  •
  General and administrative expenses.  Our general and administrative expenses increased from US$2.8 million in 2010 to US$84.6 million in 2011, and as a percentage of our total net revenues, increased from 8.7% to 37.3% during the same periods. The significant increase in our general and administrative expenses was primarily due to an increase in share-based compensation expenses of US$72.7 million and increases in administrative staff compensation and benefits mainly attributable to an increase in headcount and higher rental expenses. For details of our share-based compensation expenses, see "—Critical Accounting Policies—Share-Based Compensation."

Other income

        Our other income amounted to US$0.6 million in 2011, as compared to US$78.7 thousand in 2010. Our other income in 2011 was primarily due to income derived from providing ancillary services to our suppliers and a project-based government grant.

Interest expense

        Our interest expense increased from nil in 2010 to US$0.5 million in 2011 primarily due to an increase in our bank borrowing.

Interest income

        Our interest income increased from US$564 in 2010 to US$0.1 million in 2011 primarily due to the increased amount of cash held in our bank deposits and the interest earned on short-term investment products .

Exchange gain

        Our exchange gain increased from nil in 2010 to US$18.4 thousand in 2011, primarily attributable to the appreciation of the Renminbi against the U.S. dollar on the cash balance denominated in Renminbi.

Net loss

        As a result of the foregoing, we recorded a net loss of US$107.3 million in 2011 as compared to a net loss of US$8.4 million in 2010.

Selected Quarterly Results of Operations

        The following table presents our unaudited consolidated results of operations for the three-month periods ended on the dates indicated. You should read the following table in conjunction with our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited consolidated quarterly financial information on the same basis as our audited consolidated financial statements. This unaudited consolidated financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair representation of our financial position and operating results for the quarters presented.

	For the three months ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
	(unaudited, in US$)
Net revenues	28,872,040	40,557,739	52,507,268	105,205,829	101,262,023	135,279,785	155,944,583	299,626,573
Cost of goods sold	(23,949,749)	(33,129,354)	(42,511,012)	(84,211,219)	(79,837,020)	(105,727,006)	(121,180,318)	(230,893,516)

Gross profit	4,922,291	7,482,385	9,996,256	20,994,610	21,425,003	29,552,779	34,764,265	68,733,057
Operating expenses(1)
Fulfillment expenses(2)	(6,026,465)	(8,427,225)	(11,432,449)	(19,592,188)	(16,877,142)	(20,540,533)	(21,703,487)	(37,402,282)
Marketing expenses	(1,655,106)	(2,317,286)	(4,559,574)	(6,721,359)	(5,873,102)	(6,593,048)	(7,310,957)	(12,495,522)
General and administrative expenses	(3,514,259)	(15,198,844)	(10,352,062)	(55,510,374)	(5,756,147)	(5,575,356)	(6,321,337)	(7,888,972)
Technology and content expenses	(493,883)	(850,118)	(1,190,921)	(2,981,439)	(2,433,157)	(2,656,044)	(3,218,857)	(6,336,055)

Total operating expenses	(11,689,713)	(26,793,473)	(27,535,006)	(84,805,360)	(30,939,548)	(35,364,981)	(38,554,638)	(64,122,831)
Other income	56,724	63,873	116,386	327,199	841,428	369,609	538,739	813,545

(Loss) gain from operations	(6,710,698)	(19,301,215)	(17,422,364)	(63,483,551)	(8,673,117)	(5,442,593)	(3,251,634)	5,423,711
Interest expense	—	(17.188)	(189,745)	(287,576)	(186,725)	(33,977)	(1,197)	(969)
Interest income	687	4,313	13,665	103,772	165,939	375,826	1,372,350	1,643,898
Exchange (loss) gain	—	(181,211)	57,158	142,428	107,664	(678,866)	424,454	(10,725)

(Loss) income before income taxes	(6,710,011)	(19,495,301)	(17,541,286)	(63,524,927)	(8,586,239)	(5,779,610)	(1,456,027)	7,055,975
Income tax expenses	—	—	—	—	—	—	—	(706,173)

Net (loss) income	(6,710,011)	(19,495,301)	(17,541,286)	(63,524,927)	(8,586,239)	(5,779,610)	(1,456,027)	6,349,802
Deemed dividend on issuance of Series A Preferred Shares	(49,214,977)	—	—	—	—	—	—	—

Net (loss) income attributable to ordinary shareholders	(55,924,988)	(19,495,301)	(17,541,286)	(63,524,927)	(8,586,239)	(5,779,610)	(1,456,027)	6,349,802

(1)
Including share-based compensation expenses, which amounted to US$2.5 million, US$12.4 million, US$6.7 million, US$52.3 million, US$2.1 million, US$1.6 million, US$2.1 million and US$1.8 million in the three month periods ended March 31, 2011, June 30, 2011, September 30, 2011, December 31, 2011, March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, respectively.

(2)
Including shipping and handling expenses, which amounted to US$3.9 million, US$5.2 million, US$7.3 million, US$13.0 million, US$9.4 million, US$12.0 million, US$13.0 million and US$19.5 million in the three month periods ended March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011, March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, respectively.

        The following table sets forth our historical unaudited consolidated selected quarterly results of operations for the periods indicated, as a percentage of total net revenues.

	For the three months ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
	(unaudited)
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	(83.0)%	(81.7)%	(81.0)%	(80.0)%	(78.8)%	(78.2)%	(77.7)%	(77.1)%

Gross profit	17.0%	18.3%	19.0%	20.0%	21.2%	21.8%	22.3%	22.9%
Operating expenses
Fulfillment expenses	(20.9)%	(20.8)%	(21.8)%	(18.6)%	(16.7)%	(15.2)%	(13.9)%	(12.5)%
Marketing expenses	(5.7)%	(5.7)%	(8.7)%	(6.4)%	(5.8)%	(4.9)%	(4.7)%	(4.2)%
General and administrative expenses	(12.2)%	(37.5)%	(19.7)%	(52.8)%	(5.7)%	(4.1)%	(4.1)%	(2.6)%
Technology and content expenses	(1.7)%	(2.1)%	(2.2)%	(2.8)%	(2.4)%	(2.0)%	(2.1)%	(2.1)%

Total operating expenses	(40.5)%	(66.1)%	(52.4)%	(80.6)%	(30.6)%	(26.1)%	(24.7)%	(21.4)%
Other income	0.2%	0.2%	0.2%	0.3%	0.8%	0.3%	0.3%	0.3%

(Loss) gain from operations	(23.2)%	(47.6)%	(33.2)%	(60.3)%	(8.6)%	(4.0)%	(2.1)%	1.8%
Interest expense	—	(0.0)%	(0.3)%	(0.3)%	(0.2)%	(0.0)%	(0.0)%	(0.0)%
Interest income	0.0%	0.0%	0.0%	0.1%	0.2%	0.3%	0.9%	0.5%
Exchange (loss) gain	—	(0.5)%	0.1%	0.1%	0.1%	(0.5)%	0.3%	(0.0)%

(Loss) income before income taxes	(23.2)%	(48.1)%	(33.4)%	(60.4)%	(8.5)%	(4.3)%	(0.9)%	2.4%
Income tax expenses	—	—	—	—	—	—	—	(0.2)%

Net (loss) income	(23.2)%	(48.1)%	(33.4)%	(60.4)%	(8.5)%	(4.3)%	(0.9)%	2.1%
Deemed dividend on issuance of Series A Preferred Shares	(170.5)%	—	—	—	—	—	—	—

Net (Loss) income attribute to ordinary shareholders	(193.7)%	(48.1)%	(33.4)%	(60.4)%	(8.5)%	(4.3)%	(0.9)%	2.1%

        We have experienced continuing growth in our quarterly total net revenues for the eight quarters in the period from January 1, 2011 to December 31, 2012. During these quarters, we experienced continued increases in both the number of active customers and customer orders in each quarter. Our results of operations are subject to seasonal fluctuations. For example, our revenues are relatively lower during the holidays in China, particularly during the Chinese New Year period which occurs in the first quarter of the year, when customers tend to do less shopping, both online and offline. Furthermore, sales in the retail industry are typically significantly higher in the fourth quarter of the year due to higher average prices for winter clothing. This seasonality of our business, however, was not apparent historically due to the rapid growth in sales that we experienced in recent years. We recorded net profit of US$6.3 million in the fourth quarter of 2012, the first time we achieved profitability after tax.

        Our fulfillment expenses as a percentage of total net revenues have been steadily decreasing on a quarterly basis from the third quarter of 2011 through the fourth quarter of 2012. Historically, we primarily relied on our regional logistics center in Guangdong Province in Southern China to support our fulfillment services throughout China. In September, November and December 2011, we started operating our three new logistics centers in Jiangsu Province in Eastern China, Sichuan Province in Western China and Beijing in Northern China, respectively, to enhance our fulfillment capacity and support our nationwide expansion. By utilizing these regional logistics centers, we were able to rely more on quality regional and local couriers, which generally had lower average delivery charges than the charges by national delivery companies. This shift of strategy partially offset our fulfillment expenses incurred in connection with our more geographically diverse customer base and increased rentals and other expenses incurred associated with the management and maintenance of these additional logistics centers.

        Our marketing and general and administrative expenses, each as a percentage of total net revenues, have also been decreasing sequentially in the five most recent quarters. Our revenues grew at a faster speed during these periods despite the cost-control efforts we put in place with respect to advertising, marketing and administrative expenses, which demonstrates our continued improvement in operational efficiency and the viral marketing effect we achieved.

        We offer our customers an unconditional right of return for seven days upon their receipt of products from us. From our inception until December 31, 2012, we deferred revenues at each fiscal quarter until the return period expired. As a result of this revenue recognition policy, our deferred revenues adjustments amounted to US$5.3 million, US$6.7 million, US$11.4 million, US$16.7 million, US$17.8 million, US$16.7 million, US$32.6 million and US$45.7 million for each of the eight quarters in the period from January 1, 2011 to December 31, 2012, respectively. For additional details of our revenue recognition policy, see "—Critical Accounting Policies—Revenue recognition."

Liquidity and Capital Resources

        Prior to our initial public offering in March 2012, we financed our operations primarily through the issuance of preferred shares in private placements, unsecured and interest-free working capital loans provided by our shareholders and other related parties and bank loans and in 2011, from cash generated from operating activities. As of December 31, 2010, 2011 and 2012, we had US$1.1 million, US$45.0 million and US$124.5 million, respectively, in cash and cash equivalents. We had held-to-maturity securities with an aggregate outstanding amount of US$86.1 million as of December 31, 2012. Our cash and cash equivalents primarily consist of cash on hand, short-term bank demand deposits and highly liquid investments with maturities of less than three months. We believe that our current cash and cash equivalents, our anticipated cash flows from operations together with our expected receipt of the net proceeds from this offering will be sufficient to meet our anticipated working capital requirements and capital expenditures for the 12 months following this offering. We may, however, need additional capital in the future to fund our continued operations.

        We intend to use a portion of the net proceeds from this offering to further expand our operations. We may, however, require additional cash due to changing business conditions or other future developments, including any investments, expansions or acquisitions that we may decide to pursue. For additional information, see "Use of Proceeds" and "—Capital Expenditures."

        As of December 31, 2011 and 2012, our inventory balances amounted to US$69.7 million and US$144.0 million, respectively. During the same periods, our accounts payable amounted to US$88.0 million and US$193.5 million, respectively. These increases reflected a significant growth in our sales volumes and scale of operations and the related increase in products procured from our brand partners. Our inventory turnover days were 56 days in 2010, 77 days in 2011 and 73 days in 2012. Inventory turnover days for a given period equal average inventory balances at the beginning and the end of the period divided by total cost of goods sold during the period and then multiplied by the number of days during the period. Our accounts payable turnover days were 58 days in 2010, 96 days in 2011 and 96 days in 2012. Accounts payable turnover days for a given period is equal to average accounts payable balances at the beginning and the end of the period divided by total cost of goods sold during the period and multiplied by the number of days during the period. The increase of inventory turnover days and accounts payable turnover days from 2010 to 2011 was mainly because of the additional inventory required to support our accelerated sales growth while we continued to maintain favorable payment terms with our brand partners. The minor decrease in inventory turnover days from 2011 to 2012 was mainly because of the improvement we achieved in supply chain management. We expect the accounts payable turnover days to decrease over the long term while we continue to strengthen our relationship with brand partners and optimize the payment work flow. We generally have the right to return unsold items within a period after the end of a sales event. We typically pay for the purchase order in installments with the last installment paid upon full settlement of the unsold items or returned products we receive from customers. For some brand partners, we pay a deposit ranging from 10% to 15% of the total price for each purchase order. For some products, such as certain sporting goods, which we do not have the right to return the unsold products to the brand partners, we have been able to utilize our strong marketing expertise regarding customer preferences to achieve quick inventory turnover.

        The following table sets forth a summary of our cash flows for the periods indicated:

	For the year ended December 31,
	2010	2011	2012
	(in US$)
Net cash (used in) from operating activities	(6,573,521)	1,306,775	111,569,205
Net cash used in investing activities	(1,522,333)	(23,813,556)	(83,216,464)
Net cash provided by financing activities	9,137,221	66,785,746	50,170,648
Cash and cash equivalents at beginning of year	287,720	1,111,091	44,954,778
Cash and cash equivalents at end of year	1,111,091	44,954,778	124,472,629

Operating activities

        Net cash from operating activities amounted to US$111.6 million in 2012, which was primarily attributable to a net loss of US$9.5 million, adjusted for certain non-cash expenses consisting primarily of share-based compensation expenses of US$7.6 million and changes in operating assets and liabilities. The adjustment for changes in operating assets and liabilities primarily reflected a significant increase in inventories of US$86.4 million, an increase in account receivable of US$2.9 million and an increase in other receivables of US$0.6 million as a result of our increased sales volume and scale of operations. These increases were partially offset by a significant increase in accounts payable of US$105.4 million, primarily attributable to the increased procurement of inventories in connection with our expanded business and our ability to maintain favorable payment terms with our brand partners, an increase in advances from customers of US$40.6 million, primarily attributable to our significant sales growth.

        Net cash from operating activities amounted to US$1.3 million in 2011, which was primarily attributable to a net loss of US$107.3 million, adjusted for certain non-cash expenses consisting primarily of share-based compensation expenses of US$73.9 million and changes in operating assets and liabilities. The adjustment for changes in operating assets and liabilities primarily reflected a significant increase in inventories of US$64.0 million, an increase in advances to suppliers of US$7.7 million and an increase in other receivables of $8.8 million as a result of our increased sales volume and scale of operations. These increases were partially offset by a significant increase in accounts payable of US$79.7 million, primarily attributable to the increased procurement of inventories in connection with our expanded business and our ability to maintain favorable payment terms with our brand partners, an increase in advances from customers of US$13.1 million, primarily attributable to increased sales volume, and an increase in accrued expenses and other current liabilities of US$23.0 million, primarily reflecting an increase in accrued shipping and handling expenses, accrued advertising expenses, accrued payroll and social benefit provisions. The significant increases in inventories and accounts payable resulted from our significant sales growth and the related increase in products procured from our brand partners in 2011.

        Net cash used in operating activities amounted to US$6.6 million in 2010, which was primarily attributable to a net loss of US$8.4 million, adjusted for an inventory write-down and changes in operating assets and liabilities. The inventory write-downs of US$2.6 million primarily reflected the estimated market value of damaged or obsolete inventory. In addition, in the process of our implementation of new IT systems, the relocation of our warehouse and the implementation of improved inventory count procedures, some of our inventory stock items were not properly recorded in the inventory ledger, resulting in a subsequent write-down of the discrepancies in 2010. The adjustment for changes in operating assets and liabilities primarily reflected an increase in inventory of US$8.5 million and an increase in advances to suppliers of US$4.7 million, both reflecting our significant increase in sales in 2010. These increases were partially offset by an increase in accounts payable of US$7.2 million, reflecting our increase in the procurement of inventories to support our business growth; an increase in accrued expenses and other current liabilities of US$3.2 million, reflecting an increase in accrued shipping and handling expenses, other tax payable and accrued advertising expense; and an increase in advances from customers of US$2.1 million, reflecting our increased sales volume in 2010.

Investing activities

        Net cash used in investing activities amounted to US$1.5 million, US$23.8 million and US$83.2 million in the years ended December 31, 2010, 2011 and 2012, respectively. Our net cash used in investing activities in each period was attributable to capital expenditure relating to our leasehold improvements, as well as purchases of office and other operating equipment, motor vehicles and IT software. In addition, net cash used in investing activities in 2012 was also attributable to purchase of held-to-maturity security of US$101.3 million.

Financing activities

        Net cash provided by financing activities amounted to US$50.2 million in 2012, primarily attributable to net proceeds of US$62.7 million received from our initial public offering in March 2012. In addition, we repaid bank borrowing of US$12.7 million in 2012.

        Net cash provided by financing activities amounted to US$66.8 million in 2011, primarily attributable to the proceeds from the issuance of series A and series B preferred shares in an aggregate amount of US$51.7 million, shareholders loans of US$1.5 million, the US$1.5 million proceeds from the issuance of ordinary shares and net proceeds from bank borrowings of US$12.7 million.

        Net cash provided by financing activities amounted to US$9.1 million in the years ended December 31, 2010, primarily reflecting unsecured and interest free working capital loans provided by our related parties.

Capital Expenditures

        Our capital expenditures amounted to US$1.5 million, US$9.6 million and US$12.4 million in the years ended December 31, 2010, 2011 and 2012, respectively. In the past, our capital expenditures were principally used for leasehold improvements, as well as purchases of office and other operating equipment, and IT software. Our future capital expenditures, which are expected to increase significantly in 2013 and 2014, will primarily be used to further expand our fulfillment capabilities and enhance our website and IT systems. We plan to fund these capital expenditures through our existing cash balances, as well as the proceeds of this offering. For additional details, see "Use of Proceeds."

Contractual Obligations

        We lease office space and certain equipment under non-cancelable operating lease agreements that expire at various dates from March 2013 through December 2020. These lease agreements provide for periodic rental increases based on both contractually agreed upon incremental rates and on the general inflation rate as agreed upon by us and our lessors. In the years ended December 31, 2010, 2011 and 2012, we incurred rental expenses of US$0.5 million, US$3.2 million and US$7.5 million, respectively. Our purchase obligations as of December 31, 2010 amounted to US$1.2 million, representing our contracted purchase of products from our brand partners. Our purchase obligations as of December 31, 2011 amounted to US$29.9 million, representing our contracted purchase of products from our brand partners. Our purchase obligations as of December 31, 2012 amounted to US$1.1 million, representing property, equipment and software contract.

        The following table sets forth our minimum lease payments under all non-cancelable leases and purchase obligations as of December 31, 2012:

		Payment due by period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(in US$)
Operating lease obligations	85,198,017	13,581,686	27,596,193	23,296,700	20,703,438
Purchase obligations	1,096,251	1,096,251	—	—	—

Holding Company Structure

        Vipshop Holdings Limited is a holding company with no material operations of its own. We conduct our operations primarily through our wholly owned subsidiaries and our consolidated affiliated entity in China. As a result, our ability to pay dividends depends upon dividends paid by our wholly owned subsidiaries. If our wholly owned subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly owned subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our wholly owned PRC subsidiaries and our consolidated affiliated entity is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. As of December 31, 2012, we set aside general reserve of US$0.3 million.

Off-balance Sheet Commitments and Arrangements

        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders' equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

        Inflation in China has not historically materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2010, 2011 and 2012 in China were increases of 4.6%, 4.1% and 2.5%, respectively. Although we have not been materially affected by inflation since our inception, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.

Market Risks

Interest rate risk

        Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest bearing demand deposits and held-to-maturity securities. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates. We have not used any derivative financial instruments to manage our interest risk exposure.

Foreign exchange risk

        All of our revenues and most of our expenses are denominated in Renminbi. Our exposure to foreign exchange risk primarily relates to the U.S. dollar proceeds of this offering, most or substantially all of which we expect to convert into Renminbi over time for the uses discussed elsewhere under "Use of Proceeds." As the impact of foreign currency risk on our operations was not material in the past, we have not used any forward contracts, currency borrowings or derivative instruments to hedge our exposure to foreign currency exchange risk.

        The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China's political and economic conditions and China's foreign exchange policies. In July 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated significantly against the U.S. dollar over the following several years. However, the People's Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in Renminbi exchange rates and achieve policy goals. Since reaching a high against the U.S. dollar in July 2008, the Renminbi traded within a narrow range against the U.S. dollar. As a consequence, the Renminbi has fluctuated significantly since July 2008 against other freely traded currencies such as Euro, in tandem with the U.S. dollar, and like the U.S. dollar it has depreciated against most other freely traded currencies since March 2009. In June 2010, the PRC government announced that it would increase the Renminbi exchange rate flexibility, and since that time, the Renminbi has gradually appreciated against the U.S. dollar. It is difficult to predict how long the current situation may last and when and how this relationship between the Renminbi and the U.S. dollar may change again.

        To the extent that we need to convert the U.S. dollars we receive from this offering into Renminbi to fund our operations, acquisitions, or for other uses within the PRC, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. To the extent that we seek to convert Renminbi into U.S. dollars, depreciation of the Renminbi against the U.S. dollar would have an adverse effect on the U.S. dollar amount we receive from the conversion. On the other hand, a decline in the value of the Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent of our financial results, the value of your investment in the company and the dividends that we may pay in the future, if any, all of which may have a material adverse effect on the prices of our ADS.

        The Renminbi has appreciated significantly against the U.S. dollar during the reporting periods presented, from a rate of RMB6.6000 to US$1.00 as of December 30, 2010 to a rate of RMB6.2301 to US$1.00 as of December 30, 2012. As all of our revenues and most of our expenses are denominated in Renminbi, the changes in the exchange rates of Renminbi against U.S. dollars have not historically materially impacted our results of operations. However, since our reporting currency in the financial statements is U.S. dollars, the translation effect on our revenues and expenses in our income statements has been increasing due to the accelerated appreciation of the Renminbi against the U.S. dollar during the reporting periods, and has been further magnified by the significant increases in our net revenues and total operating expenses during the corresponding periods. For example, during 2011, the Renminbi appreciated against the U.S. dollar from a rate of RMB6.6000 to US$1.00 as of January 3, 2011 to a rate of RMB6.2939 to US$1.00 as of December 30, 2011, resulting in a currency translation increase in our net revenues of US$10.8 million and a currency translation increase in our total operating expenses of US$3.6 million. During 2012, the Renminbi appreciated against the U.S. dollar from a rate of RMB6.2940 to US$1.00 as of January 3, 2012 to a rate of RMB6.2301 to US$1.00 as of December 31, 2012, resulting in a currency translation increase in our net revenues of US$7.1 million and a currency translation increase in our total operating expenses of US$1.6 million.

        We are not currently subject to any significant direct foreign exchange risk and accordingly, we have not hedged exposures denominated in foreign currencies, nor do we have any other derivative financial instruments outstanding. Based on the amount of our cash and cash equivalents on hand as of December 31, 2012, a 1.0% change in the exchange rate between the Renminbi and the U.S. dollar would result in an increase or decrease of US$1.2 million to our cash and cash equivalents.

        We estimate that we will receive net proceeds of approximately US$96.5 million from this offering, assuming the underwriters do not exercise their option to purchase additional ADS in this offering after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed public offering price of US$25.40 per ADS, the closing trading price of our ADSs on the NYSE on March 4, 2013. Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 1% appreciation of the Renminbi against the U.S. dollar, from a rate of RMB6.2301 to US$1.00 to a rate of RMB6.2924 to US$1.00, will result in a decrease of RMB6.0 million (US$1.0 million) of the net proceeds from this offering.

Critical Accounting Policies

        We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect our reported amount of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and reported amounts of revenue and expenses during the reporting periods. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

        An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur, could materially impact the consolidated financial statements. We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. Significant accounting estimates reflected in our financial statements include inventory write-down, revenue recognition cut off adjustments, valuation allowance for deferred tax assets, valuation of ordinary shares and preferred shares when the preferred shares were issued, valuation of stock options. Changes in facts and circumstances may result in revised estimates. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue recognition

        We recognize revenue when persuasive evidence of an arrangement exists, products are delivered, the price to the buyer is fixed or determinable and collectability is reasonably assured. We utilize delivery service providers to deliver goods to our customers directly from our own warehouses. We estimate and defer revenue and the related product costs that are in-transit to the customer, which generally takes about three days. The three-days estimate was determined based on the average delivery days for sales made during the last month of the reporting period, derived from customer locations and delivery reports. A one-day change in the estimated good in-transit period would result in an increase or decrease of US$4.6 million to our net revenues in 2012.

        We offer our customers an unconditional right of return for a period of seven days upon receipt of products. We defer revenue until the return period expires as we do not currently have sufficient historical sales information to reasonably estimate the amount of expected returns.

        Revenue was recorded on a gross basis, net of surcharges and value added tax of 17% of gross sales. Surcharges are sales related taxes representing the city maintenance and construction tax and education surtax. We have evaluated whether it is appropriate to record the gross amount of product sales and related costs or net amount earned as revenue. We recorded revenue on a gross basis because we have the following indicators for gross reporting: we are the primary obligor of the sales arrangements; we are subject to inventory risks of physical loss; we have latitude in establishing prices and discretion in selecting suppliers; and we assume credit risks on receivables from customers. We retain some general inventory risks despite our arrangements to return goods to some vendors within limited time periods. We generally have the right to return unsold items within a period after the end of a sales event. We typically pay for the purchase order in installments with the last installment paid upon full settlement of the unsold items or returned products we receive from customers. For some products, such as certain sporting goods, which we do not have the right to return the unsold products to the brand partners, we have been able to utilize our strong marketing expertise regarding customer preferences to achieve quick inventory turnover. On an overall basis, most of these above indicators support gross reporting.

Discount coupons and membership reward program

        We voluntarily provide discount coupons through certain cooperative websites or through public distributions during our marketing activities. These coupons are not related to prior purchases, and can only be utilized in conjunction with subsequent purchases on our platforms. These discount coupons are recorded as reduction of revenues at the time of use.

        We have established a membership reward program wherein our customers earn one point for each Renminbi spent on our platforms. Existing members may also receive extra reward points when customers referred by them make their first purchase. Membership reward points can be either exchanged into coupons to be used in connection with subsequent purchases, or exchanged into free gifts. The expiry dates of these reward points vary based on different individual promotional programs, while the coupons expire three months after redemption. We accrue liabilities for the estimated value of the points earned and expected to be redeemed, which are based on all outstanding reward points related to prior purchases at the end of each reporting period, as we do not currently have sufficient historical data to reasonably estimate the usage rate of these reward points. These liabilities reflect our management's best estimate of the cost of future redemptions. As of December 31, 2011 and 2012, we recorded deferred revenue related to reward points earned from prior purchases of US$2.6 million and US$10.5 million, respectively.

        We do not charge any membership fees to our registered members. New members who register on our platforms or existing members who introduce new members to us are granted free membership reward points, which can be used to redeem coupons for future purchases. These reward points are not related to prior purchases and are recorded as reduction of revenues at the time of use.

Other revenues

        We conduct product promotional activities for certain brands on our website. These revenues are recognized on a straight-line basis over the service periods, net of business tax of approximately 5% of service revenues or 6% value-added tax, or VAT, in certain pilot locations as a result of the pilot VAT reform program.

Cost of goods sold

        Our cost of goods sold primarily consists of the cost of merchandise sold and inventory write-downs. Our cost of goods sold does not include shipping and handling expenses, payroll, bonus and benefits of our logistic staff or logistics center rental expenses. Our cost of goods sold may not therefore be comparable to other companies which include such expenses in their cost of goods sold.

        We recorded US$1.7 million and US$12.2 million in inventory write-downs in 2011 and 2012, respectively. Such write-downs primarily reflected the estimated market value of damaged or obsolete inventory. The increase in write-downs in 2012 is in line with the significant increase in our inventory and was also due to the more comprehensive policy we established in 2012 in assessing inventory write-downs, which is made possible as our business grow and we acquire more experience and historical data on inventory management.

Inventories

        Inventory is stated at the lower of cost or market. Cost of inventory is determined using the identified cost of the specific item sold. We take ownership, risks and rewards of the products purchased from brand partners but have the right to return unsold products to certain brand partners. Adjustments are recorded to write down the cost of inventory to the estimated market value for slow-moving merchandise and damaged goods. The amount of write down is also dependent upon factors such as whether the goods are returnable to vendors, inventory aging, historical and forecasted consumer demand, and promotional environment. Write-downs are recorded in cost of goods sold.

Share-Based Compensation

        Share-based payments made to employees, including employee stock options, ordinary shares transferred to employees with no consideration, and restricted shares issued to employees for which our company has a repurchase option, are recognized as compensation expenses over the requisite service periods. We measure the cost of employee services received in exchange for share-based compensation at the grant date fair value of the awards. We have elected to recognize compensation expense on a straight-line basis over the requisite service period for the entire award with graded vesting provided that the amount of compensation cost recognized at any date must at least equal the portion of the grant-date value of the award that is vested at that date. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of share-based compensation expense to be recognized in future periods.

2011 stock incentive plan

        In March 2011, we adopted the 2011 Stock Incentive Plan, or the 2011 Plan, which authorizes us to issue up to an aggregate of 7,350,000 ordinary shares of our company to our employees, directors, officers and consultants.

2012 share incentive plan

        In March 2012, we adopted our 2012 Share Incentive Plan, under which we are authorized to issue up to an aggregate of 9,000,000 ordinary shares of our company to our employees, directors, officers and consultants. As of the date of this prospectus, we have granted options to purchase 231,658 ordinary shares of our company and 1,302,500 restricted shares.

Founders' unvested shares

        Mr. Eric Ya Shen, our chairman and chief executive officer and Mr. Arthur Xiaobo Hong, the vice chairman of our board of directors, who we collectively refer to as our founders, entered into a share restricted agreement with the series A preferred shares investors and us on February 21, 2011. The founders' unvested ordinary shares under the share restriction agreement were measured at the grant date fair value and recognized as compensation expense over the vesting periods. Of the shares held by the founders, 40% vested immediately, with the remaining shares to be vested in 36 equal and continuous monthly installments for each month starting from February 21, 2011, provided that the founders remain full-time employees of our company at the end of such month. Our company has the option to repurchase the ordinary shares held by our founders in the event a founder ceases to be a full-time employee of our company for any reason. We have an irrevocable and exclusive option to repurchase all the unvested shares held by our founders at par value, and all of the shares (including vested shares) held by the founders at fair market value. On April 11, 2011, our existing shareholders, our company and the series B preferred shares investors entered into an amended and restated share restriction agreement which superseded and replaced in its entirety the original agreement dated February 21, 2011. The amended and restated agreement included the Series B preferred shareholders as additional parties to the agreement, but did not change any of the significant terms of the original share restriction agreement. On December 8, 2011, our company, the ordinary shareholders, and holders of series A and series B preferred shares entered into an agreement to terminate the amended and restated share restriction agreement, which in substance accelerated the vesting of the founders' unvested ordinary shares to December 8, 2011. Therefore, for the year ended December 31, 2011, we recorded share-based compensation expense of US$63.9 million in connection with the unvested shares of the founders.

Ordinary shares transferred to the vice chairman of our board of directors

        On June 15, 2011, Elegant Motion Holdings Limited, a company wholly owned by the Mr. Eric Ya Shen, transferred 1,521,007 ordinary shares to High Vivacity Holdings Limited, a company wholly owned by Mr. Arthur Xiaobo Hong, an employee and vice chairman of our board of directors. The transfer of shares was intended to compensate Mr. Hong for his services as an employee of the Company. Mr. Shen determined the number of ordinary shares and executed the share transfer on June 10, 2011. We considered June 10, 2011 as the grant date of the share award. Accordingly, the transaction was recognized as share-based compensation for the past services of Mr. Hong on the grant date. We recognized share-based compensation of US$6.2 million on June 15, 2011, based on the fair value of our ordinary shares of US$4.08 per share on that date, multiplied by 1,521,007 ordinary shares transferred.

        The table below sets forth information concerning options, restricted shares and ordinary shares granted to our executives, other employees and a consultant by the end of 2012:

Grant Date	Number of ordinary shares underlying options grants / number of ordinary shares granted		Option exercise price per share	Fair value of options at date of grant	Fair value of ordinary shares	Type of valuation(1)	Intrinsic Value(2)
February 21, 2011	18,632,250	(3)	—	—	3.43	Retrospective	N/A
March 18, 2011	1,470,000		0.50	2.95	3.40	Retrospective	12.20
	183,750		0.50	2.96	3.40	Retrospective	12.20
	735,000		0.50	2.96	3.40	Retrospective	12.20
	735,000		0.50	2.94	3.40	Retrospective	12.20
	367,500		0.50	2.96	3.40	Retrospective	12.20
March 28, 2011	945,000		0.50	2.99	3.44	Retrospective	12.20
June 15, 2011	1,521,007		—	—	4.08	Retrospective	N/A
July 10, 2011	50,000		0.50	3.86	4.31	Contemporaneous	12.20
August 30, 2011	819,638		2.52	3.32	4.78	Contemporaneous	10.18
November 30, 2011	551,250		2.52	4.61	6.36	Contemporaneous	10.18
November 30, 2011	1,310,000		2.50	4.43	6.36	Contemporaneous	10.20
February 1, 2012	204,910	(4)	2.52	3.60	4.70	Contemporaneous	10.18
April 16, 2012	452,000		2.50	1.24	2.51	Contemporaneous	10.20
April 16, 2012	101,138	(5)	2.50	1.45	2.51	Contemporaneous	10.20
June 1, 2012	367,500	(6)	—	—	2.76	Contemporaneous	N/A
September 30, 2012	340.000	(6)	—	—	3.75	Contemporaneous	N/A
October 1, 2012	34,000	(6)	—	—	3.70	Contemporaneous	N/A

(1)
We did not have to prepare any financial statements in conformity with U.S. GAAP until we decided to pursue an initial public offering in the U.S. in the third quarter of 2011. In the process of preparing U.S. GAAP financial statements for our initial public offering, we significantly formalized and refined our projections. We believe that these refined projections are more reliable than those previously used. Consequently, our valuations in determining the fair value of our ordinary shares before the availability of the revised financial projections, including as of February 21, 2011, March 18, 2011, March 28, 2011 and June 15, 2011, have all been prepared on a retrospective basis, while the valuations in determining the fair value of our ordinary shares as of July 10, 2011, August 30, 2011 and November 30, 2011, February 1, 2012 and April 16, 2012 have been prepared on a contemporaneous basis.

(2)
Intrinsic value is determined based on the difference between the public offering price and the exercise price of options.

(3)
The 18,632,250 shares were unvested restricted shares held by our founders as of February 21, 2011.

(4)
The 204,910 shares options were issued to our third party consultant. We measure the equity instruments at their then-current fair values at each of the financial reporting dates, and attributes the changes in those fair values over the future services period until the measurement date has been established.

(5)
The 101,138 shares were issued to two of our independent directors.

(6)
During 2012, a total of 741,500 non-vested shares were granted to an executive officer and employees under the 2012 stock incentive plan. The fair values of non-vested shares are measured at the fair value of our ordinary shares on the respective grant-dates.

        For the February 21, 2011 grants of restricted ordinary shares to our founders, we have calculated the ordinary share value to be US$3.43 per share. The fair value of the shares was determined with the assistance of a third-party valuation firm. To estimate the fair value of the ordinary shares, we first determined our enterprise value by means of a discounted cash flow analysis using the retrospective approach. The cash flow derived by management considered the nature of our business, our future business plan, specific business and financial risks, the stage of development of our operations, and economic and competitive elements affecting our business, industry and market. We also used other general assumptions, including the following: no major changes in the existing political, legal, fiscal and economic conditions in China; no major changes in the current taxation laws in the jurisdictions in which we operate; our ability to retain competent management, key personnel and technical staff to support our ongoing operations; and no significant deviations in industry trends and market conditions from our current economic forecasts. The cash flow is discounted using the weighted average cost of capital of 21.50%, which was benchmarked with discount rates of comparable listed companies. In addition, a lack of marketability discount of 14% was applied to arrive at the estimated enterprise value. The lack of marketability discount takes into consideration the plans for and status of our initial public offering in March 2012.

        For the March 18, 2011, March 28, 2011, July 10, 2011 and August 30, 2011, November 30, 2011, February 1, 2012 and April 16, 2012 stock options grants, we have assessed the fair value of our options using the binomial option pricing model, which requires the input of highly subjective assumptions, including the options' expected exercise multiples, expected volatility, expected dividend yields and risk-free interest rates, and the fair value of the underlying ordinary shares on those dates.

        We have attributed the ordinary shares underlying the options a fair value of US$3.40 and US$3.44 as of March 18, 2011 and March 28, 2011, respectively, determined based on a retrospective valuation using the discounted cash flow method prepared with the assistance of the appraiser. For the ordinary shares underlying the options, we have attributed a fair value of US$4.78 and US$6.36 as of August 30, 2011 and November 30, 2011 respectively, determined based on a contemporaneous valuation using the discounted cash flow method, also prepared with the assistance of the appraiser. The methodology for the valuation of ordinary shares on March 18, 2011, March 28, 2011, August 30, 2011 and November 30, 2011 was similar to that used for the valuation of ordinary shares on February 21, 2011 as described above. The cash flow is discounted using the weighted average cost of capital of 21.5%, 21.5%, 20.0% and 19.5% on March 18, 2011, March 28, 2011, August 30, 2011, and November 30, 2011, respectively, which was benchmarked with discount rates of comparable listed companies. In addition, a lack of marketability discount of 13%, 12%, 8%, and 6% was applied respectively to arrive at the estimated enterprise value.

        We have attributed to the ordinary shares underlying the options a fair value of US$4.31 as of July 10, 2011, determined based on the linear relationship between the fair value of the ordinary shares as of June 15, 2011 and the fair value of the ordinary shares as of August 30, 2011. We did not use the discounted cash flow method to determine the fair value of the ordinary shares as of July 10, 2011 because of:

  •
  the substantially smaller number of options granted on July 10, 2011 as compared with those granted on March 18, 2011, March 28, 2011 and August 30, 2011; and

  •
  our continuing business development according to our business plan between June 15, 2011 and August 30, 2011.

        In applying the binomial option pricing model on March 18, 2011, we also made the following assumptions: an expected dividend yield of 0%; a risk-free interest rate of 3.725%; an expected volatility of 56.68%; an option life of 10 years; and an expected exercise multiple of 2.8 times.

        In applying the binomial option pricing model on March 28, 2011, we also made the following assumptions: an expected dividend yield of 0%; a risk-free interest rate of 3.778%; an expected volatility of 56.53%; an option life of 10 years; and an expected exercise multiple of 2.2 times.

        In applying the binomial option pricing model on July 10, 2011, we also made the following assumptions: an expected dividend yield of 0%; a risk-free interest rate of 4.127%; and expected volatility of 55.26%; an option life of 10 years; and an expected exercise multiple of 2.2 times.

        In applying the binomial option pricing model on August 30, 2011, we also made the following assumptions: an expected dividend yield of 0%; a risk-free interest rate of 3.116%; and expected volatility of 54.99%; an option life of 10 years; and an expected exercise multiple of 2.8 times.

        In applying the binomial option pricing model on November 30, 2011, we also made the following assumptions: an expected dividend yield of 0%, a risk-free interest rate of 2.853%, an expected volatility of 54.00%, an option life of 10 years, and an expected exercise multiple of 2.2 times for 1,310,000 options granted to employees and 2.8 times for 551,250 options granted to executive officers.

        In applying the binomial option pricing model on April 16, 2012, we also made the following assumptions: an expected dividend yield of 0%, a risk-free interest rate of 3.002%, an expected volatility of 53.12%, an option life of 5.13 years for 452,000 options granted to employees and 7.3 years for the 101,138 options granted to the two independent directors, an expected exercise multiple of 2.2 times for 452,000 options granted to employees and 2.8 times the 101,138 options granted to the two directors.

        In applying the binomial option pricing model on December 31, 2012 for the re-measurement of the 204,910 options granted to a consultant in February 2012, we also made the following assumptions: an expected dividend yield of 0%, a risk-free interest rate of 2.5362%, an expected volatility of 51.33%, an option life of 4.5 years. Exercise multiple is not considered for options granted to non-employees.

        For the purpose of determining the estimated fair value of our share options, we believe that the expected volatility, the expected exercise multiples and the estimated share price of our ordinary shares are the most sensitive assumptions, since we were a privately-held company at the date we granted all our options in 2011 and in February 2012. Changes in these assumptions could significantly impact the estimated fair values of the options calculated by the binomial option pricing model, and change the share-based compensation expense materially in the future from that recorded in current period. Expected volatility was estimated based upon the average stock price volatility of comparable listed companies over a period comparable to the expected term of the options. We believe the average share price volatility of the selected comparable companies is a reasonable benchmark in estimating the expected volatility of our ordinary shares. The expected exercise multiple is the average ratio of the stock price to the exercise price of when employees would decide to voluntarily exercise their vested options. As we do not have sufficient information on past employee exercise history, we estimated the exercise multiples based on research conducted by Huddart and Lang (1995).

        For the June 15, 2011 grants of ordinary shares, we have calculated the fair value of each ordinary share to be US$4.08, determined based on a retrospective valuation using the discounted cash flow method prepared with the assistance of the appraiser. The methodology for the valuation of ordinary shares on June 15, 2011 was similar to the valuation of ordinary shares on February 21, 2011, as described above. The cash flow was discounted using the weighted average cost of capital of 21.00%, which was benchmarked with discount rates of comparable listed companies. In addition, a lack of marketability discount of 10% was applied to arrive at the estimated enterprise value.

Income taxes

        Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

        As part of the process of preparing our financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. We account for income taxes using the liability method. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance when, based upon the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        As of December 31, 2012, we have provided a valuation allowance for the full amount of the deferred tax assets relating to the future benefit of net operating loss carried forward of certain subsidiaries and the consolidated affiliated entity as we are not able to conclude that the future realization of those net operating loss carry forwards is more likely than not.

Recent Accounting Pronouncements

        In December 2011, the FASB issued an authoritative pronouncement on disclosures about offsetting assets and liabilities. Under this pronouncement, entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. This scope would include derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. We do not expect the adoption of this pronouncement to have a significant impact on its consolidated financial condition or results from operations.

INDUSTRY OVERVIEW

        The retail industry globally is undergoing significant changes. The most notable trends driving these changes are the migration of offline retail sales to online channels and the rise of online discount channels as a key driver of sales volume. While the impact of these trends has been more evident in developed economies, the long-term potential to fundamentally transform traditional retail is expected to be greater in markets where the traditional retail sector remains underdeveloped. Consumers and brands in such markets tend to be more willing to adopt new online retail business models.

Rapidly Growing Domestic Retail Market

        The retail market in China is in the midst of an extended period of robust growth driven by increasing urbanization and higher levels of disposable income.

        Retail sales in China grew from RMB7.6 trillion in 2006 to RMB18.4 trillion in 2011, representing a CAGR of 19.2%, according to China's National Bureau of Statistics. According to the Frost & Sullivan Report, retail sales in China grew from RMB15.7 trillion in 2010 to RMB18.4 trillion in 2011 and RMB20.7 trillion in 2012, and are expected to reach RMB23.7 trillion, RMB27.1 trillion and RMB30.9 trillion in 2013, 2014 and 2015, respectively. Coupled with the fast growth of China's retail sales, China's domestic consumption pattern is undergoing significant development. Although China's historical economic growth has been largely driven by the investment in fixed assets and exports, the spending patterns of China's increasingly affluent population are expanding beyond basic daily necessities to encompass more lifestyle products and services. In 2011, private consumption made up 35.4% of China's GDP, compared to 71.2% in the U.S., according to the Economist Intelligence Unit. Retail sales are expected to continue to grow as a percentage of China's GDP as private consumption becomes a more important component of China's economy. According to the Frost & Sullivan Report, retail sales are projected to constitute 43.2% of China's GDP in 2015, compared to 39.0% in 2011.

Underdeveloped Traditional Retail Infrastructure

        The relatively early stage of development of China's retail market is characterized by several notable factors and trends:

        Highly fragmented:    The retail market in China is highly fragmented. For example, the combined market share of the top 20 retailers in China was 7% in 2011, compared with 24% in the U.S., according to the Frost & Sullivan Report.

        Insufficient coverage:    Retail coverage in China lags behind consumers' increasing purchasing power for lifestyle products and services. According to the Frost & Sullivan Report, retail space in China was approximately 2 square feet per capita in 2011, compared with approximately 24 square feet per capita in the U.S. The breadth of product offerings and brand selection is often restricted by limited retail space, particularly in China's smaller cities.

        Underdeveloped discount channels:    Chinese consumers are highly brand conscious and price sensitive, yet the availability of discount retailers and outlet malls within China's retail ecosystem is extremely limited. In contrast, more developed markets such as the U.S. have well-established, large scale discount retailers and outlet malls that sell a wide variety of products and brands at deeply discounted prices. According to the Frost & Sullivan Report, China's discount retail market size in 2011 and 2012 was US$15.1 billion and US$23.6 billion, respectively, compared with US$64.6 billion and US$67.8 billion in the U.S. China's discount retail market accounted for 0.5% and 0.7% of the total retail market in 2011 and 2012, respectively, compared with 1.4% and 1.4% for the same periods in the U.S., according to the Frost & Sullivan Report.

Rise of E-commerce Channels

        Improvements in access to, and the functionality of, the internet are enabling Chinese consumers to more easily research and purchase products and services online. The migration of traditional retail to e-commerce is also facilitated by improving fulfillment and logistics networks, as well as the increased availability of online payment options. According to the Frost & Sullivan Report, the number of online shoppers in China grew from 80 million in 2008 to 187 million in 2011. The number is projected to grow to 363 million in 2015, representing a CAGR of 18.0% from 2011 to 2015, according to the same source. Although China's population of online shoppers has rapidly increased over the past few years, its growth potential remains strong due to China's lower penetration rate of online shopping as compared to developed countries. About 40.5% of China's total internet users shopped online in 2011, according to the Frost & Sullivan Report, compared to 67.6% in the U.S., according to Forrester Research.

        Driven by the increasing number of online shoppers, as well as higher purchase volumes per shopper, the online retail sales revenue in China is expected to grow from RMB785 billion in 2011 to RMB3,020 billion in 2015, representing a CAGR of 40.1%, according to the Frost & Sullivan Report. Online retail sales as a percentage of total retail sales in China is expected to increase from 4.3% in 2011 to 9.8% in 2015, according to the Frost & Sullivan Report, whereas such percentage in the United States is expected to increase from 6.8% in 2011 to 8.8% in 2015, according to Forrester Research.

Online retail sales in China

          Source: Frost & Sullivan Report

 China B2C e-commerce market size

          Source: Frost & Sullivan Report

        According to the Frost & Sullivan Report, apparel is the most popular e-commerce segment in China. The size of the apparel product segment of the Chinese B2C e-commerce market is forecast to grow from RMB30.9 billion in 2011 to RMB244.8 billion in 2015, representing a CAGR of 67.8%, according to the Frost & Sullivan Report. Apparel inventory accounts for approximately 50% of total apparel market value, according to a report by the Boston Consulting Group published in November 2011.

        Mobile commerce (m-commerce), which refers to e-commerce conducted by users on mobile devices, such as smart phones and tablet PCs, is a fast growing segment of e-commerce market. China's active m-commerce user population reached 98.0 million in 2011, representing a growth of 63.3% from 2010, according to the Frost & Sullivan Report. The number of active m-commerce users in China is expected to further increase to 359.0 million in 2015. The total transaction value of m-commerce amounted to RMB11.5 billion in 2011, a growth of 416.2% from 2010, according to the Frost & Sullivan Report. The total transaction value is expected to further increase to RMB257.4 billion in 2015.

Flourishing Discount Retail Market

        The size of the discount retail market in China reached RMB94.0 billion in 2011, and is projected to grow to RMB560.8 billion in 2015, representing a CAGR of 56.3%, according to the Frost & Sullivan Report. Frost & Sullivan expects that discount retail sales in China will continue to increase as discount retail channels become more developed and diversified.

        The discount apparel retail market is a significant segment of the discount retail market in China, representing 46.9% of total discount retail sales in China in 2011, according to the Frost & Sullivan Report. However, as other product categories experience rapid growth, the discount apparel retail market is expected to decrease to 41.9% of total discount retail sales in China in 2015, according to the Frost & Sullivan Report.

        In the U.S., discount apparel retail has gained market share in recent years, increasing from 11.9% of the total apparel retail market in 2006 to 14.2% in 2011, according to the Frost & Sullivan Report. China is expected to experience a similar trend as its retail market continues to develop. According to the Frost & Sullivan Report, the total apparel retail sales in China in 2011 were RMB946.5 billion. China's discount apparel retail market accounted for 4.7% of the total apparel retail market in 2011 and is expected to account for 14.9% of the total apparel retail market in 2015, according to the Frost & Sullivan Report.

 Discount retail market in China

          Source: Frost & Sullivan Report

        Despite the strong consumer demand for high quality, authentic merchandise at deeply discounted prices, retailers have found challenges in effectively liquidating excess or aged inventory. Retailers typically allocate a separate area in their stores to offer promotional products. This approach cannibalizes sales of regularly priced goods in the same stores, erodes the image of the brands they carry, and decreases available shelf space for regularly priced products. As e-commerce has become an increasingly vibrant channel, some retailers have attempted to open online stores to liquidate excess or under-performing inventory. However, these retailers often discover unanticipated difficulties associated with running their online operations, including transaction processing and logistics and fulfillment challenges.

Emergence of the Flash Sales Market

        A flash sale is the online sale of a finite quantity of deeply discounted products or services for a limited period of time. Flash sales represents a new online retail format that utilizes the advantages of e-commerce while also addressing the consumer preference in China for acquiring goods and services at meaningful discounts without sacrificing quality or brand image. The model originated in Europe in 2001 and then spread to the U.S., with an early focus on selling women's apparel and accessories made by luxury brands. More recently, leading international flash sales companies have diversified their product offerings, moving into new categories, such as jewelry and travel, and catering to a broader base of consumers, including men and children.

        The market size of the flash sales industry in China is estimated to grow from RMB8.4 billion in 2011 to RMB104.2 billion in 2015, according to the Frost & Sullivan Report. According to the Frost & Sullivan Report, 48.4% of consumers in China who were surveyed stated that the most important reason they shop online is to procure goods at more attractive prices. Flash sales also address the challenges faced by traditional retailers by providing an off-premises channel to quickly and efficiently liquidate excess or aged inventory. In addition, unlike leading flash sales models in the U.S. and Europe, the flash sales market in China has quickly expanded beyond selling primarily luxury brands and services. China's flash sales market encompasses a broader range of brands and products, appealing to a larger base of consumers. While sales of apparel products comprised 57.1% of the total online flash sales market in China in 2011, they are projected to decrease to 43.1% of the total online flash sales market in 2015, as other growing product categories such as household goods, home decoration, beauty and cosmetics and other lifestyle products account for a larger portion of the market, according to the Frost & Sullivan Report.

        The growth in China's flash sales market is supported not only by the growth of e-commerce and retail sales, but also by Chinese consumers' growing demand for branded goods. In a 2011 Harris Interactive poll, 72% of Chinese respondents indicated that brand names are important to them and 67% indicated that they "needed their fashion to be branded", as opposed to 26% and 16% in the U.S., respectively. Consistent with the spontaneity of flash sales purchases, 40% of Chinese consumers made their most recent clothing purchase because "it caught their eye", compared to 19% in the U.S., according to the same Harris Interactive poll. As evidence of the effectiveness of viral marketing through word-of-mouth for flash sales, 89% of Chinese consumers would be likely to tell their friends about a great deal they received, according to Harris Interactive.

Flash sales market in China

          Source: Frost & Sullivan Report

        We believe that significant competitive factors in the flash sales market include:

        Strong merchandising capabilities:    Consistently attracting consumers through the selection of carefully curated merchandise offered on flash sales websites engenders customer loyalty and enhances the viral marketing generated by users of the site. The ability to best capture consumer tastes and preferences is therefore an important element for succeeding in China's flash sales market.

        Economies of scale:    Brands prefer to deal with a limited number of flash sales partners to sell as much of their inventory as possible. Similarly, consumers tend to use and stick with websites offering a broad range of products so as to meet their shopping needs without the need to visit a large number of websites. Large scale flash sales companies will be better positioned to meet the preferences of brands and consumers, while also benefiting from economies of scale that spread fixed costs.

        Fulfillment and logistics expertise:    A flash sales website's ability to reliably and efficiently fulfill customer orders is a critical differentiating factor for customers choosing among different flash sales websites. Accordingly, it is crucial for a flash sales company to possess strong fulfillment capabilities that provide a positive customer experience, delivering products in a reliable and efficient manner and offering convenient return services.

 BUSINESS

OVERVIEW

        We are China's leading online discount retailer for brands as measured by total revenues in 2011, the number of registered members as of December 31, 2012 and the number of monthly unique visitors in December 2012, according to the Frost & Sullivan Report. We offer high-quality branded products to consumers in China through flash sales on our vipshop.com website. Flash sales represents a new online retail format combining the advantages of e-commerce and discount sales through selling a finite quantity of discounted products or services online for a limited period of time. Since our inception in August 2008, we have attracted a large and growing number of consumers and popular brands. We had 26.8 million registered members and over 4.9 million cumulative customers and promoted and sold products for over 5,800 domestic and international brands as of December 31, 2012.

        Our business model provides a unique online shopping experience for our customers. We offer new sales events daily with a curated selection of popular branded products at deeply discounted prices in limited quantities during limited time periods, creating the element of "thrill and excitement" associated with our unique customer shopping experience. Our strong merchandizing expertise enables us to select the brand composition and product mix of our daily sales events that appeal to our customers, which mostly consist of urban and educated individuals in China who are seeking lifestyle enhancements. We have built a highly engaged and loyal customer base that contributes to our sales growth, while also enabling us to attract new customers primarily through word-of-mouth referrals. A majority of our customers have purchased products from us more than once. Our total number of repeat customers was 0.2 million, 0.9 million and 2.6 million in 2010, 2011 and 2012, respectively, representing 56.2%, 60.6% and 63.9%, respectively, of the total number of our active customers during the same periods. Orders placed by our repeat customers accounted for 86.7%, 91.9% and 93.2% of our total orders during the same periods.

        We are a preferred online flash sales channel in China for popular domestic and international brands. We believe that well-known and popular brands are attracted to our website and services because of our ability to monetize large volume of their inventory in short periods of time, increase consumer awareness of their brands and products, reach potential customers throughout China, and fulfill their demand for customer data analysis and inventory management. Among the brands who have promoted and sold products on our website, substantially all of them have returned to pursue additional sales opportunities with us. To date, we have the exclusive rights to sell selective products from over 700 brands.

        We strive to optimize every aspect of our operations as we continue to grow our business. We generally have the right to return unsold items for most of our products to our brand partners. Our logistics operations and inventory management systems are specifically designed to support the frequent sales events on our website and handle a large volume of inventory turnover. We use both leading delivery companies with nationwide coverage and quality regional or local couriers to ensure reliable and timely delivery. We have developed our IT infrastructure to support the surge of visitor traffic to our website during the peak hours of our daily flash sales. We believe that our efficient operational and management systems combined with our robust IT infrastructure set a solid foundation for our continuing growth.

        We began our operations in August 2008 and have grown significantly since then. In 2010, 2011 and 2012, we fulfilled over 0.9 million, over 7.2 million and over 21.9 million customer orders, respectively, and we generated total net revenues of US$32.6 million, US$227.1 million and US$692.1 million, respectively. In 2010, 2011 and 2012, we incurred net losses of US$8.4 million, US$107.3 million and US$9.5 million, respectively. Our net loss in 2011 and 2012 reflected non-cash share-based compensation expenses in an aggregate amount of US$73.9 million and US$7.6 million, respectively. We recorded net profit of US$6.3 million in the fourth quarter of 2012, the first time we achieved profitability on a net basis.

        PRC laws and regulations currently limit foreign ownership of companies that provide internet-based services, such as our online retail business. To comply with these restrictions, we conduct our online operations principally through our consolidated affiliated entity, Guangzhou Vipshop Information Technology Co., Ltd., or Vipshop Information. We face risks associated with our corporate structure, as our control over Vipshop Information is based upon contractual arrangements rather than equity ownership. See "Our Corporate History and Structure" and "Risk Factors—Risks Relating to Our Corporate Structure and Restrictions on Our Industry."

OUR VALUE PROPOSITION TO CONSUMERS AND BRANDS

        Since our inception on August 22, 2008, we have focused on building the leading online discount retail website in China. We believe that the success of vipshop.com is a direct result of the unique value proposition that we offer to both consumers and brands.

        For consumers, we provide a unique online shopping experience characterized by "thrill and excitement." The "thrill and excitement" experience for consumers arises from their discovery of the high quality items available for sale on our website each day and being able to purchase these high quality items at a significant discount to retail prices. We deliver this unique online shopping experience to consumers across China, providing them with access to carefully selected, high quality products from coveted brands which they might not otherwise have access to or have thought about purchasing.

        For brands, we offer a channel to create new consumer demand for their products and services and the ability to monetize their inventory quickly without compromising their brand promise. We provide a new and impactful marketing channel for brands to increase consumer awareness throughout China. We help brands expand their addressable market of potential customers by offering products at a price that entices new customers to try a brand's products that they may not otherwise have sampled or been able to afford. We also provide our customer behavior and transaction data to brands to help them refine their product development and sales and marketing strategies.

OUR STRENGTHS

        We are focused on revolutionizing the online shopping experience in China for both consumers and brands. We believe the following strengths have been critical to our success to date:

China's Leading Online Discount Retailer for Brands

        We are China's leading online discount retailer for brands as measured by total revenues in 2011, the number of registered members as of December 31, 2012 and the number of monthly unique visitors in December 2012, according to the Frost & Sullivan Report. We have experienced rapid growth since our inception in August 2008, serving mostly urban and educated consumers with growing discretionary income from cities across China. Our website, www.vipshop.com, attracted 1.7 million average daily unique visitors in December 2012 according to the Frost & Sullivan Report. We had 26.8 million registered members and over 4.9 million cumulative customers, and had promoted and sold products for over 5,800 domestic and international brands as of December 31, 2012. We have achieved our market leading position through our early mover advantage in gaining customers and brands, and providing them with a superior customer experience. This has allowed us to attract a critical mass of highly engaged and repeat customers and a large base of popular brands, which in turn drives powerful network effects, contributing to our fast growth.

Highly Engaged and Loyal Customer Base

        We attract a highly engaged and loyal customer base. We engage our customers by providing a curated selection of popular branded products at substantial discounts, coupled with exceptional customer service. Our daily flash sales are particularly engaging to our customers. During the peak hours of our daily sales from 10 a.m. to 12 p.m. Beijing time, our website often attracts a surge of visitor traffic. As a result, we are able to continuously attract new customers and increase the spending and repeat purchase rate of existing customers. In 2012, we acquired 3.3 million new customers, compared to 1.3 million in 2011 and 0.3 million in 2010. Our average orders per active customer increased from 3.3 orders in 2010 to 4.9 orders in 2011 and to 5.3 orders in 2012. Our total number of repeat customers was 0.2 million, 0.9 million and 2.6 million in 2010, 2011 and 2012, respectively, representing 56.2%, 60.6% and 63.9%, respectively, of the total number of our active customers during the same periods. Orders placed by our repeat customers accounted for 86.7%, 91.9% and 93.2% of our total orders during the same periods.

Preferred Online Flash Sales Channel for Popular Brands

        We are a preferred online flash sales channel in China for popular domestic and international brands. As of December 31, 2012, we have promoted and sold products in China for over 5,800 domestic and international brands on our website. We carefully select prospective brand partners, choosing to work with only those that are well-known and offer high quality or popular products that our customers desire. We have an established track record of generating significant sales volume for brands in short periods of time, maximizing promotional impact of the brands due to the "thrill and excitement" impact of our flash sales model. Our large and highly engaged customer base also contributes to the success of creating a new sales channel for brands without tarnishing their brand promise.

        Among the brands who have promoted and sold products on our website, substantially all of them have returned to pursue additional sales opportunities with us, reflecting the strong value we provide to brands. To date, we have the exclusive rights to sell selective products from over 700 brands. As we augment the number of our brand partners, we have increasingly refined the selection criteria of brands and products. In addition, we are becoming a new preferred online channel for well-known international brands seeking to sell and promote their products in China.

Powerful Network Effects

        We have successfully increased our customers and brand partners in parallel through powerful network effects. Average daily unique visitors to our website grew to 1.7 million in December 2012, according to the Frost & Sullivan Report. As our total registered members and customers have rapidly grown, we have benefited from viral marketing that is the result of word-of-mouth referrals from our customers who often broadcast on social media platforms their excitement regarding their purchases on our website. As we gain more customers and achieve greater sales volumes, we have emerged as a channel capable of selling significant volumes of discounted branded products in very short periods of time. In turn, our sales capability allows us to attract more brands and products, which further enables us to attract more customers. In addition, since brands often prefer to work with leading online retailers to benefit from positive brand association, as well as generally better operational efficiencies, we have succeeded in becoming a preferred online channel for many brands. In December 2012, on average, we processed 126 thousand orders, returned 0.3 million product items to suppliers and received and sorted 50 thousand SKUs per day. Our leading position among both consumers and brands creates high barriers to entry for potential competitors.

Superior Operational Expertise

        We strive to optimize every aspect of our operations to benefit our customers and brand partners.

        Optimized Product Selection.    We believe that we have developed strong merchandizing expertise as evidenced by our track record of consistently selecting branded products that appeal to our customer base. To maximize daily sales, we optimize the brand composition and product mix of our daily sales based on our superior knowledge of a product's availability and the needs of our customers.

        Low Working Capital Requirements.    We generally have the right to return unsold items for most of our products to our brand partners. We only pay a small deposit on inventory before it is sold. As a result, we do not require significant working capital to run our day-to-day operations.

        Proven Fulfillment Capabilities.    We have established a nationwide logistics network and warehousing capacity to help ensure a positive customer experience and to increase customer loyalty. Our logistics operations and inventory management systems are specifically designed to support the frequent sales events on our flash sales website and handle a large volume of inventory turnover. We use both leading delivery companies with nationwide coverage and quality regional or local couriers to ensure reliable and timely delivery.

        Robust IT Infrastructure.    We have implemented a robust IT infrastructure with automated inventory tracking, rapid customer fulfillment, comprehensive billing and superior customer service and support capabilities. Our IT systems seamlessly scale to handle the surge of visitor traffic our website generates during the peak hours of our daily sales. Moreover, our customer relationship management and business intelligence systems enable us to effectively gather, analyze and make use of customer behavior and transaction data. We utilize this information to refine our marketing initiatives for upcoming flash sales. We also provide selected data to our brand partners, enabling them to optimize their product development and sales and marketing strategies.

Experienced Management Team with Deep Industry Knowledge

        Our management team has diverse yet complementary backgrounds with deep industry expertise in e-commerce, retail, logistics and technology. Our management's extensive experience in the retail industry and well-established relationships with brands give us the knowledge and understanding of both consumers' and brands' needs and preferences. We believe that our management team's collective experience and strong execution capabilities will enable us to realize significant growth opportunities.

OUR STRATEGIES

        Our mission is to be the online shopping destination of choice for branded products and to become a lifestyle trendsetter for consumers in China. We plan to pursue the following strategies to grow our customer base, expand our ecosystem of brand partners, improve our platform, and ultimately achieve our mission:

Enhance Customer Experience and Loyalty through Innovation

        We continually strive to enhance our customer experience on our website by implementing new features and functionalities. We intend to continue to refine our web interface to offer a personalized shopping experience by presenting products and brands catered to individual preferences. We will also rely on proprietary data regarding our customer base to enhance our product and brand curation to reinforce our positioning as a trendsetter of desirable lifestyle products. We expect to introduce tiered membership levels and loyalty programs to reward our VIP customers with additional benefits, such as expedited delivery for their purchases. Taking advantage of the rapid growth of wireless internet-enabled devices such as smart phones and tablet PCs, we have introduced mobile applications for the

iPad™, iPhone™, Android™ and Symbian™ devices in 2011 to increase our customer stickiness. In addition, we plan to invest further on our mobile strategy, enhance our mobile functionality and introduce applications for different mobile devices to allow our customers to access and shop on our website more conveniently and more frequently. We believe that implementing these initiatives will drive increased purchasing activity by both existing and new customers, and foster greater user engagement and customer loyalty.

Strengthen Our Brand Relationships and Expand Our Product Selection

        We intend to work closely with our existing brand partners and potential new brand partners to improve their ability to reach consumers and sell products through our website. We expect to offer more brands and products in the existing verticals by increasing exclusive relationships with brand partners and offering more branded products customized for vipshop.com, and part of the effort will involve establishing of cooperation directly with brand owner instead of brand distributors where business efficiency can be achieved. We also plan to further expand into complementary verticals. For example, we started to offer hotel reservation products on our website in September 2011 and leisure travel packages in August 2012. We believe these adjacent verticals are relevant and desirable to our target base of urban, educated consumers throughout China with growing disposable incomes. We will also seek to provide brands with a high impact channel to market and sell new, in-season merchandise in addition to our current channel through which they can sell surplus inventory. As we demonstrate the power and effectiveness of our website and enhance our value proposition to brands, we believe an increasingly wide range of popular domestic and international brands will seek to partner with us to enter or expand their footprint in China.

Further Promote Our Vipshop.com Brand to Attract More Customers

        We believe that the powerful network effects arising from our growing base of customers and brand partners will continue to enhance our brand awareness and drive the growth of our business. We will continue to encourage the viral and cost-effective marketing we receive from word-of-mouth referrals and social media references. For example, in addition to rewarding customers for their direct new customer referrals, we also plan to extend partnerships with major social media and microblogging websites in China, such as Weibo.com and Renren.com, and reward customers for sharing their positive vipshop.com experiences on those websites. Finally, we intend to enhance our brand awareness by engaging in additional cost-effective brand promotion activities, including sponsoring high profile events.

Expand Our Operational Capabilities and IT Infrastructure

        We will continue to invest in our logistics network and warehousing capacity to support our long-term growth. We are adding more logistics centers in strategic locations in China to improve our nationwide fulfillment capabilities. With the addition of three regional logistics centers and regional subsites within our website targeting specific market in 2011, our ability to access many under-served second- and third-tier cities has been improved, which quickly increased our market share and footprint. The full utilization of these regional logistics centers and regional subsites in 2012 allowed us to cater our product offerings into regional customer demographics and offer additional sales events and SKUs. In the long-term, we plan to add more regional subsites within our website to cater to different local demands following the expansion of our logistics network, and expand into broader geographical areas in China. We also plan to enhance our business intelligence system and integrate it with our management information system, allowing real-time monitoring of inventory levels across our logistics network. In addition, we plan to establish our own in-house delivery capabilities in selected regions.

        For our customers, we intend to improve our customer relationship management and business intelligence system capabilities to enhance the timeliness and relevancy of our product offerings. We plan to implement a personalized web-interface for our registered members that offers them products and services more closely tailored to their personal preferences and purchasing habits.

        For our brand partners, we plan to expand our IT capabilities to help them optimize their new product development, sales and marketing strategies, and inventory management. We intend to provide our brand partners with enhanced features and tools for making better use of customer behavior and transaction analysis and intelligence.

Pursue Strategic Alliances and Acquisition Opportunities

        In addition to growing our business through internal initiatives, we may pursue selected strategic alliances and potential strategic acquisitions that are complementary to our business and operations, including opportunities that can help us promote our brand to new customers and brands, expand our product offerings and improve our technology infrastructure. We may also pursue strategic initiatives with brands and platforms in international markets.

OUR FLASH SALES MODEL

        Flash sales embody characteristics of value, quality and convenience that are well suited to brand-conscious consumers in China seeking quality goods at substantial discounts. Through our flash sales model, we sell limited quantities of deeply discounted branded products online for limited periods of time. We optimize the brand composition and product mix of our daily sales events based on our strong merchandizing expertise. As of December 31, 2012, we have offered diversified product offerings from over 5,800 popular domestic and international brands, including apparel for women, men and children, fashion goods, cosmetics, home goods and other lifestyle products. We carefully select well-known and popular mid-level to premium brands and products that appeal to a broad base of consumers with different purchasing powers throughout China. To foster customer confidence of purchasing quality products from our website, we provide limited product quality insurance for our products.

        We offer new sales events daily starting at 10 a.m. Beijing time, and our website experiences a surge of visitor traffic in the ensuing two hours as consumers are eager to purchase popular deals of the day before they are sold out. In 2012, during the peak hours of our daily sales, average hourly visitor traffic to our website was over three times higher than the hourly average number of unique visitors to our website per day during the month. To provide our customers with a greater opportunity to purchase featured discounted products, each customer is limited to purchasing two pieces of the same item and each shopping cart can only hold 20 items at one time, except for food products. Unpaid items in the shopping cart will be automatically returned to the available products pool in 20 minutes. Consequently, customers must make quick purchase decisions within a limited period of time, adding to the thrill of the experience.

        Our flash sales model is also characterized by the high frequency and a large volume of inventory turnover. During 2012, we hosted 29,207 flash sales events, each lasting three to five days in general.

OUR WEBSITE

        Through our website vipshop.com, we offer a curated selection of products and services for consumers of different age groups and income levels throughout China to allow them to conveniently purchase branded products online without the hassle of shopping for bargain sales at crowded stores.

        Our website design offers many user-friendly features that enhance customer experience and convenience:

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  Browsing.  All visitors to our website can browse and view our sales events, but a customer must register as a member, which is free, in order to participate in the sales events. Our website features a variety of different brands and products for each daily sales. For each featured brand, consumers can view a short flash animation to receive background information on a particular brand with which they are not already familiar. In addition, we provide customers with curated descriptions and proprietary photographs of each product shown from multiple angles. Our website also provides advance previews of upcoming sales of highly sought-after products. We sort our product offerings into different categories, such as "women," "men," "children," "lifestyle" and "luxury goods" so that our customers can easily find the products they are interested in.

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  Daily Sales Events.  New sales events start daily at 10 a.m. Beijing time and typically last for three to five days. Each sale item is available in limited quantities and remains on sale only while supplies last. We thoroughly plan in advance our daily sales to offer a balanced and complementary mix of brands and products.

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  Ordering.  To order products on our website, our customers simply click on a button to add an item to their virtual shopping cart. To execute orders, customers click on the "check-out" button and are prompted to supply shipping details and payment details in the case of first-time customers buying from our website. Repeat customers can access their preferred checkout options after logging on to their Vipshop member accounts. Our members can track the status of their purchases and available credits online through their Vipshop member accounts. Customers can always access our customer service representatives online or by phone for assistance while they are shopping online or after the order is placed.

        In October 2009, we launched our mobile internet website, m.vipshop.com, based on wireless application protocol, or WAP, which is designed to optimize the viewing experience and load time on mobile device web browsers. As a new sales event starts at 10 a.m. Beijing time everyday, mobile access enables our customers to access and shop on our website anytime from anywhere they are connected to the internet. We have introduced mobile applications for the iPad™, iPhone™, Android™ and Symbian™ devices in 2011 to increase our customer stickiness and to support customer engagement from anywhere and at any time. We believe that consumers' increasing reliance on mobile internet through smartphones and other mobile devices presents opportunities for us to further enhance customer experience and increase customer stickiness.

        To diversify our offerings of products and brands that cater to individual preferences, we launched new channels on our website, such as a groupbuy channel called Vipshop Groupon ( ) and a channel designated for promotion of chic and trendy branded products called VIP Fashion ( ). We believe that the introduction of these new channels provides brands meaningful alternatives to monetize their inventory quickly and to increase consumer awareness throughout China.

OUR BRAND PARTNERS

        Since our inception in August 2008, we have attracted a broad and diverse group of brands enabling our website to become the online shopping destination of choice for urban, fashion-oriented and value conscious consumers. Our brand partners include primarily brand owners, and to a lesser extent, brand distributors and resellers. In 2010, 2011 and 2012, we worked with 411, 1,075 and 2,759 brand partners, respectively. None of the brands accounted for more than 3% of our total revenues in 2010, 2011 and 2012. To date, substantially all of our brand partners have sought to pursue new sales opportunities with us. We believe that our ability to assist brands in effectively selling their inventory and in fulfilling their demand for marketing, customer data analysis and inventory management will attract new brands and build stronger ties with our existing brand partners.

BRAND SELECTION AND PROCUREMENT

Brand Selection

        We have implemented a strict and methodical brand selection process. Our merchandizing team, which consisted of 304 members as of December 31, 2012, is responsible for identifying potential qualified brands based on our selection guidelines. We carefully select prospective brand partners, choosing to work only with those that are well-known and offer high quality or premium products that are popular among consumers in China, and that are willing to provide competitive prices and favorable payment credit and product return terms. We generally select brands that have an established network of stores in major department stores or shopping malls in China. We seek input from our customers in the brand selection process. Through our homepage, consumers can send us suggestions regarding the brands they would like to be able to purchase from us. Once a potential brand is identified, we conduct due diligence reviews on its qualifications, including whether it holds the proper business operation licenses and safety, sanitary and quality certifications, and trademark registration certificates and license agreements in relation to the branded products. This review process helps to ensure that we maintain a portfolio of brands with high quality standards and good reputation that can meet our customers' expectations.

        We generally enter into supply agreements with brands based on our standard form. We regularly communicate with our brand partners to discuss the dates and specific product offerings for particular sales events, striving to achieve favorable results for all constituents. Due to the short-term nature of each flash sales event, for some brands, we enter into separate agreements for each flash sales event on our website. For other brands with whom we have established long-term relationships, we often enter into supply agreements with them on an annual basis, with the agreements providing a general framework for an agreed-upon number of flash sales events during the contract year. As we continue to focus on building long-term relationships with our brand partners, we plan to implement framework agreements with our brand partners with supplemental supply orders for each flash sales event.

        In each supply agreement, a brand partner grants us authorization to market and sell products of a particular brand on our website and provides us with the official description and logo of the brand. In addition, we require our brand partners that contract with us to observe our anti-bribery and anti-corruption policy.

Product Selection

        Our key management team members have extensive experience in the retail industry with insightful knowledge and understanding of consumers' needs and preferences. Before each flash sales event, we consider and analyze historical data, fashion trends, seasonality and customer feedback to project how many items of a particular product we should offer for the event. To maximize daily sales, we carefully plan our product mix to achieve a balanced and complementary product offering across different product categories.

        We effectively gather, analyze and use customer behavior and transaction data through our customer relationship management and business intelligence systems. In addition to utilizing our customer data to strategize our upcoming flash sales event to enhance the timeliness and relevancy of our product offerings, we also provide relevant portions of these data to our brand partners to help them optimize their product development and sales and marketing strategies and further promote additional sales opportunities with us.

Inventory Management

        For brands where we have established long-term relationships, we typically do not pay any deposit on the products we purchase. For other brands, however, we generally pay a deposit ranging from 10% to 15% of the total price for each purchase order.

        We generally have the right to return unsold items within a period after the end of a sales event. We typically pay for the purchase order in installments with the last installment paid upon full settlement of the unsold items or returned products we receive from customers. For some products, such as certain sporting goods, which we do not have the right to return the unsold products to the brand partners, we have been able to utilize our strong marketing expertise regarding customer preferences to achieve quick inventory turnover.

        We have implemented an inventory management system to manage the information related to our procurement plan, quality control upon receipt, stock maintenance, stock deliveries, sales invoicing and sales recording. We use an enterprise resource planning (ERP) system to monitor and actively track sales data. This system helps us make timely adjustments to our procurement plan and minimize excess inventory.

Quality Control

        In addition to our brand selection process, we have adopted stringent quality assurance and control procedures for products delivered through our logistics network. We carefully inspect all products delivered to our logistics centers, rejecting or returning products that do not meet our quality standards or the purchase order specifications. We also inspect all products before shipment from our logistics centers to our customers. We believe that our strict brand selection process and quality control procedures enable us to ensure the high quality level of products sold on our website and increase customer satisfaction.

OUR PRODUCT OFFERINGS

Product Categories

        We offer a curated selection of apparel, fashion goods, cosmetics, home goods and lifestyle products from popular domestic and international brands. The following table illustrates our current product categories:

Product Category	Product Description
Womenswear	Women's apparel, featuring a variety of apparel and styles for different age groups, including casual wear, jeans, dresses, outerwear, swimsuits, lingerie, pajamas and maternity clothes.
Menswear	Men's apparel, featuring a variety of apparel and styles for different age groups, including casual and smart-casual T-shirts, stylish polo shirts, jackets, pants and underwear.
Footwear	Shoes for women and men designed in a variety of styles, for both casual and formal occasions.
Accessories	Fashion accessories in various styles and materials for women and men, including belts, fashionable jewelry, watches and glasses complementing our apparel offerings.
Handbags	Purses, satchels, duffel bags and wallets in many colors, styles and materials.

Product Category	Product Description
Children	Apparel, gear and accessories, furnishings and decor, toys and games for boys, girls, infants and toddlers of all age groups.
Sportswear and sporting goods	Sports apparel, sports gear and footwear for tennis, badminton, soccer and swimming.
Cosmetics	High quality, affordable skin care and cosmetic products, including cleansers, lotions, face and body creams, face masks, sunscreen, foundations, lipsticks, eye shadows and nail polish.
Home goods and other lifestyle products	Home goods with an extensive selection of home furnishings, including bedding and bath product, home decor, dining and tabletop items, and small household appliances.
Luxury goods	Internationally-known premium designer apparel, footwear and accessories.
Gifts and miscellaneous	Snacks, health supplements and occasion-based gifts, such as chocolates, moon-cakes and tea.

        We pay close attention to every aspect of our services to enhance our customers' shopping experience. For each purchase, we arrange items neatly and thoughtfully within each delivery box. Unlike many in-store sales items which have been tried on numerous times, are on display for a lengthy period of time or may have minor defects, each item purchased from our website is new, contains its original tag and packaging and must pass our strict quality control inspection prior to shipping.

Pricing

        We price products on our website at significant discounts, typically ranging from 30% to 70% off the original retail price, which is one of the key elements in the "thrill and excitement" shopping experience that we create. Our attractive pricing is made possible by cost savings achieved through volume discounts that we receive, in particular for off-season or slower-moving inventory, and the absence of physical retail space and related overhead costs. We typically negotiate with our brand partners for prices that are competitive with those offered to other discount sales channels.

PAYMENT, FULFILLMENT AND RETURN

Payment

        We provide our customers with the flexibility to choose from a number of payment options. Our payment options include cash on delivery, bank transfers, online payments with credit cards and debit cards issued by major banks in China, and payment through third-party online payment platforms, such as alipay.com and tenpay.com. Under the cash on delivery option, our third-party delivery service providers deliver products to customers' designated addresses and collect payment on site. As of December 31, 2012, we had built an extensive distribution network to deliver products and provide our cash-on-delivery payment option to customers in over 350 cities across China. This payment method not only provides our customers with a secure and convenient payment option, but also reduces our operating expenses as we can combine payment and delivery services by using the same third-party delivery service providers, without incurring additional fees. In addition, as most of our third-party delivery service providers are large and reputable companies in China and generally make cash deposits or guarantee payments to us in order to secure the performance of their duties, our payment collection risk is very limited.

Fulfillment

        We have established a logistics network and warehousing capacity with nationwide coverage. We have adopted a flexible logistics model supported by our robust and advanced warehouse management system. We use a mix of top delivery companies with nationwide coverage and quality regional or local couriers to ensure reliable and timely delivery.

Logistics Network and Warehouse Management System

        Our logistics network consists of regional logistics centers strategically located in Guangdong Province in Southern China, Kunshan in Jiangsu Province in Eastern China (which is within close proximity of Shanghai), Chengdu in Sichuan Province in Western China and Beijing in Northern China.

        Our warehouse management system enables us to closely monitor each step of the fulfillment process from the time a purchase order is confirmed with the brand partners and the product stocked in our logistics centers, up to when the product is packaged and picked up by delivery service providers for shipment to a customer. Shipments from brand partners first arrive at one of our regional logistics centers, depending on demand from each warehouse. At each logistics center, inventory is bar-coded and tracked through our management information system, allowing real-time monitoring of inventory levels across our logistics network and item tracking at each logistics center. As we offer a curated selection of brands and products for each daily sales, our logistics centers and inventory management systems are specifically designed to support the frequent sales events on our flash sales website and a large volume of inventory turnover. In 2010, 2011 and 2012, we processed 0.9 million, 7.2 million and 21.9 million customer orders, respectively.

Delivery Services

        We deliver orders placed on our website to all areas in China through leading reputable third-party delivery companies with nationwide coverage, including EMS, Shunfeng and Zhaijisong, and quality regional and local couriers. For luxury goods orders, we deliver the products by FedEx with an "anti-tampering lock" device to further enhance customer trust. For delivery to smaller cities, we use a combination of national delivery companies and regional or local couriers to achieve greater operational efficiency and ensure timely delivery to our customers. We bundle packages for customers in smaller cities within a particular region and ship in bulk by national delivery companies to regional or local couriers who in turn deliver locally to our customers. We began to establish our own in-house delivery capabilities in Shanghai in 2011. Our use of reputable national delivery companies and regional and local couriers in conjunction with our own delivery network which is being built up in selected regions such as Shanghai allows us to maintain operational flexibility and accommodate order demand, thereby ensuring high service quality.

        We leverage our large-scale operations and reputation to obtain favorable contractual terms from third-party delivery companies. To reduce the risk of reliance on any single delivery company, we typically contract with two or more regional delivery companies in each major city. We regularly monitor and review the delivery companies' performance and their compliance with our contractual terms. In addition, we typically require the delivery companies to pay deposits or provide payment guarantees before providing services to us. We typically negotiate and enter into logistics agreements on an annual basis.

Return Policy

        Due to the limited quantities of each featured flash sales product, we do not offer a product exchange service but customers may return products purchased from our website. We offer a seven-day product return policy where our customers can return products purchased on our website within seven days of receipt of the products as long as the products are unused, unwashed, unworn, undamaged and in their original packaging and in original condition. For return of luxury goods, the anti-tampering lock on the product must remain intact.

        Once a customer submits a return application request online, our customer service representatives will review and process the request or contact the customer by e-mail or by phone if there are any questions relating to the request. Upon our receipt of the returned product, we credit the customer's Vipshop member account or credit card with the purchase price. We also provide a shipping allowance of up to RMB10 for all shipments within China. We believe our hassle-free return policies help to increase customer spending and enhance customer loyalty.

CUSTOMER SERVICE

        We believe that our emphasis on customer service enhances our ability to maintain a large and loyal customer base and create a positive customer experience, encouraging repeat visits and purchases. We have a dedicated customer service team responsible for handling general customer inquiries and requests, assisting customers with their ordering process, investigating the status of orders, shipments and payments, resolving customer complaints, and providing other after-sales services. Our customers can contact customer service representatives through our customer service e-mail, real-time online chat, or our customer service hotline 15 hours a day, seven days a week. As of December 31, 2012, our customer service center, located in our headquarters in Guangzhou, had 327 well-trained employees.

        We maintain service quality by carefully selecting personnel, providing our customer service representatives with extensive training, and regularly monitoring and evaluating the performance of each representative. Each new customer service representative is required to complete a mandatory training program in Guangzhou, conducted by experienced managers and covering product knowledge, complaint handling, service attitude and communication skills. To facilitate timely resolution of customer complaints, we also train and empower our customer service representatives to resolve complaints and remedy situations within a specified authorized amount determined based on their seniority without having to get approval from their supervisors. To maintain control over the quality of customer services, we do not outsource any of our e-mail, online live chat or call center customer service operations.

MARKETING

        We believe that the most efficient form of marketing for our business is to continually improve and enhance the element of "thrill and excitement" associated with the customer shopping experience. This promotes word-of-mouth referrals and repeat customer visits to our website. Historically, we have not incurred substantial marketing expense, and have been able to build a large base of loyal customers with relatively low customer acquisition cost primarily through providing our customers with an enjoyable, satisfying and rewarding shopping experience and using cost-effective marketing means.

        As part of our viral marketing strategy, we provide various incentives to our existing customers to increase their spending and loyalty. Our customers can earn reward points upon registration and for each purchase they make, and may exchange the reward points for coupons, gifts and lucky draw opportunities on our website. Our customers may also earn reward points by introducing new members and customers to our website. In addition, we encourage our customers to share their successful flash sales shopping experiences through social media and microblogging websites in China. We offer an "easy-to-share" function which enables our customers to easily share their shopping experiences with us on social networking internet platforms and microblogging websites.

        We also conduct marketing efforts online through search engines and portals in China and enhance our brand awareness by engaging in cost-effective brand promotion activities such as sponsoring high profile events.

TECHNOLOGY

        Our IT systems are designed to enhance efficiency and scalability, and play an important role in the success of our business. We rely on a combination of internally developed proprietary technologies and commercially available licensed technologies to improve our website and management systems in order to optimize every aspect of our operations for the benefit of our customers and brand partners.

        We have adopted a service-oriented architecture supported by data processing technologies which consists of front-end and back-end modules. Our network infrastructure is built upon self-owned servers located in data centers operated by major PRC internet data center providers. We are implementing enhanced cloud architecture and infrastructure for our core data processing system to augment our existing virtual private network as we continue to expand our operations in new geographic locations, enabling us to achieve significant internal efficiency through a virtual and centralized network platform.

        Our front-end modules, which refer to modules supporting our vipshop.com user-interface website, mainly include product display, registered member account management, category browsing, online shopping cart, order processing functions and payment functions. Our front-end modules are supported by our proprietary content distribution network, dynamic and distributed cluster and a core database, providing our customers with quicker access to the product display they are interested in, and facilitating faster processing of their purchases. We have developed our IT systems to handle a surge of visitor traffic to our website during the peak hours of our daily sales from 10 a.m. to 12 p.m. Beijing time, providing our customers with a smooth online shopping experience.

        Our back-end modules, which refer to modules supporting our business operations, mainly include customer service, ERP system, warehouse and logistics management, product information management, business intelligence and administration management systems. Our customer service system mainly consists of our customer relationship management system, our audio and online customer service system and our customer data analysis and membership management system. We believe that we are one of the few PRC e-commerce companies to implement an ERP system, which we have customized to integrate our management of brand partners, accounting and product distribution information. Our warehouse and logistics management system primarily consists of our warehouse management system and our track data storage and automated warehouse and logistics operations, which allows us to efficiently manage our inventories, track the products, and deliver the products to our customers on a timely basis. We have designed our product information management system to perform a variety of functions such as products filing, products photographing, products-information compiling, sample products management, online sales scheduling and other functions relating to on-line sales of goods. This system greatly enhances the efficiency of our operations.

        Our customer relationship management and business intelligence systems enable us to effectively gather, analyze and make use of internally-generated customer behavior and transaction data. We regularly use this information in planning our marketing initiatives for upcoming flash sales. In addition, we also provide selected data to our brand partners to help them optimize their product development and sales and marketing strategies. Our business intelligence system is an intelligence system built with the proprietary cloud computing infrastructure, providing decision-making intelligence such as dashboards operation, operational analysis, market analysis, sales forecasts and products such as anti-fraud filters, precision marketing, personalized recommendations and other application-oriented intelligent products that facilitate data-driven decision-making and increase our product sales.

        We have developed most of the key business modules through our internal IT department. We also license software from reputable third-party providers, such as Manhattan Information System and Oracle, and work closely with these third-party providers to customize the software for our operations. We have implemented a number of measures to protect against failure and data loss. We have developed a disaster tolerant system for our key business modules which includes real-time data mirroring, daily off-line data back-up and redundancy and load balancing.

        We believe that our module-based systems are highly scalable, which enable us to quickly expand system capacity and add new features and functionality to our systems in response to our business needs and evolving customers' demands without affecting the operation of existing modules. We have also adopted rigorous security policies and measures, including encryption technology, to protect our proprietary data and customer information.

INTELLECTUAL PROPERTY

        We regard our trademarks, service marks, domain names, trade secrets, proprietary technologies and similar intellectual property as critical to our success, and we rely on trademark, copyright and trade secret protection laws in the PRC and other jurisdictions, as well as confidentiality procedures and contractual provisions with our employees, partners, service providers, suppliers and others to protect our proprietary rights. As of December 31, 2012, we owned 12 registered trademarks, copyrights to 17 software products developed by us relating to various aspects of our operations, and 34 registered domain names, including vipshop.com, vipshop.com.cn, vipshop.cn and vipshop.net.

COMPETITION

        The online flash sales market, as one of the fast-growing categories of the e-commerce market in China, is rapidly competitive and rapidly evolving. Our primary competitors include: B2C e-commerce companies that sell similar products and services online, such as Tmall, 360Buy and Dangdang, and other online flash sales companies.

        We believe we compete primarily on the basis of:

  •
  ability to identify products in demand among consumers and source these products on favorable terms from brands;

  •
  pricing;

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  breadth and quality of product offerings;

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  website features;

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  customer service and fulfillment capabilities; and

  •
  reputation among consumers and brands.

        We believe that our early mover advantage and leading market position help us to compete efficiently against our competitors. However, some of our current and potential competitors may have longer operating histories, larger customer bases, better brand recognition, stronger platform management and fulfillment capabilities and greater financial, technical and marketing resources than we do. See "Risk Factors—Risks Relating to Our Business and Industry—If we do not compete effectively against existing or new competitors, we may lose market share and customers."

EMPLOYEES

        As of December 31, 2012, we had 5,043 full time employees, compared with 831 and 2,934 employees as of December 31, 2010 and 2011, respectively. We also employ independent contractors and part-time personnel from time to time. The following table sets forth the number of our full time employees categorized by areas of operations as of December 31, 2012:

Operations	Number of Employees
Products	502
Business development, sales and marketing	117
Customer services	327
Technology support	246
Logistics and delivery	3,609
Administration and management	242

Total	5,043

        Our success depends on our ability to attract, retain and motivate qualified personnel. We have developed a corporate culture that encourages teamwork, effectiveness, self-development and commitment to providing our customers with superior services. We regularly provide our employees with training tailored to each job function to enhance performance and service quality.

        As required by regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. In addition, we also provide our employees fringe benefits such as free lunches and periodic appreciation payments to employees' family members. To date, we have not experienced any significant labor disputes.

FACILITIES

        We are headquartered in Guangzhou and have leased an aggregate of 11,616 square meters of office, data center, customer service center and warehouse space in Guangzhou. As of December 31, 2012, we also have branches in Beijing, Shanghai and Shenzhen. We lease our premises under operating lease agreements from unrelated third parties. A summary of our leased properties as of December 31, 2012 is shown below:

Location	Space	Usage of Property	Lease Term
	(in square meters)		(years)
Guangzhou	11,616	Office space, data center, customer service center and warehouse	1 - 8
Foshan	89,237	Logistics center	1 - 3
Kunshan	65,640	Logistics center and office space	2 - 3
Beijing	31,023	Logistics center and office space	1 - 3
Chengdu	36,559	Logistics center	1 - 2
Shanghai	880	Office space	3

        Our servers are hosted at leased internet data centers owned by leading PRC telecommunications carriers. We typically enter into leasing and hosting service agreements that are renewable from year to year. We believe that our existing facilities are sufficient for our near term needs.

INSURANCE

        We maintain various insurance policies to safeguard against risks and unexpected events. We have contracted with China Pacific Property Insurance Co., Ltd. to provide limited product quality insurance for our products. We have purchased all risk property insurance covering our equipment, facilities, inventories and other properties. In addition, we provide group accident insurance and supplementary medical insurance for certain of our employees.

LEGAL PROCEEDINGS

        From time to time, we have become and may in the future become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, violation of third-party license or other rights, breach of contract, labor and employment claims. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have a material and adverse effect on our business, financial condition or results of operations and cash flows.

REGULATIONS

        Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. Our business in China is subject to a number of PRC laws and regulations. This section summarizes all of the laws and regulations that materially affect our business and operations and the key provisions of such laws and regulations.

        The PRC government extensively regulates the telecommunications industry, including the internet sector. The State Council, the MIIT, the Ministry of Commerce, the State Administration for Industry and Commerce, or the SAIC, the General Administration of Press and Publication and other relevant government authorities have promulgated an extensive regulatory scheme governing telecommunications, on-line sales and e-commerce. However, China's telecommunications industry and internet-related industry are at an early stage of development. As a result, new laws and regulations may be adopted from time to time that will require us to obtain additional licenses and permits in addition to those that we currently have, and will require us to address new issues that arise from time to time. In addition, substantial uncertainties exist regarding the interpretation and implementation of current and any future Chinese laws and regulations applicable to the telecommunications, on-line sales and e-commerce services. See "Risk Factors—Risks Relating to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us."

Regulations on Value-Added Telecommunication Services

Licenses for Value-Added Telecommunication Services

        The Catalog for the Guidance of Foreign Investment Industries, or the Catalog, as promulgated and amended from time to time by the Ministry of Commerce and the National Development and Reform Commission, is the principal guide to foreign investors' investment activities in the PRC. The version promulgated in 2007 and the most updated version of the Catalog, which became effective on January 30, 2012, divide the industries into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalog are generally open to foreign investment unless specifically restricted by other PRC laws and regulations. For encouraged industries, a wholly foreign-owned enterprise is generally permitted, while for restricted industries, such as value-added telecommunications service industry, there are some limitations to the ownership and/or corporate structure of the foreign invested companies that operate in such industries. Industries in the prohibited category are not open to foreign investors.

        On September 25, 2000, the Telecommunications Regulations of the People's Republic of China, or the Telecom Regulations, were issued by the PRC State Council as the primary governing law on telecommunication services. The Telecom Regulations set out the general framework for the provision of telecommunication services by PRC companies. Under the Telecom Regulations, it is a requirement that telecommunications service providers procure operating licenses prior to their commencement of operations. The Telecom Regulations draw a distinction between "basic telecommunications services" and "value-added telecommunications services." A "Catalog of Telecommunications Business" was issued as an attachment to the Telecom Regulations to categorize telecommunications services as basic or value-added. In February 2003, the Catalog was updated and the information services such as content service, entertainment and online games services are classified as value-added telecommunications services.

        On March 1, 2009, the MIIT issued the Administrative Measures for Telecommunications Business Operating Permit, or the Telecom Permit Measures, which took effect on April 10, 2009. The Telecom Permit Measures confirm that there are two types of telecom operating licenses for operators in China, namely, licenses for basic telecommunications services and licenses for value-added telecommunications services. The operation scope of the license will detail the permitted activities of the enterprise to which it was granted. An approved telecommunication services operator shall conduct its business in accordance with the specifications recorded on its value-added telecommunications services operating license, or VATS License. In addition, a VATS License's holder is required to obtain approval from the original permit-issuing authority prior to any change to its shareholders.

        On September 25, 2000, the State Council promulgated the Administrative Measures on Internet Information Services, or the Internet Measures, which was amended in January 2011. Under the Internet Measures, commercial internet information services operators shall obtain a value-added telecommunications license for internet information services, or ICP License, from the relevant government authorities before engaging in any commercial internet information services operations within the PRC. The ICP License has a term of five years and shall be renewed within 90 days before expiration.

        Our consolidated affiliated entity, Vipshop Information, has obtained an ICP License issued by Guangdong Province Administration of Telecommunication since September 24, 2008, which was updated on August 9, 2012 and is scheduled to expire on September 24, 2013. Mr. Jacky Xu transferred his equity interests in Vipshop Information to Mr. Eric Ya Shen recently and Vipshop Information is in process of applying for approval from its original permit-issuing authority for such change.

Foreign Investment in Value-Added Telecommunication Services

        Pursuant to the Provisions on Administration of Foreign Invested Telecommunications Enterprises, or the FITE Provisions, promulgated by the State Council on December 11, 2001 and amended on September 10, 2008, the ultimate foreign equity ownership in a value-added telecommunications services provider may not exceed 50%. Moreover, for a foreign investor to acquire any equity interest in a value-added telecommunication business in China, it must satisfy a number of stringent performance and operational experience requirements, including demonstrating good track records and experience in operating value-added telecommunication business overseas. Foreign investors that meet these requirements must obtain approvals from the MIIT and the Ministry of Commerce or their authorized local counterparts, which retain considerable discretion in granting approvals. Pursuant to publicly available information, the PRC government has issued telecommunications business operating licenses to only a limited number of foreign invested companies, all of which are Sino-foreign joint ventures engaging in the value-added telecommunication business.

        The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, or the MIIT Circular, issued by the MIIT in July 2006, reiterated the regulations on foreign investment in telecommunications businesses, which require foreign investors to set up foreign-invested enterprises and obtain a business operating license for internet content provision to conduct any value-added telecommunications business in China. Under the MIIT Circular, a domestic company that holds an ICP License is prohibited from leasing, transferring or selling the license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors that conduct value-added telecommunications business illegally in China. Furthermore, the relevant trademarks and domain names that are used in the value-added telecommunications business must be owned by the local internet content provision license holder or its shareholder. The MIIT Circular further requires each internet content provision license holder to have the necessary facilities for its approved business operations and to maintain such facilities in the regions covered by its license. In addition, all value-added telecommunications service providers are required to maintain network and information security in accordance with the standards set forth under relevant PRC regulations.

        To comply with the PRC regulations noted above, we operate our website and value-added telecommunications services through our consolidated affiliated entity, which is currently owned by Mr. Eric Ya Shen, Mr. Arthur Xiaobo Hong, Mr. Bin Wu and Mr. Xing Peng. Our consolidated affiliated entity holds an ICP license and all other licenses necessary to conduct online sales in China.

It also has been registered and holds all significant domain names and has been registered as the owner or is applying to be the owner of all trademarks used in our value-added telecommunications businesses. To conduct our business in China, our wholly owned subsidiary, Vipshop China, has entered into a series of contractual arrangements with our consolidated affiliated entity, Vipshop Information, and its shareholders. For a detailed discussion of our contractual arrangements, please refer to "Our Corporate History and Structure."

Regulations on Internet Privacy

        The PRC Constitution states that PRC law protects the freedom and privacy of communications of citizens and prohibits infringement of these rights. In recent years, PRC government authorities have enacted legislation on internet use to protect personal information from any unauthorized disclosure. The Internet Measures prohibit an ICP operator from humiliating or defaming a third party or infringing the lawful rights and interests of a third party. Pursuant to the BBS Measures, ICP operators that provide electronic messaging services must keep users' personal information confidential and must not disclose such personal information to any third party without the users' consent or unless it is required by law. The regulations further authorize the relevant telecommunications authorities to order ICP operators to rectify unauthorized disclosure. ICP operators are subject to legal liability if the unauthorized disclosure results in damages or losses to users. Furthermore, The Decision on Strengthening Network Information Protection, or the Network Information Protection Decision, promulgated by the Standing Committee of the National People's Congress of the PRC in December 2012 provides that electronic information that is able to identify identities of citizens or is concerned with personal privacy of citizens is protected by law and shall not be unlawfully obtained or provided. ICP operators collecting or using personal electronic information of citizens shall specify purposes, manners and scopes of information collection and use, obtain consent of citizens concerned, and strictly keep confidential personal information collected. ICP operators are prohibited from disclosing, tampering with, damaging, selling or illegally providing others with personal information collected. Technical and other measures are required to be taken by ICP operators to prevent personal information collected from unauthorized disclosure, damage or being lost. ICP operators are subject to legal liability, including warnings, fines, confiscation of illegal gains, revocation of licenses or filings, closing of websites concerned, public security administration punishment, criminal liabilities, or civil liabilities, if they violate relevant provisions on internet privacy. The PRC government, however, has the power and authority to order ICP operators to turn over personal information if an internet user posts any prohibited content or engages in illegal activities on the internet.

Regulations Relating to Foreign Invested Enterprises Engaging in Distribution Business

        We are subject to regulations relating to foreign invested enterprises engaging in the distribution business. In April 2004, the Ministry of Commerce issued the Administrative Measures on Foreign Investment in Commercial Fields, or the Commercial Fields Measures. Pursuant to the Commercial Fields Measures, foreign investors are permitted to engage in the distribution services by setting up commercial enterprises in accordance with the procedures and guidelines provided in the Commercial Fields Measures. To further simplify the approval procedures for foreign investment in the distribution sector, the Ministry of Commerce issued the Notice on Delegating Examination and Approval Authorities for Foreign Invested Commercial Enterprises in September 2008, delegating the power to the provincial branches of the Ministry of Commerce except for certain specified items. In July 2009, the competent authorities in Guangdong further delegated the power of examination and approval of foreign invested commercial enterprises in Guangdong for certain items to municipal branches of the Ministry of Commerce in Guangdong Province. In September 2012, the State Council promulgated the Decision of the State Council on the Sixth Batch of Cancelled and Amended Administrative Examination and Approval Items, according to which the power of examination and approval of foreign invested commercial enterprises engaged in certain items, including online sales, has been assigned from the Ministry of Commerce to the provincial branches of the Ministry of Commerce. Vipshop China has been approved to engage in wholesale business.

Regulations Relating to Distribution of Books and Audio-Video Products

        We are also subject to regulations relating to the distribution of books and audio-video products. Under the Administrative Measures for the Publication Market which were promulgated by the General Administration of Press and Publication and became effective in September 2003, as amended in June 2004 and March 2011, respectively, any entity or individual engaging in the distribution of publications, including books, newspapers, magazines and audio-video products, must obtain an approval from the competent press and publication administrative authority and receive the Publication Operation Permit. Our consolidated affiliated entity has obtained a Publication Operation Permit for the retail sale of the publications.

        Furthermore, according to the Notice on Promoting the Healthy Development of Online Distribution of Publications recently issued by the General Administration of Press and Publication on December 7, 2010, any entities engaging in online publications distribution in China shall apply for the Publications Operation Permit with an "online distribution" notation. However, the Provisions on the Administration of Publication Market jointly promulgated by the General Administration of Press and Publication and the Ministry of Commerce in 2011, provides that an entity that maintains a valid Publication Operation Permit for the retail sale of publications is only required to file notice with a competent press and publication administrative authority within 15 days from starting online publications distribution business. Currently, the competent press and publication administrative authority in Guangzhou only requires online publication distributors, who have the Publication Operation Permit for the retail sale of publications, to complete the notice filing procedure and does not mandate the "online distribution" notation on the Publication Operation Permit in practice. Our consolidated affiliated entity has completed the notice filing with the competent authority in Guangzhou.

Regulations on E-commerce

        China's e-commerce industry is at an early stage of development and there are few PRC laws or regulations specifically regulating the e-commerce industry. In May 31, 2010, the SAIC adopted the Interim Measures for the Administration of Online Commodities Trading and Relevant Services, or the Online Commodities Measures, which took effective on July 1, 2010. Under the Online Commodities Measures, enterprises or other operators which engage in online commodities trading and other services and have been registered with the SAIC or its local branches must make available to the public the information stated in their business licenses or the link to their business licenses online on their websites. The online distributors must adopt measures to ensure safe online transactions, protect online shoppers' rights and prevent the sale of counterfeit goods. The information on trading of commodities released by online distributors shall be authentic, accurate, complete and sufficient.

Regulations on Sales of Food

        Sales of food in China must comply with laws and regulations regarding food hygiene and safety. Under the Food Safety Law of the PRC, which took effect from June 1, 2009, the sale of food or beverages must be licensed in advance. Furthermore, under the Measures on the Administration of Food Circulation Permits, or the Food Circulation Measures, issued by the SAIC on July 30, 2009, an enterprise needs to obtain a food distribution permit from a local branch of the SAIC to engage in the food circulation business. The food distribution permit has a term of three years. The current food distribution permits held by our consolidated affiliated entity and Vipshop China were issued on July 26, 2011 and August 6, 2012, respectively.

Regulations on Software Products

        On October 27, 2000, the MIIT issued the Administrative Measures on Software Products, or the Software Measures, to strengthen the regulation of software products and to encourage the development of the PRC software industry. On March 1, 2009, the MIIT amended Software Measures, which became effective on April 10, 2009. The Software Measures provide a registration and filing system with respect to software products made in or imported into China. These software products may be registered with the competent local authorities in charge of software industry administration. Registered software products may enjoy preferential treatment status granted by relevant software industry regulations. Software products can be registered for five years, and the registration is renewable upon expiration.

        In order to further implement the Computer Software Protection Regulations promulgated by the State Council on December 20, 2001, the State Copyright Bureau issued the Computer Software Copyright Registration Procedures on February 20, 2002, which apply to software copyright registration, license contract registration and transfer contract registration. As of December 31, 2012, we had registered 17 software programs in China.

Regulations on Trademarks

        Trademarks are protected by the PRC Trademark Law which was adopted in 1982 and subsequently amended in 1993 and 2001 as well as the Implementation Regulation of the PRC Trademark Law adopted by the State Council in 2002 and subsequently amended in 2013. The Trademark Office under the SAIC handles trademark registrations and grants a term of ten years to registered trademarks which may be renewed for consecutive ten-year periods upon request by the trademark owner. Trademark license agreements must be filed with the Trademark Office for record. The PRC Trademark Law has adopted a "first-to-file" principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a "sufficient degree of reputation" through such party's use. We have registered 12 trademarks in China as of December 31, 2012.

        Under PRC law, any of the following acts will be deemed as an infringement to the exclusive right to use a registered trademark: (1) use of a trademark that is the same as or similar to a registered Trademark for identical or similar goods without the permission of the trademark registrant; (2) sale of any goods that have infringed the exclusive right to use any registered trademark; (3) counterfeit or unauthorized production of the label of another's registered Trademark, or sale of any such label that is counterfeited or produced without authorization; (4) change of any trademark of a registrant without the registrant's consent, and selling goods bearing such replaced Trademark on the market; or (5) other acts that have caused any other damage to another's exclusive right to use a registered trademark.

        According to the PRC Trademark Law, in the event of any of the foregoing acts, the infringing party will be ordered to stop the infringement immediately and may be imposed a fine; the counterfeit goods will be confiscated. The infringing party may also be held liable for the right holder's damages, which will be equal to gains obtained by the infringing party or the losses suffered by the right holder as a result of the infringement, including reasonable expenses incurred by the right holder for stopping the infringement. If both gains and losses are difficult to determine, the court may render a judgment awarding damages no more than RMB500,000. Notwithstanding the above, if a distributor does not know that the goods it sells infringe another's registered trademark, it will not be liable for infringement provided that the seller shall prove that the goods are lawfully obtained and identify its supplier. We source our products from both domestic and international suppliers. Although we have adopted measures in the course of sourcing such products to ensure their authenticity and to minimize potential liability of infringing third parties' rights, we can provide no assurance that such measures are effective. In the event that counterfeit products or products that otherwise infringe third parties' rights are sold on our website, we could face infringement claims and might not be able to prove we should be exempted from liabilities. See "Risk Factors—Risks Relating to our Business and Industry—We may incur liability for counterfeit products sold at our website."

Regulations on Foreign Currency Exchange

        The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, or the Foreign Exchange Regulations, as amended on August 5, 2008. Under the Foreign Exchange Regulations, Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless the prior approval of the SAFE is obtained and prior registration with the SAFE is made. Though there are restrictions on the convertibility of Renminbi for capital account transactions, which principally include investments and loans, we generally follow the regulations and apply to obtain the approval of the SAFE and other relevant PRC governmental authorities. However, we may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to receive such registrations or approvals, our ability to provide loans or capital contributions to our PRC subsidiaries and our PRC affiliated entity may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

        On August 29, 2008, the SAFE promulgated the Notice on Perfecting Practices concerning Foreign Exchange Settlement regarding the Capital Contribution by Foreign Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. The SAFE Circular 142 requires that the registered capital of a foreign invested enterprise settled in Renminbi converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, the SAFE strengthened its oversight of the flow and use of the registered capital of a foreign invested enterprise settled in Renminbi converted from foreign currencies. The use of such Renminbi capital may not be changed without the SAFE's approval, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. Furthermore, the SAFE promulgated a circular on November 9, 2010, or SAFE Circular 59, which tightens the regulation over settlement of net proceeds from overseas offerings like this offering and requires that the settlement of net proceeds must be consistent with the description in the prospectus for the offering. The SAFE also promulgated SAFE Circular 45 in November 2011, which, among other things, restrict a foreign-invested enterprise from using Renminbi funds converted from its registered capital to provide entrusted loans or repay loans between non-financial enterprises. Violations of these circulars could result in severe monetary or other penalties. SAFE Circular 142, SAFE Circular 59 and SAFE Circular 45 may limit our ability to transfer the net proceeds from this offering to Vipshop China and convert the net proceeds into Renminbi, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Regulations on Dividend Distribution

        Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from Vipshop China, which is a wholly foreign owned enterprise incorporated in the PRC, to fund any cash and financing requirements we may have. The principal regulations governing distribution of dividends of foreign invested enterprises include the Foreign Invested Enterprise Law, as amended on October 31, 2000, and the Implementation Rules of the Foreign Invested Enterprise Law, as amended on April 12, 2001.

        Under these laws and regulations, wholly foreign owned enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign owned enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. Wholly foreign owned companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

Regulations on Offshore Financing

        On October 21, 2005, the SAFE issued Circular 75, which became effective as of November 1, 2005. Under Circular 75, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company.

        Moreover, Circular 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant registration procedures with the local SAFE branch by March 31, 2006. Under the relevant rules, failure to comply with the registration procedures set forth in Circular 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the increase of its registered capital, the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liabilities for such PRC subsidiary under PRC laws for evasion of applicable foreign exchange restrictions and individuals managing such PRC subsidiary who are held directly liable for any violation may be subject to criminal sanctions.

        In May 2007, the SAFE issued a series of guidance to its local branches with respect to the operational process for SAFE registration, including without limitation the Notice of SAFE on Printing and Distributing the Implementing Rules for the Administration of Foreign Exchange in Fund-Raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Circular No. 19, which came into effect as of July 1, 2011. The guidance standardized more specific and stringent supervision on the registration required by the Circular 75. For example, the guidance imposes obligations on onshore subsidiaries of an offshore entity to make true and accurate statements to the local SAFE authorities in case there is any shareholder or beneficial owner of the offshore entity who is a PRC citizen or resident. Untrue statements by the onshore subsidiaries will lead to potential liability for the subsidiaries, and in some instances, for their legal representatives and other liable individuals.

        All of our shareholders that we are aware of being subject to the SAFE regulations have completed all necessary registrations and amendments with the local SAFE branch as required by Circular 75. They are also required to amend their registrations after the completion of this offering. Please see "Risk Factors—Risks Relating to Our Corporate Structure and Restrictions on Our

Industry—PRC regulations relating to the establishment of offshore holding companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us."

Regulations on Stock Incentive Plans

        In December 2006, the People's Bank of China, or the PBOC promulgated the Administrative Measures of Foreign Exchange Matters for Individuals. In January 2007, the SAFE issued implementing rules for the Administrative Measures of Foreign Exchange Matters for Individuals, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen's participation in employee share ownership plans or share option plans of an overseas publicly-listed company.

        Pursuant to the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, or the Stock Option Rules, which was promulgated by the SAFE in February 2012 and replaced the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plans or Stock Option Plans of Overseas Publicly-Listed Companies issued by the SAFE in March 2007, PRC residents who are granted shares or stock options by companies listed on overseas stock exchanges based on the stock incentive plans are required to register with the SAFE or its local branches. Pursuant to the Stock Option Rules, PRC residents participating in the stock incentive plans of overseas listed companies shall retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly-listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plans on behalf of these participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, purchase and sale of corresponding stocks or interests, and fund transfer. In addition, the PRC agents are required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agents or the overseas entrusted institution or other material changes. The PRC agents shall, on behalf of the PRC residents who have the right to exercise the employee share options, apply to the SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents' exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents. In addition, the PRC agents shall file each quarter the form for record-filing of information of the Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies with the SAFE or its local branches.

        In March 2011 and March 2012, our board of directors and shareholders adopted the 2011 Stock Incentive Plan and the 2012 Share Incentive Plan, respectively, pursuant to which we may issue stock options to our qualified employees and directors and consultants on a regular basis. After our initial public offering in March 2012, we advised our employees and directors participating in our stock incentive plans to handle foreign exchange matters in accordance with the Stock Option Rules. We will assist our PRC option grantees to complete the required registrations and procedures. However, we cannot assure you that our PRC individual beneficiary owners and the stock options holders can successfully register with the SAFE or in full compliance with the Stock Option Rules. See "Risk Factors—Risks Relating to Doing Business in China—Failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions."

        Further, a notice concerning the individual income tax on earnings from employee share options jointly issued by Ministry of Finance, or the MOF, and the State Administration of Taxation, or the SAT, and its implementing rules, provide that domestic companies that implement employee share option programs shall (a) file the employee share option plans and other relevant documents to the local tax authorities having jurisdiction over them before implementing such employee share option plans; (b) file share option exercise notices and other relevant documents with the local tax authorities having jurisdiction over them before exercise by the employees of the share options, and clarify whether the shares issuable under the employee share options mentioned in the notice are the shares of publicly listed companies; and (c) withhold taxes from the PRC employees in connection with the PRC individual income tax. To comply with the requirement, we are in the process of filing our share incentive plans with the relevant local tax bureau.

Regulation on Overseas Listing

        On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, or SASAC, the SAT, the SAIC, CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rules purport, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange.

        While the application of this new regulation remains unclear, we believe, based on the advice of our PRC counsel, Han Kun Law Offices, that CSRC's approval is not required in the context of this offering because (a) CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation and (b) we established our PRC subsidiaries by means of direct investment other than by merger or acquisition of PRC domestic companies and no explicit provision in the M&A Rules classifies the contractual arrangements between Vipshop China, our consolidated affiliated entity and their shareholders as a type of acquisition transaction falling under the M&A Rules. See "Risk Factors—Risks Relating to Doing Business in China—The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval."

PRC Enterprise Income Tax Law and Individual Income Tax Law

        On March 16, 2007, the National People's Congress, the PRC legislature, enacted the PRC Enterprise Income Tax Law, or the EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. PRC resident enterprises typically pay an enterprise income tax at the rate of 25%. An enterprise established outside of the PRC with its "de facto management bodies" located within the PRC is considered a "resident enterprise," meaning that it can be treated in a manner similar to a PRC domestic enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management body as a managing body that in practice exercises "substantial and overall management and control over the production and operations, personnel, accounting, and properties" of the enterprise.

        The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled offshore incorporated enterprise is located in China, which include all of the following conditions: (a) the location where senior management members responsible for an enterprise's daily operations discharge their duties; (b) the location where financial and human resource decisions are made or approved by organizations or persons; (c) the location where the major assets and corporate documents are kept; and (d) the location where more than half (inclusive) of all directors with voting rights or senior management have their habitual residence. In addition, the SAT issued a bulletin on July 27, 2011, effective September 1, 2011, providing more guidance on the implementation of Circular 82. This bulletin clarifies matters including resident status determination, post-determination administration and competent tax authorities. Although both Circular 82 and the bulletin only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in Circular 82 and the bulletin may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups or by PRC or foreign individuals.

        Due to the short history of the EIT Law and lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company controlled by individuals like us. We do not believe Vipshop Holdings or Vipshop HK meet all the criteria provided by the implementing rules. As holding companies incorporated outside China, neither Vipshop Holdings nor Vipshop HK is controlled by a PRC enterprise or PRC enterprise groups. Their key assets and records, including the resolutions of their respective boards of directors and the resolutions of their respective shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a similar corporate structure as ours ever having been deemed a PRC "resident enterprise" by the PRC tax authorities. Therefore, we do not believe Vipshop Holdings or Vipshop HK is a PRC "resident enterprise." If, however, the PRC tax authorities determine that Vipshop Holdings or Vipshop HK is a "resident enterprise" for PRC enterprise income tax purposes, we would be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. We are actively monitoring the possibility of "resident enterprise" treatment for the applicable tax years and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

        The EIT Law and the implementation rules provide that an income tax rate of 10% will normally be applicable to dividends payable to investors that are "non-resident enterprises," and gains derived by such investors, which (a) do not have an establishment or place of business in the PRC or (b) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business to the extent such dividends and gains are derived from sources within the PRC. The State Council of the PRC or a tax treaty between the PRC and the jurisdictions in which the non-PRC investors reside may reduce such income tax. Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, or Circular 81, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Circular on How to Interpret and Recognize the "Beneficial Owner" in Tax Treaties, or Circular 601, issued on October 27, 2009 by the SAT, conduit companies, which are established for the purpose of evading or reducing tax, or transferring or accumulating profits, shall not be recognized as beneficial owners and thus are not entitled to the above-mentioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement. Vipshop HK has not obtained the approval for a withholding tax rate of 5% from the competent tax authority and does not plan to obtain such approval in the near future because Vipshop China paid nil dividends since its establishment and does not plan to pay dividends in the near future. If we are considered a PRC resident enterprise and the competent PRC tax authorities consider dividends we pay with respect to our ADSs or ordinary shares and the gains realized from the transfer of our ADSs or ordinary shares income derived from sources within the PRC, such dividends and gains earned by our non-resident enterprise investors may be subject to PRC enterprise income tax at a rate of 10% (or other applicable preferential tax rate if any such non-resident enterprises' jurisdiction has a tax treaty with China that provides for a preferential tax rate or a tax exemption).

        Moreover, if we are considered a PRC resident enterprise and the competent PRC tax authorities consider dividends we pay with respect to our ADSs or ordinary shares and the gains realized from the transfer of our ADSs or ordinary shares income derived from sources within the PRC, such dividends and gains earned by non-resident individuals may be subject to PRC individual income tax at a rate of 20% (or other applicable preferential tax rate if any such non-resident individuals' jurisdiction has a tax treaty with China that provides for a preferential tax rate or a tax exemption).

        In January 2009, the SAT promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, or the Non-resident Enterprises Measures, pursuant to which, the entities which have the direct obligation to make certain payments to a non-resident enterprise shall be the relevant tax withholders for such non-resident enterprise. Further, the Non-resident Enterprises Measures provides that in case of an equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file tax declaration with the PRC tax authority located at the place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise. On April 30, 2009, the MOF and the SAT jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59. On December 10, 2009, the SAT issued the Notice on Strengthening the Management of the Enterprise Income Tax Collection of Proceeds from Equity Transfers by Non-resident Enterprises, or Circular 698. Both Circular 59 and Circular 698 became effective retroactively as of January 1, 2008. By promulgating and implementing these two circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise. Under Circular 698, where a non-resident enterprise transfers the equity interests of a PRC "resident enterprise" indirectly by disposition of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in certain low tax jurisdictions, the non-resident enterprise, being the transferor, shall report to the competent tax authority of the PRC "resident enterprise" this Indirect Transfer. The PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC tax at a rate of up to 10%. Although it appears that Circular 698 was not intended to apply to purchase and sale of shares of publicly traded companies in the open market, the PRC tax authorities may determine that Circular 698 is applicable to our non-resident shareholders who acquired our shares outside of the open market and subsequently sell our shares in our private financing transactions or in the open market, including in this offering, if any of such transactions were determined by the tax authorities to lack reasonable commercial purpose, and we and our non-resident shareholders may be at risk of being required to file a return and being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698.

Employment Laws

        We are subject to laws and regulations governing our relationship with our employees, including wage and hour requirements, working and safety conditions, and social insurance, housing funds and other welfare. The compliance with these laws and regulations may require substantial resources.

        China's National Labor Law, which became effective on January 1, 1995, and China's National Labor Contract Law, which became effective on January 1, 2008 and was amended on December 28, 2012, permit workers in both state-owned and private enterprises in China to bargain collectively. The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work. The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract. The National Labor Contract Law has enhanced rights for the nation's workers, including permitting open-ended labor contracts and severance payments. The legislation requires employers to provide written contracts to their workers, restricts the use of temporary labor and makes it harder for employers to lay off employees. It also requires that employees with fixed-term contracts be entitled to an indefinite-term contract after a fixed-term contract is renewed twice or the employee has worked for the employer for a consecutive ten-year period.

        On October 28, 2010, the National People's Congress of China promulgated the PRC Social Insurance Law, which became effective on July 1, 2011. In accordance with the PRC Social Insurance Law and other relevant laws and regulations, China establishes a social insurance system including basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance and maternity insurance. An employer shall pay the social insurance for its employees in accordance with the rates provided under relevant regulations and shall withhold the social insurance that should be assumed by the employees. The authorities in charge of social insurance may request an employer's compliance and impose sanctions if such employer fails to pay and withhold social insurance in a timely manner. Under the Regulations on the Administration of Housing Fund effective in 1999, as amended in 2002, PRC companies must register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. Both PRC companies and their employees are required to contribute to the housing funds.

        Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations. We have not made adequate employee benefit payments as required under applicable PRC labor laws. Accrual for the underpaid amounts as recorded amounted to US$0.5 million, US$1.6 million and US$2.2 million as of December 31, 2010, 2011 and 2012, respectively. We believe it is not probable for us to be exposed to any PRC governmental penalties in relation to the under-paid amount of our employee benefits. However, our failure in making contributions to various employee benefit plans and complying with applicable PRC labor-related laws may still subject us to late payment penalties. See "Risk Factors—Risks Relating to Doing Business in China—Our failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties."

 MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Eric Ya Shen	41	Chairman of the Board of Directors, Chief Executive Officer
Arthur Xiaobo Hong	40	Vice Chairman of the Board of Directors, Chief Operating Officer
Bin Wu	39	Director
Jacky Xu	40	Director
Xing Peng	43	Director
Frank Lin	48	Director
Xing Liu	42	Director
Nanyan Zheng	44	Independent Director
Kathleen Chien	43	Independent Director
Donghao Yang	41	Chief Financial Officer
Daniel Kao	47	Chief Technology Officer
Alex Jing Jiang	43	Senior Vice President
Maggie Mei Chuan Hung	45	Senior Vice President
Yizhi Tang	39	Senior Vice President
Xianfeng Cai	43	Vice President, General Manager of Shanghai Branch
Xiaohui Ma	40	Vice President

        Mr. Eric Ya Shen is our co-founder and has served as the chairman of our board of directors and chief executive officer since our inception in August 2008. He has over 18 years of experience in the distribution of consumer electronic products in domestic and overseas markets. Since 2001, Mr. Shen has served as the chairman of the board of directors of Guangzhou NEM Import and Export Co., Ltd., a company primarily engaging in the sales of consumer electronic and telecommunication products. Mr. Shen received an EMBA degree from Cheung Kong Graduate School of Business in 2010 and an associate degree in telecommunication from Shanghai Railway College in 1990.

        Mr. Arthur Xiaobo Hong is our co-founder and has served as the vice chairman of our board of directors since our inception in August 2008. Mr. Hong has served as our chief operating officer since August 2012. Mr. Hong has over 12 years of experience in the distribution of consumer electronic products in overseas markets. Mr. Hong has served as chairman of the board of directors of Société Europe Pacifique Distribution, a French company engaging in the distribution of consumer electronic products, since 1998. Mr. Hong graduated from Cheung Kong Graduate School of Business in 2010.

        Mr. Bin Wu is an angel investor of our company and has served as our director since our inception in August 2008. Mr. Wu is the director of several privately held companies in China. Mr. Wu received an EMBA degree from Cheung Kong Graduate School of Business in 2006 and a master's and bachelor's degree in physics from Lanzhou University in 1998 and 1996, respectively.

        Mr. Jacky Xu is an angel investor of our company and has served as our director since our inception in August 2008. Mr. Xu is the director of several privately held companies in China. Mr. Xu graduated from Cheung Kong Graduate School of Business in 2009.

        Mr. Xing Peng is an angel investor of our company and has served as our director since our inception in August 2008. Mr. Peng is the director of several privately held companies in China. Mr. Peng graduated from Cheung Kong Graduate School of Business in 2008.

        Mr. Frank Lin has served as our director since January 2011. Mr. Lin was elected to our board of directors by DCM Entities under the provisions of our amended and restated shareholders' agreement. Mr. Lin is a general partner of DCM, a technology venture capital firm. Prior to joining DCM in 2006, Mr. Lin was chief operating officer of SINA Corporation (NASDAQ: SINA). He co-founded SINA's predecessor, SinaNet, in 1995 and later guided SINA through its listing on NASDAQ. Prior to founding SinaNet, Mr. Lin was a consultant at Ernst & Young Management Consulting Group. Mr. Lin had also held various marketing, engineering and managerial positions at Octel Communication Inc. and NYNEX. Mr. Lin currently serves on the board of directors of numerous DCM portfolio companies. Mr. Lin received an MBA degree from Stanford University and a bachelor's degree in engineering from Dartmouth College.

        Mr. Xing Liu has served as our director since January 2011. Mr. Liu was elected to our board of directors by Sequoia Entities under the provisions of our amended and restated shareholders' agreement. Mr. Liu is a managing director of Sequoia Capital China. Prior to joining Sequoia Capital China in 2007, Mr. Liu had over nine years of work experience in investment banking, technology and product development and consulting at Merrill Lynch, Xerox and GlobalSight, respectively. Mr. Liu currently serves on the board of directors of numerous Sequoia Capital China portfolio companies. Mr. Liu received a master's degree in computer engineering from Syracuse University, an MBA degree from The Wharton School of the University of Pennsylvania and a bachelor's degree in management information systems from Fudan University.

        Mr. Nanyan Zheng has served as our independent director since March 2012. Mr. Zheng is currently the chief executive officer of 7 Days Groups Holdings Ltd., a leading national economy hotel chain based in China and listed on the NYSE. Mr. Zheng co-founded 7 Days Groups Holdings Ltd. and has been serving as its chief executive officer since October 2004. From 2000 to October 2004, Mr. Zheng worked for Ctrip.com International Ltd., a NASDAQ-listed company and a leading travel service provider in China, and served as vice president and general manager of southern China, and later as vice president of marketing in charge of national marketing. During 2001, Mr. Zheng also worked for the computer center of the Economic and Trade Commission of Guangdong Province. Mr. Zheng received a bachelor's degree from Sun Yat-Sen University in China.

        Ms. Kathleen Chien has served as our independent director since March 2012. Ms. Chien is currently the chief operating officer and acting chief financial officer of 51job, Inc., a NASDAQ-listed provider of integrated human resource services in China, and an independent director of ChinaCache International Holdings Ltd., a NASDAQ-listed provider of content and application delivery network services in China. Ms. Chien joined 51job, Inc. in 1999 and served as its chief financial officer from 2004 to March 2009. Prior to joining 51job, Inc., Ms. Chien worked in the financial services and management consulting industries, including three years with Bain & Company in Hong Kong and two years with Capital Securities Corp. in Taiwan. During her tenure at Bain & Company, Ms. Chien was a consultant to a number of companies on strategic and marketing issues, including entry into the Chinese market and achieving cost and operating efficiencies. While at Capital Securities Corp., Ms. Chien completed a number of equity and equity-linked transactions, enabling Taiwanese companies to raise significant capital from the international capital markets. Ms. Chien received her bachelor's degree in economics from the Massachusetts Institute of Technology and an MBA degree from the Walter A. Haas School of Business at University of California, Berkeley.

        Mr. Donghao Yang has served as our chief financial officer since August 2011. Mr. Yang has held senior executive and managerial positions in various public and private companies, including serving as the chief finance officer of Synutra International Inc. (NASDAQ: SYUT) from May 2010 to August 2011, as the chief financial officer of Greater China of Tyson Foods, Inc. (NYSE: TSN) from March 2007 to April 2010, as a finance director of Asia Pacific of Valmont Industries, Inc. (NYSE: VMI) from October 2003 to March 2007, and as a director of China Minmetals Brazil Holding Limited from

January 1999 to April 2001. Mr. Yang received an MBA degree from Harvard Business School in 2003 and a bachelor's degree in international economics from Nankai University in 1993.

        Mr. Daniel Kao has served as our chief technology officer since June 2012. He has over 16 years of experience with leading e-commerce and internet companies in the U.S. and China. Before joining our company, Mr. Kao was the director of site operation and quality engineering at eBay Inc. (NASDAQ: EBAY) from October 2010 to March 2012. During his tenure at eBay, Mr. Kao focused on customer service enhancements as well as online branding and organization growth strategies. Prior to that, he was the enterprise architect at AccelOps, a provider of integrated data center and cloud service monitoring software solutions to enterprises and service providers, from October 2007 to July 2008. In 2007, Mr. Kao co-founded and served as the chief technology officer of AdChina Ltd., a leading integrated internet advertising platform in China, from March 2007 to October 2007. Mr. Kao received a bachelor's degree in computer science from Iowa State University in 1995.

        Mr. Alex Jing Jiang has served as our senior vice president since November 2012. Before that, Mr. Jiang served as our vice president from August 2012 to November 2012 and our chief operating officer from February 2011 to August 2012. Mr. Jiang has over 20 years of experience in China's retail sector, including over five years of experience in e-commerce in China. Before joining our company, Mr. Jiang founded and served as a director of E-elephant Consulting Company Limited, a company focusing on consulting services in e-commerce and chain retail sectors in China, from 2008 to 2010. Mr. Jiang served as a vice president of Dangdang.com from 2006 to 2007, responsible for the management of finance, human resource, administration and logistics. He served as a senior director of China Resources Vanguard Co. Ltd. from 2003 to 2006 and a manager of Carrefour from 1997 to 2003. Mr. Jiang received his bachelor's degree in accounting from Chongqing Business School in 1991.

        Ms. Maggie Mei Chuan Hung has served as our senior vice president since November 2012. Before that, Ms. Hung served as out vice president from October 2009 to November 2012. She has over 20 years of experience in merchandise retail. Prior to joining us, Ms. Hung served as a vice president of Grand Pacific Mall from 2003 to 2009. Ms. Hung worked as the general manager of Grand Ocean Department Store in Nanjing from 2002 to 2003, as the department manager of Pacific Sogo Department Store in Taipei from 1998 to 2002, and as the manager of Chongqing Pacific Department Store from 1997 to 1998. Ms. Hung received her bachelor's degree from Ling Tung University in 1991.

        Mr. Yizhi Tang has served as our senior vice president since November 2012. Before that, Mr. Tang served as our vice president from September 2010 to November 2012. Mr. Tang has over 10 years of experience in the logistics industry. Prior to joining us, Mr. Tang served as an operating director of Best Logistics Technology Co., Ltd. from 2009 to 2010. From 2008 to 2009, Mr. Tang served as the head of logistics department of Tesco, responsible for the logistics in the northern China area. From 2006 to 2008, Mr. Tang worked as the senior director of the logistics department of Dangdang.com. Mr. Tang received a master's degree from Sun Yat-Sen University in 2003 and a bachelor's degree from Nanjing University of Aeronautics and Astronautics in 1997.

        Mr. Xianfeng Cai has served as our vice president since November 2012 and the general manager of our Shanghai branch since January 2011. Prior to joining us, Mr. Cai had served for over 18 years in various roles at IGA Distribution Pty. Ltd., a licensed grocery supermarkets chain in Melbourne, Australia. His last role was general manager responsible for IGA Distribution Pty. Ltd.'s daily business operations. Mr. Cai received a bachelor's degree in commerce from University of Melbourne in 1992.

        Mr. Xiaohui Ma has served as our vice president since November 2012. Mr. Ma joined us in August 2011 as a senior director of marketing. Prior to joining us, Mr. Ma was vice president for marketing at Xiu.com, a fashion shopping business-to-consumer website in China, from September 2008 to July 2011. Previously, Mr. Ma worked at several prominent media and news agencies in China, including serving as planner of China Central Television (CCTV), China's state television broadcaster, from October 2001 to November 2003, and as editor-in-chief of SINA Corporation (NASDAQ:SINA), a Chinese leading online media company, from November 2003 to March 2006. Mr. Ma graduated from Communication University of China in 2000.

Board of Directors

        Our board of directors consists of nine directors. A director is not required to hold any shares in our company by way of qualification. A director may vote with respect to any contract or transaction in which he or she is materially interested provided the nature of the interest is disclosed prior to its consideration. Subject to our amended and restated memorandum and articles of association, the directors may exercise all the powers of our company to borrow money, mortgage their undertaking, property and uncalled capital and issue debentures or other securities whether outright or as security for any debt, liability or obligation of our company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

        We have three committees under the board of directors, namely the audit committee, the compensation committee and the nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee's members and functions are described below.

        Audit Committee.    Our audit committee consists of Ms. Kathleen Chien, Mr. Nanyan Zheng and Mr. Frank Lin. Ms. Kathleen Chien and Mr. Nanyan Zheng satisfy the "independence" requirements under Section 303A of the Corporate Governance Rules of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Ms. Kathleen Chien is the chair of our audit committee. We have determined that Ms. Kathleen Chien qualifies as an "audit committee financial expert." The purpose of the audit committee is to assist our board of directors with its oversight responsibilities regarding: (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent auditor's qualifications and independence and (d) the performance of our internal audit function and independent auditor. The audit committee will be responsible for, among other things:

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  appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

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  reviewing with the independent auditors any audit problems or difficulties and management's response;

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  discussing the annual audited financial statements with management and the independent auditors;

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  reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

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  reviewing and approving all proposed related party transactions;

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  meeting separately and periodically with management and the independent auditors; and

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  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

        Compensation Committee.    Our compensation committee consists of Mr. Nanyan Zheng, Ms. Kathleen Chien and Mr. Frank Lin. Mr. Nanyan Zheng and Ms. Kathleen Chien satisfy the "independence" requirements under Section 303A of the Corporate Governance Rules of the NYSE. Mr. Nanyan Zheng is the chair of our compensation committee. The compensation committee assists the board in reviewing and approving compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

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  reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

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  reviewing and recommending to the board for determination with respect to the compensation of our directors; and

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  reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee consists of Mr. Nanyan Zheng, Ms. Kathleen Chien and Mr. Xing Liu. Mr. Nanyan Zheng and Ms. Kathleen Chien satisfy the "independence" requirements under Section 303A of the Corporate Governance Rules of the NYSE. Mr. Nanyan Zheng is the chair of our nominating and corporate governance committee. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

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  selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

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  reviewing annually with the board the current composition of the board with regard to characteristics such as independence, knowledge, skills, experience and diversity;

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  making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

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  advising the board periodically with regard to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

        Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. Our company has the right to seek damages if a duty owed by our directors to us is breached.

Terms of Directors and Officers

        Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by special resolution or by the unanimous written resolution of all shareholders. A director will be removed from office automatically if, among other things, the director (a) becomes bankrupt or makes any arrangement or composition with his creditors; or (b) dies or is found by our company to be or becomes of unsound mind.

Employment Agreements

        We have entered into employment agreements with each of our executive officers. Under these agreements, each of our senior executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer's right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer's employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including severance pay, as expressly required by the applicable law of the jurisdiction where the executive officer is based. The executive officer may terminate the employment at any time with a one-month advance written notice if there is any significant change in the executive officer's duties and responsibilities that is inconsistent in any material and adverse respect with his or her title and position or a material reduction in the executive officer's annual salary before the next annual salary review, or if otherwise approved by the board of directors.

        Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice and to assign all right, title and interest in them to us, and assist us in obtaining patents, copyrights and other legal rights for these inventions, designs and trade secrets.

        In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and for one year following the last date of employment. Specifically, each executive officer has agreed not to (a) approach our clients, customers, contacts or other persons or entities introduced to the executive officer for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (b) assume employment with or provide services to any of our competitors, or engage with, whether as principal, partner, licensor or otherwise, any of our competitors; or (c) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer's termination, or in the year preceding such termination.

Compensation of Directors and Executive Officers

        For the fiscal year ended December 31, 2012, we paid an aggregate of US$1.7 million in cash to our executive officers, and we paid an aggregate of US$46.6 thousand in cash to our non-executive directors. For stock incentive grants to our officers and directors, see "—Stock Incentive Plans."

Stock Incentive Plans

  2011 Stock Incentive Plan

        In March 2011, we adopted our 2011 Stock Incentive Plan, or the 2011 Plan, in order to attract and retain the best available personnel, to provide additional incentives to employees, directors, officers, consultants and other eligible persons and to promote the success of our business. Under the 2011 Plan, the maximum number of shares may be granted is 7,350,000 ordinary shares. As of the date of this prospectus, options to acquire 7,350,000 ordinary shares have been granted under the 2011 Plan.

        The following paragraphs summarize the terms of the 2011 Plan.

        Plan Administration.    The plan administrator is our board or a committee designated by our board.

        Awards.    We may grant options, restricted shares and restricted share units as well as other rights or benefits, such as share appreciation rights and dividend equivalent rights, under the 2011 Plan.

        Award Agreement and Notice of Stock Option Award.    Awards granted under the 2011 Plan are evidenced by an award agreement and, in the case of stock options, a notice of stock option award that sets forth the terms, conditions, and limitations for each grant.

        Exercise Price.    The exercise price of an award shall be determined by the administrator in accordance with the 2011 Plan.

        Eligibility.    We may grant awards other than incentive stock options to our employees, directors and consultants or those of our related entities. Incentive stock options may be granted only to employees of our company or a parent or a subsidiary of our company.

        Term of the Awards.    The term of each award grant shall be determined by the plan administrator and stated in the award agreement, provided that the term of incentive stock options shall not exceed 10 years from the date of grant. In the event of an incentive stock option granted to a grantee who, at the time the option is granted, owns shares representing more than 10% of the voting power of all classes of shares of our company or any parent or subsidiary of our company, the term of the incentive stock option shall be five years from the date of grant or such shorter term as may be provided in the award agreement.

        Vesting Schedule.    The vesting schedule is determined by the plan administrator and set forth in the notice of stock option award and award agreement. Except as unanimously approved by our board, awards granted under the 2011 Plan shall be subject to a minimum four-year vesting schedule calling for vesting no faster than the following: one-fourth of the total ordinary shares subject to the awards shall vest at the first anniversary of the vesting commencement date and one-forty-eighth of the total ordinary shares subject to the awards shall vest at the end of each month thereafter; provided that the awards shall not be exercised or released until the earlier of consumption of a qualified initial public offering or immediately prior to a change in control. Our initial public offering in March 2012 is a qualified initial public offering under the 2011 Plan.

        Transfer Restrictions.    Incentive stock options may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the grantee, only by the grantee. Other awards are transferable by will and by the laws of descent and distribution, and during the lifetime of the grantee, may be transferred to the extent and in the manner authorized by the plan administrator.

        Termination of Employment or Service.    In the event that an award recipient ceases employment with us or ceases to provide services to us, an award may be exercised following the termination of employment or service to the extent provided in the award agreement.

        Termination and Amendment of the Plan.    Unless terminated earlier, the 2011 Plan will terminate automatically in 2021. Our board has the authority to amend, suspend or terminate the plan subject to shareholder approval with respect to certain amendments. However, no suspension or termination shall adversely affect any rights under awards previously granted.

  2012 Share Incentive Plan

        In March 2012, we adopted our 2012 Share Incentive Plan, or 2012 Plan, in order to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. The plan permits the grant of options to purchase our ordinary shares, restricted shares and restricted share units as deemed appropriate by the administrator under the plan. The maximum aggregate number of shares that may be issued pursuant to our 2012 Plan is 9,000,000, and the maximum aggregate number of shares that may be issued per calendar year is 1,500,000 from 2012 until the termination of this plan. As of the date of this prospectus, options to acquire 231,658 ordinary shares and 1,302,500 restricted shares have been granted under the 2012 Plan.

        The following paragraphs describe the principal terms of our 2012 Share Incentive Plan:

        Plan Administration.    The plan will be administered by a committee of one or more directors to whom the board shall delegate the authority to grant or amend awards to participants other than any of the committee members. The committee will determine the provisions and terms and conditions of each award grant.

        Awards and Award Agreement.    We may grant options, restricted shares or restricted share units to our directors, employees or consultants under the plan. Awards granted under the plan will be evidenced by award agreements that set forth the terms, conditions and limitations for each award. These may include the term of an award, the provisions applicable in the event the participant's employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an award.

        Option Exercise Price.    The exercise price of an option shall be determined by the plan administrator and set forth in the award agreement. It may be a fixed price or a variable price related to the fair market value of our ordinary shares, to the extent not prohibited by applicable laws. Subject to certain limits set forth in the plan, the exercise price may be amended or adjusted in the absolute discretion of the plan administrator, whose determination shall be final, binding and conclusive. To the extent not prohibited by applicable laws or any exchange rule, a downward adjustment of the exercise prices of options shall be effective without the approval of the shareholders or the approval of the affected participants.

        Eligibility.    We may grant awards to our employees, directors and consultants or those of any of our related entities, which include our subsidiaries or any entities in which we hold a substantial ownership or control interest, as determined by our plan administrator. Awards other than incentive share options may be granted to our employees, directors and consultants. Incentive share options may be granted only to employees of our company or a parent or a subsidiary of our company.

        Term of the Awards.    The term of each award grant shall be determined by our plan administrator, provided that the term shall not exceed 10 years from the date of the grant.

        Vesting Schedule.    In general, the plan administrator determines, or the award agreement specifies, the vesting schedule. Restricted shares granted under the plan will have either a three-year, a two-year or a one-year vesting schedule. We have the right to repurchase the restricted shares until they have vested.

        Transfer Restrictions.    Except as otherwise provided by the plan administrator, an award may not be transferred or otherwise disposed of by a participant other than by will or the laws of descent and distribution. The plan administrator may permit an award other than an incentive share option to be transferred to or exercised by certain persons related to the participant by express provision in the award or by an amendment to the award.

        Corporate Transactions.    Except as otherwise provided in an individual award agreement or any other written agreement entered into between a participant and us, our plan administrator may provide for one or more of the following in the event of a change of control or other similar corporate transaction: (i) the termination of each award outstanding under the plan at a specific time in the future, with each participant having the right to exercise the vested portion of the awards during a period of time as determined by the plan administrator; (ii) the termination of any award in exchange for an amount of cash equal to the amount that could have been obtained upon the exercise of the award; (iii) the replacement of an award with other rights or property selected by the plan administrator; (iv) the assumption of the award by our successor, parent or subsidiary, or the substitution of an award granted by our successor, parent or subsidiary, with appropriate adjustments; or (v) payment of an award in cash based on the value of our ordinary shares on the date of the corporate transaction plus reasonable interest on the award.

        Amendment and Termination of the Plan.    With the approval of our board, the plan administrator may amend, modify or terminate the plan at any time and from time to time. However, no amendment may be made without the approval of our shareholders to the extent that approval is required by applicable laws. The approval of our shareholders would also be required in the event that the amendment increased the number of shares available under our plan, permitted the plan administrator to extend the term of our plan or the exercise period for an option beyond ten years from the date of grant, or resulted in a material increase in benefits or a change in eligibility requirements, unless we decided to follow home country practice.

Grants

        The following table summarizes, as of the date of this prospectus, the outstanding options we granted to our directors and executive officers under the 2011 Plan and 2012 Plan.

Name	Number of Ordinary Shares Underlying Options	Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Donghao Yang	*	0.50	August 30, 2011	August 29, 2021
	*	0.50	January 1, 2013	December 31, 2022
Alex Jing Jiang	*	0.50	March 18, 2011	March 17, 2021
Maggie Mei Chuan Hung	*	0.50	March 18, 2011	March 17, 2021
	*	2.52	November 30, 2011	November 29, 2021
Yizhi Tang	*	0.50	March 18, 2011	March 17, 2021
	*	2.52	November 30, 2011	November 29, 2021
Xianfeng Cai	*	0.50	March 18, 2011	March 17, 2021
	*	2.52	November 30, 2011	November 29, 2021
Nanyan Zheng	*	2.50	April 16, 2012	April 15, 2022
Kathleen Chien	*	2.50	April 16, 2012	April 15, 2022
Xiaohui Ma	*	2.50	November 30, 2011	November 29, 2021

*
The ordinary shares that the person has right to acquire within 60 days after the date of this prospectus represent less than 1% of the total outstanding ordinary shares of our company.

        The following table summarizes, as of the date of this prospectus, the outstanding restricted shares we granted to our directors and executive officers under the 2012 Plan.

Name	Number of Ordinary Shares Underlying Restricted Shares	Date of Grant
Frank Lin	*	January 1, 2013
Xing Liu	*	January 1, 2013
Nanyan Zheng	*	January 1, 2013
Kathleen Chien	*	January 1, 2013
Maggie Mei Chuan Hung	*	January 1, 2013
Yizhi Tang	*	January 1, 2013
Xianfeng Cai	*	January 1, 2013
Xiaohui Ma	*	September 30, 2012
	*	January 1, 2013
Daniel Kao	*	June 1, 2012

*
The ordinary shares that the person has right to acquire within 60 days after the date of this prospectus represent less than 1% of the total outstanding ordinary shares of our company.

        As of the date of this prospectus, other individuals as a group hold options to purchase 2,719,632 ordinary shares of our company, with exercise prices of US$0.50, US$2.50 or US$2.52 per ordinary share, as well as 195,000 restricted shares of our company.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

  •
  each of our directors and executive officers;

  •
  each person known to us to own beneficially more than 5% of our ordinary shares; and

  •
  each selling shareholder.

        The calculations in the table below assume that (i) there are 101,284,881 ordinary shares outstanding as of the date of this prospectus, and (ii) 109,792,693 ordinary shares outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional shares.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Being Sold in This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number(1)	%(2)	Number	%(3)	Number(1)	%(2)
Directors and Executive Officers*:
Eric Ya Shen(4)	17,622,358	17.4	—	—	17,622,358	16.1
Arthur Xiaobo Hong(5)	13,563,810	13.4	—	—	13,563,810	12.4
Jacky Xu(6)	5,763,541	5.7	505,694	**	5,257,847	4.8
Bin Wu(7)	5,544,181	5.5	236,494	**	5,307,687	4.8
Xing Peng(8)	3,740,769	3.7	750,000	**	2,990,769	2.7
Frank Lin(9)	19,016,274	18.8	1,000,000	1.0	18,016,274	16.4
Xing Liu(10)	—	—	—	—	—	—
Nanyan Zheng(11)	**	**	—	—	**	**
Kathleen Chien(12)	**	**	—	—	**	**
Donghao Yang(13)	**	**	100,000	**	**	**
Alex Jing Jiang(13)	**	**	200,000	**	**	**
Daniel Kao	—	—	—	—	—	—
Maggie Mei Chuan Hung(13)	**	**	100,000	**	**	**
Yizhi Tang(13)	**	**	100,000	**	**	**
Xianfeng Cai	**	**	—	—	**	**
Xiaohui Ma(13)	**	**	7,812	**	**	**
All directors and executive officers as a group	67,926,305	65.3	3,000,000	2.9	64,926,305	59.3
Principal Shareholders:
Elegant Motion Holdings Limited(14)	17,622,358	17.4	—	—	17,622,358	16.1
DCM Entities(15)	19,016,274	18.8	1,000,000	1.0	18,016,274	16.4
Sequoia Entities(16)	20,032,272	19.8	1,000,000	1.0	19,032,272	17.3
High Vivacity Holdings Limited(17)	13,563,810	13.4	—	—	13,563,810	12.4
Advanced Sea International Limited(18)	5,763,541	5.7	505,694	**	5,257,847	4.8
Rapid Prince Development Limited(19)	5,544,181	5.5	236,494	**	5,307,687	4.8

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Being Sold in This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number(1)	%(2)	Number	%(3)	Number(1)	%(2)
Selling Shareholders:
DCM Entities(15)	19,016,274	18.8	1,000,000	1.0	18,016,274	16.4
Sequoia Entities(16)	20,032,272	19.8	1,000,000	1.0	19,032,272	17.3
Advanced Sea International Limited(18)	5,763,541	5.7	505,694	**	5,257,847	4.8
Rapid Prince Development Limited(19)	5,544,181	5.5	236,494	**	5,307,687	4.8
Dynasty Mount Enterprises Limited(20)	3,740,769	3.7	750,000	**	2,990,769	2.7
Golden Rich Enterprise Company Limited(21)	**	**	200,000	**	**	**
Modern Choice Trading Limited(22)	**	**	100,000	**	**	**
Crown Harvest Enterprise Limited(23)	**	**	100,000	**	**	**
Yizhi Tang(13)	**	**	100,000	**	**	**
Xiaohui Ma(13)	**	**	7,812	**	**	**

*
Except for Mr. Frank Lin, Mr. Xing Liu, Mr. Nanyan Zheng and Ms. Kathleen Chien, the business address of our directors and executive officers are c/o No. 20 Huahai Street, Liwan District, Guangzhou 510370, People's Republic of China.

**
Less than 1% of our total outstanding shares.

(1)
Beneficial ownership is determined in accordance with the rules applicable to this prospectus and the registration statement of which this prospectus is a part, and persons listed in this table reserve the right to disclaim beneficial ownership for other purposes.

(2)
For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the number of shares outstanding and the number of shares such person or group has the right to acquire upon exercise of the stock options or vesting of restricted shares within 60 days after February 20, 2013.

(3)
For each person and group included in this column, percentage ownership is calculated by dividing the number of shares being sold by such person or group by the sum of the number of shares outstanding and the number of shares such person or group has the right to acquire upon exercise of the stock options or vesting of restricted shares within 60 days after February 20, 2013.

(4)
Beneficially owned through Elegant Motion Holdings Limited, a British Virgin Islands company. Elegant Motion Holdings Limited is ultimately wholly owned by the SYZXC Trust. Under the terms of the SYZXC Trust, Mr. Eric Ya Shen and his wife Ms. Xiaochun Zhang have the power to jointly direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to these shares.

(5)
Beneficially owned through High Vivacity Holdings Limited, a British Virgin Islands company wholly owned by Mr. Hong.

(6)
Beneficially owned through Advanced Sea International Limited, a British Virgin Islands company wholly owned by Mr. Xu.

(7)
Beneficially owned through Rapid Prince Development Limited, a British Virgin Islands company. Rapid Prince Development Limited is ultimately wholly owned by the Wu Family Trust. Under the terms of the Wu Family Trust, Mr. Wu has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to these shares.

(8)
Beneficially owned through Dynasty Mount Enterprises Limited, a British Virgin Islands company wholly owned by Mr. Peng.

(9)
Represents (a) 11,963,691 ordinary shares owned by DCM V, L.P., (b) 291,923 ordinary shares owned by DCM Affiliates Fund V, L.P., (c) 3,683,740 ordinary shares owned by DCM Hybrid RMB Fund, L.P., and (d) 3,076,920 ordinary shares, in the form of ADSs, that a DCM Entity has subscribed for and was allocated in our initial public offering in March 2012. DCM V, L.P., DCM Affiliates Fund V, L.P. and DCM Hybrid RMB Fund, L.P. are collectively referred to as DCM Entities. Mr. Lin is a director of our company named by DCM Entities. Mr. Lin disclaims beneficial ownership with respect to the shares held by DCM Entities, except to the extent of his pecuniary interest therein. The business address of Mr. Lin is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025, the United States.

(10)
Mr. Liu is managing director of Sequoia Entities. The business address of Mr. Liu is Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong.

(11)
The business address of Mr. Zheng is 10F, 705 GuangzhouDaDaoNan Road, Guangzhou, Guangdong, 510290, People's Republic of China.

(12)
The business address of Ms. Chien is Building 3, No. 1387 Zhang Dong Road, Shanghai 201203, People's Republic of China.

(13)
Certain of our directors and executive officers have been granted options pursuant to our stock incentive plans. See "Management—Stock Incentive Plans." Some of the vested options granted under our stock incentive plans that are beneficially held by Messrs. Yang, Jiang, Tang and Ma and Ms. Hung will be exercised and the underlying ordinary shares will be sold concurrently with the closing of this offering.

(14)
Elegant Motion Holdings Limited is a British Virgin Islands company. Elegant Motion Holdings Limited is ultimately wholly owned by the SYZXC Trust. Under the terms of the SYZXC Trust, Mr. Eric Ya Shen and his wife Ms. Xiaochun Zhang have the power to jointly direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to these shares. The registered address of Elegant Motion Holdings Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

(15)
Represents (a) 11,963,691 ordinary shares owned by DCM V, L.P., (b) 291,923 ordinary shares owned by DCM Affiliates Fund V, L.P., (c) 3,683,740 ordinary shares owned by DCM Hybrid RMB Fund, L.P., and (d) 3,076,920 ordinary shares, in the form of ADSs, that a DCM Entity has subscribed for and was allocated in our initial public offering in March 2012. The general partner of DCM V, L.P. and DCM Affiliates Fund V, L.P. is DCM Investment Management V, L.P., whose general partner is DCM International V, Ltd. DCM International V, Ltd., through DCM Investment Management V, L.P., has sole voting and investment power over these shares, and such voting and investment power is exercised by K. David Chao, Thomas Blaisdell and Peter W. Moran, the directors of DCM International V, Ltd. Each of the directors disclaims beneficial ownership of the shares held by DCM V, L.P. and DCM Affiliates Fund V, L.P., except to the extent of each person's pecuniary interest therein. The business address of DCM V, L.P. and DCM Affiliates Fund V, L.P. is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025, the United States. The general partner of DCM Hybrid RMB Fund, L.P. is DCM Hybrid RMB Fund Investment Management, L.P., whose general partner is DCM Hybrid RMB Fund International, Ltd. DCM Hybrid RMB Fund International, Ltd., through DCM Hybrid RMB Fund Investment Management, L.P., has sole voting and investment power over these shares, and such voting and investment power is exercised by K. David Chao, Thomas Blaisdell, Jason Krikorian and Peter W. Moran, the directors of DCM Hybrid RMB Fund International, Ltd. Each of the directors disclaims beneficial ownership of the shares held by DCM Hybrid RMB Fund, L.P., except to the extent of each person's pecuniary interest therein. The business address of DCM Hybrid RMB Fund, L.P. is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025, the United States.

(16)
Represents (a) 7,700,044 ordinary shares owned by Sequoia Capital China II, L.P., (b) 193,856 ordinary shares owned by Sequoia Capital China Partners Fund II, L.P., (c) 1,293,600 ordinary shares owned by Sequoia Capital China Principals Fund II, L.P., (d) 7,767,852 ordinary shares owned by Sequoia Capital 2010 CV Holdco, Ltd. and (e) 3,076,920 ordinary shares, in the form of ADSs, that several Sequoia Entities have subscribed for and were allocated in our initial public offering in March 2012. Sequoia Capital China II, L.P., Sequoia Capital China Partners Fund II, L.P., Sequoia Capital China Principals Fund II, L.P. and Sequoia Capital 2010 CV Holdco, Ltd. are collectively referred to as Sequoia Entities. The general partner of Sequoia Capital China II, L.P., Sequoia Capital China Partners Fund II, L.P. and Sequoia Capital China Principals Fund II. L.P. is Sequoia Capital China Management II, L.P. Sequoia Capital 2010 CV Holdco., Ltd is wholly owned by Sequoia Capital China Venture 2010 Fund, L.P., Sequoia Capital China Venture 2010 Partners Fund, L.P. and Sequoia Capital China Venture 2010 Principals Fund, L.P. (collectively "SCC 2010 Venture Funds"). The SCC 2010 Venture Funds' general partner is SC China Venture 2010 Management, L.P. The general partner of Sequoia Capital China Management II, L.P. and SC China Venture 2010 Management, L.P. is SC China Holding Limited, a company incorporated in the Cayman Islands. SC China Holding Limited is wholly owned by SNP China Enterprises Limited, a company wholly owned by Mr. Neil Nanpeng Shen. Mr. Shen disclaims beneficial ownership of the shares held by Sequoia Entities, except to the extent of his pecuniary interest therein. The business address of Sequoia Entities is Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong.

(17)
High Vivacity Holdings Limited is a British Virgin Islands company wholly owned by Mr. Hong. The registered address of High Vivacity Holdings Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

(18)
Advanced Sea International Limited is a British Virgin Islands company wholly owned by Mr. Xu. The registered address of Advanced Sea International Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

(19)
Rapid Prince Development Limited is a British Virgin Islands. Rapid Prince Development Limited is ultimately wholly owned by the Wu Family Trust. Under the terms of the Wu Family Trust, Mr. Wu has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to these shares. The registered address of Rapid Prince Development Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

(20)
Dynasty Mount Enterprises Limited is a British Virgin Islands company wholly owned by Mr. Peng. The registered address of Dynasty Mount Enterprises Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

(21)
Represents ordinary shares acquired upon exercise of options held by Golden Rich Enterprise Company Limited, a British Virgin Islands company solely owned by The Golden Rich Trust. Mr. Alex Jing Jiang has the sole voting and dispositive power over the shares held by Golden Rich Enterprise Company Limited. The business address of Golden Rich Enterprise Company Limited is c/o No. 20 Huahai Street, Liwan District, Guangzhou 510370, People's Republic of China.

(22)
Represents ordinary shares acquired upon exercise of options held by Modern Choice Trading Limited, a British Virgin Islands company solely owned by The Modern Choice Trust. Ms. Maggie Mei Chuan Hung has the sole voting and dispositive power over the shares held by Modern Choice Trading Limited. The business address of Modern Choice Trading Limited is c/o No. 20 Huahai Street, Liwan District, Guangzhou 510370, People's Republic of China.

(23)
Represents ordinary shares acquired upon exercise of options held by Crown Harvest Enterprise Limited, a British Virgin Islands company solely owned by The Crown Harvest Trust. Mr. Donghao

  Yang has the sole voting and dispositive power over the shares held by Crown Harvest Enterprise Limited. The business address of Crown Harvest Enterprise Limited is c/o No. 20 Huahai Street, Liwan District, Guangzhou 510370, People's Republic of China.

          As of the date of this prospectus, 101,284,881 of our ordinary share were issued and outstanding. To our knowledge, 34,664,814 ordinary shares were held of record by three holders in the United States including 22,409,200 ordinary shares held of record by Deutsche Bank Trust Company Americas, the depositary of our ADS program. The number of beneficial owners of our ADSs in the United States is likely to be much larger than the number of record holders of our ordinary shares in the United States. None of our existing shareholders has different voting rights from other shareholders after the completion of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

 RELATED PARTY TRANSACTIONS

  Contractual Arrangements

          Our wholly owned subsidiary, Vipshop China, has entered into a series of contractual arrangements with our consolidated affiliated entity, Vipshop Information, and its shareholders, which enable us to exercise effective control over Vipshop Information, receive substantially all of the economic benefits of Vipshop Information through service fees in consideration for the technical and consulting services provided by Vipshop China, and have an exclusive option to purchase, or designate one or more person(s) to purchase, all of the equity interests in Vipshop Information to the extent permitted under PRC laws, regulations and legal procedures. For a description of these contractual arrangements, see "Our Corporate History and Structure—Contractual Arrangements with Our Consolidated Affiliated Entity."

  Private Placements

          Upon our incorporation in August 2010, we issued (a) 20,000 ordinary shares to Elegant Motion Holdings Limited, a British Virgin Islands company wholly owned by Mr. Eric Ya Shen, (b) 12,500 ordinary shares to High Vivacity Holdings Limited, a British Virgin Islands company wholly owned by Mr. Arthur Xiaobo Hong, (c) 7,500 ordinary shares to Rapid Prince Development Limited, a British Virgin Islands company wholly owned by Mr. Bin Wu, (d) 5,000 ordinary shares to Dynasty Mount Enterprises Limited, a British Virgin Islands company wholly owned by Mr. Xing Peng, and (e) 5,000 ordinary shares to Advanced Sea International Limited, a British Virgin Islands company wholly owned by Mr. Jacky Xu.

          In January 2011, we issued an aggregate of 47,765,000 ordinary shares to our five existing shareholders proportionally based on their respective percentage of equity interest in our company. In the same month, we issued and sold a total of 20,212,500 series A preferred shares for US$1.00 per share to our series A preferred shareholders for an aggregate consideration of US$20.2 million, including 11,025,000 series A preferred shares to several DCM Entities, and 9,187,500 series A preferred shares to several Sequoia Entities.

          In April 2011, we issued a total number of 8,166,667 series B preferred shares for US$5.05 per share to our series B preferred shareholders for an aggregate consideration of US$41.2 million, including 3,164,583 series B preferred shares to several DCM Entities, and 5,002,084 series B preferred shares to a Sequoia Entity. In June 2011, we issued 198,106 ordinary shares to Elegant Motion Holdings Limited and 99,053 ordinary shares to High Vivacity Holdings Limited for an aggregate consideration of US$1.5 million (US$5.05 per share). See "Description of Share Capital—History of Securities Issuances."

  Shareholders' Agreement

          In April 2011, in connection with the issuance and sale of our series B preferred shares, we and our shareholders entered into a revised shareholders' agreement, which amended and restated the shareholders' agreement we previously entered into with the investors of our series A preferred shares. See "Description of Share Capital—Shareholders' Agreement."

          Under the amended and restated shareholders' agreement, our preferred shareholders and the holders of ordinary shares converted from our preferred shares are also entitled to certain registration rights, including demand registration, piggyback registration and Form F-3 registration. See "Description of Share Capital—Registration Rights." Except for the registration rights, the shareholders' rights under the amended and restated shareholders' agreement terminated automatically upon the completion of our initial public offering in March 2012.

  Transactions with Our Directors, Executive Officers and Shareholders

          Since our inception in August 2008 through December 31, 2012, our shareholders, namely, Eric Ya Shen, Arthur Xiaobo Hong, Bin Wu, Jacky Xu and Xing Peng, provided certain loans to us for our daily business operations. All of these loans from our ordinary shareholders were unsecured and interest free. As of December 31, 2012, the outstanding loan balances due to shareholders amounted to US$0.8 million.

          We also purchased products and goods from companies controlled by certain of our ordinary shareholders, namely, Eric Ya Shen, Bin Wu, Jacky Xu and Xing Peng, in the amount of US$2.4 million, US$6.3 million and US$6.7 million for the years ended December 31, 2010, December 31, 2011 and December 31, 2012, respectively. All of the purchases were made at prices and on terms substantially similar to the prices and terms of purchases from unrelated suppliers. As of December 31, 2011 and 2012, the amounts due to companies controlled by our ordinary shareholders were US$0.8 million and US$0.5 million, respectively, which were unsecured and interest free. As of December 31, 2012, we also recorded an amount of US$0.2 million due from a related entity controlled by Jacky Xu, one of our shareholders, representing prepayments related to purchases of goods.

  Employment Agreements

          We have entered into employment agreements with each of our executive officers. See "Management—Employment Agreements."

  Stock Incentive Plans

          In March 2011, we adopted our 2011 Plan, in order to attract and retain qualified personnel, to provide additional incentives to employees, directors, officers, consultants and other eligible persons, and to promote the success of our business. Under the 2011 Plan, the maximum number of shares that may be granted is 7,350,000 ordinary shares. As of the date of this prospectus, options to acquire 7,350,000 ordinary shares have been granted under the 2011 Plan.

          In March 2012, we adopted our 2012 Plan in order to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. The plan permits the grant of options to purchase our ordinary shares, restricted shares and restricted share units as deemed appropriate by the administrator under the plan. The maximum aggregate number of shares that may be issued pursuant to our 2012 Plan is 9,000,000, and the maximum aggregate number of shares that may be issued per calendar year is 1,500,000 from 2012 until the termination of this plan. As of the date of this prospectus, options to acquire 231,658 ordinary shares and 1,302,500 restricted shares have been granted under the 2012 Plan. See "Management—Stock Incentive Plans."

 DESCRIPTION OF SHARE CAPITAL

          We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2012 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

          As of the date of this prospectus, our authorized share capital, being US$50,000 divided into (i) 300,000,000 ordinary shares of a nominal or par value of US$0.0001 each and (ii) 200,000,000 shares of a nominal or par value of US$0.0001 each of such class or classes (howsoever designated) as the board of directors may determine in accordance with our amended and restated memorandum and articles of association. Our board of directors may provide, out of the unissued shares, for series of preferred shares. As of the date of this prospectus, there are 101,284,881 ordinary shares issued and outstanding.

  Memorandum and Articles of Association

          Our current memorandum and articles of association became effective immediately prior to the completion of our initial public offering in March 2012. The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

          General.    All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders may freely hold and vote their shares. Each holder of our ordinary shares is entitled to one vote for each ordinary share held on matters submitted to a vote of shareholders.

          Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

          Voting Rights.    Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders' meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or one or more shareholders holding at least 10% of the paid up voting share capital, present in person or by proxy.

          A quorum required for a meeting of shareholders consists of at least one shareholder present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who holds no less than 10% of our voting share capital. Shareholders' meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least one-third of our voting share capital. Advance notice to shareholders of at least seven days is required for the convening of our annual general meeting and other shareholders' meetings.

          An ordinary resolution to be passed by the shareholders requires a simple majority of votes cast in a general meeting, while a special resolution requires no less than two-thirds of the votes cast. A special resolution is required for important matters such as a change of name. Our shareholders may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amount than our existing shares and canceling any shares.

          Transfer of Shares.    Subject to the restrictions of our memorandum and articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

          Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (e) the shares conceded are free of any lien in favor of us; or (f) a fee of such maximum sum as the NYSE may determine to be payable, or such lesser sum as our board of directors may from time to time require, has been paid to us in respect thereof.

          If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days' notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

          Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares in accordance with the company law and the memorandum or articles of association of the company. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

          Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

          Redemption of Shares.    Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by special resolution.

          Variations of Rights of Shares.    All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

          Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

          Anti-Takeover Provisions.    Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

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  authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

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  limit the ability of shareholders to requisition and convene general meetings of shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Share Register

        In accordance with Section 48 of the Companies Law, the register of members is prima facie evidence of legal title to the shares of the Company. Therefore, legal title to the shares of the company only passes upon entry being made in the register of members. Our directors will maintain one register of members, at the office of International Corporation Services Ltd., P.O. Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman, KY1-1106, Cayman Islands. We will perform the procedures necessary to register the shares in the register of members as required in "PART III—Distribution of Capital and Liability of Members of Companies and Associations" of the Companies Law, and to ensure the entries on the register of members to be made without any delay.

        There is no prohibition under the laws of the Cayman Islands on having only one registered shareholder. The depositary will be included in our register of members as the only holder of the ordinary shares underlying the ADSs in this offering.

        The shares underlying the ADSs are not shares in bearer form, but rather are "non-negotiable" or "registered" shares. Hence in accordance with Section 166 of the Companies Law, the shares underlying the ADSs can only be transferred on the books of the company.

        In the event that we fail to update our register of members, the recourse of investors is directly to the depositary under the terms of the deposit agreement, which is governed by New York law. The depositary will have recourse against us under the terms of the deposit agreement, and also will hold a certificate evidencing entry on the register of members of the depositary as the holder of shares underlying the ADSs. Further, Section 46 of the Companies Law provides for the recourse available to the shareholders in the case we fail to update its register of members. In the event we fail to update our register of member, the depositary, as the aggrieved party, may apply for an order with the courts of the Cayman Islands, for the rectification of the register, and may ask us to pay all the costs and damages it may have sustained.

History of Securities Issuances

        The following is a summary of our securities issuance during the past three years.

        We were incorporated in the Cayman Islands on August 27, 2010, with an authorized share capital of US$50,000 divided into 50,000 ordinary shares with a par value of US$1.00 each. Upon incorporation, we issued (a) 20,000 ordinary shares to Elegant Motion Holdings Limited, a British Virgin Islands company wholly owned by Mr. Eric Ya Shen, (b) 12,500 ordinary shares to High Vivacity Holdings Limited, a British Virgin Islands company wholly owned by Mr. Arthur Xiaobo Hong, (c) 7,500 ordinary shares to Rapid Prince Development Limited, a British Virgin Islands company wholly owned by Mr. Bin Wu, (d) 5,000 ordinary shares to Dynasty Mount Enterprises Limited, a British Virgin Islands company wholly owned by Mr. Xing Peng, and (e) 5,000 ordinary shares to Advanced Sea International Limited, a British Virgin Islands company wholly owned by Mr. Jacky Xu. In November 2010, we subdivided our share capital into 500,000,000 ordinary shares with a par value of US$0.0001 each, and redeemed and cancelled 499,990,000 ordinary shares owned by our then shareholders on a pro rata basis.

        In January 2011, we issued an aggregate of 47,765,000 ordinary shares to our five existing shareholders proportionally based on their respective percentage of equity interest in our company. In the same month, we issued and sold a total of 20,212,500 series A preferred shares for US$1.00 per share to our series A preferred shareholders for an aggregate price of US$20,212,500, including 11,025,000 series A preferred shares to several DCM Entities, and 9,187,500 series A preferred shares to several Sequoia Entities. In connection with the issuance of the series A preferred shares, we redeemed and cancelled 1,837,500 ordinary shares from Rapid Prince Development Limited.

        In April 2011, we issued a total number of 8,166,667 series B preferred shares for US$5.05 per share to our series B preferred shareholders for an aggregate price of US$41,223,892, including 3,164,583 series B preferred shares to several DCM Entities, and 5,002,084 series B preferred shares to a Sequoia Entity.

        In June 2011, we issued 198,106 ordinary shares to Elegant Motion Holdings Limited and 99,053 ordinary shares to High Vivacity Holdings Limited for US$5.05 per share.

        In addition, we have granted to certain of our officers and employees options to purchase an aggregate of 7,581,658 ordinary shares and 1,302,500 restricted shares under our 2011 Plan and 2012 Plan as of the date of this prospectus. See "Management—Stock Incentive Plans."

Shareholders' Agreement

        In connection with the issuance and sale of our series B preferred shares in April 2011, we and our shareholders entered into a shareholders' agreement. Pursuant to the shareholders' agreement, DCM Entities and Sequoia Entities, as our preferred shareholders, were granted certain rights, including customary veto rights, rights of participation, co-sale rights, drag-along rights, rights of first refusal, registration rights and the right to name certain two directors. In particular, one director shall be named by DCM Entities and the one director shall be named by Sequoia Entities. Our preferred shareholders were also granted conversion rights and liquidation rights with respect to the series A and series B preferred shares. Except for the registration rights, all of the rights of our preferred shareholders under the amended and restated shareholders' agreement terminated upon the completion of our initial public offering in March 2012.

Registration Rights

        Pursuant to our amended and restated shareholders' agreement entered into in April 2011, we have granted certain registration rights to our preferred shareholders. Set forth below is a description of the registration rights granted under this agreement.

        Demand Registration Rights.    Holders of at least 30% of the registrable securities have the right to demand us to use reasonable efforts to file a registration statement covering all or a portion of registrable securities then outstanding if the anticipated gross receipts from the offering are to exceed US$7,500,000. We, however, are not obligated to effect a registration demand if, among other things, the registrable securities requested to be registered are less than 30% of all registrable securities then outstanding, or if we have already effected a registration within the six month period preceding the date of such request. We have the right to defer filing of a registration statement for up to 90 days if our board of directors determine in good faith that filing of a registration will be materially detrimental to us, provided that we cannot exercise the deferral right more than once in any twelve-month period.

        Piggyback Registration Rights.    If we propose to file a registration statement with respect to an offering of securities of our company, we shall notify the holders of our registrable securities in writing and afford each such holder an opportunity to include in such registration statement all or portion of the registrable securities then held by such holder. We are not required to register any registrable securities in an underwritten offering unless these securities are included in the underwriting and their holders enter into an underwriting agreement in customary form with the underwriters selected by us. The underwriters may in good faith limit the number of shares with registration rights to be included in the registration statement, subject to certain limitations.

        Form F-3 Registration Rights.    When we are eligible for use of Form F-3, holders of at least 30% of the registrable securities then outstanding have the right to request us to file a registration statement on Form F-3. We, however, are not obligated to file a registration statement on Form F-3 if the proposed aggregate price of the securities to be offered and sold under the requested registration is less than US$2 million, or if we have already effected two registrations within the twelve month period preceding the date of such request, other than a registration from which the registrable securities of such holders have been excluded. We have the right to defer filing of a registration statement on Form F-3 for up to 90 days if our board of directors determine in good faith that filing of such registration statement will be materially detrimental to us, provided that we cannot exercise the deferral right more than once in any twelve-month period.

        Expenses of Registration.    We will pay all expenses relating to any demand, piggyback or Form F-3 registration, except for underwriting discounts and commissions relating to the sale of registrable securities.

Differences in Corporate Law

        The Companies Law is modeled after companies legislation of the United Kingdom but does not follow recent United Kingdom statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

        Mergers and Similar Arrangements.    In certain circumstances, the Cayman Islands Companies Law allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

        Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by (a) a special resolution (usually a majority of 66 2/3% in value) of the shareholders of each company and (b) such other authorization, if any, as is required by such constituent company's memorandum and articles of association. A shareholder has the right to vote on a merger or consolidation regardless of whether the shares that he holds otherwise give him voting rights. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

        Where the merger or consolidation involves a non-Cayman Islands company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (a) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the non-Cayman Islands company and by the laws of the jurisdiction in which the non-Cayman Islands company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (b) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the non-Cayman Islands company in any jurisdictions; (c) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the non-Cayman Islands company, its affairs or its property or any part thereof; and (d) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the non-Cayman Islands company are and continue to be suspended or restricted.

        Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the non-Cayman Islands company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the non-Cayman Islands company; (ii) that in respect of the transfer of any security interest granted by the non-Cayman Islands company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the non-Cayman Islands company; and (c) the laws of the jurisdiction of the non-Cayman Islands company with respect to the transfer have been or will be complied with; (iii) that the non-Cayman Islands company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant non-Cayman Islands jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

        Where the above procedures are adopted, the Companies Law provides for a right of dissenting shareholders to be paid the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

        Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a "scheme of arrangement" which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which is more rigorous and takes longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or a meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

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  we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

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  the shareholders have been fairly represented at the meeting in question;

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  the arrangement is such as a businessman would reasonably approve; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a "fraud on the minority."

        If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Squeeze-out Provisions.    When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

        Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than under the relevant statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

        Shareholders' Suits.    Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed their availability. In principle, we will normally be the proper plaintiff and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

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  a company is acting or proposing to act illegally or beyond the scope of its authority;

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  the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

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  those who control the company are perpetrating a "fraud on the minority."

        A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

        Transactions with Directors.    Under the Delaware General Corporation Law, or the DGCL, transactions with directors must be approved by disinterested directors or by the shareholders, or otherwise proven to be fair to the company as of the time it is approved. Such transaction will be void or voidable, unless (a) the material facts of any interested directors' interests are disclosed or are known to the board of directors and the transaction is approved by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts of any interested directors' interests are disclosed or are known to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by a vote of the shareholders; or (c) the transaction is fair to the company as of the time it is approved.

        Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the NYSE rules or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such a meeting.

        Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.

        Under Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company and for a proper purpose; a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so); and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill, diligence and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

        Under our amended and restated memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company shall declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest.

        Majority Independent Board.    A domestic U.S. company listed on the NYSE must comply with the requirement that a majority of the board of directors must be comprised of independent directors as defined under NYSE rules. As a Cayman Islands exempted company, we are allowed to follow home country practices in lieu of certain corporate governance requirements under the NYSE rules where there is no similar requirement under the laws of the Cayman Islands. However, we have no present intention to rely on home country practice with respect to our corporate governance matters, and we intend to comply with the NYSE rules after the completion of this offering.

        Shareholder Action by Written Consent.    Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by inclusion of such a restriction in its certificate of incorporation. Cayman Islands law and our amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

        Shareholder Proposals.    The DGCL does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the certificate of incorporation or bylaws, but shareholders may be precluded from calling special meetings. With respect to shareholder proposals, Cayman law is essentially the same as Delaware law. The Companies Law does not provide shareholders with an express right to put forth any proposal before the annual meeting of the shareholders. However, depending on what is stipulated in a company's articles of associations, shareholders in an exempted Cayman Islands company may make proposals in accordance with the relevant notice provisions. For shares that are represented by ADSs, the depositary in many cases may be the only shareholder. In such cases, only the depositary has the direct right to requisition a shareholders' meeting. However, unless otherwise provided in the deposit agreement, the holders of the ADSs generally do not have the right to petition the depositary to requisition a shareholders' meeting or put forth shareholder proposals through the depositary.

        Our amended and restated memorandum and articles of association allow our shareholders holding not less than one-third of our paid-up voting share capital to requisition a shareholders' meeting. At such shareholders' meeting, the shareholders who have requisitioned the meeting may put forth proposals, provided the details of such proposals are set forth in their notice requisitioning the meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.

        Cumulative Voting.    Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director.

        There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

        Removal of Directors.    Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors can be removed by an ordinary resolution of shareholders.

        Transactions with Interested Shareholders.    The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by an amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns 15% or more of the corporation's outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among others, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of perpetuating a fraud on the minority shareholders.

        Amendment of Governing Documents.    Under the DGCL, a corporation's certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may be amended by a special resolution of the shareholders.

        Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

        Indemnification.    Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against conduct amounting to willful default, willful neglect, fraud or dishonesty, for example, civil fraud or the consequences of committing a crime.

        Under our amended and restated memorandum and articles of association, we may indemnify our directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are party or are threatened to be made a party by reason of their acting as our directors, officers, employees or agents, except through their own dishonesty, willful default or fraud. To be entitled to indemnification, these persons must have acted in good faith and in the best interest and not contrary to the interest of our company, and must not have acted in a manner willfully or grossly negligent and, with respect to any criminal action, they must have had no reasonable cause to believe their conduct was unlawful. Our amended and restated memorandum and articles of association may also provide for indemnification of such person in the case of a suit initiated by our company or in the right of our company.

        We intend to enter into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of two ordinary shares deposited with the office in Hong Kong of Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

        We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see "Where You Can Find Additional Information."

Holding the ADSs

How will you hold your ADSs?

        You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

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  Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held in a segregated account. It will not invest the foreign currency and it will not be liable for any interest.

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  Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See "Taxation." It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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  Shares.  The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

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  Elective Distributions in Cash or Shares.  If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

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  Rights to Purchase Additional Shares.  If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

    If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

    U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

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  Other Distributions.  Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

        Except for ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 90 days after the date of this prospectus. The 90-day lock-up period is subject to adjustment under certain circumstances as described in the section entitled "Shares Eligible for Future Sale—Lock-Up Agreements."

How do ADS holders cancel an American Depositary Share?

        You may turn in your ADSs at the depositary's corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated

ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

        If we ask for your instructions and upon timely notice from us, as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct, including an express indication that such instruction may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

        As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees
• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property	Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends or other cash distributions	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank
• Transfer of ADRs	US$1.50 per certificate presented for transfer

        As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

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  Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

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  Expenses incurred for converting foreign currency into U.S. dollars.

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  Expenses for cable, telex and fax transmissions and for delivery of securities.

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  Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

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  Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

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  Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

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  Any applicable fees and penalties thereon.

        The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        The depositary has agreed to reimburse us for a portion of certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. Further, the depositary has agreed to reimburse us certain fees payable to the depositary by holders of ADSs. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of service fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the program are not known at this time.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the ordinary shares that are not distributed to you or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action
The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 45 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary's only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

        The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

        These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

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  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or wilful misconduct;

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  are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement;

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  are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

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  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any indirect, special, consequential or punitive damages for any breach of the terms of the deposit agreement;

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  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party;

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  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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  disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information;

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  disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

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  disclaim any liability for any indirect, special, punitive or consequential damages.

        The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

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  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

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  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

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  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

        You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

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  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on our ordinary shares;

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  when you owe money to pay fees, taxes and similar charges; or

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  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the ordinary shares or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such ordinary shares or ADSs to the depositary for the benefit of the owners, (c) will not take any action with respect to such ordinary shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such ordinary shares or ADSs in its records, and (e) unconditionally guarantees to deliver such ordinary shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on, and compliance with, instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

 SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have outstanding 17,204,600 ADSs representing approximately 31.3% of our ordinary shares in issue, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to our initial public offering in March 2012, there has been no public market for our ordinary shares or the ADSs. Although our ADSs are listed on the NYSE, we cannot assure you that a regular trading market for our ADSs will sustain or continue to exist. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-Up Agreements

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ADSs or shares of ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 90 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan.

        Our directors, executive officers and selling and certain other shareholders have agreed that, subject to certain exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ADSs or shares of ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or ordinary shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ADSs, whether any of these transactions are to be settled by delivery of our ADSs or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 90 days after the date of this prospectus. After the expiration of the 90-day period, the ordinary shares or ADSs held by our directors, executive officers or existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

        Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of us and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

  •
  1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 1,097,927 shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional shares; and

  •
  the average weekly trading volume of our ADSs on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

        In general, under Rule 701 under the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of our initial public offering in March 2012 is eligible to resell such ordinary shares in reliance on Rule 144 under the Securities Act, but without compliance with some of the restrictions, including the holding period, contained in Rule 144 under the Securities Act. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

        Upon completion of our initial public offering in March 2012, certain holders of our ordinary shares or their permitted transferees were entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See "Description of Share Capital—Registration Rights."

TAXATION

        The following summary of the material Cayman Islands, People's Republic of China and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it is the opinion of Travers Thorp Alberga, our special Cayman Islands counsel; to the extent that the discussion relates to matters of PRC tax law, it is the opinion of Han Kun Law Offices, our special PRC counsel; and to the extent that the discussion states definitive legal conclusions under United States federal income tax law as to the material United States federal income tax consequences of an investment in our ADSs or ordinary shares, and subject to the qualifications herein, it represents the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, our special United States counsel.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by us. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People's Republic of China Taxation

PRC EIT Law

        Under the PRC EIT Law, an enterprise established outside of the PRC with "de facto management bodies" within the PRC is considered a "resident enterprise," meaning it can be treated in a manner similar to a Chinese enterprise for EIT purposes, although the dividends paid to one resident enterprise from another may qualify as "tax-exempt income." The implementation rules of the EIT Law define a "de facto management body" as a body that has substantial and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. A circular issued by the PRC SAT on April 22, 2009, or Circular 82, specifies that certain foreign enterprises controlled by a PRC company or a PRC company group will be classified as PRC "resident enterprises" if the following requirements are satisfied: (a) the senior management and core management departments in charge of its daily operations function are mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders' meetings are located or kept in the PRC; and (d) at least half of the enterprise's directors with voting rights or senior management reside in the PRC. Although Circular 82, only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals, the determining criteria set forth in Circular 82, may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC individuals.

        We believe that we are not a PRC resident enterprise and therefore we are not subject to PRC EIT reporting obligations and the dividends paid by us to holders of our ADSs or ordinary shares will not be subject to PRC withholding tax. However, if the PRC tax authorities determine we are a PRC resident enterprise for EIT purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our non-PRC enterprise shareholders and a 20% withholding tax from dividends we pay to our non-PRC individual shareholders, including the holders of our ADSs. In addition, non-PRC shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their tax residence and the PRC in the event we are treated as a PRC resident enterprise. See "Risk Factors—Risks Relating to Doing Business in China—It is unclear whether we will be considered a PRC `resident enterprise' under the PRC Enterprise Income Tax Law and, depending on the determination of our PRC `resident enterprise' status, our global income may be subject to the 25% PRC enterprise income tax, which could have a material adverse effect on our results of operations."

Circular on Strengthening the Administration of Enterprise Income Tax for Share Transfer by Non-PRC Resident Enterprises

        Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the State Administration of Taxation on December 10, 2009, where a non-PRC resident enterprise transfers the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, or an "Indirect Transfer," and such overseas holding company is located in a tax jurisdiction that: (a) has an effective tax rate less than 12.5% or (b) does not tax foreign income of its residents, the foreign investor shall report this Indirect Transfer to the competent tax authority. The PRC tax authority will examine the true nature of the Indirect Transfer, and if the tax authority concludes that the foreign investor has adopted an "abusive arrangement" in order to avoid PRC tax, it may disregard the existence of the overseas holding company and re-characterize the Indirect Transfer and as a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction. Circular 698 is retroactively effective from January 1, 2008. On March 28, 2011, the SAT released the SAT Public Notice (2011) No. 24, or SAT Public Notice 24, to clarify several issues related to Circular 698. SAT Public Notice 24 became effective on April 1, 2011. According to SAT Public Notice 24, the term "effective tax rate" refers to the effective tax rate on the gains derived from disposition of the equity interests of an overseas holding company; and the term "does not impose income tax" refers to the cases where the gain derived from disposition of the equity interests of an overseas holding company is not subject to income tax in the country or region where the overseas holding company is a resident.

Material United States Federal Income Tax Considerations

        The following is a summary of the material United States federal income tax consequences of the ownership and disposition of our ADSs or ordinary shares by a U.S. Holder, as defined below, that acquires our ADSs or ordinary shares in the offering and holds our ADSs or ordinary shares as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the "Code"). This summary is based upon existing United States federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the "IRS") with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, financial institutions, insurance companies, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships and their partners, pension plans, regulated investment companies, real estate investment trusts, cooperatives, and tax-exempt organizations (including private foundations)), holders who are not U.S. Holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, holders that hold or will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, United States expatriates, persons liable for alternative minimum tax, or holders that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary of material United States federal income tax considerations does not discuss any state, local, or non-United States tax considerations. Each U.S. Holder is advised to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our ADSs or ordinary shares.

General

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of our ADSs or ordinary shares that is, for United States federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (c) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (d) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

        If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ADSs or ordinary shares are advised to consult their tax advisors regarding an investment in our ADSs or ordinary shares.

        The discussion below is written on the basis that the representations contained in the deposit agreement are true and all parties to such deposit agreement and any related agreement have been and will be in compliance with the terms in such agreements.

        For United States federal income tax purposes, U.S. Holders of ADSs will be treated as the beneficial owners of the underlying shares represented by the ADSs. Accordingly, deposits or withdrawals of common shares for ADSs will not be subject to United States federal income tax.

Passive Foreign Investment Company Considerations

        A non-United States corporation, such as our company, will be a passive foreign investment company ("PFIC") for United States federal income tax purposes for any taxable year if either (a) 75% or more of its gross income for such year consists of certain types of "passive" income or (b) 50% or more of the average quarterly value of its assets (as determined on the basis of fair market value) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company's unbooked intangibles associated with active business activities may generally be classified as active assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

        Although the law in this regard is unclear, we treat Vipshop Information as being owned by us for United States federal income tax purposes, not only because we control its management decisions but also because we are entitled to substantially all of the economic benefits associated with this entity, and, as a result, we consolidate this entity's operating results in our consolidated financial statements. If it were determined, however, that we are not the owner of Vipshop Information for United States federal income tax purposes, we would likely be treated as a PFIC for the current taxable year or any future taxable year.

        Assuming that we are the owner of Vipshop Information for United States federal income tax purposes, we believe that we primarily operate as an online commerce company in China. Based upon our current income and assets (taking into account the proceeds from this offering) and projections as to the value of our ADSs and ordinary shares following the offering, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. While we do not expect to become a PFIC, the determination of whether we will be or become a PFIC will depend in part upon the value of our ADSs and ordinary shares, which we cannot control. Among other matters, if market capitalization is less than anticipated or subsequently declines, we may be classified as a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being, or becoming, a PFIC for the current or one or more future taxable years.

        The determination of whether we are or will be a PFIC will also depend, in part, on the composition of our income and our assets, which will be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not or will not become a PFIC and our special United States counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with respect to our expectations regarding our PFIC status. If we are a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares.

        The discussion below under "Dividends" and "Sale or Other Disposition of ADSs or Ordinary Shares" assumes that we will not be a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are a PFIC for the current taxable year or any subsequent taxable years are generally discussed below under "Passive Foreign Investment Company Rules."

Dividends

        Subject to the PFIC rules discussed below, any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary bank, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a "dividend" for United States federal income tax purposes. A non-corporate recipient of dividend income generally will be subject to tax on dividend income from a "qualified foreign corporation" at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that a certain holding period requirement is met (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 days before the ex-dividend date). Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends to its particular circumstances.

        A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. Our ADSs are listed on the NYSE, which is an established securities market in the United States, and we expect our ADSs to be readily tradable on the NYSE. Accordingly, we believe that dividends we pay on our ADSs will meet the conditions required for the reduced tax rate. Since we do not expect that our ordinary shares will be listed on an established securities market in the United States, it is unclear whether dividends that we pay on our ordinary shares that are not backed by ADSs currently meet the conditions required for these reduced tax rates. There can be no assurance that our ADSs will be considered readily tradeable on an established securities market in the United States in later years.

        In the event that we are deemed to be a PRC "resident enterprise" and are liable to tax under the PRC EIT Law, we should be eligible for the benefits of the United States-PRC income tax treaty (the "U.S.-PRC Treaty"), which the Secretary of Treasury of the United States has determined is satisfactory for purposes of clause (a) above and which includes an exchange of information provision. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by the ADSs, would generally be eligible for the reduced rate of taxation applicable to qualified dividend income whether or not such shares are readily tradable on an established securities market in the United States. Dividends received on the ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for any dividends we pay with respect to our ADSs or ordinary shares.

        Dividends paid on our ADSs or ordinary shares generally will be treated as income from foreign sources for United States foreign tax credit purposes and generally will constitute passive category income. In the event that we are deemed to be a PRC "resident enterprise" under the PRC EIT Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our ADSs or ordinary shares. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for United States federal income tax purposes in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the foreign tax credit under its particular circumstances.

Sale or Other Disposition of ADSs or Ordinary Shares

        Subject to the PFIC rules discussed below, a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder's adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. In the event that we are deemed to be a "resident enterprise" under the PRC EIT Law and gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, a U.S. Holder that is eligible for the benefits of the U.S.-PRC Treaty may elect to treat the gain as PRC source income. The deductibility of a capital loss may be subject to limitations. Each U.S. Holder is advised to consult its tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under its particular circumstances.

Passive Foreign Investment Company Rules

        If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (a) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or ordinary shares), and (b) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ADSs or ordinary shares. Under the PFIC rules:

  •
  such excess distribution and/or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or ordinary shares;

  •
  such amount allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC, or pre-PFIC year, will be taxable as ordinary income;

  •
  such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to individuals or corporations as appropriate for that year; and

  •
  an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

        If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be subject to the rules described above on certain distributions by a lower-tier PFIC and a disposition of shares of a lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        As an alternative to the foregoing rules, if we are a PFIC, a U.S. Holder of "marketable stock" may make a mark-to-market election with respect to our ADSs, provided that the ADSs are regularly traded on the NYSE. In addition, we do not expect that holders of ordinary shares that are not represented by ADSs will be eligible to make a mark-to-market election. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the U.S. Holder will generally (a) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (b) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election, any gain recognized upon the sale or other disposition of ADSs will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in the income as a result of the mark-to-market election.

        If a U.S. Holder makes a mark-to-market election and we cease to be a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that we are not classified as a PFIC. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

        We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

        If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the U.S. Holder must file an annual report containing such information as the United States Treasury Department may require and may be required to file an annual IRS Form 8621. Each U.S. Holder is advised to consult its tax advisors concerning the United States federal income tax consequences of purchasing, holding, and disposing of ADSs or ordinary shares if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting and Backup Withholding

        U.S. Holders may be subject to information reporting to the IRS with respect to an investment in the ADSs or ordinary shares, including, among others, IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation). Specific types of holders (as identified in the United States tax compliance rules) will be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of our ADSs or ordinary shares. Dividend payments with respect to our ADSs or ordinary shares and proceeds from the sale or other disposition of our ADSs or ordinary shares are not generally subject to United States backup withholding (provided that certification requirements are satisfied). Each U.S. Holder is advised to consult its tax advisors regarding the application of the United States information reporting and backup withholding rules to its particular circumstances.

        Individuals who are U.S. Holders, and who hold "specified foreign financial assets", including stock of a non-U.S. corporation that is not held in an account maintained by a U.S. "financial institution", whose aggregate value exceeds US$50,000 during the tax year, may be required to attach to their tax returns for the year certain specified information. An individual who fails to timely furnish the required information may be subject to a penalty. U.S. Holders who are individuals should consult their own tax advisors regarding their reporting obligations under this legislation.

UNDERWRITING

        We, the selling shareholders and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. Goldman Sachs (Asia) L.L.C., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers of this offering and as the representatives of the underwriters. The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong. The address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, New York 10005, United States. The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, New York 10179, United States.

Underwriters	Number of ADSs
Goldman Sachs (Asia) L.L.C.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Piper Jaffray & Co.
Oppenheimer & Co. Inc.
China Renaissance Securities (Hong Kong) Limited

Total	6,000,000

        The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken, other than the ADSs covered by the underwriters' option to purchase additional ADSs described below.

        The underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover of this prospectus and part of the ADSs to certain dealers at a price that represents a concession not in excess of US$            per ADS under the offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the underwriters.

        Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its registered broker-dealer affiliate in the United States, Goldman, Sachs & Co.

        China Renaissance Securities (Hong Kong) Limited is not a broker-dealer registered with the U.S. Securities and Exchange Commission and therefore may not make sales of any of our ADSs in the United States or to U.S. persons. China Renaissance Securities (Hong Kong) Limited has agreed that it does not intend to and will not offer or sell any of our ADSs in the United States or to U.S. persons in connection with this offering.

Option to Purchase Additional ADSs

        Certain selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase from them up to an aggregate of 900,000 additional ADSs at the offering price listed on the cover of this prospectus, less underwriters discounts and commissions. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase additional ADSs approximately proportionate to each underwriter's initial amount reflected in the table above.

Commissions and Expenses

        Total underwriting discounts and commissions to be paid to the underwriters represent 4% of the total amount of the offering. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us and the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

Total
	Per ADS	No Exercise	Full Exercise
Discounts and commissions paid by us	US$	US$	US$
Discounts and commissions paid by the selling shareholders	US$	US$	US$

        We have also agreed to reimburse the underwriters for certain expenses in connection with this offering in an aggregate amount not exceeding US$200,000. Such reimbursements are deemed underwriting compensation by the Financial Industry Regulatory Authority, Inc., or FINRA.

Lock-Up Agreements

        We have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, or offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase, or otherwise dispose of directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs or enter into a transaction which would have the same effect; (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; (iii) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in the ordinary shares or ADSs within the meaning of Section 16 of the Exchange Act; (iv) file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or (v) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, in each case regardless of whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise. The restrictions described in the preceding paragraph do not apply to (A) the sale of the ADSs and the ordinary shares represented by such ADSs in this offering; (B) the issuance of ordinary shares or the grant of options to purchase ordinary shares under our stock incentive plans existing on the date of this prospectus; or (C) the issuance by us of ordinary shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing or which is otherwise described in this prospectus.

        Each of our directors, executive officers and selling and certain other shareholders have agreed that, without the prior written consent of the representatives on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs, (ii) enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares, ADSs or any of our securities that are substantially similar to the ADSs or ordinary shares, or any options or warrants to purchase any of the ADSs or ordinary shares, or any securities convertible into, exchangeable for or that represent the right to receive the ADSs or ordinary shares, whether now owned or hereinafter acquired, owned directly by it or with respect to which it has beneficial ownership within the rules and regulations of the SEC, whether any of these transaction is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise, or (iii) publicly disclose the intention to make any such offer, sale, pledge, or disposition, or enter into any such transaction, swap, hedge, or other arrangement. The restrictions described above do not apply to (A) the sale of ordinary shares or the ADSs and the ordinary shares represented by such ADSs in this offering, if any, or (B) certain other transfers of ordinary shares or ADSs, including transfers pursuant to gifts, by will or intestacy or to immediate family members, trusts, partners, members or controlled affiliates where each transferee signs and delivers a similar lock-up agreement.

        In addition, each of our directors, executive officers and selling and certain other shareholders has agreed that, without the prior written consent of the representatives on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus, make any demand for or exercise any right with respect to, the registration of any ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs.

NYSE Listing

        Our ADSs are listed on the NYSE under the symbol "VIPS."

Stabilization, Short Positions and Penalty Bids

        In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ADSs in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and they may be discontinued at any time. These transactions may be effected on the NYSE, the over-the-counter market or otherwise.

Electronic Distribution

        A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

Indemnification

        We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and commissions.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of us.

Selling Restrictions

        No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

        Australia.    This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

          (a)   you confirm and warrant that you are either:

            (i)    a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

            (ii)   a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

            (iii)  a person associated with the company under section 708(12) of the Corporations Act; or

            (iv)  "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act,

          and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance.

          (b)   you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

        Canada.    The ADSs may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada or to or for the benefit of any resident of any province or territory of Canada, except pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer, sale or distribution is made, and only through a dealer duly registered under the applicable securities laws of that province or territory or in accordance with an exemption from the applicable registered dealer requirements.

        Cayman Islands.    This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

        Dubai International Finance Centre.    This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

        European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made and will not make an offer of the ADSs to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except Relevant Member State at any time,

          (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to containing the prior consent of the underwriters for any such offer; or

          (d)   in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of ADSs to the public" in relation to any ADS in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Hong Kong.    The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        Israel.    In the State of Israel, the ADSs offered hereby may not be offered to any person or entity other than the following:

          (a)   a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

          (b)   a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

          (c)   an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

          (d)   a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

          (e)   a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

          (f)    a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

          (g)   an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

          (h)   a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

          (i)    an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

          (j)    an entity, other than an entity formed for the purpose of purchasing the ADSs in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

        Any offeree of the ADSs offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

        Japan.    The underwriters will not offer or sell any of our ADSs directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        Korea.    The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

        Kuwait.    Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds", its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

        People's Republic of China.    This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

        Qatar.    In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

        Saudi Arabia.    This prospectus may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

        Singapore.    This prospectus or any other offering material relating to our ADSs has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, the underwriters have severally represented, warranted and agreed that (a) they have not offered or sold any of our ADSs or caused our ADSs to be made the subject of an invitation for subscription or purchase and it will not offer or sell any of our ADSs or cause the ADSs to be made the subject of an invitation for subscription or purchase, and (b) they have not circulated or distributed, and they will not circulate or distribute, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Switzerland.    The ADSs may not be offered or sold to any investors in Switzerland other than on a non-public basis. This prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Neither this offering nor the ADSs have been or will be approved by any Swiss regulatory authority.

        United Arab Emirates.    The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

        United Kingdom.    This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as "relevant persons"). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

 EXPENSES RELATED TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that are expected to be incurred in connection with the offer and sale of the ADSs by us. Except for the SEC registration fee and the FINRA filing fee, all amounts are estimates.

SEC registration fee	US$	24,725
FINRA filing fee		23,360
NYSE listing fee		57,600
Printing expenses		50,000
Accounting fees and expenses		200,000
Legal fees and expenses		500,000
Miscellaneous		200,000

Total		1,055,685

 LEGAL MATTERS

        We and certain selling shareholders other than DCM Entities and Sequoia Entities are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Travers Thorp Alberga. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by Fangda Partners. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Travers Thorp Alberga with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Fangda Partners with respect to matters governed by PRC law. DCM Entities and Sequoia Entities are being represented by Ropes & Gray LLP with respect to certain legal matters as to United States federal securities and New York State law.

 EXPERTS

        The consolidated financial statements as of December 31, 2011 and 2012 and for the years ended December 31, 2010, 2011 and 2012 and the related financial statement schedule included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The office of Deloitte Touche Tohmatsu is located at 35/F, One Pacific Place, 88 Queensway, Hong Kong.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and securities under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 (File No. 333-180029) to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and our ADSs.

        We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

        As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

VIPSHOP HOLDINGS LIMITED

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2011 and 2012	F-3
Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for each of the three years in the period ended December 31, 2012	F-4
Consolidated Statements of Shareholders' Equity (Deficit) for each of the three years in the period ended December 31, 2012	F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2012	F-6
Notes to the Consolidated Financial Statements	F-7

Schedule I—Vipshop Holding Limited Condensed Financial Information as of December 31, 2011 and 2012 and for the period from August 27, 2010 to December 31, 2010 and for each of the two years in the period ended December 31, 2012

F-43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Vipshop Holdings Limited:

        We have audited the accompanying consolidated balance sheets of Vipshop Holdings Limited and subsidiaries (the "Group") as of December 31, 2011 and 2012, and the related consolidated statements of income (loss) and comprehensive income (loss), shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statements schedule in Schedule I. These consolidated financial statements and the financial statement schedule is the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 2011 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong

February 21, 2013

VIPSHOP HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

(In U.S. dollars, except for share data)

	As of December 31,
	2011	2012
	$	$
ASSETS
CURRENT ASSETS
Cash and cash equivalents	44,954,778	124,472,629
Restricted deposits (Note 7)	14,214,585	—
Held-to-maturity securities (Note 5)	—	86,097,191
Accounts receivable (Note 3)	4,150, 664	6,990,560
Amounts due from related parties (Note 15(a))	2,101,853	177,237
Other receivables (Note 4)	9,410,481	9,993,887
Inventories	69,742,200	143,963,931
Advance to suppliers	12,626,286	9,569,795
Prepaid expenses	1,077,194	686,876

Total current assets	158,278,041	381,952,106

NON-CURRENT ASSETS
Property and equipment, net (Note 6)	9,148,162	12,637,567
Deposits for property and equipment	—	4,322,217
Other assets	9,117	5,230

Total non-current assets	9,157,279	16,965,014

Total assets	167,435,320	398,917,120

LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable (Including accounts payable of the VIE without recourse to the Company of $2,243,711 and $101,556 as of December 31, 2011 and 2012, respectively)	88,020,376	193,455,827
Advance from customers (Including advance from customers of the VIE without recourse to the Company of $15,378,465 and $55,948,713 as of December 31, 2011 and 2012, respectively)	15,381,357	55,948,713
Accrued expenses and other current liabilities (Note 8)
(Including accrued expenses and other current liabilities of the VIE without recourse to the Company of $11,825,417 and $24,908,418 as of December 31, 2011 and 2012, respectively)	26,666,502	52,676,443
Amounts due to related parties (Note 15(b)) (Including amounts due to related parties of the VIE without recourse to the Company of $2,992,516 and 789,057 as of December 31, 2011 and 2012, respectively)	3,797,508	1,335,756
Deferred income (Including deferred income of the VIE without recourse to the Company of $2,569,655 and $10,850,319 as of December 31, 2011 and December 31,2012 , respectively)	2,569,655	12,917,567
Bank borrowings (Note 7)	12,710,720	—

Total current liabilities	149,146,118	316,334,306

Total liabilities	149,146,118	316,334,306

COMMITMENTS AND CONTINGENCIES (Note 14)
EQUITY (DEFICIT):
Ordinary shares (US$0.0001 par value, 471,620,833 shares authorized, and 46,234,659 and 101,284,881 shares issued and outstanding as of December 31, 2011 and December 31, 2012, respectively)	4,624	10,128
Series A Preferred Shares (US$0.0001 par value, 20,212,500 shares authorized, issued and outstanding as of December 31, 2011)	20,113,898	—
Series B Preferred Shares (US$0.0001 par value, 8,166,667 shares authorized, issued and outstanding as of December 31, 2011)	41,147,021	—
Additional paid-in capital	124,341,953	258,368,448
Accumulated losses	(166,553,261)	(176,025,335)
Accumulated other comprehensive income (loss)	(765,033)	229,573

Total shareholders' equity	18,289,202	82,582,814

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	167,435,320	398,917,120

The accompanying notes are an integral part of the consolidated financial statements.

VIPSHOP HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

(In U.S. dollars, except for share data)

	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011	1.1.2012 to 12.31.2012
	$	$	$
Net revenues	32,582,115	227,142,876	692,112,964
Cost of goods sold (including inventory written down of $2,601,368, $1,694,336 and $12,166,659 for the years ended December 31, 2010, 2011 and 2012, respectively)	(29,374,315)	(183,801,334)	(537,637,860)

Gross Profit	3,207,800	43,341,542	154,475,104
Fulfillment expenses (including shipping and handling expenses of $4,318,131, $29,416,463 and $53,897,805 for the years ended December 31, 2010, 2011 and 2012, respectively) (Note 16 (e))	(5,809,118)	(45,478,327)	(96,523,444)
Marketing expenses (Note 16 (e))	(2,438,066)	(15,253,325)	(32,272,629)
Technology and content expenses (Note 16 (e))	(562,120)	(5,516,361)	(14,644,113)
General and administrative expenses (Note 16 (e))	(2,843,583)	(84,575,539)	(25,541,812)

Total operating expenses	(11,652,887)	(150,823,552)	(168,981,998)
Other income	78,675	564,182	2,563,321

Loss from operations	(8,366,412)	(106,917,828)	(11,943,573)
Interest expenses	—	(494,509)	(222,868)
Interest income	564	122,437	3,558,013
Exchange gain (loss)	—	18,375	(157,473)

Loss before income taxes	(8,365,848)	(107,271,525)	(8,765,901)
Income tax expense (Note 12)	—	—	(706,173)

Net loss	(8,365,848)	(107,271,525)	(9,472,074)
Deemed dividend on issuance of Series A Preferred Shares	—	(49,214,977)	—

Net loss attributable to ordinary shareholders	(8,365,848)	(156,486,502)	(9,472,074)

Net loss per share (Note 13)
—Basic	(0.18)	(3.38)	(0.11)
—Diluted	(0.18)	(3.38)	(0.11)
Weighted average numbers of shares used in calculating net loss per share:
—Basic	47,775,000	46,255,574	88,849,206
—Diluted	47,775,000	46,255,574	88,849,206
Net loss	(8,365,848)	(107,271,525)	(9,472,074)
Other comprehensive (loss) income, net of tax: Foreign currency translation adjustments	(195,771)	(569,628)	994,606

Comprehensive loss	(8,561,619)	(107,841,153)	(8,477,468)

The accompanying notes are an integral part of the consolidated financial statements.

VIPSHOP HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

(In U.S. dollars, except for share data)

	Series A Preferred shares		Series B Preferred shares		Ordinary shares				Accumulated other comprehensive income (loss)
							Additional paid-in capital	Accumulated losses
	No. of shares	Amount	No. of shares	Amount	No. of shares	Amount				Total
		$		$		$	$	$	$	$
Balance as of January 1, 2010	—	—	—	—	47,775,000	4,778	145,805	(1,700,912)	366	(1,549,963)
Net loss	—	—	—	—	—	—	—	(8,365,848)	—	(8,365,848)
Repayment from the shareholders	—	—	—	—	—	—	—	1	—	1
Foreign currency translation	—	—	—	—	—	—	—	—	(195,771)	(195,771)

Balance as of December 31, 2010	—	—	—	—	47,775,000	4,778	145,805	(10,066,759)	(195,405)	(10,111,581)

Net loss	—	—	—	—	—	—	—	(107,271,525)	—	(107,271,525)
Repurchase of ordinary shares	—	—	—	—	(1,837,500)	(184)	(1,837,316)	—	—	(1,837,500)
Issuance of ordinary shares	—	—	—	—	297,159	30	1,499,964	—	—	1,499,994
Issuance of Series A Preferred shares	20,212,500	20,113,898	—	—	—	—	—	—	—	20,113,898
Issuance of Series B Preferred shares	—	—	8,166,667	41,147,021	—	—	—	—	—	41,147,021
Registered capital contributions by shareholders of the VIE	—	—	—	—	—	—	1,390,621	—	—	1,390,621
Deemed dividend on issuance of Series A Preferred shares	—	—	—	—	—	—	49,214,977	(49,214,977)	—	—
Share-based compensation expenses	—	—	—	—	—	—	73,927,902	—	—	73,927,902
Foreign currency translation	—	—	—	—	—	—	—	—	(569,628)	(569,628)

Balance as of December 31, 2011	20,212,500	20,113,898	8,166,667	41,147,021	46,234,659	4,624	124,341,953	(166,553,261)	(765,033)	18,289,202

Net loss	—	—	—	—	—	—	—	(9,472,074)	—	(9,472,074)
Issuance of ordinary shares pursuant to initial public offering	—	—	—	—	22,009,200	2,201	66,020,596	—	—	66,022,797
Direct offering expenses	—	—	—	—	—	—	(3,332,962)	—	—	(3,332,962)
Conversion of Series A Preferred Shares into ordinary shares	(20,212,500)	(20,113,898)	—	—	20,212,500	2,021	20,111,877	—	—	—
Conversion of Series B Preferred Shares into ordinary shares	—	—	(8,166,667)	(41,147,021)	12,682,206	1,268	41,145,753	—	—	—
Proceeds from registered capital contributions by shareholders of the VIE	—	—	—	—	—	—	2,292,763	—	—	2,292,763
Proceeds from issuance of ordinary shares upon exercise of stock options	—	—	—	—	146,316	14	191,519	—	—	191,533
Share-based compensation expenses	—	—	—	—	—	—	7,596,949	—	—	7,596,949
Foreign currency translation	—	—	—	—	—	—	—	—	994,606	994,606

Balance as of December 31, 2012	—	—	—	—	101,284,881	10,128	258,368,448	(176,025,335)	229,573	82,582,814

The accompanying notes are an integral part of the consolidated financial statements.

VIPSHOP HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars, except for share data)

	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011	1.1.2012 to 12.31.2012
	$	$	$
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	(8,365,848)	(107,271,525)	(9,472,074)
Adjustments to reconcile net income to net cash by operating activities:
Allowance for doubtful debts	49,042	—	—
Prepaid expenses write-down	—	—	222,999
Inventory write-down	2,601,368	1,694,336	12,166,659
Depreciation of property and equipment	103,193	1,368,824	4,527,122
Amortization of other assets	731	4,453	4,801
Loss on disposal of property and equipment	31,568	61,194	20,670
Impairment loss of property and equipment	—	437,725	—
Share-based compensation expenses	—	73,927,902	7,596,949
Interest income on held-to-maturity securities	—	—	(1,026,325)
Changes in operating assets and liabilities:
Accounts receivable	(935,944)	(2,777,955)	(2,866,381)
Amounts due from related parties	—	(2,101,853)	1,924,616
Other receivables	(649,971)	(8,764,669)	(583,406)
Inventories	(8,471,539)	(64,028,801)	(86,388,390)
Advances to suppliers	(4,696,241)	(7,652, 930)	2,859,976
Prepaid expenses	(57,133)	(1,020,061)	390,318
Accounts payable	7,247,173	79,716,575	105,435,451
Advances from customers	2,117,561	13,072,783	40,567,356
Accrued expenses and other current liabilities	3,195,242	23,025,083	26,009,941
Amounts due to related parties(b)	1,164,032	(856,307)	(168,989)
Deferred income	93,245	2,472,001	10,347,912

Net cash (used in) from operating activities	(6,573,521)	1,306,775	111,569,205

Cash flows used in investing activities:
Purchase of property and equipment	(1,519,205)	(9,592,160)	(12,379,386)
Purchase of other assets	(3,128)	(9,989)	(770)
Proceed from disposal of property and equipment	—	3,178	19,972
(Increase) decrease in restricted deposits	—	(14,214,585)	14,214,585
Purchase of held-to-maturity securities	—	—	(101,302,171)
Proceed from redemption of held-to-maturity securities upon maturities	—	—	16,231,306

Net cash used in investing activities	(1,522,333)	(23,813,556)	(83,216,464)

Cash flows from financing activities:
Proceeds from registered capital contributions by shareholders of the VIE(b)	—	1,390,621	—
Proceeds from bank borrowings	—	17,477,240	—
Repayment to bank borrowings	—	(4,766,520)	(12,710,720)
Loans from shareholders	9,137,220	1,470,635	—
Issuance of Series A Preferred shares(a)	—	10,503,138	—
Issuance of Series B Preferred shares	—	41,223,892	—
Issuance costs of Series A and Series B Preferred shares	—	(175,754)	—
Issuance costs of ordinary shares	1	1,499,994	—
Repurchase of ordinary shares	—	(1,837,500)	—
Proceeds from issuance of ordinary shares in the initial public offering, net of issuance cost	—	—	62,689,835
Proceeds from issuance of ordinary shares upon exercise of stock options	—	—	191,533

Net cash provided by financing activities	9,137,221	66,785,746	50,170,648
Effect of exchange rate changes	(217,996)	(435,278)	994,462

Net increase in cash and cash equivalents	823,371	43,843,687	79,517,851
Cash and cash equivalents at beginning of the period	287,720	1,111,091	44,954,778

Cash and cash equivalents at end of the period	1,111,091	44,954,778	124,472,629

(a)
Noncash financing activities: refer to note 11, US$9,709,643 of the Assigned Loan amount was settled with the accumulated shareholder loan due from the Company to the Chairman on February 21, 2011. The rest of the subscription price of US$10,503,138 was settled in cash.

(b)
Noncash financing activities: US$2,292,763 registered capital was contributed by shareholders of the VIE via offsetting the accumulated shareholder loan due from the Company to the shareholders on June 14, 2012.

The accompanying notes are an integral part of the consolidated financial statements.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

1. Organization and principal activities

        Vipshop Holdings Limited (the "Company") was incorporated in the Cayman Islands on August 27, 2010 to be the holding company, its subsidiaries and variable interest entity ("VIE") is engaged in the provision of operating an online platform. The Company offers high-quality branded products to consumers in the People's Republic of China (the "PRC") through flash sales on its vipshop.com website. Flash sales represents a new online retail format combining the advantages of e-commerce and discount sales through selling a finite quantity of discounted products or services online for a limited period of time. At the time of the Company's incorporation and through the date of the Reorganization as described below, the ownership interest of the Company was held by five individuals indirectly through their respective investment holding companies. These individuals are Mr. Eric Ya Shen("Mr. Shen"), the Chairman and chief executive officer of the Company, Mr. Arthur Xiaobo Hong, the Vice Chairman of the Board of Directors of the Company (collectively, the "Founders"), and three other investors (the "Original Investors"). The Company, its subsidiaries and consolidated variable interest entity ("VIE") are collectively referred to as the "Group".

        Vipshop Information Technology Co., Ltd. ("Vipshop Information" or the "VIE") was incorporated in the PRC on August 22, 2008, to operate an online platform for sales of products. On the date of Reorganization, Vipshop Information are owned by the same five ultimate shareholders of the Company as described above, with the same respective percentage of ownership for each of the five ultimate shareholders.

        To comply with PRC laws and regulations that restrict foreign owned enterprises from holding the licenses that are necessary for the operation of internet access, the distribution of online information and the conduct of online commerce, the Company entered into the following transactions (collectively, the "Reorganization").

        On October 22, 2010, the Company incorporated a wholly owned subsidiary, Vipshop International Holdings Limited in Hong Kong ("Vipshop HK") as the intermediate holding company for Vipshop (China) Co., Ltd. (formerly known as Vipshop Information Computer Service Co. Ltd., the "WOFE"). The WOFE was incorporated on January 20, 2011 in the PRC as a wholly owned subsidiary of Vipshop HK with initial registered capital of RMB10 million (US$1.6 million). On the same day, the WOFE entered into series agreements with Vipshop Information and each of its individual shareholders that are disclosed in the Note 2(b).

        The Reorganization has been accounted for as a recapitalization because there was no control or collaborative group established before or after the Reorganization, and the assets and liabilities were recorded at their historical costs. The Company, its subsidiaries and variable interest entity are collectively referred to as the Group. Accordingly, the Group's consolidated financial statements for the periods presented have been prepared by including the financial statements of the Company, its subsidiaries and the VIE.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

1. Organization and principal activities (Continued)

        As of December 31, 2012, the Company's significant consolidated subsidiaries and VIE consist of the following:

Name	Date of incorporation	Place of incorporation	Percentage of shareholdings	Principal activities
Guangzhou Vipshop Information Technology Co., Ltd.("Vipshop Information" or the "VIE")	August 22, 2008	China	VIE	Online retail
Vipshop International Holdings Limited("Vipshop HK")	October 22, 2010	Hong Kong	100%	Investment holding
Vipshop (China) Co., Ltd.(the "WOFE")	January 20, 2011	China	100%	Warehousing, logistics, procurement, research and development, consulting
Vipshop (Kunshan) E-Commerce Co., Ltd.("Vipshop Kunshan")	August 2, 2011	China	100%	Warehousing and logistics
Vipshop (Jianyang) E-Commerce Co., Ltd.("Vipshop Jianyang")	February 22, 2012	China	100%	Warehousing and logistics
Vipshop (Beijing) E-Commerce Co., Ltd.("Vipshop Beijing")	March 13, 2012	China	100%	Warehousing and logistics
Vipshop (Tianjin) E-Commerce Co., Ltd.("Vipshop Tianjin")	July 31, 2012	China	100%	Warehousing and logistics
Guangzhou Pinwei Software Co., Ltd. ("Pinwei Software")	December 6, 2012	China	100%	Software development and information technology support

2. Summary of Significant Accounting Policies

(a)   Basis of Presentation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

(b)   Principles of consolidation

        The consolidated financial statements include the financial statements of the Company, its subsidiaries and VIE for which it is deemed the primary beneficiary. All intercompany transactions, balances and unrealized profit and losses have been eliminated on consolidation.

        The Company evaluates the need to consolidate its VIE in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

2. Summary of Significant Accounting Policies (Continued)

        Details of certain key agreements entered into between the WOFE, the VIE and each of its individual shareholders on January 20, 2011 are as follows:

        Power of Attorney Agreements:    Each equity holder of Vipshop Information irrevocably authorized the WOFE to exercise the rights related to their shareholdings, including attending shareholders' meetings and voting on their behalf on all matters, including but not limited to matters related to the transfer, pledge or disposition of their respective equity interests in Vipshop Information, and appointment of the executive directors and senior management of Vipshop Information. The WOFE has the right to appoint any individual or entity to exercise the power of attorney on its behalf. Each power of attorney will remain in effect until the shareholder ceases to hold any equity interest in Vipshop Information.

        Exclusive Business Cooperation Agreement:    The WOFE entered into an agreement with Vipshop Information to provide Vipshop Information with technical, consulting and other services. In considerations of these services, Vipshop Information shall pay the WOFE fees equal to 100% of its net income, the rate of service fees may be adjusted upon mutual discussions between the two parties. The WOFE is the exclusive provider of these services for a term of 10 years.

        Equity Interest Pledge Agreements:    Each equity holder of Vipshop Information pledged all their respective equity interests in Vipshop Information as security to ensure that Vipshop Information fully performs its obligations under the Exclusive Business Cooperation Agreement, and pays the consulting and service fees to the WOFE when the fees becomes due.

        Exclusive Option Agreements:    Each equity holder of Vipshop Information granted the WOFE an irrevocable and exclusive right to purchase, or designate one or more persons to purchase, their equity interest in Vipshop Information at the WOFE's sole and absolute discretion to the extent permitted by the PRC laws. The purchase price is 10 Renminbi ("RMB") (US$1.61); if appraisal is required by laws of the PRC at the time when the WOFE exercises the option, the parties shall negotiate in good faith, to make necessary adjustments to the purchase price based on the appraisal result to comply with applicable laws of the PRC.

        On October 8, 2011, the WOFE entered into the following amended agreements with Vipshop Information and each of its individual shareholders to replace the respective original agreements entered into on January 20, 2011:

        Amended and Restated Exclusive Business Cooperation Agreement:    The WOFE entered into this agreement with Vipshop Information to provide Vipshop Information with technical, consulting and other services. This agreement replaced the original Exclusive Business Cooperation Agreement dated January 20, 2011. There was no significant change of terms from the original agreement except that the service fee to be paid by Vipshop Information to the WOFE in consideration of the services to be provided by the WOFE, shall equal to 100% of the net income of Vipshop Information, provided that the WOFE, at its sole discretion, shall have the right to adjust the rate of the service through written notice. The term of this agreement is ten years from the execution date of October 8, 2011 and may be extended for a period to be determined by the WOFE. The WOFE may terminate this agreement at any time by giving 30 days prior written notice. Vipshop Information has no right to terminate this agreement unless the WOFE commits gross negligence or fraud.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

2. Summary of Significant Accounting Policies (Continued)

        Amended and Restated Equity Interest Pledge Agreement:    This agreement replaced the original Equity Interest Pledge Agreements entered into on January 20, 2011. There was no significant change of terms from the original agreement. The agreement will remain in effect until all of the obligations of Vipshop Information under the Amended and Restated Exclusive Business Cooperation Agreement have been duly performed or terminated.

        Amended and Restated Exclusive Option Agreement:    This agreement replaced the original Exclusive Option Agreement entered into on January 20, 2011. There was no significant change of terms from the original agreement. The term of this agreement is ten years from the execution date of October 8, 2011, which may be extended for a period to be determined by the WOFE.

        Exclusive Purchase Framework Agreement:    The WOFE and Vipshop Information entered into this agreement during the third quarter of fiscal 2011. Under this agreement, Vipshop Information agrees to purchase products or services exclusively from the WOFE or its subsidiaries. Vipshop Information and its subsidiaries must not purchase from any third party products or services which the WOFE is capable of providing. The term of this agreement is five years from September 1, 2011. If neither party objects in writing and both parties remain cooperating at the expiration of the agreement, the parties will continue to be bound by this agreement until a new agreement is entered into. Vipshop Information must pay the WOFE for its products an amount, which includes a service fee, based on the unit price and the quantity of the products ordered by Vipshop Information. The WOFE may terminate this agreement at any time by giving 15 days' prior written notice. Vipshop Information has no right to terminate this agreement unless the WOFE commits gross negligence or fraud.

        As explained in Note 1, at the time of the Company's incorporation and through the date of the Reorganization as described below, the ownership interest of the Company was held by five individuals indirectly through their respective investment holding companies.

        In October 2012, the Company effected transfer of 10.4% of equity interest from one of the former shareholder of Vipshop Information to Mr. Shen, an existing shareholder of Vipshop Information, and amended the contractual arrangements the relevant entities had as explained above with Mr. Shen to reflect this transfer. As of December 31, 2012, shareholders of Vipshop Information include Mr. Shen, Mr. Arthur Xiaobo Hong, Mr. Bin Wu and Mr. Xing Peng, holding 52.0%, 26.0%, 11.6% and 10.4% of the total equity interests in Vipshop Information, respectively.

        The Company participated significantly in the design of Vipshop Information. Based on the Equity Interest Pledge Agreements and the Amended and Restated Equity Pledge Agreements, the Exclusive Option Agreement and the Amended and Restated Exclusive Option Agreement, and the Power of Attorney Agreements dated January 20, 2011, which has not been subsequently amended, the Company has the ability to effectively control Vipshop Information through the WOFE. The Company is also able to receive a majority of the economic benefits of Vipshop Information, because of its ability to effectively determine the service fees payable by Vipshop Information to the WOFE under the Exclusive Business Cooperation Agreement and the Amended and Restated Exclusive Business Cooperation Agreement, and through the Exclusive Purchase Framework Agreement. Therefore, the Company has determined that it is the primary beneficiary of Vipshop Information and has consolidated its respective results for the periods presented. Other than Vipshop Information, the Company has no interest in any other variable interest entities.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

2. Summary of Significant Accounting Policies (Continued)

  Risks in relation to the VIE structure

        The Group believes that the VIE arrangements are in compliance with PRC law and are legally enforceable. The equity holders of the VIE are also shareholders of the Company and therefore have no current interest in seeking to act contrary to the contractual arrangements. However, there are certain risks related to the VIE arrangements, which include but are not limited to the following:

  •
  If the Group's ownership structure, are found to be in violation of any existing or future PRC laws or regulations, the relevant governmental authorities, including the China Securities Regulatory Commission, would have broad discretion in dealing with such violation, including levying fines, confiscating its income or the income of the WOFE or the VIE, revoking the business licenses or operating licenses of the WOFE or the VIE, shutting down the Group's servers or blocking the Group's website, discontinuing or placing restrictions or onerous conditions on the Group's operations, requiring the Group to undergo a costly and disruptive restructuring, restricting or prohibiting the Group's use of various funding to finance its business and operations in China, and taking other regulatory or enforcement actions that could be harmful to the Group's business;

  •
  The Group relies on contractual arrangements with the VIE and its equity holders for a majority all of its PRC operations, which may not be as effective as direct ownership in providing operational control;

  •
  The Group may have to incur significant cost to enforce, or may not be able to effectively enforce, the contractual arrangements with the VIE and their equity holders in the event of a breach or non-compliance by the VIE or their equity holders; and

  •
  Each of the shareholders of the VIE is also a director of the Company, and has a duty of care and loyalty to the Company and its shareholders as a whole under Cayman Islands law. Under the contractual arrangements with the VIE and its shareholders, (a) the Company may replace any such individual as a shareholder of the VIE at the Company's discretion, and (b) each of these individuals has executed a power of attorney to appoint the WOFE or its designated third party to vote on their behalf and exercise shareholder rights of the VIE. However, the Company cannot assure that these individuals will act in the best interests of the Company should any conflicts of interest arise, or that any conflicts of interest will be resolved in the Company's favor. These individuals may breach or cause the VIE to breach the existing contractual arrangements. If the Company cannot resolve any conflicts of interest or disputes between the Company and any of these individuals, the Company would have to rely on legal proceedings, which may be expensive, time-consuming and disruptive to its operations. There is also substantial uncertainty as to the outcome of any such legal proceedings.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

2. Summary of Significant Accounting Policies (Continued)

        Vipshop Information's total assets, total liabilities, total equity, net revenues, total operating expenses and net (loss) income attributable to the Company and after intercompany eliminations are as follows:

	As of December 31,
	2011	2012
	$	$
Total assets	60,721,481	173,424,245
Current Liabilities:
Accounts payable	(2,243,711)	(101,556)
Advance from customers	(15,378,465)	(55,948,713)
Accrued expenses and other current liabilities	(11,825,417)	(24,908,418)
Amounts due to related parties	(2,992,516)	(789,057)
Deferred income	(2,569,655)	(10,850,319)

Total current liabilities	(35,009,764)	(92,598,063)

Total liabilities	(35,009,764)	(92,598,063)

Total equity	25,711,717	80,826,182

	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011	1.1.2012 to 12.31.2012
	$	$	$
Net revenues	32,582,115	226,291,723	691,975,575
Total operating expenses	(11,626,563)	(55,725,479)	(70,858,631)
Net (loss) income	(8,339,525)	(26,409,424)	8,058,229

(c)   Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management of the Group to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting periods. Actual results may differ from these estimates. The Group's management based their estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Group's financial statements include inventory write-down, revenue recognition cut off adjustments, valuation allowance for deferred tax assets, valuation of ordinary shares and preferred shares when the preferred shares were issued, valuation of stock options. Changes in facts and circumstances may result in revised estimates.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

2. Summary of Significant Accounting Policies (Continued)

(d)   Cash and Cash Equivalents

        Cash and cash equivalents consist of cash on hand demand deposits and highly liquid investments with maturity of less than three months.

        Cash and cash equivalents are placed with financial institutions with high-credit ratings and quality.

(e)   Held-to-maturity securities

        The Group invests in debt securities which have fixed maturity dates, pay a fixed return on the amount invested and early redemption of these securities is not allowed. The Group classifies these investments as held-to-maturity as it has both the positive intent and ability to hold them until maturity. Held-to-maturity securities are recorded at amortized cost and are classified as short-term, since their contractual maturity dates are less than one year.

(f)    Inventories

        Inventory is stated at the lower of cost or market. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated market value for slow-moving merchandise and damaged goods. The amount of write down is also dependent upon factors such as whether the goods are returnable to vendors, inventory aging, historical and forecasted consumer demand, and promotional environment. The Group takes ownership, risks and rewards of the products purchased, but has arrangements to return unsold goods with certain vendors. Write downs are recorded in cost of goods sold in the consolidated statements of income (loss) and comprehensive income (loss).

(g)   Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and impairment losses. Gains or losses on dispositions of property and equipment are included in operating income (loss). Major additions, renewals and betterments are capitalized, while maintenance and repairs are expensed as incurred.

        Depreciation and amortization are provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service. Estimated useful lives are as follows, taking into account the assets' estimated residual value:

Classification	Estimated useful life
Furniture, fixtures and equipment	2 to 3 years
Leasehold improvements	Over the lease term
Motor vehicles	5 years

        Direct and incremental costs related to the construction of assets, including costs under the construction contracts, duties and tariffs, equipment installation and shipping costs, are capitalized. Management estimates the residual value of its furniture, fixtures and equipment and motor vehicles to be 5%.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

2. Summary of Significant Accounting Policies (Continued)

(h)   Impairment of long-lived assets

        The Group evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When these events occur, the Group assesses the recoverability of these long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the future undiscounted cash flow is less than the carrying amount of the assets, the Group recognizes an impairment equal to the difference between the carrying amount and fair value of these assets. The Group recorded impairments in the amount of nil, $437,725 and nil for the years ended December 31, 2010, 2011 and 2012, respectively.

(i)    Revenue recognition

        The Group recognizes revenue from the sale of apparel and accessories, home products, healthcare products and other merchandise through its online platform, including its internet website and cellular phone application. The Group recognizes revenue when persuasive evidence of an arrangement exists, products are delivered, the price to the buyer is fixed or determinable and collectability is reasonably assured.

        The Group utilizes delivery service providers to deliver goods to its customers directly from its own warehouses. The Group estimates and defers revenue and the related product costs for goods that are in-transit to the customers.

        The Group offers customers with an unconditional right of return for a period of seven days. The Group defers revenue until the return period expires as it does not currently have sufficient historical data related to such sales to reasonably estimate the amount of future returns.

        Revenue was recorded on a gross basis, net of surcharges and value added tax ("VAT") of 17% of gross sales. Surcharges are sales related taxes representing the City Maintenance and Construction Tax and Education Surtax. The Group recorded revenue on a gross basis because the Group has the following indicators for gross reporting: it is the primary obligor of the sales arrangements, is subject to inventory risks of physical loss, has latitude in establishing prices, has discretion in suppliers' selection and assumes credit risks on receivables from customers. The Group also retains some of general inventory risks despite its arrangements to return goods to some vendors within limited time periods.

Discount coupons membership reward program

        The Group voluntarily provides discount coupons through certain co-operative websites or through public distributions during its marketing activities. These coupons are not related to prior purchases, and can only be utilized in conjunction with subsequent purchases on the Group's platforms. These discount coupons are recorded as reduction of revenues at the time of use. The Group has established a membership reward program wherein customers earn one point for one RMB of purchase made on the Group's platforms. Existing members may also receive extra reward points at the time of the first purchase by those customers referred by them. Membership reward points can be either exchanged into coupons to be used in connection with subsequent purchases, or exchanged into free gifts. The expiry dates of these reward points vary based on different individual promotional programs, while the coupons expire three months after redemption. The Group accrues liabilities for the estimated value of

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

2. Summary of Significant Accounting Policies (Continued)

the points earned and expected to be redeemed, which are based on all outstanding reward points related to prior purchases at the end of each reporting period, as it does not currently have sufficient historical data to reasonably estimate the usage rate of these reward points. These liabilities reflect management's best estimate of the cost of future redemptions. As of December 31, 2011 and 2012, the Group recorded deferred revenue related to reward points earned from prior purchases of $2,569,655 and $10,513,246, respectively.

        The Group does not charge any membership fees from its registered members. New members who register on the Group's platforms or existing members introducing new members to the Group's website will be granted free membership reward points, which can be used to redeem coupons for future purchases. These reward points are not related to prior purchases and are recorded as reduction of revenues at the time of use.

        Amounts collected by delivery service providers but not yet remitted to the Group are classified as accounts receivable on the consolidated balance sheets. Payments received in advance of delivery are classified as advances from customers. Revenues include fees charged to customers for shipping and handling expenses. The Company pays a fee to the delivery service provider and records such fee as shipping and handling expenses.

Other revenues

        The Group conducts product promotion activities for certain brands on its website, including advanced and prominent placement of vendors' products on its website, and technical consultations services related to on-line advertising. These revenues are recognized on a straight-line basis over the service periods, net of business tax of approximately 5% of service revenues.

(j)    Cost of goods sold

        Cost of goods sold consists primarily of cost of merchandise sold and inventory write-down. The amounts of inventory write-down were $2,601,368, $1,694,336 and $12,166,659 for the years ended December 31, 2010, 2011 and 2012, respectively. Our cost of goods sold does not include shipping and handling expenses, payroll, bonus and benefits of logistic staffs or logistic centers rental expenses, therefore our cost of goods sold may not be comparable to other companies which include such expenses in their cost of goods sold.

(k)   Fulfillment expenses

        Fulfillment expenses primarily consist of payroll, bonus and benefits of logistics staff, logistics centers rental expenses, shipping and handling expenses and packaging expenses.

(l)    Marketing expenses

        Marketing expenses primarily consist of payroll, bonus and benefits of marketing staff, advertising costs, agency fees and costs for promotional materials.

        The amounts of advertising expenses were $1,994,348, $14,562,477 and $29,332,178 for the years ended December 31, 2010, 2011 and 2012, respectively.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

2. Summary of Significant Accounting Policies (Continued)

(m)  Technology and content expenses

        Technology and content expenses primarily consist of payroll, bonus and benefits of the staff in the technology and system department, telecommunications expenses, model fees and photography expenses.

(n)   General and administrative expenses

        General and administrative expenses primarily consist of payroll, bonus and benefit costs for retail and corporate employees, legal, finance, information systems, rental expenses and other corporate overhead costs.

(o)   Foreign Currency Transactions and Translations

        The functional currency of the Company and Vipshop HK are the United States dollar ("US dollar"). The functional currency of all the other subsidiaries and the variable interest entity is RMB. Foreign currency denominated monetary assets and liabilities have been translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in foreign currencies have been translated into the functional currency at the applicable rates of exchange prevailing on the date transactions occurred. Transaction gains and losses are recognized in the consolidated statements of income (loss) and comprehensive income (loss).

        The financial statements of the subsidiaries and the variable interest entity have been translated into US dollars for the purposes of consolidation. Assets and liabilities are translated into US dollars based on the rates of exchange existing on the balance sheet date. Equity accounts are translated at historical exchange rates. The statements of operations are translated using a weighted average rate for the period. Translation adjustments have been reported as a separate component of other comprehensive income.

        The RMB is not a freely convertible currency. The PRC State Administration for Foreign Exchange, under the authority of the People's Bank of China, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China foreign exchange trading system market. The Group's cash and cash equivalents denominated in RMB amounted to $44,478,829 and $123,300,918 at December 31, 2011 and 2012, respectively.

(p)   Income Taxes

        Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As part of the process of preparing financial statements, the Group is required to estimate its income taxes in each of the jurisdictions in which it operates. The Group accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance when,

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

2. Summary of Significant Accounting Policies (Continued)

based upon the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

(q)   Value added taxes

        The Company's PRC subsidiaries are subject to VAT at a rate of 17% on proceeds received from customers, and are entitled to a refund for VAT already paid or borne on the goods purchased by it and utilized in the production of goods that have generated the gross sales proceeds. The VAT balance is recorded either in other current liabilities or other current receivables on the face of consolidated balance sheets.

(r)   Comprehensive income (loss)

        Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. During the periods presented, comprehensive income (loss) is reported in the consolidated statements of income (loss) and comprehensive income (loss), and other comprehensive income (loss) includes foreign currency translation adjustments.

(s)   Concentration of credit risk

        Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, held-to-maturity securities, amounts due from related parties, other receivables and advances to suppliers. The Group places its cash and cash equivalents and held-to-maturity securities with financial institutions with high-credit ratings and quality. Accounts receivable primarily comprise of amounts receivable from product delivery service providers. These amounts are collected from customers by the service providers when products are delivered. The principal amounts of all held-to maturity securities are guaranteed by the issuers. The Group conducts a credit evaluation of these service providers and generally requires a small amount of security deposit. Amounts due from related parties are prepayments related to purchases of goods from the entities controlled by shareholders of the Company. Due to the nature of the relationship, the Company considers there to be no collection risks in regard to amounts due from related parties. With respect to advances to product suppliers, the Group performs on-going credit evaluations of the financial condition of its suppliers. The Group establishes an allowance for doubtful accounts based upon estimates, factors surrounding the credit risk of specific delivery service providers and other information.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

2. Summary of Significant Accounting Policies (Continued)

(t)    Fair value of financial instruments

        Fair value is considered to be the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs may be used to measure fair value include:

Level 1	applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.
Level 2
applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.
Level 3	applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

        The carrying values of the Group's financial instruments, including cash and cash equivalents, restricted deposits, accounts receivable, other receivables, accounts payable, other current liabilities, amounts due from and to related parties and short term bank borrowings, approximate their fair values.

(u)   Operating leases

        Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Other leases are accounted for as capital leases. Payments made under operating leases, net of any incentives received by the Group from the leasing company, are charged to the statements of operations on a straight-line basis over the lease periods.

(v)   Share-based Compensation

  Employee share-based compensation

        Share-based payments make to employees, including employee stock options, and restricted shares issued to employees which the Company has a repurchase option, are recognized as compensation expenses over the requisite service periods. The Group measures the cost of employee services received in exchange for share-based compensation at the grant date fair value of the awards. The Company has

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

2. Summary of Significant Accounting Policies (Continued)

elected to recognize compensation expense on a straight-line basis over the requisite service period for the entire award with graded vesting provided that the amount of compensation cost recognized at any date must at least equal the portion of the grant-date value of the award that is vested at that date. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of share-based compensation expense to be recognized in future periods.

  Modification of equity awards

        The Group treated a modification of the terms or conditions of an equity award as an exchange of the original award for a new award. The incremental compensation cost as an effect of a modification is measured as the excess, if any, of the fair value of the modified award over the fair value of the original award immediately before its terms are modified, measured based on the share price and other pertinent factors at that date. Total recognized compensation cost for an equity award shall at least equal the fair value of the award at the grant date unless at the date of the modification the performance or service conditions of the original award are not expected to be satisfied. Thus, the total compensation cost measured at the date of a modification shall be the sum of the portion of the grant-date fair value of the original award for which the requisite service is expected to be rendered (or has already been rendered) at that date, and the incremental cost resulting from the modification. The Group records the incremental fair value of the modified award, as compensation cost on the date of modification for vested awards, or over the remaining service period for unvested awards.

  Non-employee share-based compensation

        Share-based compensation make to non-employees are recognized as compensation expenses ratably over the requisite service periods. The Group measures the cost of non-employee services received in exchange for share-based compensation based on the fair value of the equity instruments issued. The Group measures the fair value of the equity instruments in these transactions using the stock price and other measurement assumptions on the measurement date, which is determined as the earlier of the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or the date at which the counterparty's performance is complete.

        As the quantity and terms of the equity instruments issued to non-employees are known up front, the Group recognizes the cost incurred during financial reporting periods before the measurement date. The Group measures the equity instruments at their then-current fair values at each of the financial reporting dates, and attributes the changes in those fair values over the future services period until the measurement date has been established.

(w)  Series A & B Convertible Preferred Shares

        The Series A convertible preferred shares ("Series A Preferred Shares") and the Series B convertible preferred shares ("Series B Preferred Shares") are non-redeemable and classified as permanent equity and have been initially recorded at their fair value upon issuance.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

2. Summary of Significant Accounting Policies (Continued)

        In March 2012, upon the completion of the Company's initial public offering, all Series A Preferred Shares and Series B Preferred Shares were automatically converted into ordinary shares.

(x)   Earnings (loss) per share

        During the period when the preferred shares are outstanding, basic earnings (loss) per share are computed by dividing net income (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period using the two-class method. The Group has determined that its convertible Series A and B Preferred Shares participate in undistributed earnings on the same basis as the ordinary shares. Accordingly, the Group has used the two-class method of computing earnings (loss) per share. Under this method, net income (loss) applicable to holders of ordinary shares is allocated on a pro rata basis to the ordinary and convertible Series A and B Preferred shares to the extent that each class may share in income (loss) for the period had it been distributed. Losses are not allocated to the participating securities. Diluted earnings (loss) per share is computed using the more dilutive of (a) the two-class method or (b) the if-converted method.

        After the conversion of the preferred shares, basic earnings (loss) per share are computed by dividing net earnings (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into ordinary shares.

(y)   Recent Changes in Accounting Standards

        In December 2011, the FASB issued an authoritative pronouncement related to disclosures about offsetting assets and liabilities. The guidance requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Group does not expect the adoption of this pronouncement to have a significant impact on its consolidated financial condition or results from operations.

3. Accounts Receivable

	As of December 31,
	2011	2012
	$	$
Components of accounts receivable are as follows:
Delivery service providers (note)	4,094,082	6,875,717
Other customers	56,582	114,843
Less: allowance for doubtful debts	—	—

Total	4,150,664	6,990,560

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

3. Accounts Receivable (Continued)

        The accounts receivable for more than 10% are as follows:

	As of December 31
	2011	2012
Delivery service provider A	35%	—
Delivery service provider B	36%	—
Delivery service provider C	—	18%
Delivery service provider D	—	17%

Note:	For certain sales transactions, delivery service providers will collect payments from the Group's customers upon delivery of goods, and remit such payments back to the Group on a periodic basis.

4. Other Receivables

	As of December 31
	2011	2012
	$	$
Components of other receivables are as follows:
Deposits (Note)	2,369,131	4,734,991
Cash advanced to staff	163,682	104,310
VAT receivable	6,756,228	4,934,645
Others	121,440	219,941

Total	9,410,481	9,993,887

Note:	Deposits consist of amounts paid to vendors for inventory, advertising, and rental deposits

5. Held-to-maturity securities

        As of December 31, 2012, the Group's held-to-maturity securities consist of five debt securities carried at amortized cost of $86,097,191, which approximate the aggregate fair value. All of these securities mature within one year and are classified as current asset. The amount of unrecognized holding gain as of December 31, 2012 was $1,026,325.

        There has been no impairment recognized and no sales of any held-to-maturity securities before maturities during the periods presented.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

6. Property and Equipment, Net

	As of December 31
	2011	2012
	$	$
Cost
Furniture, fixtures and equipment	6,342,363	12,506,256
Leasehold improvements	1,372,451	2,624,050
Motor vehicles & Software	2,891,793	3,613,056

Sub-total	10,606,607	18,743,362
Less: accumulated depreciation	(1,458,445)	(6,105,795)

Property and equipment, net	9,148,162	12,637,567

	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011	1.1.2012 to 12.31.2012
	$	$	$
Depreciation expenses were charged to:
Fulfillment expenses	—	352,921	2,265,757
Marketing expenses	—	2,128	6,648
Technology and content expenses	—	360,194	1,634,180
General and administrative expenses	103,193	653,581	620,537

Total	103,193	1,368,824	4,527,122

        During the year ended December 31, 2011, the Group has recognized impairment loss of leasehold improvements in the amount of US$437,725. The amount has been charged to general and administrative expenses, as such loss relates to a leased office premise that has no future expected usage due to change of business plan.

7. Bank borrowings

        The Group had short term loans from banks in the total amount of US$12,710,720 and nil outstanding as of December 31, 2011 and 2012 respectively. The interest rates on the loans ranged from 105% to 120% of the benchmark interest rate quoted by the People's Bank of China, the average interest rate was 7.11% for the period ended December 31, 2011. The restricted deposits of US$14,214,585 and nil as of December 31, 2011 and 2012 respectively, represent fixed guarantee deposits required by a bank for the loan and bank facility provided.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

8. Accrued Expenses and other current liabilities

	As of December 31,
	2011	2012
	$	$
Accrued advertising expense	1,458,279	6,442,327
Accrued shipping and handling expenses	7,156,721	16,979,115
Accrued payroll	2,660,630	8,049,376
Social benefit provision	1,599,125	2,189,601
Deposits from delivery service providers	1,091,056	3,730,277
Other tax payable	10,383,025	9,513,784
Accrued rental expenses	180,412	1,580,588
Accrued administrative expenses	331,226	2,028,619
Others	1,806,028	2,162,756

Total	26,666,502	52,676,443

9. Employee Retirement Benefit

        Full time employees in the PRC participate in a government-mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to make contributions based on certain percentages of the employees' basic salaries. Other than the contribution, there is no further obligation under these plans. The total contributions and accruals made for such employee benefits was $548,282, $2,651,763 and $5,280,299 for the years ended December 31, 2010, 2011 and 2012, respectively.

10. Distribution of Profit

        Pursuant to laws applicable to entities incorporated in the PRC, the PRC subsidiaries are prohibited from distributing their statutory capital and are required to appropriate from PRC GAAP profit after tax to other non-distributable reserve funds after offsetting accumulated losses from prior years, until the cumulative amount of such reserve fund reaches 50% of their registered capital. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriation at 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the appropriation to the other fund are at the discretion of the subsidiaries.

        The general reserve is used to offset future extraordinary losses. A subsidiary may, upon a resolution passed by the shareholders, convert the general reserve into capital. The staff welfare and bonus reserve is used for the collective welfare of the employees of the subsidiary. The enterprise expansion reserve is for the expansion of the subsidiary's operations and can be converted to capital subject to approval by the relevant authorities. These reserves represent appropriations of the retained earnings determined in accordance with Chinese law, and are not distributable as cash dividends to the Group.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

10. Distribution of Profit (Continued)

        Relevant PRC statutory laws and regulations permit payment of dividends by the Company's PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The Company's PRC subsidiaries transferred nil, nil and $266,478 to general reserve during the year ended December 31, 2010, 2011 and 2012, respectively.

11. Capital Structure

        On August 27, 2010, the Company was incorporated with authorized and issued share capital of $50,000 divided into 50,000 ordinary shares of par value of US$1.0 each to Mr. Eric Ya Shen, the Chairman and chief executive officer of the Company, Mr. Arthur Xiaobo Hong, the Vice Chairman of the Board of Directors of the Company (collectively, the "Founders") and three other investors (the "Original Investors").

        On November 22, 2010, the Company subdivided its share capital into 500,000,000 shares at par value of US$0.0001 each. On the same day, the Company redeemed and cancelled 499,990,000 issued shares owned by the existing shareholders on a pro rata basis, at par value of US$0.0001 per share. As a result of these transactions, there were 10,000 issued and outstanding ordinary shares at par value of US$0.0001 per share.

Issuance of Series A Preferred Shares

        In preparation for the issuance of the Company's Series A Preferred Shares, the Series A Preferred Shares investors entered into three loans agreements with the Chairman of the Company on July 20, 2010, October 14, 2010 and December 17, 2010, with an aggregated amount of $9,709,643. Pursuant to these three loan agreements, the entire outstanding principals had been converted into the number of Series A Preferred Shares upon issuance of such shares. During 2010, the Chairman utilized the majority of the proceeds from these three loans to finance the operation of the Company through shareholder loans (refer to note 15).

        On January 24, 2011, the Company, the Series A Preferred Share investors and the Chairman of the Company entered into the Loan Assignment and Assumption Agreement, pursuant to which the Chairman of the Company assigned the entire principal of the three loan agreements entered into with the Series A Preferred Shares investors to the Company (the "Assigned Loans").

        On January 31, 2011, the Company re-designated its authorized share capital of $50,000 divided into (a) 479,787,500 ordinary shares of par value of US$0.0001 each and (b) 20,212,500 Series A Preferred Shares of par value of US$0.0001 each. On the same day, the Company issued 47,765,000 ordinary shares to its five original investors in the same proportion of their existing ownership. As a condition to the closing of the Series A Preferred Shares subscription, the Company also repurchased 1,837,500 ordinary shares from one of its Original Investors, Rapid Prince Development Limited ("Rapid Prince"), a company wholly owned by Mr. Bin Wu at an aggregate purchase price of $1,837,500 and these shares were cancelled on the same day.

        On January 31, 2011, the shareholders and directors of the Company also resolved to reserve 7,350,000 ordinary shares for future issuance under the employee stock incentive plan to be adopted by the Company (the "ESOP").

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

11. Capital Structure (Continued)

        On February 21, 2011, 20,212,500 Series A Preferred Shares of US$0.0001 each were issued to investors for $20,212,781 or US$1 each. Concurrently, the Company entered into a Convertible Loan Agreement with the Series A Preferred Share investors, also the lenders of the three Assigned Loans, which converted the entire assigned loan amounts into part of the subscription price for Series A Preferred Shares upon closing.

        The Assigned Loan amount was settled with the accumulated shareholders loan due from the Company to the Chairman on February 21, 2011. The rest of the subscription price of US$10,503,138 was settled in cash on February 23, 2011.

        Each Series A Preferred Share were convertible, at the option of the holder, at any time after the date of issuance, into one ordinary share of the Company, subject to certain anti-dilution adjustments such as share splits and combination, adjustment for ordinary share dividends and distributions, reorganization and mergers. Each Series A Preferred Share were automatically converted into ordinary shares of the Company upon the closing of an initial public offering of the Company in the United States or on a reputable stock exchange determined by the Company, with gross proceeds to the Company of not less than $30,000,000 (the "Qualified IPO"), or in the event that holders of two-thirds of the Series A Preferred Shares then outstanding elect to convert. Each Series A Preferred Share carried such number of votes as was equal to the number of votes of ordinary shares then issuable upon the conversion of such Series A Preferred Shares, and was entitled to dividend declared or paid on ordinary shareholders on an as-if-converted basis.

        Upon a liquidation event, the Series A Preferred Shares were entitled to receive out of the assets of the Company available for distribution to its members, prior and in preference to any distribution to ordinary shareholders, the amount of 120% of the Series A Preferred Shares subscription price, adjusted for certain anti-dilutive events, plus all declared but unpaid dividends and distribution on such Series A Preferred Shares. The Series A Preferred Shares were not redeemable at the option of the holders.

        As another condition to the closing of the Series A Preferred Shares, the Founders and the Original Investors of the Company, entered into the Share Restriction Agreement with the Series A Preferred Share investors and the Company on February 21, 2011. Pursuant to which the Founders and the Original Investors are prohibited from transferring, selling, assigning, pledging or disposing in any way their equity interest in the Company before such shares are vested.

        The shares held by the Founders were 40% vested immediately, with the remaining shares to be vested in 36 equal and continuous monthly installments for each month starting from February 21, 2011; provided that the Founders remain full-time employees of the Group at the end of such month. A total of 18,632,250 unvested share were held by the Founders as of February 21, 2011. The shares held by the Original Investors, were 25% vested on February 21, 2012, with the remaining shares to be vested in 36 equal and continuous monthly installments for each month starting from February 21, 2012. The Company had the option to repurchase the ordinary shares held by the Founders in the event a Founder ceased to be a full-time employee of the Group for any reasons. The Company had an irrevocable and exclusive option to repurchase all the unvested shares held by Founders at par value, and all the shares (including vested shares) held by the Founders at fair market value. The Founders and the Original Investors also agreed not to transfer their equity interest in the Company during the

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

11. Capital Structure (Continued)

180 day period following the effective date of the Company's first registration statement, or such shorter periods as may be requested by the managing underwriter. The Share Restriction Agreement was terminated upon the closing of the Qualified IPO.

        This Share Restriction Agreement between the Founders and the Company was accounted for as a reverse stock split follow by the grant of a restricted stock award under a stock-based compensation plan. Accordingly, the Group measured the fair value of the unvested shares of the Founders at grant date and recognizes the whole amount as compensation expense (refer to note 16(b)).

        As a result of all the above transactions, the Company had an authorized capital of US$50,000 divided into (a) 479,787,500 ordinary shares of a par value of US$0.0001 each, 45,937,500 of which had been issued and outstanding, and (b) 20,212,500 Series A Preferred Shares of par value of US$0.0001 each, all of which had been issued and outstanding. All ordinary shares and per share data had been retroactively restated, unless otherwise indicated, in the accompanying consolidated financial statements and notes to the financial statements for all periods presented to reflect the impact of the above transactions.

        The Group recorded the initial carrying amount of the convertible non-redeemable Series A Preferred Shares as equity at US$20,113,898, which was the total proceed from the issuance of the shares offset by the direct costs of equity issuance of US$98,883.

        The fair value of Series A Preferred Shares on issuance date of February 21, 2011 was determined to be US$3.75 per share, and the fair value of ordinary shares of the Company was determined to be US$3.43 per share on that day. Series A Preferred Shareholders paid approximately US$1.00 per share.

        When estimating the fair values of the ordinary shares as of the issuance date. The Group first determined its enterprise value by means of a discounted cash flow analysis. The discounted cash flow derived by management considered the Group's future business plan, specific business and financial risks, the stage of development of the Group's operations and economic and competitive elements affecting the Group's business, industry and market, and with reference to equity transactions of the Company. The Group then allocated the resulting enterprise value between the ordinary shares and Series A Preferred Shares. The fair values of the shares were determined with the assistance of an independent valuation firm.

        The Company recognized a deemed dividend of US$49,214,977 for the beneficial conversion feature ("BCF") the Series A Preferred Shareholders received, which is equal to the amount of the intrinsic value of the conversion feature. The intrinsic value was calculated at the commitment date of February 21, 2011, as the difference between the effective conversion price based on the proceeds received of approximately US$1.00 per share and the fair value of the ordinary shares of US$3.43 per share into which the Series A Preferred Shares are convertible, multiplied by the number of ordinary shares into which the Series A Preferred Shares was convertible.

Issuance of Series B Preferred Shares

        On April 11, 2011, in preparation for the closing of the subscription of the 8,166,667 Series B Preferred Shares, the Company re-designated its authorized capital of US$50,000 to be divided into (a) 471,620,833 ordinary shares of par value of US$0.0001 each, (b) 20,212,500 Series A Preferred

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

11. Capital Structure (Continued)

Shares of par value of US$0.0001 each, and (c) 8,166,667 Series B Preferred Shares of par value of US$0.0001 each. All of the issued and outstanding 45,937,500 ordinary shares and 20,212,500 issued and outstanding Series A Preferred Shares remain unchanged. On the same date, 8,166,667 Series B Preferred Shares were issued to investors, for a total consideration of US$41,223,892 (approximately $5.05 per Series B Preferred Share).

        Series B Preferred Shareholders had the same rights as Series A Preferred Shareholders as described above, except a different liquidation preference. Upon a liquidation event, and the valuation of the liquidation event was more than RMB5 billion, the holders of the Series B Preferred Shares was entitled to receive on a pro rata basis, the RMB$100 million prior to any distribution to the holders of any other class of shares. After such distribution, the holders of the Series B Preferred Shares was entitled to receive the amount equal to 135% of the Series B Preferred Shares purchase price, plus all declared but unpaid dividends and distributions on such Series B Preferred Shares. Lastly, if there were still any assets or funds, then each holder of Series A Preferred Shares were entitled to receive their distribution at 120% of the Series A purchase price as described above.

        On April 11, 2011, the Company also adopted the Second Amended and Restated Memorandum and Articles of Association, which raised the amount of the Qualified IPO to an offering with gross proceeds to the Company of not less than $150,000,000. Based on the Second Amended and Restated Memorandum and Articles of Association, each Series A and B Preferred Share were automatically converted into ordinary share upon the closing of the Qualified IPO or with the written consent of the holders of two-thirds of the Series A and B Preferred Shares then outstanding.

        On April 11, 2011, the Company, the Founders, the Original Investors, Series A and B Preferred Shareholders, entered into the Amended and Restated Share Restriction Agreement (the "Amended SRA") which superseded and replaced in its entirety the Share Restriction Agreement dated February 21, 2011 (the "Original SRA"). The Amended SRA included the Series B Preferred Shareholders as an addition party to the agreement, but did not change any of the significant terms of the Original SRA.

        The Group recorded the initial carrying amount of the convertible non-redeemable Series B Preferred Shares as equity at US$41,147,021, which was the total proceed from the issuance of the shares offset by the direct costs of equity issuance of US$76,871.

        The fair value of Series B Preferred Shares on issuance date of April 11, 2011 was determined to be US$5.04 per share, and the fair value of ordinary shares of the Company was determined to be US$3.79 per share on that day. Series B Preferred Shareholders paid approximately US$5.05 per share. Accordingly, there is no BCF related to the issuance of Series B Preferred Shares.

        The Group determined the fair value of its Series B Preferred Shares and ordinary shares on April 11, 2011 using the same methodologies as its February 21, 2011 valuations described above.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

11. Capital Structure (Continued)

Ordinary shares transactions in June 2011

        On June 15, 2011, the Chairman and two of the Original Investors, collectively through their respective investment holding companies, transferred 215,431 ordinary shares to Rapid Prince at nil consideration, to correct for an unintended error in earlier share distributions.

        On the same date, Elegant Motion Holdings Limited ("Elegant Motion"), a company wholly-owned by the Chairman, transferred 1,521,007 ordinary shares of the Company to High Vivacity Holdings Limited ("High Vivacity"), a company wholly-owned by the Mr. Arthur Xiaobo Hong at nil consideration. This transaction was conducted to redistribute the Founders' diluted shareholdings of the Company to align their original agreed upon shareholdings after taken into the effect of the dilutions incurred from the issuance of Series A and B Preferred Shares and the ESOP. As Mr. Arthur Xiaobao Hong is the Group's Founder and has served as the Vice Chairman of the Board of Directors of the Group since its inception, the Company considers the transfer of 1,521,007 ordinary shares from Elegant Motion to High Vivacity a compensation for past services. Accordingly, the Group recognized a stock based compensation of US$6,205,709 on the date of grant based on the fair value of the Company's ordinary share of US$4.08 per share on June 15, 2011, multiple by 1,521,007 ordinary shares transferred (refer to note 16(c)).

        Further, the Company also issued 198,106 ordinary shares to Elegant Motion and 99,053 ordinary shares to High Vivacity at an aggregate price of US$1.5 million (approximately US$5.05 per share) on June 15, 2011.

Termination of the Amended SRA in December 2011

        On December 8, 2011, the Company, the Founders, the Original Investors, Series A and B Preferred Shareholders, entered into the Termination Agreement to terminate the Amended SRA. Such termination of the Amended SRA was without prejudice to any rights, obligations or claims that have accrued and were outstanding as at the date of such termination. Such transaction was accounted for as a modification of the vesting conditions of the Founders' restricted stock award (refer to note 16(b) for details).

2012 Stock Incentive Plan

        In March 2012, the Company adopted the Vipshop Holdings Limited 2012 Stock Incentive Plan (the "2012 Plan"). The plan permitted the grant of options to purchase the Company's ordinary shares, restricted shares and restricted share units as deemed appropriate by the administrator under the plan. The maximum aggregate number of shares that could be issued pursuant to the 2012 Share Incentive Plan was 9,000,000.

Initial public offering

        In March 2012, upon the completion of the Company's initial public offering, all Series A Preferred Shares and Series B Preferred Shares were automatically converted into 20,212,500 and 12,682,206 ordinary shares respectively. In addition, as part of the initial public offering, the Company issued 22,009,200 ordinary shares. The gross proceeds received were US$66,022,797 and the related issuance costs were US$3,332,962.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

11. Capital Structure (Continued)

Exercise of stock options

        During the year ended December 31, 2012, 146,316 ordinary shares were issued respectively as a result of exercises of share options by employees.

12. Income Taxes

Cayman Islands

        Under the current laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

        The provision for current income taxes of the subsidiary operating in Hong Kong has been calculated by applying the current rate of taxation of 16.5% for the year ended December 31, 2010, 2011 and 2012, if applicable.

People's Republic of China

        On March 16, 2007, the National People's Congress of China enacted a new Corporate Income Tax Law ("New Tax Law") which became effective on January 1, 2008. Under the New Tax Law, domestically owned enterprises and foreign invested enterprises (the "FIEs") are subject to a uniform tax rate of 25%. While the New Tax Law equalizes the tax rates for FIEs and domestically-owned enterprises, preferential tax treatment may continue to be given to companies in certain encouraged sectors and to entities classified as high-technology companies, regardless of whether these are domestically-owned enterprises or FIEs. The Group's subsidiaries and the variable interest entity in the PRC are all subject to the tax rate of 25% for the periods presented, except for Vipshop Jianyang that enjoyed the following preferential tax treatment:

        Vipshop Jianyang was classified as a domestically-owned enterprise in the western regions that is in an industry sector encouraged by the PRC government. The management of the Group expects that Vipshop Jianyang will obtain final approval from the local tax bureau to enjoy a preferential tax rate of 15% for the year ended December 31, 2012 before its annual EIT filing in 2013. Accordingly, Vipshop Jianyang has accrued for income tax expenses using the tax rate of 15% for the year ended December 31, 2012.

        The term "domestically-owned enterprises in an industry sector encouraged by the PRC government" as used herein refers to any enterprise that its primary business falls into the scopes of the encouraged industries stipulated in the existing related policies, including Industrial Restructuring Guidance Catalogue (2011), Industrial Restructuring Guidance Catalogue (2005), Catalogue for the Guidance of Foreign Investment Industries (Revised in 2007), and Catalogues of Foreign-invested Advantage Industries in Central-Western Areas (2008 Revision), and the annual primary business revenue of which accounts for more than 70% of the total enterprise revenue.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

12. Income Taxes (Continued)

        The Group evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. At December 31, 2011 and 2012, the Group had no unrecognized tax benefits. The Group does not anticipate any significant increase to its liability for unrecognized tax benefit within the next 12 months. The Group will classify interest and penalties related to income tax matters, if any, in income tax expense.

        According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of income taxes is due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of income tax liability exceeding RMB100,000 ($16,051) is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion.

        Income tax expense is comprised of:

	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011	1.1.2012 to 12.31.2012
	$	$	$
Current tax (note)	—	—	706,173
Deferred tax	—	—	—

Total tax expenses	—	—	706,173

Note:
All current tax was related to income tax in PRC.

        Under the New Tax Law, enterprises are classified as either resident or non-resident. A resident enterprise refers to one that is incorporated under the PRC law or under the law of a jurisdiction outside the PRC with its "de facto management organization" located within the PRC. Non-residential enterprise refers to one that is incorporated under the law of a jurisdiction outside the PRC with its "de facto management organization" located also outside the PRC, but which has either set up institutions or establishments in the PRC or has income originating from the PRC without setting up any institution or establishments in the PRC. On December 6, 2007, the State Council of the PRC issued New Enterprise Income Tax Implementation Regulations on the New Taxation Law ("New EIT Implementation Regulations"). Under the New EIT Implementation Regulations, "de facto management organization" is defined as the organization of an enterprise through which substantial and comprehensive management and control over the business, operations, personnel, accounting and properties of the enterprise are exercised. Under the New Tax Law and the New EIT Implementation Regulations, a resident enterprise's global net income will be subject to a 25% enterprise income tax rate. Uncertainties exist with respect to how the New Tax Law and New EIT Implementation Regulations apply to the Group's overall operations, and more specifically, with regard to tax residency status. On April 22, 2009, the State Administration of Taxation, or the SAT, issued SAT Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. In addition, the SAT issued a bulletin on July 27, 2011 providing more guidance on the implementation of Circular 82 and clarifies matters such as resident status determination. Due to the present uncertainties resulting from the

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

12. Income Taxes (Continued)

limited PRC tax guidance on this issue, it is unclear that the legal entities organized outside of PRC should be treated as residents for New Tax Law purposes. Nevertheless, even if one or more of its legal entities organized outside of the PRC were characterized as PRC tax residents, none of them had profit and no significant impact would be expected on the net current tax payable balance and the net deferred tax balance.

        If the entity were to be non-resident for PRC tax purpose, dividends paid to it out of profits earned after January 1, 2008 would be subject to a withholding tax.

        A reconciliation of the income tax expense (credit) to loss before income tax computed by applying the PRC statutory income tax rate of 25% per the consolidated statements of operations is as follows:

	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011	1.1.2012 to 12.31.2012
	$	$	$
Loss before income tax	(8,365,848)	(107,271,525)	(8,765,901)
Computed income tax expense at PRC EIT tax rate	(2,091,462)	(26,817,881)	(2,191,475)
Effect of non-deductible expenses	118,881	19,532,656	938,532
Effect of different tax rates of a subsidiary operating in other jurisdiction	—	44,048	135,975
Effect of tax holidays on concessionary rates granted to a PRC subsidiary	—	—	(136,527)
Change in valuation allowance	1,972,581	7,241,177	1,959,668

Actual income tax expenses	—	—	706,173

        The aggregate amount and per share effect of the tax holidays and tax concessions are as follows:

	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011	1.1.2012 to 12.31.2012
	$	$	$
The aggregate effect	—	—	136,527
Per share effect—basic	—	—	0.00
Per share effect—diluted	—	—	0.00

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

12. Income Taxes (Continued)

        The principal components of deferred tax assets are as follows:

	As of December 31,
	2011	2012
	$	$
Deferred tax assets:
Net operating loss carry forwards	6,411,543	1,752,613
Allowance for doubtful debts	12,857	62,369
Inventory write-down	394,082	2,672,334
Payroll payable and other accruals	1,561,864	2,139,275
Deferred revenue	1,584,985	5,443,072
Others	14,503	14,653
Foreign exchange (note)	(343,023)	(487,837)
Less: valuation allowance	(9,636,811)	(11,596,479)

Total deferred tax assets	—	—

        The amount of tax loss carried forward was US$25,822,363 and US$7,730,540 of December 31, 2011 and 2012, respectively, for the Group's certain subsidiaries and the variable interest entity in the PRC.

        The Group has provided a valuation allowance for the full amount of the deferred tax assets relating to the future benefit of net operating loss carried forward of certain subsidiaries and the variable interest entity as management is not able to conclude that the future realization of those net operating loss carry forwards is more likely than not.

Note:	Foreign exchange represents the differences of exchange rate on balance sheet date used to translate the deferred tax assets balances and the weighted average rate used to translate the valuation allowance recognized during the period.

13. Net Loss Per Share

        The Group had the following securities which could potentially dilute basic net loss per share in the future, but which were excluded from the computation of diluted net loss per share in the periods presented, as their effects would have been anti-dilutive.

	As of December 31,
	2010	2011	2012
Employee Stock Options	—	7,167,138	6,657,794
Series A Preferred Shares	—	20,212,500	—
Series B Preferred Shares	—	8,166,667	—
Non-vested ordinary shares	—	—	741,500

        Basic net loss per share is based on the weighted average number of common shares outstanding during each period. For the purpose of calculating basic earnings per share as a result of the

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

13. Net Loss Per Share (Continued)

Reorganization, the number of ordinary shares used in the calculation reflects the issuance of ordinary shares as if it took place on August 22, 2008.

        The calculations of basic net and diluted loss per share are computed as follows:

	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011	1.1.2012 to 12.31.2012
	$	$	$
Numerator:
Net loss	(8,365,848)	(107,271,525)	(9,472,074)
Deemed dividend on issuance of Series A
Preferred Shares	—	(49,214,977)	—

Net loss attributable to ordinary shareholders	(8,365,848)	(156,486,502)	(9,472,074)

Denominator:
Weighted-average ordinary shares	47,775,000	46,255,574	88,849,206
Outstanding—basic and diluted
Basic net loss per share	(0.18)	(3.38)	(0.11)
Diluted net loss per share	(0.18)	(3.38)	(0.11)

        The Series A and B Preferred shares are convertible participating securities but have not been included in the computation of basic net loss per share for the periods presented, as based on the contractual terms, Series A and B Preferred shareholders have no contractual obligation to share in the losses of the Company.

        The Company granted a number of non-vested ordinary shares to an executive officer and certain employees during 2012 (refer to Note 16 (d)), these non-vested shares are not included in the computation of basic earnings per share. Such shares are considered contingently returnable shares because in the event a non-vested shareholder's employment for the Company is terminated for any reason prior to the fourth anniversary of the grant date, the outstanding non-vested shares shall be forfeited and automatically transferred to and reacquired by the Company at nil consideration.

14. Commitments and contingencies

  Operating Leases Agreements

        The Group leases office space and certain equipment under non-cancellable operating lease agreements that expire at various dates through December 2020. Those lease agreements provide for periodic rental increases based on both contractual incremental rates and inflation rates adjustments over the leased periods. During the three years ended December 31, 2010, 2011 and 2012, the Company incurred rental expenses amounting to $522,471, $3,153,903 and $7,500,451, respectively.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

14. Commitments and contingencies (Continued)

        As of December 31, 2012, minimum lease payments under all non-cancellable leases were as follows:

$
Year ending December 31, 2013	13,581,686
Year ending December 31, 2014	15,323,926
Year ending December 31, 2015	12,272,267
Year ending December 31, 2016	11,648,350
Year ending December 31, 2017	11,648,350
Over December 31, 2017	20,723,438

Total minimum lease payments	85,198,017

  Capital commitment

        As of December 31, 2012, the Group had contracted for capital expenditures of $1,096,251.

  Contingencies

        The Group is subject to periodic legal or administrative proceedings in the ordinary course of business. The Group does not believe that any currently pending legal proceeding to which the Group is a party will have a material effect on its business, results of operations or cash flows.

        The Group has not made adequate social welfare payments as required under applicable PRC labor laws. Accrual for the amounts under-paid has been made in the reported periods and amounted to $1,559,125 and $2,189,601 as of December 31, 2011 and 2012, respectively. However, accruals for the interest on underpayments and penalties that may be imposed by the relevant PRC government authorities have not been made in the financial statements as management considered that it is not probable the relevant PRC government authorities will impose any significant interests or penalties.

15. Related Party Transactions

        For the years ended December 31, 2011 and 2012, the Group entered into the following material related party transactions:

	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011	1.1.2012 to 12.31.2012
	$	$	$
Purchase of goods	2,352,164	6,310,308	6,663,431

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

15. Related Party Transactions (Continued)

        Details of those material related party transactions provided in the table above are as follows:

(a)   Amounts due from related parties

        Amounts due from related parties as of December 31, 2011 and 2012 amounted to $2,101,853 and $177,237 respectively are prepayments related to purchases of goods from the entities controlled by shareholders of the Company.

(b)   Amounts due to related parties

        Amounts due to related parties are made up by shareholder loans and amounts due to companies controlled by shareholders.

        Shareholders provided loans to the Group, which are mainly used for working capital purposes. The outstanding loan balances due to shareholders as of December 31, 2011 and 2012 amounted to $2,948,446 and $789,700 respectively, were unsecured, interest free and repayable on demand. The shareholder loan amount of $578,809 and $789,700 as of December 31, 2011 and 2012 respectively was mainly funded by the Chairman.

        The amounts due to companies controlled or significantly influenced by shareholders as of December 31, 2011 and 2012 amounted to $849,062 and $546,056 respectively, and were unsecured and interest free. These amounts are all related to purchases of goods from companies controlled by shareholders.

16. Share-based Payments

(a)   Stock incentive plan

        In March 2011, the Company adopted the Vipshop Holdings Limited 2011 Stock Incentive Plan (the "2011 Plan"), which provide up to an aggregate of 7,350,000 ordinary shares of the Company as stock based compensation to employees, directors, officers and consultants and other eligible personal of the Group.

        In 2012, the Company adopted the 2012 Plan, which provide up to an aggregate of 9,000,000 ordinary shares of the Company, and the maximum aggregate number of shares that may be issued per calendar year is 1,500,000 from 2012 until the termination of the 2012 Plan.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

16. Share-based Payments (Continued)

        During the year ended December 31, 2011 and 2012, a total of 7,167,138 and 758,048 share options were granted to executive officers, employees and a non-employee of the Group under the 2011 and 2012 stock incentive plan respectively.

Grant date	Exercise Price per share	Number of options	Vesting period
	$
March 18, 2011	0.5	1,470,000	36% of the shares shall vest at the first anniversary of the grant date, and 1/36th of the total shares shall vest at the end of each month thereafter
March 18, 2011	0.5	183,750	29% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter
March 18, 2011	0.5	735,000	37.5% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter
March 18, 2011	0.5	735,000	56% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter
March 18, 2011	0.5	367,500	33% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter
March 28, 2011	0.5	945,000	25% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter
July 10, 2011	0.5	50,000	25% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter
August 30,2011	2.52	819,638	25% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter
November 30,2011	2.52	551,250	25% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter
November 30, 2011	2.50	1,310,000	25% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter
February 1, 2012	2.52	204,910	25% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter
April 16, 2012	2.50	553,138	25% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

16. Share-based Payments (Continued)

        The expiration dates of the above options were 10 years from grant date, vesting is subject to the continuous services of the option holders to the Group, and post-termination exercise period was nine months. During any authorized leave of absence, the vesting of the option shall be suspended after the leave of absence exceeds a period of 90 days. Vesting of the option shall resume upon the option holders' return to service to the Group. The vesting schedule shall be extended by the length of the suspension.

        In the event of termination of the option holders' continuous service for cause, the option holders' right to exercise the option shall terminate concurrently, except otherwise determined by the plan administrator, and the Company shall have the rights to repurchase all vested options purchased by the option holders at a discount price determined by the plan administrator. The stock option holders have waived any voting rights with regard to the shares and granted a power of attorney to the Board of Directors of the Company to exercise voting rights with respect to the shares.

        The Company uses the Binomial model to determine the estimated fair value for each option granted below with the assistance of an independent valuation firm. The Group estimates that the forfeiture rate for key management and employees will be nil and 9% respectively.

        The assumptions used in determining the fair value of the share options were as follows:

Assumptions	Valuation as of March 18, 2011	Valuation as of March 28, 2011	Valuation as of July 10, 2011	Valuation as of August 30, 2011	Valuation as of November 30, 2011	Valuation as of December 31, 2012 (granted on February 1, 2012)	Valuation as of April 16, 2012
Expected dividend yield	0%	0%	0%	0%	0%	0%	0%
Risk-free interest rate	3.725%	3.778%	4.127%	3.116%	2.853%	2.5362%	3.002%
Expected Volatility	56.68%	56.53%	55.26%	54.99%	54.00%	51.33%	53.12%
Expected life	10 years	10 years	10 years	10 years	10 years	4.5 years	10 years
Exercise multiples	2.8 times	2.2 times	2.2 times	2.2 times	2.2 to 2.8 times*	N/A**	2.2 to 2.8 times***
Fair value of underlying ordinary shares	3.40	3.44	4.31	4.78	6.36	8.92	2.51
Type of valuation	Retrospective	Retrospective	Contemporaneous	Contemporaneous	Contemporaneous	Contemporaneous	Contemporaneous

*
2.2 times multiple for 1,310,000 numbers of options granted to employees; 2.8 times multiple for 551,250 numbers of options granted to independent directors.

**
The options were granted to a non-employee, the exercise multiple is not considered.

***
2.2 times multiple for 452,000 numbers of options granted to employees; 2.8 times multiple for 101,138 numbers of options granted to independent directors.

Notes:

(1)
Expected dividend yield:

The expected dividend yield was estimated by the Company based on its dividend policy over the expected life of the options.

(2)
Risk-free interest rate:

Risk-free interest rate was estimated based on the fair market yields of China International Government Bond as of the valuation dates with a maturity period close to the expected life of the options.

(3)
Expected volatility:

The volatility of the underlying ordinary shares during the life of the options was estimated based on the historical stock price volatility of listed comparable companies over a period comparable to the expected maturity period of the options.

(4)
Expected life:

As the Company did not have sufficient historical share option exercise experience, it estimated the expected life based on the term according to the option agreement.

(5)
Exercise multiples:

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

16. Share-based Payments (Continued)

  The expected exercise multiple is the average ratio of the stock price to the exercise price of when employees would decide to voluntarily exercise their vested options.

  As the Company did not have sufficient information of past employee exercise history, it estimated the exercise multiples based on researches conducted by Huddart and Lang (1995).

(6)
Fair value of underlying ordinary shares:

(i)
When estimating the fair value of the ordinary shares on grant dates as of March 18, 2011 and March 28, 2011, the Group determined its enterprise value by means of a discounted cash flow analysis using the retrospective approach, and when estimating the fair value of the ordinary shares on grant dates as of August 30, 2011 and November 30, 2011, the Group determined its enterprise price value by means of a discounted cash flow analysis using the contemporaneous approach. The discounted cash flow derived by management considered the Group's future business plan, specific business and financial risks, the stage of development of the Group's operations and economic and competitive elements affecting the Group's business, industry and market, and with reference to equity transactions of the Company. The Group then allocated the resulting enterprise value between the ordinary shares and Series A Preferred Shares. The fair values of the shares were determined with the assistance of an independent valuation firm.

(ii)
The Group attributed the ordinary shares underlying the options granted on July 10, 2011 at an estimated fair value of $4.31 per share, determined based on the linear relationship between the fair value of the ordinary shares as of June 15, 2011 and the fair value of the ordinary shares as of August 30, 2011.

(iii)
After the Company's initial public offering in March 2012, the fair values of ordinary shares were determined based on actual quoted prices (unadjusted) in the market.

        For the year ended December 31, 2010, 2011 and 2012, the share option movements were as follows:

	Options outstanding	Weighted average exercise price per share	Weighted average remaining contractual life per share	Weighted average fair value at grant date	Weighted average intrinsic value per option	Aggregate intrinsic value
		$	$			$
As of January 1, 2010 and 2011	—	—	—
Granted during the period	7,167,138	1.25	3.61 years	3.40	3.09	22,119,207

Outstanding as of December 31, 2011	7,167,138	1.25	3.06 years
Granted	758,048	2.51	3.26 years	1.91	0.59	449,469
Exercised	(146,316)	1.31	2.53 years	3.62	5.74	840,014
Forfeited	(376,028)	0.90	2.42 years	1.88

Outstanding as of December 31, 2012	7,402,842	1.16	2.16 years

Non-vested as of December 31,2012	4,256,083			3.29

Options vested and expected to vest as of December 31, 2012	7,242,920	1.14	2.14 years			56,324,013

Exercisable as of December 31, 2012	3,146,759	0.78	1.78 years			25,602,927

        For the year ended December 31, 2010, 2011 and 2012, the Group recognized share-based payment expenses of nil, $3,813,576 and $7,369,081 in connection with the share options granted to employees, respectively. The total fair value of shares vested during 2012 was $10,617,312.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

16. Share-based Payments (Continued)

        As of December 31, 2011 and 2012, there was $19,767,597 and $14,511,914 unrecognized compensation cost related to unvested share options granted to executive and employees of the Group respectively. The unvested share options expense relating to the stock options of the Group is expected to be recognized over a weighted-average period of 3.06 and 2.45 years on a straight-line basis schedule as of December 31, 2011 and 2012 respectively.

  Option modification

        In July 2012, the Board of Directors approved an option modification to reduce the exercise price of 819,638 options from $2.52 to $0.50 per ordinary shares. All other terms of the share options granted under the 2011 stock option plan remain unchanged. The modification resulted in incremental compensation cost of $1,122,360, of which $484,862 was recorded during the year ended December 31, 2012. The remaining $637,498 will be amortized over the remaining vesting period of the modified options up to August 2015.

        The fair value of the options immediately before and after the aforementioned modification is estimated on that date using the Black-Scholes option pricing model with the assumptions noted below. The basis of the assumptions used is similar to those explained in this note above.

	Before Modification	After Modification
Expected dividend yield	0%	0%
Risk-free interest rate	3.00%	3.00%
Expected volatility	42.55%	42.55%
Expected life	4.5 years	4.5 years
Exercise multiples	2.2 times	2.2 times
Fair value of underlying ordinary shares	2.78	2.78
Exercise price	2.52	0.50

(b)   Founders' unvested shares

        As described on note 11, the Founders' unvested ordinary shares pursuant to the Share Restricted Agreement dated February 21, 2011 and the Amended SRA dated April 11, 2011, were measured at grant date fair value and to be recognized as compensation expense over the vesting periods. The shares held by the Founders shall be 40% vested immediately, with the remaining shares to be vested in 36 equal and continuous monthly installments for each month starting from February 21, 2011; provided that the Founders remain full-time employees of the Group at the end of such month. The Company has the option to repurchase the ordinary shares held by the Founders in the event a Founder ceases to be a full-time employee of the Group for any reasons. The Company shall have an irrevocable and exclusive option to repurchase all the unvested shares held by Founders at par value, and all the shares (including vested shares) held by the Founders at fair market value.

        Before the Founders' unvested shares were vested and released from the repurchase rights, the Founders shall be entitled to all rights and privileges as shareholders of the ordinary shares, including voting rights and dividends. Therefore, these unvested shares were considered participating securities for the purpose of earnings (loss) per share calculation.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

16. Share-based Payments (Continued)

        On December 8, 2011, the Company, the Founders, the Original Investors, Series A and B Preferred Shareholders entered into the Termination Agreement to terminate the Amended SRA. This transaction in substance accelerated the vesting terms of services provided by the Founders related to their restricted stock awards, from the original vesting terms to December 8, 2011. Accordingly, this transaction was accounted for as a modification of the vesting conditions, and all unrecognized share-based compensation expense related to the Founders' unvested shares as of December 8, 2011 was expensed to profit or loss on that day.

        For the year ended December 31, 2011, the Group recorded share-based compensation expense of $63,908,618 related to the unvested shares of the Founders.

(c)   Ordinary shares transferred to the Vice Chairman of the Board of Directors

        On June 15, 2011, Elegant Motion, a company wholly-owned by the Chairman, transferred 1,521,007 ordinary shares to High Vivacity, a company wholly-owned by Mr. Hong, who is an employee and vice chairman of the board of directors of the Company. The transfer of shares was intended to compensate Mr. Hong's contribution for his services as an employee of the Company. In conjunction with the Reorganization of the Company that took place in 2011, Mr. Shen determined the number of ordinary shares and executed the share transfer on June 10, 2011. The Company considers June 10, 2011 as the grant date of the share award. Accordingly, the transaction was recognized as share-based compensation for past services of Mr. Arthur Xiaobo on the grant date. The Group recognized a share-based compensation of US$6,205,708 on June 15, 2011, based on the fair value of the Company's ordinary share of US$4.08 per share on that date multiple by 1,521,007 ordinary shares transferred.

        The following table summarizes information regarding the ordinary shares granted during the year ended December, 31 2011 as share-based compensation:

	Number of ordinary shares	Weighted average granted date fair value(A)
Ordinary shares granted as share-based compensation outstanding as of January 1, 2011	—	—
Granted (note 16(b))	18,632,250	3.43
Granted (note 16(c))	1,521,007	4.08
Vested	(20,153,257)

Outstanding as of December 31, 2011	—	—

Note
A:  The fair value of ordinary shares are determined using the same methodologies as described in note 16(a) footnote 6(i), with the assistance of an independent valuation firm

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

16. Share-based Payments (Continued)

(d)   Non-vested shares

        During 2012, a total of 741,500 non-vested shares were granted to an executive officer and employees of the Group under the 2012 stock incentive plan. The Company granted 367,500, 340,000 and 34,000 non-vested shares on June 1, September 30 and October 1, 2012 respectively. These shares have a vesting period of four years of employment services with the first one-fourth vesting on the first anniversary from grant date, and the remaining three-fourth vesting on a monthly basis over a three-year period ending on the fourth anniversary of the grant date. The non-vested shares are not transferable and may not be sold or pledged and the holder has no voting or dividend right on the non-vested shares. In the event a non-vested shareholder's employment for the Company is terminated for any reason prior to the fourth anniversary of the grant date, the holder's right to the non-vested shares will terminate effectively. The outstanding non-vested shares shall be forfeited and automatically transferred to and reacquired by the Company at nil consideration.

        The Group recognized compensation expense over the four year service period on a straight line basis, and applied a forfeiture rate of 9% on 374,000 non-vested shares grant to certain employees. The aggregate fair value of the restricted shares at grant dates was $2,413,092. The fair values of non-vested shares are measured at the fair value of the Company's ordinary shares on the grant-date, which was US$2.76, US$3.75 and US$3.70 on June 1, September 30 and October 1, 2012 respectively.

        As of December 31, 2012 there was $2,059,168 unrecognized compensation cost related to non-vested shares which is expected to be recognized over a weighted average vesting period of 3.62 years. The weighted average granted fair value of non-vested shares granted during the year ended December 31, 2012 was $3.25. There has been no forfeiture of non-vested shares during the year ended December 31, 2012.

(e)   Share-based compensation expenses

        For the years ended December 31, 2010, 2011 and 2012, share-based compensation expenses have been included in the following balances on the consolidated statements of income (loss) and comprehensive income (loss):

	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011	1.1.2012 to 12.31.2012
	$	$	$
Fulfillment expenses	—	(297,095)	(292,866)
Marketing expenses	—	(184,404)	(169,100)
Technology and content expenses	—	(729,420)	(897,133)
General and administrative expenses	—	(72,716,983)	(6,237,850)

	—	(73,927,902)	(7,596,949)

17. Segment information

        The Group has only one reportable segment, which is the sales, product distribution and offering of goods on its online platforms. The Group's chief operating decision-maker ("CODM") has been

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars, except for share data)

17. Segment information (Continued)

identified as the Chief Executive Officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Group. The Group's net revenues are all generated from customers in the PRC. Hence, the Group operates and manages its business without segments. All the property, plant and equipment of the Group are located at the PRC.

        Product revenues: relate to sales of apparel, shoes and bags and other products.

        Other revenues: relate to revenues generated from product promotion activities provided to certain brands of the Group, including advanced and prominent placement of vendors' products on the Group's website and technical consultations services related to on-line advertising.

        Revenues from different product groups and services are as follow:

	As of December 31,
	2011	2012
	$	$
Product revenues
Apparel	92,954,694	296,463,332
Shoes and bags	31,673,858	84,801,417
Cosmetics	27,261,876	75,221,908
Sportswear and sporting goods	26,652,998	70,721,110
Home goods and other lifestyle products	17,893,172	68,810,873
Other goods	29,855,125	94,038,609

	226,291,723	690,057,249
Other revenues	851,153	2,055,715

Total net revenues	227,142,876	692,112,964

18. Subsequent event

        On January 1, 2013, the Company has granted an executive the option to purchase 400,000 ordinary shares of the Company, with an exercise price of US$0.5 per share, in accordance with the provisions of the 2012 Plan. Starting from the grant date, each one-forty-eighth of the total option will vest and become exercisable at the end of each month thereafter.

        On January 1, 2003, the Group also granted 561,000 non-vested ordinary shares to its employees and independent directors. These shares have a vesting period of four years of employment services with the first twenty five percent vesting on the first anniversary of the grant date, and the remaining seventy five percent vesting on a monthly basis over a three-year period ending on the fourth anniversary of the grant date. The non-vested shares are not transferable and may not be sold, pledged or otherwise transferred, and the holder has no voting or dividend right on the non-vested shares. The aggregate fair value of the non-vested shares on grant date was US$5,004,120.

Vipshop Holdings Limited

Schedule I—Condensed Financial Information

Statements of Income (Loss) and Comprehensive Income (Loss)

(In U.S. dollars, except for share data)

	8.27.2010 to 12.31.2010	1.1.2011 to 12.31.2011	1.1.2012 to 12.31.2012
	$	$	$
General and administrative expenses	—	(73,927,902)	(7,596,949)

Loss from operations	—	(73,927,902)	(7,596,949)
Equity in losses of subsidiaries and a variable interest entity	(6,657,478)	(33,343,623)	(1,875,125)

Net loss	(6,657,478)	(107,271,525)	(9,472,074)
Deemed dividend on issuance of Series A Preferred Shares	—	(49,214,977)	—

Net loss attributable to ordinary shareholders	(6,657,478)	(156,486,502)	(9,472,074)

Net loss	(6,657,478)	(107,271,525)	(9,472,074)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(155,502)	(569,628)	994,606

Comprehensive loss	(6,812,980)	(107,841,153)	(8,477,468)

Vipshop Holdings Limited

Schedule I—Condensed Financial Information

Balance Sheets

(In U.S. dollars, except for share data)

	As of December 31,
	2011	2012
	$	$
ASSETS
NON-CURRENT ASSETS
Amount due from a subsidiary	18,289,203	82,582,815

TOTAL ASSETS	18,289,203	82,582,815

LIABILITIES AND EQUITY(DEFICIT)
Amount due to a shareholder	1	1

Total liabilities	1	1

EQUITY(DEFICIT)
Ordinary shares (US$0.0001 par value, 471,620,833 shares authorized, and 46,234,659 and 101,284,881 shares issued and outstanding as of December 31, 2011 and December 31, 2012, respectively)	4,624	10,128
Series A Preferred Shares (US$0.0001 par value, 20,212,500 shares authorized, issued and outstanding as of December 31, 2011)	20,113,898	—
Series B Preferred Shares (US$0.0001 par value, 8,166,667 shares authorized, issued and outstanding as of December 31, 2011)	41,147,021	—
Additional paid-in capital	124,341,953	258,368,448
Accumulated losses	(166,553,261)	(176,025,335)
Accumulated other comprehensive income (loss)	(765,033)	229,573

Total shareholders' equity	18,289,202	82,582,814

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	18,289,203	82,582,815

VIPSHOP HOLDINGS LIMITED

Schedule I—Condensed Financial Information

Statements of Shareholders' Equity (Deficit)

(In U.S. dollars, except for share data)

	Series A Preferred shares		Series B Preferred shares		Ordinary shares				Accumulated other comprehensive income (loss)
							Additional paid-in capital	Accumulated losses
	No. of shares	Amount	No. of shares	Amount	No. of shares	Amount				Total
		$		$		$	$	$	$	$
Balance as of August 27, 2010	—	—	—	—	47,775,000	4,778	145,805	(3,409,281)	(39,903)	(3,298,601)
Net loss	—	—	—	—	—	—	—	(6,657,478)	—	(6,657,478)
Foreign currency translation	—	—	—	—	—	—	—	—	(155,502)	(155,502)

Balance as of December 31, 2010	—	—	—	—	47,775,000	4,778	145,805	(10,066,759)	(195,405)	(10,111,581)

Net loss	—	—	—	—	—	—	—	(107,271,525)	—	(107,271,525)
Repurchase of ordinary shares	—	—	—	—	(1,837,500)	(184)	(1,837,316)	—	—	(1,837,500)
Issuance of ordinary shares	—	—	—	—	297,159	30	1,499,964	—	—	1,499,994
Issuance of Series A Preferred shares	20,212,500	20,113,898	—	—	—	—	—	—	—	20,113,898
Issuance of Series B Preferred shares	—	—	8,166,667	41,147,021	—	—	—	—	—	41,147,021
Registered capital contributions by shareholders of the VIE	—	—	—	—	—	—	1,390,621	—	—	1,390,621
Deemed dividend on issuance of Series A Preferred shares	—	—	—	—	—	—	49,214,977	(49,214,977)	—	—
Share-based compensation expenses	—	—	—	—	—	—	73,927,902	—	—	73,927,902
Foreign currency translation	—	—	—	—	—	—	—	—	(569,628)	(569,628)

Balance as of December 31, 2011	20,212,500	20,113,898	8,166,667	41,147,021	46,234,659	4,624	124,341,953	(166,553,261)	(765,033)	18,289,202

Net loss	—	—	—	—	—	—	—	(9,472,074)	—	(9,472,074)
Issuance of ordinary shares pursuant to initial public offering	—	—	—	—	22,009,200	2,201	66,020,596	—	—	66,022,797
Direct offering expenses	—	—	—	—	—	—	(3,332,962)	—	—	(3,332,962)
Conversion of Series A Preferred Shares into ordinary shares	(20,212,500)	(20,113,898)	—	—	20,212,500	2,021	20,111,877	—	—	—
Conversion of Series B Preferred Shares into ordinary shares	—	—	(8,166,667)	(41,147,021)	12,682,206	1,268	41,145,753	—	—	—
Proceeds from registered capital contributions by shareholders of the VIE	—	—	—	—	—	—	2,292,763	—	—	2,292,763
Proceeds from issuance of ordinary shares upon exercise of stock options	—	—	—	—	146,316	14	191,519	—	—	191,533
Share-based compensation expenses	—	—	—	—	—	—	7,596,949	—	—	7,596,949
Foreign currency translation	—	—	—	—	—	—	—	—	994,606	994,606

Balance as of December 31, 2012	—	—	—	—	101,284,881	10,128	258,368,448	(176,025,335)	229,573	82,582,814

VIPSHOP HOLDINGS LIMITED

NOTE TO SCHEDULE I

(In U.S. dollars, except for share or per share data)

        Schedule I has been provided pursuant to the requirement of Rule 12-04(a) and 4-08(e)(3) of Regulation S-X, which require condensed financial information as to financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25 percent of consolidated net assets as of end of the most recently completed fiscal year.

        As of December 31, 2011 and 2012, $34,351,666 and $121,629,677 of the restricted capital and reserves are not available for distribution respectively, and as such, the condensed financial information of Vipshop Holdings Limited ("Parent Company") has been presented. Relevant PRC laws and regulations also restrict the WFOE and the VIE from transferring a portion of their net assets to the Company in the form of loans and advances or cash dividends. No dividends have been paid by the WFOE or the VIE to the Company during the periods presented. Total restricted net assets of the Group include net assets of VIE and paid in capital of WOFE. The balance of restricted net assets was $34,351,666 and $121,629,677, of which $1,536,426 and $3,829,188 was attributed to the net assets of the VIE and $31,226,400 and $105,000,000 was attributed to the paid in capital of the WFOE, as of December 31, 2011 and 2012, respectively.

        During the each of the three years in the period ended December 31, 2012, no cash dividend was declared and paid by the Parent Company.

Basis of preparation

        The condensed financial information of the Parent Company has been prepared using the same accounting policies as set out in its consolidated financial statements, except that the Parent Company has used the equity method to account for its investment in its subsidiaries and its variable interest entity. Accordingly, the condensed financial information presented herein represents the financial information of the Parent Company.

        No cash flow statement has been presented as the Parent Company has no cash transactions for all the years presented.

Vipshop Holdings Limited

6,000,000 American Depositary Shares

Representing 12,000,000 Ordinary Shares

Goldman Sachs (Asia) L.L.C.	Deutsche Bank Securities	J.P. Morgan

Piper Jaffray & Co.	Oppenheimer & Co.	China Renaissance Securities (Hong Kong) Limited

        Through and including                        , 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against conduct amounting to willful default, willful neglect, fraud or dishonesty, for example, civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, willful default or fraud.

        Pursuant to the indemnification agreements, the form of which has been filed as Exhibit 10.9 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        During the past three years, we have issued the following securities (including options to acquire our ordinary shares). None of the Series A or Series B Preferred Shares remain issued and outstanding. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in any of these issuances.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration	Type of Securities
Elegant Motion Holdings Limited	August 27, 2010	20,000	Nil	Ordinary Shares
	January 31, 2011	19,105,840	Nil	Ordinary Shares
High Vivacity Holdings Limited	August 27, 2010	12,500	Nil	Ordinary Shares
	January 31, 2011	11,941,150	Nil	Ordinary Shares
Rapid Prince Development Limited	August 27, 2010	7,500	Nil	Ordinary Shares
	January 31, 2011	5,327,590	Nil	Ordinary Shares
Dynasty Mount Enterprises Limited	August 27, 2010	5,000	Nil	Ordinary Shares
	January 31, 2011	4,776,460	Nil	Ordinary Shares
Advanced Sea International Limited	August 27, 2010	5,000	Nil	Ordinary Shares
	January 31, 2011	4,776,460	Nil	Ordinary Shares
DCM V, L.P.	January 31, 2011	10,762,390	US$10,762,390	Series A Preferred Shares
	April 11, 2011	773,574	US$3,904,865	Series B Preferred Shares
DCM Affiliates Fund V, L.P.	January 31, 2011	262,610	US$262,610	Series A Preferred Shares
	April 11, 2011	18,876	US$95,283	Series B Preferred Shares
Sequoia Capital China II, L.P.	January 31, 2011	7,700,044	US$7,700,044	Series A Preferred Shares
Sequoia Capital China Partners Fund II, L.P.	January 31, 2011	193,856	US$193,856	Series A Preferred Shares
Sequoia Capital China Principals Fund II, L.P.	January 31, 2011	1,293,600	US$1,293,600	Series A Preferred Shares
DCM VI, L.P.	April 11, 2011	2,372,133	US$11,974,108	Series B Preferred Shares
Sequoia Capital 2010 CV Holdco, Ltd.	April 11, 2011	5,002,084	US$25,249,636	Series B Preferred Shares
Elegant Motion Holdings Limited	June 15, 2011	198,106	US$1,000,000	Ordinary Shares
High Vivacity Holdings Limited	June 15, 2011	99,053	US$500,000	Ordinary Shares
Certain officers and employees as a group	March 18, 2011 to January 1, 2013	Options to purchase 7,581,658 ordinary shares and 1,302,500 restricted shares	Past and future services to our company	Option to Purchase Ordinary Shares and Restricted Shares

ITEM 8.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        (a)   Exhibits

        See the Exhibit Index for a complete list of all exhibits filed as part of this registration, which Exhibit Index is incorporated herein by reference.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

        (b)   Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Combined Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document upon such date of first use.

  (4)
  For the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, People's Republic of China, on March 5, 2013.

Vipshop Holdings Limited
By:	/s/ Eric Ya Shen
	Name:	Eric Ya Shen
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on March 5, 2013.

Signature	Title

/s/ Eric Ya Shen Eric Ya Shen	Chairman and Chief Executive Officer (principal executive officer)
/s/ Donghao Yang Donghao Yang	Chief Financial Officer (principal financial and accounting officer)
* Arthur Xiaobo Hong	Director
* Bin Wu	Director
* Jacky Xu	Director
* Xing Liu	Director
* Xing Peng	Director
* Frank Lin	Director
* Nanyan Zheng	Director
* Kathleen Chien	Director

*By:	/s/ Eric Ya Shen
	Name:	Eric Ya Shen
Attorney-in-Fact

Signature of authorized representative in the United States

        Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Vipshop Holdings Limited, has signed this Registration Statement or amendment thereto in New York, on March 5, 2013.

Authorized U.S. Representative
By:	/s/ Diana Arias
	Name:	Diana Arias
	Title:	Senior Manager
Law Debenture Corporate Service Inc.

Vipshop Holdings Limited

EXHIBIT INDEX

Exhibit Number		Description of Document
1.1	**	Form of Underwriting Agreement

3.1		Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1(File No. 333-179581), as amended, initially filed with the Security and Exchange Commission on February 17, 2012.)

4.1		Form of Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form F-1(File No. 333-179581), as amended, initially filed with the Security and Exchange Commission on February 17, 2012.)

4.2		Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.3) (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1(File No. 333-179581), as amended, initially filed with the Security and Exchange Commission on February 17, 2012.)

4.3		Deposit Agreement among the Registrant, the depositary and holder of the American Depositary Receipts (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form F-1(File No. 333-179581), as amended, initially filed with the Security and Exchange Commission on February 17, 2012.)

4.4		Amended and Restated Shareholders' Agreement, dated April 11, 2011, among the Registrant, its Ordinary Shareholders and Preferred Shareholders and Other Parties thereto (incorporated herein by reference to Exhibit 4.4 to the registration statement on Form F-1(File No. 333-179581), as amended, initially filed with the Security and Exchange Commission on February 17, 2012.)

4.5		Share Subscription Agreement, dated April 11, 2011, among the Registrant, its Ordinary Shareholders and the Series B Preferred Shareholders and Other Parties thereto (incorporated herein by reference to Exhibit 4.5 to the registration statement on Form F-1(File No. 333-179581), as amended, initially filed with the Security and Exchange Commission on February 17, 2012.)

5.1	*	Opinion of Travers Thorp Alberga, the Cayman Islands legal counsel to the Registrant, regarding the validity of the ordinary shares being registered

8.1	*	Opinion of Travers Thorp Alberga regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	†	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal tax matters

8.3	†	Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1		2011 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the registration statement on Form F-1 (File No. 333-179581), as amended, initially filed with the Security and Exchange Commission on February 17, 2012.)

10.2		2012 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.11 to the registration statement on Form F-1 (File No. 333-179581), as amended, initially filed with the Security and Exchange Commission on February 17, 2012.)

Exhibit Number		Description of Document
10.3		Amended and Restated Exclusive Business Cooperation Agreement between Guangzhou Vipshop Computer Service Co., Ltd. (now Vipshop (China) Co., Ltd.) and Guangzhou Vipshop Information Technology Co., Ltd. (incorporated herein by reference to Exhibit 10.5 to the registration statement on Form F-1 (File No. 333-179581), as amended, initially filed with the Security and Exchange Commission on February 17, 2012.)

10.4	†	Amended and Restated Equity Interest Pledge Agreement among Vipshop (China) Co., Ltd., Guangzhou Vipshop Information Technology Co., Ltd. and its Shareholders.

10.5	†	Amended and Restated Exclusive Option Agreement among Vipshop (China) Co., Ltd., Guangzhou Vipshop Information Technology Co., Ltd. and its Shareholders.

10.6		Powers of Attorney by the Shareholders of Guangzhou Vipshop Information Technology Co., Ltd. (incorporated herein by reference to Exhibit 10.8 to the registration statement on Form F-1 (File No. 333-179581), as amended, initially filed with the Security and Exchange Commission on February 17, 2012.)

10.7	†	Power of Attorney by Eric Ya Shen

10.8		English translation of the Exclusive Purchase Framework Agreement between Guangzhou Vipshop Computer Service Co., Ltd. (now Vipshop (China) Co., Ltd.) and Guangzhou Vipshop Information Technology Co., Ltd. (incorporated herein by reference to Exhibit 10.9 to the registration statement on Form F-1 (File No. 333-179581), as amended, initially filed with the Security and Exchange Commission on February 17, 2012.)

10.9		Form of Indemnification Agreement for Officers and Directors (incorporated herein by reference to Exhibit 10.10 to the registration statement on Form F-1(File No. 333-179581), as amended, initially filed with the Security and Exchange Commission on February 17, 2012.)

21.1	†	Subsidiaries of the Registrant

23.1	*	Consent of Deloitte Touche Tohmatsu

23.2	*	Consent of Travers Thorp Alberga (included in Exhibit 5.1 and Exhibit 8.1)

23.3	†	Consent of Han Kun Law Offices (included in Exhibit 8.3 and Exhibit 99.2)

23.4	†	Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

23.5	†	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2)

24.1	†	Powers of Attorney (included on the signature page of this registration statement)

99.1		Code of Business Conduct and Ethics of the Registrant (incorporated herein by reference to Exhibit 99.1 to the registration statement on Form F-1 (File No. 333-179581), as amended, initially filed with the Security and Exchange Commission on February 17, 2012.)

99.2	†	Opinion of Han Kun Law Offices regarding certain PRC law matters

*
Being filed with this amendment to the registration statement.

**
To be filed by amendment.

†
Previously filed.